As filed with the Securities and Exchange Commission on July 15, 2024.
Registration No. 333-280439

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TWFG, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6411	99-0603906
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1201 Lake Woodlands Drive
Suite 4020
The Woodlands, Texas 77380
(281) 367-3424
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard F. Bunch III
Chief Executive Officer
1201 Lake Woodlands Drive
Suite 4020
The Woodlands, Texas 77380
(281) 367-3424
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

W. Robert Shearer John Goodgame Shar Ahmed Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800	Copies to:	Michael Kaplan Pedro J. Bermeo Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company	☐
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated July 15, 2024
Prospectus
11,000,000 shares
Class A common stock
TWFG, Inc. is offering 11,000,000 shares of its Class A common stock.
This is our initial public offering and no public market exists for our Class A common stock. We anticipate that the initial public offering price will be between $14.00 and $ $16.00 per share.
This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C approach provides the existing owners with the tax advantage of continuing to own interests in a pass-through structure, which is tax efficient because their allocable shares of income from TWFG Holding Company, LLC will not be subject to entity-level tax. The Up-C structure will also provide potential future tax benefits for both the public company and the existing owners when they ultimately exchange their pass-through interests for shares of Class A common stock, which is expected to result in tax basis adjustments in the assets of TWFG Holding Company, LLC and produce favorable tax attributes for us. We are a holding company, and immediately after the consummation of the reorganization transactions as described herein and this offering, our principal asset will be our ownership interests in TWFG Holding Company, LLC. See “Organizational structure—Holding company structure and the tax receivable agreement.” Upon the completion of this offering, we and the Pre-IPO LLC Members (as defined herein) will hold 24.2% and 75.8% of TWFG Holding Company, LLC, respectively.
Upon completion of this offering, TWFG, Inc. will have three classes of common stock. The Class A common stock offered hereby will have one vote per share and the non-economic Class B common stock will have one vote per share. Each share of non-economic Class C common stock is initially entitled to ten votes per share and, upon the occurrence of certain events, will then be entitled to one vote per share. Upon completion of this offering, entities controlled by Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, will hold 94.4% (or 94.0% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) of the combined voting power of our common stock. As a result, he will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of us or substantially all of our assets.
We intend to list our Class A common stock on the Nasdaq Global Select Market, or Nasdaq, under the symbol “TWFG.”
Upon completion of this offering, we will be a “controlled company” as defined in the corporate governance rules of Nasdaq and, therefore, we will qualify for, and intend to rely on, exemptions from certain Nasdaq corporate governance requirements. See “Management—Controlled company exception.”
We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. See “Prospectus summary—Implications of being an emerging growth company.”
We have reserved up to 7.5% of the shares of the Class A common stock offered by this prospectus for sale, at the initial offering price, to our directors, officers, certain employees and certain agents associated with our Branches. See “Underwriting.”
Investing in our Class A common stock involves risks. See “Risk factors” beginning on page 36.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)See “Underwriting” for a description of compensation to be paid to the underwriters.
We have granted the underwriters the option to purchase up to an additional 1,650,000 shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions for a period of 30 days after the date of this prospectus to cover over-allotments.
The underwriters expect to deliver the shares against payment in New York, New York on or about                  , 2024 through the book-entry facilities of The Depository Trust Company.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Joint Lead Book-Running Managers

J.P. Morgan		Morgan Stanley
BMO Capital Markets		Piper Sandler
Joint Book-Running Managers
RBC Capital Markets	UBS Investment Bank	Keefe, Bruyette & Woods A Stifel Company	William Blair
Co-Manager
Dowling & Partners Securities LLC
             , 2024.

Unless we state otherwise or the context otherwise requires, in this prospectus, “TWFG,” the “Company,” “we,” “us” and “our” refer (i) prior to the consummation of the reorganization transactions described under “Organizational Structure—The reorganization transactions,” to TWFG Holding Company, LLC and its consolidated subsidiaries and affiliates and (ii) after the reorganization transactions described under “Organizational Structure—The reorganization transactions,” to TWFG, Inc. and its consolidated subsidiaries, including TWFG Holding Company, LLC, in each case, excluding the discontinued operation described in our consolidated financial statements and the notes thereto.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

i

PROSPECTUS SUMMARY
This summary highlights certain significant aspects of our business and this offering. This is a summary of information contained elsewhere in this prospectus, is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk factors,” “Special note regarding forward-looking statements” and “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the notes thereto, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of certain factors such as those set forth in the sections entitled “Risk factors” and “Special note regarding forward-looking statements.” For the definitions of certain capitalized terms used in this prospectus, please refer to “Commonly used defined terms” on page 35.
TWFG, Inc.
Who we are
We are a leading, high-growth, independent distribution platform for personal and commercial insurance in the United States. We are pioneers in the insurance industry, developing an agency model built on innovation and experience with what we believe is a more flexible approach than traditional distribution models. Our offerings are fulsome and flexible in that we offer all lines of insurance, multiple distribution contract options, M&A services, proprietary virtual assistants, proprietary technology, proprietary premium financing, unlimited continuing education, recognition programs, co-op funding, marketing support and overall lower costs to operate. Since our founding in 2001 by our Chief Executive Officer, Richard F. (“Gordy”) Bunch III, we have established a track record of creating solutions for independent agents, insurance carriers and our Clients, with sustainable growth regardless of economic and P&C pricing cycles.Our business model, developed by agents for agents, serves over 2,400 TWFG Agencies and offers a distinctive level of autonomy and entrepreneurial opportunity. We provide TWFG Agencies with resources, technology, training and insurance carrier access to succeed in an increasingly complex market. TWFG Agencies leverage our platform, long-standing relationships with insurance carriers and brand recognition in personal and commercial insurance products to win business and tailor coverage to meet our Clients’ specific needs. We operate on a singular, integrated agency management system that equips TWFG Agencies with advanced tools for efficient Client management, policy management and communication in a cost-effective manner.
We have sustained our growth primarily using cash flow from operations to improve technology, fund M&A, recruit talent, create programs and expand services to support TWFG Agencies. As a P&C distribution company, our total P&C addressable market for Total Written Premium in the United States is approximately $868.1 billion as of 2022, according to S&P Global Market Intelligence. Based on revenue, we are the seventh largest personal lines agency in the United States and the 26th largest agency across all lines of business, according to the Insurance Journal’s 2023 Top 100 Property/Casualty Agencies.
For the three months ended March 31, 2024 and 2023 and the years ended December 31, 2023 and 2022, we generated revenue of $46.3 million and $39.9 million and $172.9 million and $153.9 million, respectively, representing quarter-over-quarter growth of 16.2% and year-over-year growth of 12.4%, including Organic Revenue Growth of 13.3% quarter-over-quarter and 11.2% year-over-year. Our compound annual growth rate, or CAGR, in Total Written Premium and total revenue for the period from January 1, 2019 through December 31, 2023 were 19.4% and 19.5%, respectively. This growth has been primarily driven by our ability to attract productive agents to our platform, TWFG Agencies’ productivity in winning new business and our ability to retain and expand renewal business. We are a profitable company with strong earnings generation and conversion of net income to Adjusted Free Cash Flow. For the three months ended March 31, 2024, we generated $6.6 million of net income, $5.2 million of Adjusted Net Income and $9.0 million of Adjusted EBITDA. For the year ended December 31, 2023, we generated $26.1 million of net income, $25.5 million of Adjusted Net Income and $31.3 million of Adjusted EBITDA.

We have successfully worked with independent agents for over 20 years, building a platform that now exceeds $1.0 billion of Total Written Premium in each of the last two years. Currently, our distribution platform encompasses over 400 Branches across 17 states and the District of Columbia within our Insurance Services offering and over 2,000 MGA Agencies across 41 states within our TWFG MGA offering. Within our Insurance Services offering, we have (i) independent agencies or Agencies-in-a-Box, which we refer to as “Branches,” and (ii) branches that we wholly own, which we refer to as “Corporate Branches.” Both Branches and Corporate Branches have TWFG branding and can only write insurance business through TWFG. Clients can access all of our agencies with TWFG branding, i.e., Branches and Corporate Branches, through our website at TWFG.com. MGA Agencies are independent agencies that contract with our TWFG MGA offering to obtain access to additional insurance carriers or programs. MGA Agencies do not include TWFG branding and are not exclusive to TWFG. We maintain contracts with over 300 insurance carriers to support TWFG Agencies and drive our growth. We believe we offer a strong value proposition when compared to the thousands of independent agencies and captive agents across the country and that we are part of the future of insurance distribution.
We have meticulously crafted our model and strategy to address the shortcomings of two distinct insurance distribution channels: (1) the captive agency channel, or agents that are part of the selling force of a particular insurance carrier and generally limited to selling insurance products from such insurance carrier and (2) the independent agency channel, or agencies that distribute insurance products from multiple insurance carriers but, depending on their size, can face difficulty in obtaining the level of insurance carrier access typically enjoyed by larger platforms like ours. Our independent distribution platform differs from the captive agency channel and the independent agency channel because we both support TWFG Agencies with the resources, technology, training and M&A growth opportunities that they need to build and scale their businesses and provide these agencies with access to multiple insurance carriers. We believe that our commission structure serves as a significant draw for skilled insurance professionals. Once part of TWFG, TWFG Agencies benefit from extensive training and development initiatives that are tailored to the individual agent based on the lines of business the agent wishes to pursue. Equipped with a comprehensive product portfolio, strong organizational backing and aligned incentives, TWFG Agencies are well positioned to expand our Books of Business and penetrate new market segments, which enhances our organic growth.
Clients benefit from our industry-leading mobile application, and Branches benefit from our administrative and strategic support and access to markets, which helps them to better serve our Clients. Branches have the ability to choose from a wide range of products and services to help customize solutions for our Clients and grow their business. Our commitment to a Client-first approach results in high revenue retention in our

Insurance Services offering, reinforcing TWFG’s brand reputation and our ability to recruit new agents. TWFG employs 44 insurance agents in its 14 Corporate Branches. All other agents are non-employees.
For insurance carriers, our high-quality, national network of motivated agents, collaborative nature, geographic diversity and the strength of our distribution channels make TWFG an attractive company to work with. Although a significant portion of our business is concentrated in Texas, California and Louisiana, we are licensed in all 50 states and have a physical presence in 41 states and the District of Columbia across our Insurance Services and TWFG MGA offerings. Our insurance carriers benefit from the expertise of TWFG Agencies, including our over 400 Branches, which are led by Branch principals with an average of approximately 17 years of insurance industry experience. We maintain relationships with more than 300 insurance carriers to create tailored solutions and develop expansive coverage options. TWFG works with insurance carriers to offer agents specialized training so they can stay informed on changing underwriting requirements and risk appetites. As a result of our broad insurance carrier relationships, TWFG Agencies have more insurance products and solutions to offer our Clients, leading to higher Client satisfaction that promotes long-term relationships. We consider innovation a core competency, and we seek to collaborate with our insurance carriers and agents to anticipate and respond to market appetite shifts.
We represent and assist insurance carriers in placing insurance contracts with our Clients. We have agency agreements with over 300 insurance carriers, which establish the terms of our agency relationship, define our authority, and set compensation for the services we provide. Commission rates vary across insurance carriers, states, and lines of business and typically range from 7% to 22%. Our average commission rate for 2023 was approximately 12%. The commission income that we receive from insurance carriers is a significant portion of our total revenues, comprising approximately 92% and 91% of our total revenues we earned in 2023 and 2022, respectively. We believe our expansive agency relationships with insurance carriers have enabled us to provide a wide variety of insurance products to sell to our Clients that are responsive to their needs at competitive prices. In certain cases, in our capacity as agent to the insurance carriers, we have the authority to underwrite risks on behalf of certain insurance carriers. However, we do not retain the risks related to any of the underlying insurance contracts we place on behalf of the insurance carriers.
We derive our commission revenues from the placement of individual insurance contracts between insurance carriers and our Clients, pursuant to which all of our Clients enter into contracts with insurance carriers. We present insurance carrier coverage and pricing options to our Clients and ultimately complete the application process with them to secure the insurance policy. In each such case, we act as both the agent for our Clients as well as the appointed representative of the insurance carriers. We receive a percentage of the premium for each policy based on the commission rates determined by the insurance carriers, which may change at the discretion of the carrier at renewal. We share a percentage of commission revenue with our Branches and MGA Agencies based on the terms of the Branch Agreement or MGA Agency Agreement. The share of commission revenue we pay to our Branches or MGA Agencies is a commission expense and a component of our overall expenses. To the extent that a carrier changes commission rates, those changes are also reflected in the share of commissions we pay to Branches and MGA Agencies. The commission expenses paid to Branches and MGA Agencies are a component of our overall expenses, and therefore the greater the commission expense remitted, the lower our potential profitability. Solely for our Corporate Branches, we retain 100% of the commission income received from insurance carriers and are responsible for 100% of the Corporate Branches’ expenses.
Our independent distribution platform offers our Branches and MGA Agencies a choice of contracts to execute with us, including Branch contracts, MGA contracts and producer contracts, and our programs include admitted and non-admitted insurance products, personal, commercial, life, and health lines of business, as well as proprietary programs only available through TWFG. We also participate in M&A activities with our Branches as part of our commitment to support their continued growth.
TWFG Agencies are fundamentally entrepreneurial, and focused on building and scaling their business, and we provide them with speed to market, the benefits of scale, administrative support, training, tools, insurance carrier access and M&A growth opportunities that enable TWFG Agencies to take their agency to the next level and better assist our Clients.

We embrace a simple philosophy: “Our Policy is Caring,” which is more than a motto. This philosophy informs the way we interact with all of our stakeholders and the communities in which they live and work. We seek to attract partners who come in every day with the commitment to making a difference in the lives of the people and communities we interact with. We treat our Clients, employees and stakeholders like family.
Our business
As a retail and wholesale distributor, we operate within the broader P&C distribution market. Retail and wholesale insurance brokers facilitate the placement of P&C insurance products in the admitted insurance markets, which are regulated in each state by the respective state’s government, and E&S markets, which are often inaccessible by small agencies. We primarily distribute personal P&C lines insurance and commercial P&C lines insurance (8.0% and 11.6% industry premium growth in 2022, respectively, according to data provided by S&P Global Market Intelligence). Based on revenue, we are the seventh largest personal lines agency in the United States, according to the Insurance Journal’s 2023 Top 100 Property/Casualty Agencies.
The demand for our products is significant and expanding. As a distributor of these products, we compete based on reputation, Client service, industry insights, product offerings, ability to tailor our services to the specific needs of a Client and offering competitive options and services.
We operate through two primary offerings: (1) Insurance Services, through TWFG’s exclusive Branch agreements or what we refer to as “Agency-in-a-Box” (over 400 agencies) and through Corporate Branches (approximately 14 agencies) and (2) TWFG MGA (over 2,000 agencies).
Insurance Services (81% of 2023 Revenue): Branch principals have approximately 17 years of insurance industry experience, on average, with established local relationships and deep ties to their communities.

(as of December 31, 2023)

Agency-in-a-Box (77% of 2023 Revenue)
As a turnkey solution for new Branches, we facilitate the administrative work of operating an agency, allowing agents to focus on growing their business and serving our Clients. Our solution includes an agency management system, insurance carrier access, MGA access, training, mobile technology, virtual assistants, marketing tools, agency commission processing, agency bill accounting and M&A support.
Central to our best-in-class value proposition is a revenue and work sharing model that is efficient and mutually beneficial to the agents and to us. This arrangement acts as a powerful incentive, motivating agents to broaden our Books of Business, add new business lines and emphasize Client retention. Our model not only improves agents’ income but offers a compelling built-in succession plan at fair market value that encourages long-term Client relationships, high-quality service and growth.
Unlike some other insurance distribution models, the operating costs incurred by our Branches do not transfer to TWFG. Instead, we receive all commission revenue and subsequently pay and record a commission expense to each Branch based on the relevant exclusive Branch agreement. The Branch is responsible for its operating costs, including fees for technology, E&O coverage and other services charged by us. This approach results in a streamlined and cost-effective operation, allowing us to concentrate on providing support, technology, marketing tools and additional growth opportunities to Branches. We believe our strategic approach to revenue sharing, expense management and growth is a cornerstone of our collective success.
Setting up an agency from scratch requires significant investment upfront in agency management systems and infrastructure, marketing and support functions, as well as a significant time investment in securing insurance carrier appointments, negotiating contracts, and training and development. Our Agency-in-a-Box offering is designed to assist independent and experienced captive agents with all of the foregoing and achieve scale and efficiency operating as a Branch.
Corporate Branches (4% of 2023 Revenue)
A portion of our branches are wholly owned by TWFG. These Corporate Branches were developed organically or acquired from third parties, and we retain 100% of the commission income received from insurance carriers and are responsible for 100% of the Corporate Branches’ expenses. We have two compensation structures for our agents within our Corporate Branches. Our employee agents receive salaries, employee benefits and bonuses for services rendered, while our non-employee agents receive commission payments.
Our Branch agreements contain provisions that give our Branches the right to be acquired by us if we pursue an initial public offering of our common stock. We offered all of our existing Branches the opportunity to be acquired by us for consideration consisting of a combination of cash and our equity. We performed diligence on the Branches that elected to be purchased in order to establish valuations, and we negotiated pricing for the acquisitions based on multiples of revenue or Adjusted EBITDA, growth rates and loss ratios of the Branches. In January 2024, we acquired nine of our Branches for a total purchase price of $40.8 million and converted them into Corporate Branches or employees, which will be additive to our net income and Adjusted EBITDA. Separately, in 2023, we completed five asset acquisitions in excess of $0.5 million in annual revenue for a total purchase price of $19.4 million. These acquisitions were added to our Corporate Branches, which increased our 2023 revenues by $2.3 million. We expect to have sufficient financial resources for the next 12 months to provide any necessary capital to the Branches that we acquired in 2023 and 2024 and converted into Corporate Branches. See Note 4, “Intangible Assets” to our consolidated financial statements included elsewhere in this prospectus for information regarding the accounting for these acquired assets and their impact on our consolidated financial condition. Also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the impact of these acquisitions on our results of operations.
We review acquisition opportunities and consider whether the acquisition would be beneficial as a Corporate Branch or a Branch operating through our Agency-in-a-Box offering. Branches with annual revenues greater than $1.0 million in a geography where we currently do not have a physical location may be considered as a candidate for a Corporate Branch acquisition. Branches with less than $1.0 million in annual revenues and near another Branch are considered as candidates for acquisition by another Branch in the same geographic area. Until recently, we have not sought to acquire our existing Branches and instead have preferred combining an existing Branch with another Branch operating through our Agency-in-a-Box offering or with a new Branch joining the TWFG organization.
TWFG MGA (18% of 2023 Revenue ): Through our TWFG MGA offering, we facilitate the placement of traditional and hard-to-place personal and commercial insurance risks. We provide access to insurance carrier relationships and products in both the admitted market and the E&S markets, which are often inaccessible by small agencies. We provide third-party administration, insurance carrier access and brokerage services, allowing MGA Agencies across the country to place business through markets they would otherwise not have access to based on their size relative to minimum volume requirements various insurance carriers use to offer new agent appointments. Similar to our Agency-in-a-Box offering, we receive all commission revenue earned by MGA Agencies and subsequently pay and record a commission expense to MGA Agencies based on the relevant MGA agreement. None of the operating costs incurred by the MGA Agencies are assumed by TWFG.

Revenue Mix ($MM)
$83
$2
$16
$1
$94
$2
$28
$1
$119
$3
$30
$2
$133
$7
$31
$2
2020
2021
2022
2023
Insurance Services - Agency-In-A-Box
Insurance Services - Corporate Branches
TWFG MGA
Other

For additional information related to the breakdown of revenues and for a breakdown of commission income by offering for the three months ended March 31, 2024, and for the years ended December 31, 2023 and 2022, please see “Management’s discussion and analysis of financial condition and results of operations—Consolidated results of operations.”
Our geographic presence
Although a significant portion of our business is concentrated in Texas, California and Louisiana (representing 54.7%, 16.2% and 12.4%, respectively, of our Total Written Premiums in 2023), we are licensed in all 50 states and have a physical presence in 41 states and the District of Columbia across our Insurance Services and TWFG MGA offerings. We have mitigated our concentration risk by demonstrating that we can expand across the United States, as evidenced by our entry into the Ohio, Illinois and North Carolina markets in 2023.

TWFG National Footprint

TWFG Branch & TWFG MGA
TWFG MGA
No TWFG Presence

Our products
The insurance products we distribute primarily consist of personal and commercial lines, including auto, home, renters, life, health, motorcycle, umbrella, boat, recreational vehicles, flood, wind, event, luxury items, general liability, property, business auto, workers’ compensation, business owner policy, professional liability, commercial bonds and group benefits. Through our TWFG MGA, we also provide access to admitted insurance markets, which are regulated in each state by the respective state’s government, and E&S markets, which are often inaccessible by small agencies. We offer exclusive programs in certain niches, including catastrophe-exposed property and high value homes, within our footprint. The insurance products that we distribute are binding contracts between our Clients and the insurance carriers. In certain cases, we collect premiums on behalf of the insurance carriers. We do not underwrite risks in exchange for premiums. We placed $1,248.1 million of Total Written Premium in 2023 in both of our offerings and are constantly evaluating opportunities to enhance our capacity.

All Written Premium Mix by Line of Business 2023

Commercial Lines 20%
20%
36%
12%
32%
All Personal Lines 80%
Commercial Lines
Other Personal Lines
Personal Auto
Homeowners

All TWFG MGA Premium Mix by Line of Business 2023

Commercial Lines 11%
11%
8%
51%
30%
All Personal Lines 89%
Commercial Lines
Other Personal Lines
Personal Auto
Homeowners

Our competitive strengths
We have an established track record of sustainable growth regardless of economic and P&C pricing cycles.
For over two decades we have successfully navigated economic cycles to generate Organic Revenue Growth and healthy Adjusted Free Cash Flow. We believe that our growth is a function of our value proposition to agents, our reputation for consistency and fairness, our efficient operations, and our positioning relative to an industry shift in distribution from the captive model to the independent agent model.
Three structural shifts in insurance distribution that have supported our growth are gaining additional momentum: (1) insurance carriers are continuing to pivot their business models away from captive distribution; (2) direct-to-consumer insurance carriers are working with independent agents to access an additional distribution channel; and (3) smaller agencies are facing difficulties in securing appointments with insurance carriers as they look to be more efficient in their distribution. We believe that these persistent structural shifts, coupled with our business model, serve as tailwinds for our business and make us well positioned to continue to benefit from the accelerating momentum toward the independent agency model.
Innovation is a core tenet of our business, and we have a demonstrated ability to swiftly innovate when challenges or opportunities surface. Our revenue and work sharing model is an innovation in itself and offers agents an alternative to traditional distribution models. At each inflection point in our history, we have sought to create novel solutions for TWFG Agencies and our Clients.
We offer a proven, turnkey Agency-in-a-Box solution to captive and independent agents seeking choice for Clients, expanded insurance carrier access, accelerated growth, independence and succession planning.
We consider our Agency-in-a-Box offering to be one of the most compelling value propositions in the market for entrepreneurial agents. In addition to removing much of the administrative burden of operating an independent agency and providing access to additional markets, our solution offers an exceptional revenue sharing model that allows our Branches to staff their businesses adequately, provide excellent Client service and enjoy profitable growth. Our offerings also provide the opportunity to sell all lines of insurance, grow through M&A and formulate succession strategies that we believe could be mutually beneficial for the Branch principal and TWFG.

We believe our differentiated value proposition makes TWFG the partner of choice for independent agents as well as captive agents looking to become independent. Many of our agents come from a captive agency background and are a large source of our current agent pipeline. Branches have access to administrative support and an expansive inventory of personal and commercial lines products, many of which they might not otherwise be able to write. We couple product access with tools that typically would be cost prohibitive to an independent agent, including an intuitive agency management system, scaled technology infrastructure, an integrated marketing solution and easy-to-use web and mobile application-based Client tools. These capabilities help drive efficiencies and allow Branches to focus their time on expanding their business and providing high-quality Client service.
We are trusted by insurance carriers, offering them efficient, effective and experienced distribution on a national scale.
Our twenty-plus year track record, expanding agent footprint, consistent growth and collaborative approach to managing portfolios provides our over 300 insurance carriers access to a profitable, efficient distribution channel.
By providing centralized insurance carrier relations, third-party administrative services and managing our network’s premium volume and commissions, we make it easy for insurance carriers to operate with us. For certain lines of business, insurance carriers delegate underwriting duties to us, which include the authority to bind a policy within negotiated limits and criteria. These underwriting duties are regulated by the contract with, and underwriting guidelines established by, the insurance carriers.
TWFG’s Branch principals average approximately 17 years of insurance industry experience and have deep ties with their respective communities. Agents’ long-standing relationships with our Clients allow them to conduct business with an understanding of local nuances and preferences. We believe these relationships, coupled with access to the wide range of insurance carriers and products offered by TWFG, allows TWFG Agencies to find optimal solutions for our Clients.
We have a proven, experienced management team supported by a strong culture.
Our cohesive management team has extensive industry experience and has successfully grown our company since our formation in 2001. Our founder and Chief Executive Officer, Richard F. (“Gordy”) Bunch III, a former insurance agent and executive, created TWFG with a mantra of “Built by Agents, for Agents.” He identified the frictions inherent to captive distribution and set out to build a platform with tools and support functions that could better serve independent agents looking to run their own businesses. This foresight has positioned TWFG to benefit from a decades-long structural shift to independent agents that continues to gain momentum today. Our executive management team has an average of over 25 years of insurance industry experience and is supported by a deep bench of talented managers with extensive skillsets across operations, marketing, finance, distribution, recruiting and technology. We enjoy a close-knit, collaborative culture with a long history of internal career advancement and giving back to our community.
Key elements of our growth strategy
Attracting new agents to our platform: We attract a diverse mix of agents to our platform, particularly those with experience, some of whom are in the prime of their “growth years” and some of whom are interested in succession planning and eventual monetization of the business they have built. We seek experienced agents who add to the growth, expertise and culture of our company. Experienced agents come to us with an existing Book of Business or work with us to quickly develop a Book of Business based on their existing centers of influence, which often translates to near-term productivity and accelerated revenue generation. We believe our approach cultivates deeper, longer-term relationships between the agent and our Client, as well as between the agent and TWFG. We also believe the brand awareness from being a public company will result in more recruiting and M&A opportunities.
TWFG offers a financially compelling and thoughtful pathway for agents who have built stable Books of Business and are contemplating long-term succession planning. To facilitate succession planning, we offer TWFG Agencies that are Branches or MGA Agencies the ability to sell their Books of Business to TWFG, enabling a smooth handover of Client relationships and operational responsibilities. The transitioning Branch principal continues to operate the business while mentoring the next generation to replace them at exit or retirement. This approach ensures the smooth continuity of service for Clients and provides a rewarding exit for the retiring agent. TWFG Agencies that are MGA Agencies and that sell their Books of Business to us can either become part of our Agency-in-a-Box offering or become Corporate Branches. In general, Books of Business purchased in specific locations are placed with the existing Branch in such locations.
Expanding our product portfolio: As we increase our Branch count and expand our expertise and offerings, we move closer to evolving our platform into one that can meet the needs of a much broader population of potential Clients. We are strategically expanding our reach in specialty distribution through wholesale and MGA distribution channels. Our structured agreements with MGAs, who in turn have established agreements with leading wholesale brokers and insurance carriers, form an expansive product offering that allows us to broaden our specialty insurance product offerings. This network enhances our value proposition to insurance carriers and Clients alike and expands growth beyond personal lines products. Finally, we are constantly surveying the insurance landscape for M&A opportunities that provide expertise and scale in areas outside of personal lines and small business insurance.
Helping our Branches grow: We support organic growth for our Branches through product expansion, training opportunities and centralized resources. We offer a corporate marketing team with extensive experience in crafting local strategies and content to support our Branches. Our automated marketing campaign tools across mediums and numerous marketing initiatives throughout the year help maintain Client relationships and grow new Client relationships. We encourage a proactive approach to growing local presence for our Branches, such as civic engagement, formal center of influence referral agreements, lead generation and producer hiring. Many TWFG Agencies further expand their sphere of influence by participating in local Business Network International (BNI) networks and civic organizations.
TWFG also works with our Branches to enable them to expand their own Books of Business through M&A support. Our Branches acquire smaller-sized agencies that allow them to grow, add new talent and provide additional services. TWFG provides due diligence and post-acquisition integration, so the Branch can focus on retaining and expanding the acquired Client relationships.
Partner of choice for M&A targets: In a highly fragmented industry with approximately 40,000 independent agencies and brokerages as of 2022, our objective is to stand out as a preferred partner for agencies seeking accelerated growth and succession planning. We believe that the fragmented industry landscape presents us with the opportunity to continue acquiring high-quality targets. We focus on agencies that enhance our capabilities and that can be integrated in the TWFG ecosystem. Our M&A strategy entails crafting a compelling value proposition for agencies, including a robust operational backbone, a wide array of insurance products and markets, a collaborative culture that values individual legacies and the opportunity for long-term growth. We also prioritize a transparent and equitable transaction process to help ensure a good relationship and alignment from the beginning.
Our deal structures offer payment up front, providing agency sellers certainty of payment value, while at the same time limiting our contingent liabilities or future earnout payments. TWFG is well positioned with a strong balance sheet and healthy Adjusted Free Cash Flow, offering our M&A targets comfort that they are transitioning to an organization that strives for sustainable growth and opportunity. Our past acquisitions help lead to referrals and testimonials, creating a flywheel effect for new agencies considering joining TWFG, whereby the more transactions we complete, the more we have access to. Our past acquisitions have become a meaningful part of our future organic growth through integration onto our platform. We expect this dynamic to continue well into the future. While we are planning to continue to focus on our Agency-in-a-Box offering, we also expect to grow our Corporate Branches (organically or through third-party acquisitions).

Industry overview
According to S&P Global Market Intelligence, the P&C insurance distribution market grew at a 5.9% CAGR from 2013 to 2023. Personal lines insurance experienced a 14.3% industry premium growth in 2023 and commercial P&C insurance experienced a 6.3% industry premium growth in 2023.
Source: S&P Global Market Intelligence

Within the personal lines offering, there are three primary sales offerings:
Independent agencies: (38% personal lines market share in 2022 according to the Independent Insurance Agents & Brokers of America). Independent agencies are “independent” of any one insurance carrier and can offer insurance products from multiple insurance carriers to their clients. The industry is highly fragmented with approximately 40,000 independent insurance agencies in the United States, according to the Agency Universe Study, which is ripe for consolidation. Many of the largest insurance agencies focus primarily on commercial lines.

Agency Distribution by Scale

Agency Lines Distribution

Captive agencies: (35% personal lines market share in 2022 according to the Independent Insurance Agents & Brokers of America). Captive agencies sell products for only one insurance carrier. The insurance carrier compensates the captive agency through sales commissions based on premiums placed on behalf of clients, and in some cases salary structures. The insurance carrier also provides the captive agency with operational support including advertising and certain back-office functions.

Direct distribution: (26% personal lines market share in 2022 according to the Independent Insurance Agents & Brokers of America). Certain insurance carriers market their products directly to clients. Historically, this strategy has been most effective for targeting clients who require auto insurance only, with clients seeking bundled solutions relying on advice from independent and captive agents. The largest insurance carriers that sell directly to clients include Berkshire Hathaway (via GEICO) and Progressive. Berkshire Hathaway and Progressive also distribute through independent agencies, including TWFG.
Historically, the majority of insurance agents in the United States were “captive” to a particular insurance carrier and limited to selling insurance products from that single insurance carrier. Captive agents face several challenges, including lack of product choice for their clients, outdated legacy systems, shrinking commissions, forced cross selling of investment and ancillary products, and susceptibility to insurance carrier decisions to withdraw from certain markets. Many of these challenges make it more difficult for the agent to produce the best outcome for the agent’s clients and the agent’s own business. These challenges have intensified in recent years and have accelerated the shift of insurance distribution towards alternative offerings, including (1) independent agencies selling commercial and personal lines products from multiple insurance carriers and (2) insurance carriers selling directly to their clients online and through call centers. Direct-to-consumer writers have increasingly established distribution relationships with independent agents and platforms like ours to increase their addressable market by serving their clients whose more complex needs require a consultative approach and open architecture.
The insurance landscape is experiencing a significant transition from captive agents to independent agents and direct-to-consumer distribution, a shift driven both by the evolving preferences of their clients and insurance carriers.

Auto Premium Mix by Distribution
17%
48%
33%
32%
35%
33%
2011
2021
Independent Agent
Captive
Direct

Source: © A.M. Best — used with permission.
Insurance carriers that once supported thousands of captive agents are steadily making strategic decisions to transition their once captive agents to an independent agent model to lower distribution costs and focus on core underwriting operations. To replace the captive agents that historically sold the insurance carrier’s products, insurance carriers are distributing their products through independent agents and, increasingly, platforms that have consolidated independent agents in order to reach the most end clients with the fewest points of distribution.
Relationship with RenaissanceRe
RenaissanceRe Holdings Ltd., through its wholly owned subsidiary RenaissanceRe Ventures U.S. LLC, has been an investor in the Company since 2018 and is represented on our board of directors.

Summary of risk factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. Some of the more significant challenges and risks relating to an investment in our Class A common stock include those associated with the following:
•an overall decline in economic activity;
•changes in prevailing interest rates or U.S. monetary policies that affect interest rates could adversely affect our ability to generate new business;
•volatility, declines in premiums, or other adverse trends in the insurance industry that may undermine profitability;
•decreases in premiums and commissions set by insurance carriers;
•the cyclicality of, and the economic conditions, in the markets in which we operate;
•decreases in contingent commissions;
•risks associated with international operations;
•the occurrence of natural or man-made disasters resulting in declines in business and increases in claims;
•pandemics or other outbreaks of disease impacting the global economy and normal business operations;
•climate risks and risks associated with physical effects of climate change;
•risks related to legal proceedings, governmental inquiries, regulation by state insurance departments, and changes in appliable laws and regulations;
•risks associated with E&O claims;
•significant competitive pressure in the insurance industry;
•consolidation within the retail insurance brokerage industry;
•the termination of our relationships with our primary insurance carriers;
•failure to raise additional capital or generate cash flows harming our ability to compete;
•impairment of intangible assets;
•handling of Client funds and surplus lines taxes and related fiduciary regulation;
•changes in the mode of compensation in the insurance industry;
•risks related to effectively applying technology-based solutions and reliance on third parties for technology services;
•unavailability or inaccuracy of data provided by Clients, third parties and insurance carriers;
•risks related to our outstanding indebtedness, which is secured by substantially all of our assets (including rights to future commissions) and the ability to borrow significantly greater amounts under our Revolving Credit Agreement (as defined below), all of which subject us to restrictions and limitations that could significantly affect our ability to operate, refinance or service our indebtedness;
•changes to our ownership, including the ownership of TWFG Holding Company, LLC or our other subsidiaries could trigger a change of control default under our Credit Agreements (as defined below);
•changes in interest rates or deterioration of credit quality;

•termination of or changes to our MGA programs;
•delays in remittance from insurance carriers and our inability to collect receivables from insurance carriers;
•risks associated with the acquisition or disposition of businesses and the integration of acquired businesses;
•any failure to maintain, protect and enhance our brand or prevent damage to our reputation;
•increasing scrutiny from investors, Clients and employees with respect to ESG practices;
•risks related to our independent branch business;
•failure to protect our intellectual property rights, or allegations that we have infringed on the intellectual property rights of others;
•we are a “controlled company” under the Nasdaq rules, and as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements; and
•we are controlled by Bunch Holdings whose interests in our business may be different than yours. Due to the high vote stock held by Bunch Holdings, we will continue to be controlled by Bunch Holdings even though it may in the future own less than a majority of our common stock outstanding.
Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk factors.”
Our corporate governance
We intend to continue to grow profitably by following the same successful approach to managing our business that we have used historically. As a public company, however, we will also implement corporate governance practices designed to ensure alignment between the interests of our management and stockholders. Notable features of our governance practices will include:
•At the time of this offering, we intend to have a board of directors with a fully independent audit committee;
•For so long as Bunch Holdings (as defined below) holds at least 10% of the voting power of our common stock, which we refer to as the “Substantial Ownership Requirement,” Bunch Holdings will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors;
•As a “controlled company” for purposes of the Nasdaq listing rules, we intend to rely on certain exemptions to the Nasdaq corporate governance requirements. Accordingly, at the time of this offering, we do not intend to have director nominees selected or recommended for our board of directors be approved by either a majority of our independent directors or a nominating committee;
•Initially and for so long as Bunch Holdings holds at least a majority of the voting power of our common stock, which we refer to as the “Majority Ownership Requirement,” our board of directors will not be classified, and each of our directors will be subject to re-election annually; however, following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors will be removable only for cause. See “Management—Board structure—Composition”;
•Our independent directors will meet regularly in executive sessions without the presence of our management and our non-independent directors;
•Our independent directors will appoint a “lead independent director,” whose responsibilities will include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication; and
•Following this offering, Bunch Holdings will hold a number of shares of our non-economic Class C common stock equal to the number of LLC Units Bunch Holdings owns. Our common stock will have what is commonly referred to as a “high/low vote structure,” which means that shares of our non-economic Class C common stock will initially have ten votes per share, while shares of our Class A common stock and shares of our non-economic Class B common stock will have one vote per share. Upon the occurrence of certain events, each share of non-economic Class C common stock will then be entitled to one vote per share. This high/low vote structure will enable Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our company. Furthermore, Bunch Holdings will continue to exert a significant degree of influence, or actual control, over matters requiring stockholder approval. We believe that maintaining this control by Bunch Holdings will help enable Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, to successfully guide the implementation of our Company’s growth strategies and strategic vision. Meanwhile, holders of our Class A common stock will have economic and voting rights similar to those of holders of common stock of non-Up-C structured public companies that have a high/low vote structure, while Pre-IPO LLC Members who hold non-economic Class B common stock will have voting rights similar to those of holders of common stock of non-Up-C structured public companies that have a high/low vote structure, but no economic rights. See “Description of capital stock.”
•Future transfers of LLC Units by the holder of non-economic Class C common stock will result in the corresponding shares of non-economic Class C common stock converting into shares of non-economic Class B common stock, subject to limited exceptions, including transfers to Richard F. (“Gordy”) Bunch III, his family members or affiliates of Bunch Holdings or that are effected for estate planning purposes. The high/low vote structure of the non-economic Class C common stock will terminate and each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors.
•Except for certain permitted transfers, including transfers to us or to other certain permitted transferees or transfers approved by TWFG, Inc. as the sole managing member of TWFG Holding Company, LLC, the Pre-IPO LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units (as defined below) or shares of non-economic Class B common stock or non-economic Class C common stock.
Organizational structure
We currently conduct our business through TWFG Holding Company, LLC and its subsidiaries and affiliates. Following this offering, TWFG, Inc. will be a holding company and its sole material asset will be a direct controlling ownership interest in TWFG Holding Company, LLC.
Prior to the consummation of the reorganization transactions described below and this offering, substantially all of TWFG Holding Company, LLC’s outstanding ownership interests, including its Class A interests, Class B interests and Class C interests, are owned beneficially by the following persons, whom we refer to, together with their permitted transferees, collectively as the “Pre-IPO LLC Members”:
•Bunch Family Holdings, LLC (“Bunch Holdings”), which is owned by Richard F. (“Gordy”) Bunch III, our Chief Executive Officer and founder;
•RenaissanceRe Ventures U.S. LLC (“RenRe”), a subsidiary of RenaissanceRe Holdings Ltd.; and
•GHC Woodlands Holdings LLC (“GHC”), a subsidiary of Griffin Highline Capital, LLC.

Prior to the reorganization transactions described below, less than 5% of TWFG Holding Company, LLC’s outstanding ownership interests will be owned by new members that received Class A interests as consideration in transactions in which TWFG Holding Company, LLC acquired insurance services businesses owned by such new members (the “New Members”). The Class A interests held by the New Members will be exchanged in the reorganization transactions for our Class A common stock.
In connection with this offering, we intend to enter into a series of transactions to implement an internal reorganization, which we collectively refer to as the “reorganization transactions” as described under “Organizational structure—The reorganization transactions.”
The following diagram depicts our organizational structure immediately following the reorganization transactions and this offering. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure:

100% non-economic Class C common stock (representing 94.3% voting interest in TWFG, Inc.)
2.6% Class A common stock (representing 2.6% economic interest and 0.1% voting interest in TWFG, Inc.)
Bunch Holdings
RenRe + GHC
100% non-economic Class B common stock (representing 2.0% voting interest in TWFG, Inc.)
Public Stockholders + New Members
97.4% Class A common stock (representing 97.4% economic interest and 3.6% voting interest in TWFG, Inc.)
Tax Receivable Agreement
7,277,651 common units (representing 13.4% economic interest in TWFG LLC)
TWFG, Inc.
33,893,810 common units (representing 62.4% economic interest in TWFG LLC)
• 13,161,873 common units (representing 24.2% economic interest in TWFG LLC).
• Managing Member
TWFG Holding Company, LLC
100%
TWFG CA Premium Finance, Company
PSN Business Processing, Inc.
TWFG Premium Finance, LLC
TWFG General Agency LLC
TWFG Insurance Services, LLC

(1)Upon completion of this offering, TWFG, Inc. will have three classes of common stock. The Class A common stock offered hereby will have one vote per share and the non-economic Class B common stock will have one vote per share. Each share of non-economic Class C common stock is initially entitled to ten votes per share. Each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors.
(2)Upon completion of this offering, the Pre-IPO LLC Members, excluding Bunch Holdings, will hold 2.0% of the voting power in TWFG, Inc. and Bunch Holdings will hold 94.4% of the voting power in TWFG, Inc. If the Pre-IPO LLC Members redeemed or exchanged all of their LLC Units for a corresponding number of shares of Class A common stock (on a one-for-one basis) and their corresponding shares of non-economic Class B common stock or non-economic Class C common stock (on a one-for-one basis) were cancelled, they would hold 76.4% of the outstanding shares of Class A common stock. In addition to being the managing member of TWFG Holding Company, LLC, TWFG, Inc. would then hold all of the outstanding LLC Units, representing 100% of the economic interests in TWFG Holding Company, LLC.
Upon the completion of this offering and the application of the net proceeds from this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, we will hold approximately 24.2% of the outstanding LLC Units (which includes 20.3% of the outstanding LLC Units acquired in connection with the issuance of shares of Class A common stock in this offering and 4.0% of the outstanding LLC Units acquired in connection with the reorganization transactions) and the Pre-IPO LLC Members will hold approximately 75.8% of the outstanding LLC Units and the Pre-IPO LLC Members, excluding Bunch Holdings, will collectively hold approximately 2.0% of the combined voting power of our outstanding Class A common stock, non-economic Class B common stock and non-economic Class C common stock, which we refer to collectively as our “common stock,” and Bunch Holdings will hold approximately 94.4% of the combined voting power of our common stock. Investors in this offering will hold approximately 3.1% of the combined voting power of our common stock. See “Organizational structure,” “Certain relationships and related party transactions” and “Description of capital stock” for more information on the rights associated with our common stock and the LLC Units.
In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “reorganization transactions”:
•the TWFG LLC Agreement will be amended and restated prior to this offering to, among other things, appoint TWFG, Inc. as the sole managing member of TWFG Holding Company, LLC and modify the TWFG Holding Company, LLC capital structure by reclassifying the interests currently held by the Pre-IPO LLC Members and the New Members into a single new class of non-voting common interest units that we refer to as “LLC Units”;
•as sole managing member of TWFG Holding Company, LLC, TWFG, Inc. will have sole authority to determine the amount and timing of distributions from TWFG Holding Company, LLC. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of TWFG Holding Company, LLC and will also have a substantial financial interest in TWFG Holding Company, LLC, we will consolidate the financial results of TWFG Holding Company, LLC, and a portion of our net income will be allocated to the non-controlling interest to reflect the entitlement of the Pre-IPO LLC Members to a portion of TWFG Holding Company, LLC’s net income. In addition, because TWFG Holding Company, LLC will be under the common control of the Pre-IPO LLC Members before and after the reorganization transactions, we will account for the reorganization transactions as a reorganization of entities under common control and will initially measure the interests of the Pre-IPO LLC Members in the assets and liabilities of TWFG Holding Company, LLC at their carrying amounts as of the date of the completion of these reorganization transactions;
•TWFG, Inc.’s certificate of incorporation will authorize the issuance of three classes of common stock: Class A common stock, non-economic Class B common stock and non-economic Class C common stock, which we refer to collectively as our “common stock.” Each share of Class A common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders, each share of non-economic Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders and each share of non-economic Class C common stock will initially entitle its holder to ten votes per share on all matters submitted to a vote of our stockholders. Each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors. See “Description of capital stock”;
•342,362 LLC Units held by Bunch Holdings will be exchanged into shares of Class A common stock of TWFG, Inc.;
•Bunch Holdings will be issued non-economic Class C common stock in an amount equal to the remaining number of LLC Units then held by Bunch Holdings and each of the other Pre-IPO LLC Members will be issued shares of our non-economic Class B common stock in an amount equal to the number of LLC Units then held by each such Pre-IPO LLC Member;
•the LLC Units held by the New Members will be exchanged into shares of Class A common stock of TWFG, Inc.;

•under the TWFG LLC Agreement, the Pre-IPO LLC Members will have the right, from and after the completion of this offering (subject to the terms of the TWFG LLC Agreement), to require TWFG Holding Company, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the TWFG LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of non-economic Class B common stock or non-economic Class C common stock, as applicable, will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the TWFG LLC Agreement. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.” Except for transfers to us pursuant to the TWFG LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of non-economic Class B common stock or non-economic Class C common stock;
•we intend to use the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock) to acquire a number of newly-issued LLC Units equal to the number of shares of Class A common stock issued in this offering from TWFG Holding Company, LLC, at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions. See “Use of proceeds”;
•we intend to cause TWFG Holding Company, LLC to use the proceeds it receives from the sale of LLC Units to TWFG, Inc. to pay fees and expenses of approximately $5.6 million in connection with this offering and the reorganization transactions, to repay in full outstanding debt under our Revolving Credit Agreement in the amount of $41.0 million, for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies and for general corporate purposes. See “Use of proceeds”; and
•we will enter into a tax receivable agreement that will obligate us to make payments to the Pre-IPO LLC Members and any future party to the tax receivable agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of certain tax basis adjustments resulting from the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the tax receivable agreement, as well as tax benefits related to imputed interest resulting from payments made under the tax receivable agreement. We will retain the benefit of the remaining 15% of these tax savings.
Implications of being an emerging growth company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act provides that an “emerging growth company” can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As an emerging growth company, we intend to, and may for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:
•in contrast to our Securities Exchange Act of 1934 (as amended, the “Exchange Act”) reports after we are public, the presentation in this prospectus includes only two years of audited financial statements and only two years of related Management’s discussion and analysis of financial condition and results of operations;
•exemption of the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•exemption to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);
•exemption from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;
•eligibility to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and
•no requirement for our independent registered public accounting firm to conduct an audit of our internal control over financial reporting.
We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have equal to or more than $1.235 billion in annual revenue, (iii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Exchange Act.
Principal executive offices and internet address
Our principal executive offices are located at 1201 Lake Woodlands Drive, Suite 4020, The Woodlands, Texas 77380, and our telephone number is (281) 367-3424. Our website address is www.twfg.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (“SEC”) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our shares of Class A common stock. You should carefully read this entire prospectus before investing in our shares of Class A common stock including “Risk factors” and our consolidated financial statements.

Class A common stock offered by us	11,000,000 shares (or 12,650,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock to be outstanding after this offering
13,161,873 shares (or 54,333,334 shares if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).
If the underwriters exercise their option to purchase additional shares of Class A common stock in full, 14,811,873 shares (or 55,983,333 shares if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock) would be outstanding.

Voting power held by holders of Class A common stock after giving effect to this offering
3.7% (or 100% if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock). Investors in this offering will hold approximately 3.1% of the combined voting power of our common stock.

Voting power held by the Pre-IPO LLC Members as holders of all outstanding shares of non-economic Class B common stock and non-economic Class C common stock after giving effect to this offering	96.3% (or 76.4% if all outstanding LLC Units were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

Voting power held by Bunch Holdings as holder of all outstanding shares of non-economic Class C common stock after giving effect to this offering	94.3% (or 63.0% if all outstanding LLC Units were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

Voting rights after giving effect to this offering
Each share of our Class A common stock will entitle its holder to one vote per share; accordingly, the outstanding shares of Class A common stock will represent an aggregate of 3.7% of the combined voting power of our issued and outstanding common stock upon the completion of this offering (or 4.1% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Investors in this offering will hold approximately 3.1% of the combined voting power of our common stock (or 3.5% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Each share of non-economic Class B common stock entitles its holder to one vote per share; accordingly, the outstanding shares of non-economic Class B common stock will represent an aggregate of 2.0% of the combined voting power of our issued and outstanding common stock upon the completion of this offering (or 2.0% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Each share of non-economic Class C common stock entitles its holder to ten votes per share; accordingly, the outstanding shares of non-economic Class C common stock will represent an aggregate of 94.3% of the combined voting power of our issued and outstanding common stock upon the completion of this offering (or 93.9% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Future transfers of LLC Units by the holder of non-economic Class C common stock will result in the corresponding shares of non-economic Class C common stock converting into shares of non-economic Class B common stock, subject to limited exceptions, including transfers to Richard F. (“Gordy”) Bunch III, his family members or affiliates of Bunch Holdings or that are effected for estate planning purposes. The high/low vote structure of the non-economic Class C common stock will terminate and each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors.
Class A common stock, non-economic Class B common stock and non-economic Class C common stock generally vote together as a single class on all matters submitted to a vote of our stockholders. For so long as the Substantial Ownership Requirement is met, Bunch Holdings will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of the board of directors. See “Description of capital stock.”

Redemption rights of holders of LLC Units
Under the third amended and restated TWFG Holding Company, LLC agreement (“TWFG LLC Agreement”), the Pre-IPO LLC Members will have the right, from and after the completion of this offering (subject to the terms of the TWFG LLC Agreement), to require TWFG Holding Company, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the TWFG LLC Agreement. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.” Additionally, in the event of a redemption request by a Pre-IPO LLC Member, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of non-economic Class B common stock and non-economic Class C common stock will be cancelled on a one-for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the TWFG LLC Agreement. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.”
Except for certain permitted transfers, including transfers to us or to certain other permitted transferees or transfers approved by TWFG, Inc. as the sole managing member of TWFG Holding Company, LLC, the Pre-IPO LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of non-economic Class B common stock or non-economic Class C common stock.

Use of proceeds
We estimate that our net proceeds from this offering will be approximately $154.3 million (or approximately $177.4 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), after deducting underwriting discounts and commissions of approximately $10.7 million (or approximately $12.3 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
We intend to use the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock) to acquire a number of newly-issued LLC Units equal to the number of shares of Class A common stock, issued in this offering from TWFG Holding Company, LLC, at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions. We intend to cause TWFG Holding Company, LLC to use the proceeds it receives from the sale of LLC Units to TWFG, Inc. to pay fees and expenses in connection with this offering and the reorganization transactions, to repay in full outstanding debt under our Revolving Credit Agreement and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies and for general corporate purposes.
We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $5.6 million. See “Use of proceeds.”

Controlled company
Upon the closing of this offering, Bunch Holdings will beneficially own more than 50% of the voting power for the election of members of our board of directors and we will be a “controlled company” under the Nasdaq rules. As a controlled company, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements of the Nasdaq rules. See “Management—Controlled company exception.”

Tax receivable agreement
Pursuant to a tax receivable agreement we expect to enter into with the Pre-IPO LLC Members, we will pay to the Pre-IPO LLC Members 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize from certain increases in tax basis with respect to the assets of TWFG Holding Company, LLC resulting from certain acquisitions, redemptions or exchanges of LLC Units held by the Pre-IPO LLC Members and from payments made under the tax receivable agreement. See “Certain relationships and related party transactions—Tax receivable agreement.”

Dividend policy
The declaration and payment by us of any future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors. Holders of our non-economic Class B common stock or non-economic Class C common stock are not entitled to participate in any cash dividends declared by our board of directors.
Following this offering and subject to funds being legally available, we intend to cause TWFG Holding Company, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO LLC Members to pay all applicable taxes, to make payments under the tax receivable agreement we will enter into with the Pre-IPO LLC Members, and to pay our unreimbursed corporate and other overhead expenses. See “Dividend policy.”

Directed share program
At our request, the underwriters have reserved up to 825,000 shares of Class A common stock, or 7.5% of the shares of Class A common stock to be offered by this prospectus for sale, at the initial public offering price, through a directed share program for directors, officers, certain employees,and certain agents associated with our Branches. We will offer these shares to the extent permitted under applicable regulations in the United States. Pursuant to the underwriting agreement we have entered into with the underwriters, the sales will be made by Morgan Stanley & Co. LLC through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares of Class A common stock available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus. Any of our directors, officers and other stockholders that have entered into lock-up agreements with the underwriters prior to the commencement of this offering and buy shares of Class A common stock through the directed share program will be subject to a 180-day lock-up period with respect to such shares. See “Underwriting.” We agreed to indemnify Morgan Stanley & Co. LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.

Proposed stock symbol	TWFG.

Risk factors
You should carefully read and consider the information set forth under the heading “Risk factors” and all other information set forth in this prospectus before deciding to invest in our Class A common stock.

Unless we indicate otherwise throughout this prospectus, the number of shares of our Class A common stock outstanding after this offering excludes:
•41,171,461 shares of Class A common stock reserved for issuance upon the redemption or exchange of LLC Units that will be held by the Pre-IPO LLC Members.
•1,650,000 shares of our Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock from us.

•4,346,667 shares of Class A common stock reserved for issuance under our 2024 Incentive Plan (as defined below), including 333,333 shares of Class A common stock underlying the IPO Equity Grants (as defined below). See “Executive compensation—2024 Omnibus Incentive Plan” for more information regarding the vesting schedules related to IPO Equity Grants.
Unless we indicate otherwise throughout this prospectus, all information in this prospectus:
•assumes an initial public offering price of $15.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).
•assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA
The following tables set forth summary historical financial and other data of TWFG Holding Company, LLC and consolidated subsidiaries and combined affiliates for the periods presented. TWFG, Inc. was incorporated as a Delaware corporation on January 8, 2024 and has not, to date, conducted any activities other than those incident to its formation and the preparation of this prospectus and the registration statement of which this prospectus forms a part.
The statement of operations data for the years ended December 31, 2023 and 2022 and statement of financial position data as of December 31, 2023 and 2022 have been derived from TWFG Holding Company, LLC’s consolidated audited financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2024 and 2023 and statement of financial position data as of March 31, 2024 have been derived from TWFG Holding Company, LLC’s unaudited condensed financial statements included elsewhere in this prospectus.
The pro forma statements of operations for the year ended December 31, 2023 and the three months ended March 31, 2024 gives effect to the reorganization and the offering transactions described in “Unaudited pro forma financial information,” as if each had occurred on January 1, 2023.
The pro forma statement of financial position as of March 31, 2024 gives effect to the reorganization and the offering transactions described in “Unaudited pro forma financial information,” as if each had occurred on March 31, 2024. See “Unaudited pro forma financial information” and “Capitalization.”
The summary historical and pro forma financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited pro forma financial information,” “Management’s discussion and analysis of financial condition and results of operations” and our and TWFG Holding Company, LLC’s financial statements and related notes thereto included elsewhere in this prospectus.

	TWFG Holding Company, LLC				Pro forma TWFG, Inc.
	Three Months Ended March 31,		Years Ended December 31,		Three Months Ended March 31, 2024		Year Ended December 31, 2023
	2024	2023	2023	2022
Selected Statement of Operations Data (in thousands, except per unit data)
Revenues:
Commission income	$42,545	$36,687	$158,679	$139,488	$42,545		$158,679
Contingent income	1,076	985	4,085	4,620	1,076		4,085
Fee income	2,232	2,028	8,311	8,296	2,232		8,311
Other income	460	156	1,859	1,517	460		1,859
Total revenues	46,313	39,856	172,934	153,921	46,313		172,934
Expenses:
Commission expense	26,443	27,496	116,847	104,911	26,443		116,847
Salaries and employee benefits	6,254	3,336	13,970	12,240	7,237		18,637
Other administrative expenses	3,130	2,495	10,973	9,705	3,130		10,973
Depreciation and amortization	3,013	1,061	4,862	3,302	3,013		4,862
Total operating expenses	38,840	34,388	146,652	130,158	39,823		151,319
Operating income	7,473	5,468	26,282	23,763	6,490		21,615
Interest expense	(842)	(85)	(1,003)	(398)	(842)		(1,003)
Other non-operating expense, net	(2)	(11)	(17)	(18)	(2)		(17)
Net income from continuing operations	6,629	5,372	25,262	23,347	5,447	(2)	19,717	(3)
Net income attributable to non-controlling interests					4,127		14,941
Net income (1)	$6,629	$6,206	$26,096	$20,614	$1,320		$4,133	(4)
Weighted average units used in the computation of net income (loss) per unit (5)
Basic	659,439	631,750	631,750	631,750	13,161,873		13,161,873
Diluted	659,439	631,750	631,750	631,750	13,161,873		13,161,873
Net income (loss) per Common unit (2022), Class A Common unit (2024), Class B Common and Class C Common units (2024 and 2023)
Net income from continuing operation per unit - basic	$10.05	$8.50	$39.99	$36.96
Net income from continuing operation per unit - diluted	$10.05	$8.50	$39.99	$36.96

Net income per unit - basic	$10.05	$9.82	$41.31	$32.63	$0.10		$0.31
Net income per unit - diluted	$10.05	$9.82	$41.31	$32.63	$0.10		$0.31

(1)Includes the impact of $0.834 million of net income from discontinued operation, net of tax for each of the periods ended March 31, 2023 and December 31, 2023, and of ($2.733) million of net loss from discontinued operation, net of tax for the period ended December 31, 2022.
(2)Includes the tax expense of $0.199 million from continued operations.
(3)Includes tax expense of $0.878 million from continued operations.
(4)Excludes the impact of $0.643 million income from discontinued operation, net of tax.

(5)See the unaudited pro forma consolidated and combined statement of operations in “Unaudited pro forma financial information” for the description of the assumptions underlying the pro forma net income (loss) per share calculations.

	TWFG Holding Company, LLC
	March 31, 2024	December 31,		Pro forma TWFG, Inc. March 31, 2024
		2023	2022
Selected Statement of Financial Position Data (in thousands)
Cash and cash equivalents	$22,555	$39,297	$22,330	$132,923
Commissions receivable	19,735	19,082	15,042	19,735
Total assets	146,042	115,437	114,153	253,677
Short-term debt	2,235	2,437	2,643	2,235
Long-term debt	46,446	46,919	8,356	5,446
Carrier liabilities	10,483	8,731	9,033	10,483
Total liabilities	80,713	84,386	56,367	40,790

	TWFG Holding Company, LLC				Pro forma TWFG, Inc.
	Three Months Ended March 31,		Years Ended December 31,		Three Months Ended March 31, 2024	Year Ended December 31, 2023
	2024	2023	2023	2022
Key Performance Indicators (in thousands)
Written Premium:
Personal lines	$254,864	$206,570	$997,431	$843,272
Commercial lines	66,402	58,814	250,664	211,192
Total Written Premium	$321,266	$265,384	$1,248,095	$1,054,464
Non-GAAP Financial Measures (in thousands)
Organic Revenue	$41,078	$36,256	$154,627	$139,113
Organic Revenue Growth	13.3%	14.9%	11.2%	23.2%
Adjusted Net Income	$5,152	$5,379	$25,483	$23,347
Adjusted Net Income Margin	11.1%	13.5%	14.7%	15.2%
Adjusted EBITDA	$9,007	$6,525	$31,348	$27,047
Adjusted EBITDA Margin	19.4%	16.4%	18.1%	17.6%
Adjusted Free Cash Flow	$7,327	$7,187	$19,733	$15,972

For the definition of Written Premium, see “Key performance indicators” below. For the definitions of Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, see “Non-GAAP financial measures” below. The following table shows a reconciliation of Organic Revenue to revenue, Adjusted Net Income and

Adjusted EBITDA to net income and Adjusted Free Cash Flow to cash flows from operating activities for the three months ended March 31, 2024 and 2023 and the years ended December 31, 2023 and 2022:

Organic Revenue and Organic Revenue Growth (in thousands)
Reconciliation of Organic Revenue and Organic Revenue Growth to Revenue and Revenue Growth Rate
	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Total revenues	$46,313	$39,856	$172,934	$153,921
Acquisition adjustments(1)	(1,467)	(431)	(4,052)	(375)
Contingent income	(1,076)	(985)	(4,085)	(4,620)
Fee income	(2,232)	(2,028)	(8,311)	(8,296)
Other income	(460)	(156)	(1,859)	(1,517)
Organic Revenue	$41,078	$36,256	$154,627	$139,113
Organic Revenue Growth(2)	$4,822	$4,705	$15,514	$26,209
Revenue Growth Rate(3)	16.2%	15.9%	12.4%	23.2%
Organic Revenue Growth Rate(2)	13.3%	14.9%	11.2%	23.2%

Adjusted Net Income and Adjusted Net Income Margin (in thousands)
Reconciliation of Adjusted Net Income and Adjusted Net Income Margin to Net Income and Net Income Margin
	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Total revenues	$46,313	$39,856	$172,934	$153,921
Net income	$6,629	$6,206	$26,096	$20,614
Acquisition-related expenses	—	—	204	—
Restructuring and related expenses	—	7	17	—
Discontinued operation (income) loss	—	(834)	(834)	2,733
Equity-based compensation	—	—	—	—
Other non-recurring items(4)	(1,477)	—	—	—
IPO related expenses	—	—	—	—
Adjusted Net Income	$5,152	$5,379	$25,483	$23,347
Net Income Margin	14.3%	15.6%	15.1%	13.4%
Adjusted Net Income Margin	11.1%	13.5%	14.7%	15.2%

Adjusted EBITDA and Adjusted EBITDA Margin (in thousands)
Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net Income (Loss) and Net Income Margin
	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Total revenues	$46,313	$39,856	$172,934	$153,921
Net income	$6,629	$6,206	$26,096	$20,614
Interest expense	842	85	1,003	398
Depreciation and amortization	3,013	1,061	4,862	3,302
EBITDA	10,484	7,352	31,961	24,314
Acquisition-related expenses	—	—	204	—
Restructuring and related expenses	—	7	17	—
Discontinued operation (income) loss	—	(834)	(834)	2,733
Equity-based compensation	—	—	—	—
Other non-recurring items(4)	(1,477)	—	—	—
IPO related expenses	—	—	—	—
Adjusted EBITDA	$9,007	$6,525	$31,348	$27,047
Net Income Margin	14.3%	15.6%	15.1%	13.4%
Adjusted EBITDA Margin	19.4%	16.4%	18.1%	17.6%

Adjusted Free Cash Flow (in thousands)
Reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities
	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Cash Flow from Operating Activities	$9,754	$9,791	$30,154	$25,755
Purchase of property and equipment	(8)	(24)	(260)	(115)
Tax distribution to members(5)	(2,419)	(1,741)	(9,526)	(6,007)
Acquisition-related expenses	—	—	204	—
Net cash flow provided by operating activities from discontinued operation		(839)	(839)	(3,661)
Adjusted Free Cash Flow	$7,327	$7,187	$19,733	$15,972

(1)Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)Organic Revenue for the three months ended March 31, 2024 and 2023, and for the years ended December 31, 2022 and 2021, used to calculate Organic Revenue Growth for the years ended December 31, 2023 and 2022, was $36.3 million, $31.6 million, $139.1 million and $112.9 million, respectively, which is adjusted to reflect revenues from acquired businesses with over $0.5 million in annualized revenue that reached the twelve-month owned mark during the year ended December 31, 2023 and 2022, respectively. Organic Revenue for the year ended December 31, 2021 is comprised of $125.0 million in total revenue less contingent income of $4.5 million, fee income of $7.4 million and other income of $0.2 million. Organic Revenue Growth represents the period-to-period change in Organic Revenue divided by the total adjusted Organic Revenue in the prior period.
(3)Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
(4)Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
(5)Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.

Market and industry data
This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, including from A.M. Best Company, Inc. (“AM Best”), OPTIS Partners LLC (“OPTIS Partners”), Independent Insurance Agents & Brokers of America, Inc. (“Independent Insurance Agents & Brokers of America”) and S&P Global Market Intelligence Inc. (“S&P Global Market Intelligence”), as well as from filings of public companies in our industry, insurance carrier-provided information and internal company surveys. These sources include industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
Unless otherwise indicated, throughout this prospectus we reference our relative market positioning and performance as compared to the U.S. P&C industry. The industry group metrics are based on the latest date for which complete financial data are publicly available such as a 2022 Future One Agency Universe Case Study containing 2022 industry data conducted by the Independent Insurance Agents & Brokers of America (the “Agency Universe Study”).
Trademarks and trade names
This prospectus may contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
Key performance indicators
“Total Written Premium” represents, for any reported period, the total amount of current premium (net of cancellation) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.
Non-GAAP financial measures
This prospectus contains certain financial measures and ratios, including, Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP financial measures.” We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. We consider these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures, tax position, depreciation, amortization and certain other items that we believe are not representative of our core business.
The non-GAAP financial measures we use herein are defined by us as follows:
•“Organic Revenue” is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.
•“Organic Revenue Growth” is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned mark but have reached the twelve-month owned mark in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.
•“Adjusted Net Income” is a supplemental measure of our performance and is defined as net income (the most directly comparable GAAP measure) before non-recurring or non-operating income and expenses, including equity-based compensation. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
•“Adjusted Net Income Margin” is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.
•“Adjusted EBITDA” is a supplemental measure of our performance and is defined as EBITDA adjusted to exclude equity-based compensation and other non-operating items, including, certain nonrecurring or non-operating gains or losses. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
•“Adjusted EBITDA Margin” is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.
•“Adjusted Free Cash Flow” is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flows from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), and cash flows from operating activities (for Adjusted Free Cash Flow) which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see information presented in “Summary Historical and Pro Forma Financial and Other Data.”
Commonly used defined terms
•Admitted: The insurance market comprising insurance carriers licensed to write business on an “admitted” basis by the insurance commissioner of the state in which the risk is located. Insurance rates and forms in this market are highly regulated by each state and coverages are largely uniform.
•Book of Business: Active Client list.
•Branch: An independent agency that contracts with our Insurance Services offering, operates its agency through TWFG’s “Agency-in-a-Box” and with TWFG’s branding, and receives all benefits of working with TWFG, including a work and revenue share, TWFG back-office support, marketing and access to a fully integrated agency management system. TWFG branding is restricted to the Branches and Corporate Branches, all of which are listed on our website and can be found using the location filter. Branches and Corporate Branches are exclusive to TWFG, meaning that they can only write insurance business through TWFG.
•Client: Individual or entity that purchases an insurance policy or seeks to purchase an insurance policy from TWFG Agencies.
•Corporate Branch: An agency within our Insurance Services offering that is wholly owned by TWFG.
•E&O: Errors and omissions.
•E&S: Excess and surplus lines. In this insurance market, insurance carriers are licensed on a “non-admitted” basis. The excess and surplus lines market often offers insurance carriers more flexibility in terms, conditions and rates than does the admitted market.
•M&A: Mergers and acquisitions.
•MGA: Managing general agency.
•MGA Agencies: Independent agencies that contract with TWFG MGA to obtain access to additional insurance carriers or programs. TWFG MGA Agencies do not include TWFG branding and are not exclusive to TWFG.
•P&C: Property and casualty insurance.
•TWFG Agencies: Branches, Corporate Branches and MGA Agencies.
•TWFG MGA: TWFG’s managing general agency.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our Class A common stock. If any of the following risks actually occur, our business, financial condition and results of operations may be materially adversely affected. In such an event, the trading price of our shares of Class A common stock could decline and you could lose part or all of your investment.
Risks relating to our business
An overall decline in economic activity could have a material adverse effect on the financial condition and results of operations of our business.
Factors, such as business revenue, economic conditions, including adverse conditions resulting from uncertainty concerning government shutdowns, debt ceilings or funding, the volatility and strength of the capital markets, the recent resurgence of inflation, expected interest rate increases and public health emergencies such as the COVID-19 pandemic, can affect the business and economic environment. For example, in 2022, the global economic environment was characterized by persistent inflation, rising interest rates, volatility in global financial markets (leading to, among other things, a decline in equity prices), supply chain complications, recessionary fears, and geopolitical uncertainty regarding the war between Russia and Ukraine, and also in 2023, the war between Israel and Hamas, and these wars’ impacts on global security and markets.
The demand for P&C generally rises as the overall level of household income increases and generally falls as household income decreases, affecting both the commissions and fees generated by our business. The economic activity that impacts P&C is most closely correlated with employment levels, corporate revenue and asset values. Additionally, insurance carrier losses from persistent inflation, rising interest rates and natural or man-made disasters could impact our contingent income, which is primarily driven by insurance carrier underwriting results and, to a lesser extent, the volume of business we place with them, as determined by the loss ratios determined by the insurance carriers. For example, our contingent income decreased by $0.5 million, or 11.6%, to $4.1 million in 2023 from $4.6 million in 2022, which may be attributable, in part, to rising inflation, rising interest rates, and natural or man-made disasters. In addition, an increase in consumer preference for car- and ride-sharing services, as opposed to automobile ownership, may result in a long-term reduction in the number of vehicles per capita, and consequently the automobile insurance industry. Downward fluctuations in the year-over-year insurance premium charged by insurance carriers to protect against the same risk, referred to in the industry as softening of the insurance market, could adversely affect our business as a significant portion of the commissions and fees we earn is paid as a percentage of premium charged to our Clients. Insolvencies and consolidations associated with an economic downturn, especially insolvencies in the insurance industry, could adversely affect our brokerage business through the loss of Clients by hampering our ability to place insurance business. Also, some of our Clients may experience liquidity problems or other financial difficulties in the event of a prolonged deterioration in the economy, which could have an adverse effect on our collectability of receivables or our Clients may have less need for insurance coverage, cancel existing insurance policies, modify their coverage or not renew the policies they hold with us. In addition, E&O claims against us may increase in economic downturns, also adversely affecting our brokerage business. A decline in economic activity could have a material adverse effect on our business, financial condition and results of operations.
Furthermore, a portion of our operating expenses refers to employee compensation and benefits, which are sensitive to inflation. To maintain our ability to successfully compete for the best talent, rising inflation rates may require us to provide compensation increases beyond historical increases, which may increase our compensation costs. Consequently, inflation is expected to increase our operating expenses over time and may adversely impact our results of operations.

Changes in prevailing interest rates or U.S. monetary policies that affect interest rates could adversely affect our ability to generate new business.
The demand for P&C generally rises as the overall level of household income increases, and generally falls as household income decreases, affecting both the commissions and fees generated by our business. Major slowdowns in the various housing markets we serve, including as a result of changes in prevailing interest rates or U.S. monetary policies that affect interest rates, could adversely impact our ability to generate new business. For example, this may impact the market for new homes or autos, which could adversely impact our personal lines Clients or the market for small business start-ups, which could adversely impact our commercial lines Clients. Additionally, changes in macroeconomic and political conditions, such as the impact from rising inflation and interest rates could also shift demand to services for which we do not have a competitive advantage, and this could negatively affect the amount of business that we are able to obtain. Interest rate increases, the recent resurgence of inflation, and the risk that the U.S. economy will decelerate into a recession, affect the financial services industry and may reduce demand for our services or depress pricing for those services, which could have a material adverse effect on our costs and results of operations. Any changes in U.S. trade policy could trigger retaliatory actions by affected countries, resulting in “trade wars,” which could affect the volume of economic activity in the U.S., including demand for our services. Furthermore, during inflationary periods, interest rates have historically increased, which would have a direct effect on the interest expense in case we decide to refinance our existing long-term borrowings, or incur in any additional indebtedness.
Volatility or declines in premiums or other adverse trends in the insurance industry may seriously undermine our profitability.
We derive most of our revenue from commissions and fees. We do not determine the insurance premiums on which our commissions are generally based. Moreover, insurance premiums are cyclical in nature and may vary widely based on market conditions. Because of market cycles for insurance product pricing, which we cannot predict or control, our commission revenues and profitability can be volatile or remain depressed for significant periods of time. In addition, there have been and may continue to be various trends in the insurance industry toward alternative insurance markets including, among other things, greater levels of self-insurance, captives, rent-a-captives, risk retention groups and non-insurance capital markets-based solutions to traditional insurance.
As traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated brokers or agents, those insurance carriers may seek to further minimize their expenses by reducing the commission rates payable to insurance agents or brokers. The reduction of these commission rates, along with general volatility or declines in premiums, may significantly affect our revenues and, therefore, our profitability.
Because we do not determine the timing or extent of premium pricing changes, it is difficult to precisely forecast our commission revenues, including whether they will significantly decline. As a result, we may have to adjust our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures to account for unexpected changes in revenues, and any decreases in premium rates may adversely affect our business, financial condition and results of operations.
Because the revenue we earn on the sale of certain insurance products is based on premiums and commission rates set by insurance carriers, any decreases in these premiums or commission rates, or actions by insurance carriers seeking repayment of commissions, could result in revenue decreases or expenses to us.
Insurance carriers or their affiliates may under certain circumstances seek the chargeback or repayment of commissions as a result of a policy lapse, surrender, cancellation, rescission, default, or upon other specified circumstances. As a result of the chargeback or required repayment of commissions, we may incur an expense in a particular period related to revenue previously recognized in a prior period and reflected in our financial statements. Such an expense could have a material adverse effect on our results of operations and financial condition, particularly if the expense is greater than the amount of related revenue retained by us.

The commission rates are set by insurance carriers and are based on the premiums that the insurance carriers charge. The potential for changes in premium rates is significant, due to pricing cyclicality in the insurance market. In addition, the insurance industry has been characterized by periods of intense price competition due to excessive underwriting capacity and periods of favorable premium levels due to shortages of capacity.
Capacity could also be reduced by insurance carriers failing or withdrawing from writing certain coverages that we offer our Clients. Commission rates and premiums can change based on prevailing legislative, economic and competitive factors that affect insurance carriers. These factors, which are not within our control, include the capacity of insurance carriers to place new business, underwriting and non-underwriting profits of insurance carriers, consumer demand for insurance products, the availability of comparable products from other insurance carriers at a lower cost and the availability of alternative insurance products, such as government benefits and self-insurance products, to consumers. We cannot predict the timing or extent of future changes in commission rates or premiums or the effect any of these changes will have on our business, financial condition and results of operations.
We derive a significant portion of our insurance carrier capacity from a limited number of insurance carriers. If one or more of these insurance carriers terminated their arrangement with us, it could result in less favorable arrangements with new insurance carriers and additional expense.
For the three months ended March 31, 2024, five insurance carriers accounted for 45.7% of our Total Written Premium and for the years ended December 31, 2023 and 2022, five insurance carriers accounted for 43.1% of our Total Written Premium and four insurance carriers accounted for 38.8% of our Total Written Premium, respectively. For the three months ended March 31, 2024, The Progressive Corporation accounted for 13% of our total revenues, and for the year ended December 31, 2023, The Progressive Corporation and The Travelers Companies, Inc. accounted for 11% and 10% of our total revenues, respectively. For the year ended December 31, 2022, none of the insurance carriers individually accounted for 10% or more of our total revenues. Should any of these insurance carriers seek to terminate their arrangement with us, we could be forced to move our business to another insurance carrier, which could result in less favorable arrangements and additional expense.
Additionally, portions of our receivables are increasingly concentrated in certain businesses and geographies and the loss of significant insurance carrier relationships that serve such businesses or geographies could result in a more severe negative affect on our business, results or operations with respect to such businesses or geographies.
We may be negatively affected by the cyclicality of and the economic conditions in the markets in which we operate, including changes to the financial strength of insurance carriers.
The insurance market in which we operate has historically been cyclical based on the underwriting capacity of the insurance carriers operating in this market, general economic conditions, state regulatory responses to market conditions and natural disasters and other social, economic and business factors. In a period of decreasing insurance capacity or higher than typical loss ratios across an insurance segment or segments, insurance carriers may raise premium rates. This type of market frequently is referred to as a “hard” market. In a period of increasing insurance capacity or lower than typical loss ratios across an insurance segment or segments, insurance carriers may reduce premium rates and business might migrate away from the E&S market and into the admitted market. This type of market frequently is referred to as a “soft” market. Our results of operations are affected by this cyclicality of the market. The frequency and severity of natural disasters, other catastrophic events (such as hurricanes, wildfires and pandemics), social inflation, and reductions or increases in insurance capacity can affect the timing, duration and extent of industry cycles for many of the product lines we distribute. It is very difficult to predict the severity, timing or duration of these cycles and the related responses of insurance carriers and regulators.
If insurance intermediaries or insurance carriers experience liquidity problems, insolvency or other financial difficulties, or do not timely provide required information or payments to us, we could encounter delays in payments owed to us, the loss of insurance carrier appointments, E&O claims and difficulty collecting receivables owed to us by insurance carriers. These conditions may adversely affect our revenue and make it difficult for us to accurately predict our future results, which could harm our business, financial condition and results of our operations.
Contingent commissions we receive from insurance carriers are less predictable than standard commissions, and any decrease in the amount of these kinds of commissions we receive could adversely affect our results of operations.
Typically an average of 3.5% of our total revenue consists of contingent commissions we receive from insurance carriers. Contingent commissions are paid by certain insurance carriers based upon the profitability, volume or growth of the business placed with those insurance carriers during the prior year. If, due to the current economic environment or for any other reason, including weather-related factors, we are unable to meet applicable profitability, volume or growth thresholds, or if one or more insurance carriers increase their estimate of loss reserves (over which we have no control), contingent commissions we receive could be less than anticipated, which could adversely affect our business, financial condition and results of operations.
Our international operations pose certain risks to our business that may be different from risks associated with our domestic operations.
We have employees and operations in the Philippines, vendors in other countries, and we may in the future expand our operations to other countries. While these arrangements may lower operating costs, they also subject us to the uncertain political climates, including political unrest and uncertainty, and potential disruptions in international trade, including export control laws and any amendments to those laws, as well as potentially increased data security and privacy risks and local economic and labor conditions.
Our oversight aimed at ensuring adherence to applicable quality and compliance standards may be more difficult with employees, operations or vendors located outside of the United States and may both make it more difficult for us to achieve our operational objectives and expose us to additional liability. Countries outside of the United States may be subject to relatively higher degrees of political and social instability and may lack the infrastructure to withstand political unrest or natural disasters. The occurrence of natural disasters, pandemics or political or economic instability in these countries or regions could interfere with work performed by these labor sources or could result in our having to replace or reduce these labor sources. Our operations or vendors in other countries could potentially shut down suddenly for any reason, including financial problems or personnel issues. Such disruptions could decrease efficiency, increase our costs, and have an adverse effect on our business and results of operations.
The practice of utilizing labor based in foreign countries has come under increased scrutiny in the United States. Governmental authorities could seek to impose financial costs or restrictions on foreign companies providing services to clients or companies in the United States. Governmental authorities may attempt to prohibit or otherwise discourage us from sourcing services from offshore labor. In addition, insurance carriers may require us to use labor based in the United States for regulatory or other reasons. To the extent that we are required to use labor based in the United States, we may face increased costs as a result of higher-priced U.S.-based labor.
Compliance with applicable U.S. and foreign laws and regulations, such as import and export requirements, anti-corruption laws, tax laws, foreign exchange controls, data privacy and data localization requirements, labor laws, and anti-competition regulations, increases the costs of operating in foreign jurisdictions. Although we have implemented policies and procedures to comply with these laws and regulations, a violation by our employees or operations vendors could nevertheless occur. In some cases, compliance with the laws and regulations of one country could violate the laws and regulations of another country. Violations of these laws and regulations could materially adversely affect our brand, growth efforts and business.
Furthermore, if the U.S. dollar were to weaken in relation to the currencies used in these foreign countries, that may also reduce the savings achievable through our strategy of contracting out certain services and could have an adverse effect on our business, financial condition and results of operations. Our failure to successfully manage our international operations and the associated risks effectively could limit the future growth of our business.

The occurrence of natural or man-made disasters could result in declines in business and increases in claims that could adversely affect our financial condition, results of operations and cash flows.
We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, fires, floods, landslides, tornadoes, typhoons, tsunamis, hailstorms, explosions, climate events or weather patterns and pandemic health events (such as the COVID-19 pandemic), as well as man-made disasters, including acts of terrorism, military actions, security breaches, cyberattacks and other similar incidents, explosions and biological, chemical or radiological events. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas. They could also result in reduced underwriting capacity of our insurance carriers, making it more difficult for our agents to place business. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations. Any increases in insurance carrier loss ratios due to natural or man-made disasters could impact our contingent commissions, which are primarily driven by both growth and profitability metrics.
A natural or man-made disaster also could disrupt the operations of our counterparties or result in increased prices for the products and services they provide to us. Finally, a natural or man-made disaster could increase the incidence or severity of E&O claims against us.
Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.
Our operations are dependent upon our ability to protect our personnel, offices, and technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. Should we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, protest or riot, security breach, cyberattack or other similar incident, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of personnel, office facilities, and the proper functioning of computer, telecommunication and other related systems and operations. We could potentially lose key executives, personnel, and Client data, or experience material adverse interruptions to our operations or delivery of services to Clients in a disaster recovery scenario. Our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged Client relationships, or legal liability. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate, or may not continue to be available at commercially reasonable rates and terms.
Pandemics or other outbreaks of contagious diseases and efforts to mitigate their spread have had, and could in the future have, widespread impacts on the way we operate.
The spread of COVID-19 and mitigating measures caused unprecedented disruptions to the global economy and normal business operations across sectors and countries, including the sectors and countries in which we, our Clients, insurance carriers, suppliers and other third parties operate. A resurgence of the COVID-19 pandemic, including as a result of new variants, or future pandemics or other outbreaks of contagious diseases may result in similar or worse economic implications and disruptions.
Climate risks, including the risk of an economic crisis, risks associated with the physical effects of climate change and disruptions caused by the transition to a low-carbon economy, could adversely affect our business, results of operations and financial condition.
The effects of climate change continue to create an alarming level of concern for the state of the global environment. As a result, the global business community has increased its political and social awareness surrounding the issue, and the United States has entered into international agreements in an attempt to reduce global temperatures, such as reentering the Paris Agreement. Further, the U.S. Congress, state legislatures and federal and state regulatory agencies continue to propose numerous initiatives to supplement the global effort to combat climate change. If new legislation or regulation is enacted, we could incur increased costs and capital expenditures to comply, which may impact our financial condition and operating performance.
In addition, the U.S. Federal Reserve recently identified climate change as a systemic risk to the economy. It also reported that a gradual change in investor sentiment regarding climate risk introduces the possibility of abrupt tipping points or significant swings in sentiment, which could create unpredictable follow-on effects in financial markets, and we may be negatively impacted by a general economic decline.
Moreover, if our insurance carriers fail or withdraw from offering certain lines of coverage because of large payouts related to climate change, overall risk-taking capital capacity could be negatively affected, which could reduce our ability to place certain lines of coverage and, as a result, reduce our revenues and profitability.
Furthermore, climate change may pose physical risks to our business, since it may exacerbate the frequency and intensity of unfavorable weather conditions, such as fires, hurricanes, tornadoes, drought, water shortages, rainfall or unseasonably warm weather. Overall, climate change, its effects and the resulting, unknown impact could have a material adverse effect on our financial condition and results of operations.
Our business is subject to risks related to legal proceedings and governmental inquiries.
We are subject to litigation, regulatory investigations and claims arising in the normal course of our business operations. The risks associated with these matters often may be difficult to assess or quantify and the existence and magnitude of potential claims often remain unknown for substantial periods of time. While we have insurance coverage for some of these potential claims, others may not be covered by insurance, insurance carriers may dispute coverage or any ultimate liabilities may exceed our coverage.
We may be subject to actions and claims relating to the sale of insurance, including the suitability of such products and services. Actions and claims may result in the rescission of such sales; consequently, insurance carriers may seek to recoup commissions paid to us, which may lead to legal action against us. The outcome of such actions cannot be predicted and such claims or actions could have a material adverse effect on our business, financial condition and results of operations.
We are subject to laws and regulations, as well as regulatory investigations. The insurance industry has been subject to a significant level of scrutiny by various regulatory bodies, including state attorneys general and insurance departments, concerning certain practices within the insurance industry. From time to time, we receive informational requests from governmental authorities. We have cooperated and will continue to cooperate fully with all governmental agencies.
There have been a number of revisions to existing, or proposals to modify or enact new, laws and regulations regarding insurance agents and brokers. These actions have imposed or could impose additional obligations on us with respect to our products sold. Some insurance carriers have agreed with regulatory authorities to end the payment of contingent commissions on insurance products, which could impact our commissions that are based on the volume, consistency and profitability of business generated by us.
We cannot predict the impact that any new laws, rules or regulations may have on our business and financial results. Given the current regulatory environment and the number of Branches operating in local markets throughout the country, it is possible that we will become subject to further governmental inquiries and subpoenas and have lawsuits filed against us. Regulators may raise issues during investigations, examinations or audits that could, if determined adversely, have a material impact on us. The interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact. We could also be materially adversely affected by any new industry-wide regulations or practices that may result from these proceedings.
Our involvement in any investigations and lawsuits would cause us to incur additional legal and other costs and, if we were found to have violated any laws, we could be required to pay fines, damages and other costs, perhaps in material amounts. Regardless of final costs, these matters could have a material adverse effect on us by exposing us to negative publicity, reputational damage, harm to Client relationships, or diversion of personnel and management resources.
Our business, financial condition and results of operations may be negatively affected by E&O claims.
We have significant insurance agency and brokerage operations, and are subject to claims and litigation in the ordinary course of business resulting from alleged and actual errors and omissions in placing insurance and rendering coverage advice. These activities, if any, could involve substantial amounts of money. Since E&O claims against us may allege our liability for all or part of the amounts in question, claimants may seek large damage awards. These claims can involve significant defense costs. Errors and omissions could include failure, whether negligently or intentionally, to place coverage on behalf of Clients, to provide insurance carriers with complete and accurate information relating to the risks being insured, or to appropriately apply funds that we hold in trust. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases. Given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on our results of operations, financial condition or cash flow in a given quarterly or annual period.
We have E&O insurance coverage to protect against the risk of liability resulting from our alleged and actual errors and omissions. If we exhaust or materially deplete our coverage under our E&O policy, it would have a significant adverse financial impact. Prices for this insurance and the scope and limits of the coverage terms available are dependent on our claims history as well as market conditions that are outside of our control. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages or whether our E&O insurance will cover such claims.
Competition in our industry is intense and, if we are unable to compete effectively, we may lose Clients and our financial results may be negatively affected.
The business of providing insurance products and services is highly competitive and we expect competition to intensify. To the extent that the financial services industry experiences further consolidation, we may experience increased competition from insurance carriers and the financial services industry, as a growing number of larger financial institutions increasingly, and aggressively, offer a wider variety of financial services, including insurance intermediary services. We compete for Clients on the basis of reputation, Client service, program and product offerings and our ability to tailor products and services to meet the specific needs of a Client.
We actively compete with numerous integrated financial services organizations and technology companies as well as insurance carriers and brokers, producer groups, individual insurance agents, investment management firms, independent financial planners and broker-dealers. Competition may reduce the fees that we can obtain for services provided, which would have an adverse effect on revenue and margins. Many of our competitors have greater financial and marketing resources than we do and may be able to offer products and services that we do not currently offer and may not offer in the future.
In addition, in recent years, private equity sponsors have invested tens of billions of dollars into the insurance sector, transforming existing players and creating new ones to compete with large brokers. These new competitors, alliances among competitors or mergers of competitors could emerge and gain significant market share, and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Competitors may be able to respond to the need for technological changes and innovate faster, or price their services more aggressively. They may also compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share more effectively than we do. To respond to increased competition and pricing pressure, we may have to lower the cost of our services or decrease the level of service provided to Clients, which could have an adverse effect on our business, financial condition and results of operations. In addition, a number of insurance carriers are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to brokers or other market intermediaries. Furthermore, we compete with various other companies that provide risk-related services or alternatives to traditional insurance services, including insurtech start-up companies, which are focused on using technology and innovation, including artificial intelligence, digital platforms, data analytics, robotics and blockchain, to simplify and improve the Client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate.
Underwriting management and binding authority are dependent upon contracts between us and the insurance carriers. Those contracts can be terminated by the insurance carrier with little advance notice. Moreover, upon expiration of the contract term, insurance carriers may choose to let those agreements lapse or request changes in the terms of the program, including the scope of our underwriting authority or the amount of commissions we receive, which could reduce our revenues from the program.
Poor risk selection, failure to maintain robust pricing models and failure to monitor claims activity could adversely affect our ability to renew contracts or to develop new products with new or existing insurance carriers. The termination of the services of our specialties, or a change in the terms of any of these programs, could harm our business and operating results, including the opportunity to receive contingent commissions.
Some of our competitors may be able to sustain the costs of litigation more effectively than we can because they have substantially greater resources. In the event any of such competitors initiate litigation against us, such litigation, even if without merit, could be time-consuming and costly to defend and may divert management’s attention and resources away from our business and adversely affect our business, financial condition and results of operations.
Similarly, any increase in competition due to new legislative or industry developments could adversely affect us. These developments may include:
•Increased capital raising by insurance carriers, which could result in new capital in the industry, which in turn may lead to more competition and lower insurance premiums and commissions;
•Increased sales of insurance by insurance carriers directly to Clients without the involvement of a broker or other intermediary;
•Termination of the services of our specialties, or a change in the terms of any of these programs, including the opportunity to receive contingent commissions;
•Changes in our business compensation model as a result of regulatory or competitive developments;
•Federal and state governments establishing programs to provide property insurance in catastrophe-prone areas or other alternative market types of coverage that compete with, or completely replace, insurance products offered by insurance carriers;
•Climate change regulation in the United States and around the world moving us toward a low-carbon economy, which could create new competitive pressures around innovative insurance solutions; and
•Increased competition from new market participants such as banks, accounting firms, consulting firms and Internet or other technology firms offering risk management or insurance brokerage services, or new distribution channels for insurance such as payroll firms.
New competition as a result of these or other competitive or industry developments could cause the demand for our products and services to decrease, which could in turn adversely affect our business, financial condition and results of operations.

We may lose Clients or business in our TWFG MGA offering as a result of consolidation within the retail insurance brokerage industry.
We derive a substantial portion of our TWFG MGA business from our relationships with retail insurance brokerage firms. There has been considerable consolidation in the retail insurance brokerage industry, driven primarily by the acquisition of small and mid-size retail insurance brokerage firms by larger brokerage firms, financial institutions or other organizations. We expect this trend to continue. As a result, we may lose all or a substantial portion of the business we obtain from retail insurance brokerage firms that are acquired by other firms who have their own wholesale insurance brokerage operations or established relationships with other wholesale insurance brokerage firms. To date, our business has not been materially affected by consolidation among retail insurance brokers. However, we cannot be assured that we will not be affected by industry consolidation that occurs in the future, particularly if any of our significant retail insurance brokerage Clients are acquired by retail insurance brokers with their own wholesale insurance brokerage operations or preferred relationships with wholesalers other than TWFG.
Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our competitive position and results of operations.
We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we raise additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:
•develop and enhance our product offerings;
•continue to expand our organization;
•hire, train and retain employees;
•respond to competitive pressures or unanticipated working capital requirements; or
•pursue acquisition opportunities.
An impairment of intangible assets could have a material adverse effect on our financial condition and results of operations.
As of March 31, 2024 and December 31, 2023, intangible assets represented 55.1% and 31.6%, respectively, of our total assets. Intangible assets are stated at cost, less accumulated amortization, and are amortized on the straight-line method over their respective estimated useful lives. We also evaluate our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. If we determine that intangible assets are impaired, we would be required to write down the value of these assets.
We may in the future be required to take additional intangible asset impairment charges. Any such non-cash charges could have a material adverse effect on our financial condition and results of operations.
Regulations affecting insurance carriers with which we place business affect how we conduct our operations.
Insurance carriers are also regulated by state insurance departments and are subject to reserve and other requirements. We cannot guarantee that all insurance carriers with which we do business comply with regulations instituted by state insurance departments. We may need to expend resources to address questions or concerns regarding our relationships with these insurance carriers, diverting resources away from operating our business and adversely affecting our business, financial condition and results of operations.

Because our business is highly concentrated in Texas, California and Louisiana, adverse economic conditions, natural disasters, or regulatory changes in these states could adversely affect our financial condition.
A significant portion of our business is concentrated in Texas, California and Louisiana, representing 54.7%, 16.2% and 12.4%, respectively, of our Total Written Premiums in 2023. The insurance business is primarily a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in the states identified above, we face greater exposure to unfavorable changes in regulatory conditions in those states than insurance intermediaries whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural or other disasters, or other circumstances specific to or otherwise significantly impacting these states could adversely affect our financial condition, results of operations and cash flows. We are susceptible to losses and interruptions caused by hurricanes (particularly in Texas, where our headquarters and several offices are located), earthquakes, power shortages, telecommunications failures, water shortages, floods, fire, extreme weather conditions, geopolitical events such as terrorist acts and other natural or man-made disasters. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate, or may not continue to be available at commercially reasonable rates and terms.
Non-compliance with or changes in laws, regulations or licensing requirements applicable to us could restrict our ability to conduct our business.
The industry in which we operate is subject to extensive regulation. We are subject to regulation and supervision both federally and in each applicable local jurisdiction. In general, these regulations are designed to protect Clients, insurance carriers and other parties and to protect the integrity of the financial markets, rather than to protect stockholders or creditors. Our ability to conduct business in these jurisdictions depends on our compliance with the rules and regulations promulgated by federal regulatory bodies and other regulatory authorities. Failure to comply with regulatory requirements, or changes in regulatory requirements or interpretations, could result in actions by regulators, potentially leading to fines and penalties, adverse publicity and damage to our reputation in the marketplace. There can be no assurance that we will be able to adapt effectively to any changes in law. In extreme cases, revocation of our or a subsidiary’s authority to do business in one or more jurisdictions could result from failure to comply with regulatory requirements. In addition, we could face lawsuits by Clients, insurance carriers and other parties for alleged violations of certain of these laws and regulations. It is difficult to predict whether changes resulting from new laws and regulations, as well as changes in interpretation of current laws and regulations, will affect the industry or our business and, if so, to what degree.
TWFG Agencies and employees who engage in the solicitation, negotiation or sale of insurance, or provide certain other insurance services, generally are required to be licensed individually. Insurance laws and regulations govern whether licensees may share commissions with unlicensed entities and individuals. We believe that any payments we make to third parties are in compliance with applicable laws. However, should any regulatory agency take a contrary position and prevail, we will be required to change the manner in which we pay fees to such employees or principals or require entities receiving such payments to become registered or licensed.
State insurance laws grant supervisory agencies, including state insurance departments, broad administrative authority. State insurance regulators and the National Association of Insurance Commissioners continually review existing laws and regulations, some of which affect our business. These supervisory agencies regulate many aspects of the insurance business, including the licensing of insurance brokers and agents and other insurance intermediaries, the handling of third-party funds held in trust, and trade practices, such as marketing, advertising and compensation arrangements entered into by insurance brokers and agents. This legal and regulatory oversight could reduce our profitability or limit our growth by increasing the costs of legal and regulatory compliance, and by limiting or restricting the products or services we sell, the markets we serve or enter, the methods by which we sell our products and services, and the form of compensation we can accept from our Clients, insurance carriers and third parties. Moreover, in response to perceived excessive cost or inadequacy of available insurance, states have from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers.
In the United States, the California Consumer Privacy Act (the “CCPA”) came into effect in January 2020 and introduced several new concepts to local privacy requirements, including increased transparency and rights such as access and deletion and an ability to opt out of the “sale” of personal information. Following the passage of the CCPA, multiple other U.S. states have introduced similar bills, some more comprehensive than the CCPA. This, along with a growing number of other U.S. states that are proposing new privacy laws, has created the need for multi-state compliance. We continue to monitor and adapt to this evolving privacy landscape. Additionally, also in California, one of the laws effective in 2023, the California Privacy Rights Act (the “CPRA”) has imposed additional data protection obligations on companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. The CPRA also created a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. New regulations under the CPRA are expected to impose more specific requirements under the law.
At the federal level, we are subject to, among other laws, rules and regulations, the Gramm-Leach-Bliley Act (“GLBA”), which requires financial institutions, including insurance carriers, to, among other things, periodically disclose their privacy policies and practices relating to sharing personal information and, in some cases, enables retail clients to opt out of the sharing of certain personal information with unaffiliated third parties. The GLBA also requires financial institutions to implement an information security program that includes administrative, technical and physical safeguards to ensure the security and confidentiality of client records and information. We are also subject to the rules and regulations promulgated under the authority of the Federal Trade Commission (“FTC”), which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the U.S. Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which we may be subject if passed.
There is also continued legislative interest in passing a federal privacy law. In addition to data protection laws, countries and states in the United States are enacting cybersecurity laws and regulations. For example, the New York State Department of Financial Services issued in 2017 cybersecurity regulations which imposed an array of detailed security measures on covered entities. Amendments have been proposed to these regulations that are expected to impose additional data security requirements on entities licensed to do business in New York, including the requirement to use an independent third party for audits and risk assessments. A number of states have also adopted laws covering data collected by insurance licensees that include security and breach notification requirements. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may divert resources from other initiatives and projects and could restrict the way services involving data are offered, all of which may adversely affect our results of operations.
Our acquisitions of new businesses and our continued operational changes and entry into new jurisdictions and new service offerings increase our legal and regulatory compliance complexity, as well as the type of governmental oversight to which we may be subject.
Our continuing ability to provide insurance brokerage and underwriting services in the jurisdictions in which we operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions. Also, we can be affected indirectly by the governmental regulation and supervision of insurance carriers. For instance, if we are providing our managing general underwriting services for an insurance carrier, we may have to contend with regulations affecting our Clients.
Federal, state and other regulatory authorities have focused on, and continue to devote substantial attention to, the insurance industry as well as to the sale of products or services to seniors. Regulatory review or the issuance of interpretations of existing laws and regulations may result in the enactment of new laws and regulations that could adversely affect our operations or our ability to conduct business profitably. We are unable to predict whether any such laws or regulations will be enacted and to what extent such laws and regulations would affect our business.
Changes in tax laws or regulations that are applied adversely to us or our Clients may have a material adverse effect on our business, cash flow, financial condition or results of operations.
We are subject to taxation at the federal, state and local levels in the United States and the Philippines. Our future effective tax rate and cash flows could be affected by changes in the composition of earnings in jurisdictions with differing tax rates, changes in statutory rates and other legislative changes, changes in the valuation of our deferred tax assets and liabilities, changes in determinations regarding the jurisdictions in which we are subject to tax, and our ability to repatriate earnings from foreign jurisdictions. From time to time, U.S. federal, state and local and foreign governments make substantive changes to tax rules and their application, which could result in materially higher corporate taxes than would be incurred under existing tax law and could adversely affect our financial condition or results of operations. We are subject to ongoing and periodic tax audits and disputes in U.S. federal and various state, local and foreign jurisdictions. An unfavorable outcome from any tax audit could result in higher tax costs, penalties and interest, thereby adversely affecting our financial condition or results of operations. In addition, changes in tax laws in the United States could materially affect the amount of payments that we are obligated to make under the tax receivable agreement.
In addition, we are directly and indirectly affected by new tax legislation and regulation and the interpretation of tax laws and regulations worldwide. Changes in such legislation, regulation or interpretation could increase our taxes and have an adverse effect on our operating results and financial condition. For example, the Organization for Economic Co-operation and Development and numerous jurisdictions have had an increased focus on issues concerning the taxation of multinational businesses and several related reforms have been put forth (including the implementation of a global minimum tax rate of at least 15% for large multinational businesses). These rules, should they be implemented via domestic legislation of countries or via international treaties, could have a material impact on our effective tax rate or result in higher cash tax liabilities. There can be no assurance that our tax payments, tax credits, or incentives will not be adversely affected by these or other initiatives.
Proposed tort reform legislation, if enacted, could decrease demand for casualty insurance, thereby reducing our commission revenues.
Legislation concerning tort reform has been considered, from time to time, in the U.S. Congress and in several state legislatures. Among the provisions considered in such legislation have been limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits. Enactment of these or similar provisions by Congress, or by states in which we sell insurance, could reduce the demand for casualty insurance policies or lead to a decrease in policy limits of such policies sold, thereby reducing our commission revenues.
Our handling of Client funds and surplus lines taxes exposes us to complex fiduciary regulations.
In certain cases, within our Insurance Services offering, we collect premiums from Clients of all of our agencies and, after deducting our commissions and fees, remit the premiums to insurance carriers. We also collect surplus line taxes for remittance to state taxing authorities. Additionally, within TWFG MGA, we have agreements with certain insurance carriers whereby we remit claim payments or premium refunds to the Clients on behalf of the insurance carriers. Consequently, at any given time, we may hold funds of our Clients, insurance carriers and taxes, and we are subject to various laws and regulations governing the holding, management, and investing of these Client and tax funds. Any loss, theft or misappropriation of these funds, caused by employee or third-party fraud, execution of unauthorized transactions, errors relating to transaction processing, or other events could subject us, in addition to claims brought forth by Clients, insurance carriers and insurance intermediaries, to fines, penalties and reputational risk as a result of fiduciary breach and adversely affect our results of operations.

While we are in possession of Client and insurance carrier premiums and surplus line taxes, we may invest those funds in interest-bearing demand deposit accounts with banks. If the bank with which they are held experiences any illiquidity or insolvency event, we may not be able to access Client funds timely, if at all, which could significantly affect our results of operations and financial condition and expose us to additional legal and regulatory fines or sanctions. See also “—We could incur substantial losses from our cash and investment accounts if one of the financial institutions that we use fails or is taken over by the U.S. Federal Deposit Insurance Corporation (“FDIC”).”
Regulatory oversight generally also includes licensing of insurance brokers and agents, MGA or general underwriting operations, and the regulation of the handling and investment of Client, insurance carrier and tax funds held in trust.
Our results may be adversely affected by changes in the mode of compensation in the insurance industry.
In the past, state regulators have scrutinized the manner in which insurance brokers are compensated. For example, in October 2004, the Attorney General of the State of New York brought charges against members of the insurance brokerage community. Given that the insurance brokerage industry has faced scrutiny from regulators in the past over its compensation practices, and the transparency and discourse to Clients regarding brokers’ compensation, it is possible that regulators may choose to revisit the same or other practices in the future. If they do so, compliance with new regulations along with any sanctions that might be imposed for past practices deemed improper could have an adverse impact on our future results of operations and inflict significant reputational harm on our business.
If we are unable to apply technology effectively in driving value for our Clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, Client relationships, growth and compliance programs could be adversely affected.
Our future success depends, in part, on our ability to anticipate and respond effectively to the threat of digital disruption and other technology change. These may include new applications or insurance-related services based on artificial intelligence, machine learning, robotics, blockchain or new approaches to data mining. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants (for example, through disintermediation) or new entrants such as technology companies, insurtech start-up companies and others. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, Client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, Client relationships, growth and compliance programs.
In some cases, we depend on key vendors and other third parties to provide technology and other support for our strategic initiatives. If these third parties fail to perform their obligations or cease to work with us, our ability to execute on our strategic initiatives could be adversely affected.
Our business performance and growth plans could be negatively affected if we are not able to gain internal efficiencies through the application of technology or effectively apply technology in driving value for our Clients through innovation and technology-based solutions. Conversely, investments in internal systems or innovative product offerings may fail to yield sufficient return to cover their investments and the attention of the management team could be diverted.
Our success depends, in part, on our ability to develop and implement technology-based solutions that anticipate or keep pace with rapid and continuing changes in technology, industry standards, and Client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis. The effort to gain technological expertise, develop new technologies in our business, keep pace with technologies, and achieve internal efficiencies through technology require us to incur significant expenses and attract talent with the necessary skills. There is no assurance that our technological investments in internal systems and digital distribution platforms will achieve the intended efficiencies, and such unrealized savings or benefits could affect our results of operations. There is no assurance that our technological investments will properly facilitate our operational needs, and any failure of technology and automated systems to function or perform as expected could harm our operations, business and financial condition.
Additionally, if we cannot offer new technologies as quickly as our competitors, if our competitors develop more cost-effective technologies, or if our ideas are not accepted in the marketplace, it could have a material adverse effect on our ability to obtain and complete Client engagements.
We are continually developing and investing in innovative and novel service offerings that we believe will address needs that we identify in the markets. Nevertheless, for those efforts to produce meaningful value, we are reliant on a number of other factors, some of which are outside of our control. For example, starting each de novo MGA or insurance program takes a certain amount of investment before we are able to secure insurance carriers to support the underwriting, which is a precursor to entering the marketplace. Even after securing insurance carriers, we may not be able to compete effectively with other products in the marketplace on pricing, terms and conditions in order to be successful. The development and implementation of these offerings also may divert the attention of our management team.
We rely on the availability and performance of information technology services provided by third parties.
While we maintain some of our critical information technology systems, we are also dependent on third-party service providers to provide important information technology services relating to, among other things, agency management services, sales and service support, electronic communications and certain finance functions. If the service providers to which we outsource these functions do not perform effectively, we may not be able to achieve the expected cost savings and may have to incur additional costs to correct errors made by such service providers. Depending on the function involved, such errors may also lead to business disruption, processing inefficiencies, the loss of or damage to intellectual property through security breach, the loss of confidential proprietary or personal data (including sensitive personal data) through a security breach, or otherwise. While we or any of our third-party service providers have not experienced any material disruption, failure or breach impacting our or their information technology systems, any such disruption, failure or breach could adversely affect our business, financial condition and results of operations.
We rely on data from our Clients, third parties and insurance carriers for pricing and underwriting our insurance policies, the unavailability or inaccuracy of which could limit the functionality of our products and disrupt our business.
We use data, technology and intellectual property licensed from unaffiliated third parties in certain of our products, including insurance industry proprietary information that we license from third parties, and we may license additional third-party technology and intellectual property in the future. Any errors or defects in this third-party technology and intellectual property could result in errors that could harm our brand and business. In addition, licensed technology and intellectual property may not continue to be available on commercially reasonable terms, or at all. Also, should any third party refuse to license its proprietary information to us on the same terms that it offers to our competitors, we could be placed at a significant competitive disadvantage.
Further, although we believe that there are currently adequate replacements for the third-party technology and intellectual property we presently use, the loss of our right to use any of this technology and intellectual property could result in delays in producing or delivering affected products until equivalent technology or intellectual property is identified, licensed or otherwise procured, and integrated. Our business would be disrupted if any technology and intellectual property we license from others or functional equivalents of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required either to attempt to redesign our products to function with technology and intellectual property available from other parties or to develop these components ourselves, which would result in increased costs and could result in delays in product sales and the release of new product offerings. Alternatively, we might be forced to limit the features available in affected products. Any of these results could harm our business, results of operations and financial condition.
We have debt outstanding, and the ability to borrow significantly greater amounts under our Revolving Credit Agreement (as defined below), which could adversely affect our financial flexibility, and our Credit Agreements (as defined below) subject us to restrictions and limitations that could significantly impact our ability to operate our business.
As of the date of this prospectus, we had total debt outstanding under our Credit Agreements of approximately $47.8 million, consisting of $41.0 million outstanding under our Revolving Credit Agreement and $6.8 million outstanding under our Term Loan Credit Agreement, which total debt is secured by substantially all of our assets including rights to future commissions. For the three months ended March 31, 2024 and the year ended December 31, 2023, we had debt servicing costs of $0.8 million and $1.0 million, respectively, all of which were attributable to interest and fees. In addition, under our Revolving Credit Agreement, we have the ability to borrow from time to time up to a principal amount of $50.0 million. The level of debt we have outstanding during any period could adversely affect our financial flexibility. We also bear risk at the time the debt matures. Our ability to make interest and principal payments, to refinance our debt obligations and to fund our planned capital expenditures will depend on our ability to generate cash from operations. Our ability to generate cash from operations is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, such as an environment of rising interest rates. The need to service our indebtedness will also reduce our ability to use cash for other purposes, including working capital, dividends to stockholders, acquisitions, capital expenditures, share repurchases, and general corporate purposes. Any failure to make payments of interest on or principal of our outstanding indebtedness on a timely basis would likely result in a reduction of our credit worthiness, which would also harm our ability to incur additional indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, and investments, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on favorable terms, or at all. We may not be able to refinance any of our indebtedness on favorable terms, or at all, which may not permit us to meet our scheduled debt service obligations. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service obligations. If we cannot meet our debt service obligations, the holders of our indebtedness may accelerate such indebtedness and, to the extent such indebtedness is secured, foreclose on our assets. In such an event, we may not have sufficient assets to repay all of our indebtedness.
The Credit Agreements governing our debt contain covenants that, among other things and subject to certain exceptions, restrict our ability to make restricted payments, incur additional debt, engage in asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business or make investments. In addition, the Credit Agreements contain financial covenants that require us, subject to certain exceptions, to maintain a Consolidated Debt Service Coverage Ratio (as defined in the Revolving Credit Agreement) of at least 1.50 to 1.00 and a Consolidated Leverage Ratio (as defined in the Revolving Credit Agreement) of not more than 2.00 to 1.00, in each case, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, and as of March 31, 2024 and December 31, 2023, we are in compliance with each such covenant. The restrictions in the Credit Agreements governing our debt may prevent us from taking actions that we believe would be in the best interest of our business and our stockholders and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional or more restrictive covenants that could affect our financial and operational flexibility, including our ability to pay dividends. We cannot make any assurances that we will be able to refinance our debt or obtain additional financing on terms acceptable to us, or at all. A failure to comply with the restrictions under the Credit Agreements could result in a default or could require us to obtain waivers from our lenders for failure to comply with these restrictions. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could cause our obligations with respect to our debt to be accelerated and have a material adverse effect on our business, financial condition and results of operations.
Changes to TWFG Holding Company, LLC’s ownership, that of the guarantors under the Credit Agreements or our ownership could trigger a change of control default under our Credit Agreements.
Following this offering, a change of control default under our Credit Agreements will be triggered if: (i) any person or group (other than the Pre-IPO LLC Members or Richard F. (“Gordy”) Bunch III and his affiliates) acquires beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) of more than 35% of the total voting power represented by our outstanding voting stock, (ii) we cease to be the managing member of TWFG Holding Company, LLC, (iii) any person (other than us, the Pre-IPO LLC Members or Richard F. (“Gordy”) Bunch III and his affiliates) owns more than 35% of the membership interests of TWFG Holding Company, LLC or (iv) TWFG Holding Company, LLC shall cease to own, free and clear of all liens or other encumbrances (other than Permitted Liens as defined in our Credit Agreements), 100% of the outstanding voting equity interests of each guarantor (other than us) on a fully diluted basis, except as a result of a merger, consolidation or disposition permitted under the Credit Agreement. Such a default could result in the acceleration of repayment of our and our subsidiaries’ indebtedness, including borrowings under our Term Loan Credit Agreement (as defined below) and any amounts then outstanding under the Revolving Credit Agreement if not waived by the lenders under our Credit Agreements. Any acceleration of repayment of our and our subsidiaries’ indebtedness may negatively affect our financial condition and operating results. In addition, we may not have sufficient funds to finance repayment of any of such indebtedness upon any such change of control.
Any acceleration of repayment of our and our subsidiaries’ indebtedness may negatively affect our financial condition and operating results. In addition, we may not have sufficient funds to finance repayment of any of such indebtedness upon any such change of control.
We may require additional debt financing in the future, which may not be available or may be available only on unfavorable terms.
We may need to raise additional funds through debt financings or access funds through existing or new credit facilities. Any debt financing or refinancing, if available at all, may be on terms that are not favorable to us. Our access to funds under our Credit Agreements are dependent on the ability of the banks that are parties to Credit Agreements to meet their funding commitments. If we cannot obtain adequate capital or sources of credit on favorable terms, or at all, our business, results of operations, and financial condition could be adversely affected.
Our business, and therefore our results of operations and financial condition, may be adversely affected by further changes in the U.S.-based credit markets.
Although we are not currently experiencing any limitation of access to our Credit Agreements and are not aware of any issues impacting the ability or willingness of our lenders under such Credit Agreements to honor their commitments to extend us credit, the failure of a lender could adversely affect our ability to borrow under those Credit Agreements, which over time could negatively impact our ability to consummate acquisitions or make other capital expenditures. Tightening conditions in the credit markets could adversely affect the availability and terms of future borrowings or renewals or refinancing.
Our credit ratings are subject to change.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of our securities. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing agency. Each agency’s rating should be evaluated independently of any other agency’s rating.
Changes in interest rates and deterioration of credit quality could reduce the value of our cash balances and adversely affect our financial condition or results.
Operating funds available for corporate use were $22.6 million and $39.3 million at March 31, 2024 and December 31, 2023, respectively, and are reported in cash and cash equivalents. Restricted cash held on behalf of Clients and insurance carriers was $8.9 million and $7.2 million at March 31, 2024 and December 31, 2023, respectively, are reported as restricted cash on the statement of financial position. We may experience reduced investment earnings on our cash and short-term investments of restricted and operating funds if the yields on investments deemed to be low risk remain at or near their current low levels or fall below their current levels, or if negative yields on deposits or investments are experienced. On the other hand, higher interest rates could result in a higher discount rate used by investors to value our future cash flows thereby resulting in a lower valuation of the Company. In addition, during times of stress in the banking industry, counterparty risk can quickly escalate, potentially resulting in substantial losses for us as a result of our cash or other investments with such counterparties, as well as substantial losses for our Clients and the insurance carriers with which we work.
Our premium finance referral business is exposed to some of the economic risks of premium finance companies, including a higher risk of delinquency or collection, and could expose us to losses.
We assist in the placement of premium finance solutions through IPFS Corporation (“IPFS”), an entity licensed to refer premium financing arrangements, for the payment of premiums due on insurance coverage. While we are licensed to originate loans, at present we exclusively distribute on behalf of third-party capital providers. Nonetheless, as a participant in the placement of premium financing, IPFS is dependent upon the success of the companies to which we make referrals. Insurance premium finance arrangements involve a different, and possibly higher, risk of delinquency or collection than our other operations because these loans are originated, and many times funded, through relationships with unaffiliated insurance retail brokers and agent. If our referrals default on premium finance arrangements at a rate which is found to be unacceptable, premium finance companies might in the future refuse to accept referrals from us.
We could incur substantial losses from our cash and investment accounts if one of the financial institutions that we use fails or is taken over by the U.S. Federal Deposit Insurance Corporation (“FDIC”).
We maintain cash and investment balances, including funds held in trust, at a limited number of depository institutions in amounts that are significantly in excess of the limits insured by the FDIC. If one or more of the depository institutions with which we maintain significant cash balances were to fail or be taken over by the FDIC, our ability to access these funds might be temporarily or permanently limited, and we could face material liquidity problems and potential material financial loss.
If any of our MGA programs are terminated or changed, our business and operating results could be harmed.
In our underwriting management specialty, we act as an MGA for insurance carriers that have given us authority to underwrite and bind coverage on their behalf. Our underwriting management specialty generated 18% and 20% of our consolidated total revenue for 2023 and 2022, respectively. Our MGA programs are governed by contracts between us and the participating insurance carriers. These contracts establish, among other things, the underwriting and pricing guidelines for the program, the scope of our authority and our commission rates for policies that we underwrite under the program. These contracts typically can be terminated by the insurance carrier with very little advance notice. Moreover, upon expiration of the contract term, insurance carriers may request changes in the terms of the program, including the amount of commissions we receive, which could reduce our revenues from the program. The termination of any of our MGA programs, or a change in the terms of any of these programs, could harm our business and operating results. We cannot be assured that lost insurance capacity can be replaced or that other MGA programs will not be terminated or modified in the future. Moreover, we cannot be assured that we will be able to replace any of our MGA programs that are terminated with a similar program with other insurance carriers.
If our underwriting models contain errors or are otherwise ineffective, our reputation and relationships with insurance carriers, retail brokers and agents could be harmed.
Our ability to attract insurance carriers, retail brokers and agents to our TWFG MGA programs and binding authority operations is significantly dependent on our ability to effectively evaluate risks in accordance with insurance carrier underwriting policies. Our business depends in part on the accuracy and success of our underwriting model and the skill of our underwriters. To conduct this evaluation, we use proprietary underwriting models and third-party tools. If any of the models or tools that we use contain programming or other errors or are ineffective, if the data provided by Clients or third parties is incorrect or stale, or if we are unable to obtain accurate data from Clients or third parties, our pricing and approval process could be negatively affected, resulting in potential violations of underwriting authority and loss of business. This could damage our reputation and relationships with insurance carriers, retail brokers and agents, which could harm our business, financial condition and results of operations.
If we are unable to collect our receivables, our results of operations and cash flows could be adversely affected.
Our business depends on our ability to obtain payment from insurance carriers of the amounts they owe us for the work we perform. As of March 31, 2024 and December 31, 2023, our receivables for our commissions and fees were approximately $19.7 million and $19.1 million, respectively, or approximately 11.4% and 11.0%, respectively, of our total annual revenues in 2023.
Macroeconomic or political conditions could result in financial difficulties for insurance carriers, which could cause insurance carriers to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance or default on their payment obligations to us.
Conditions impacting insurance carriers or other parties that we do business with may impact us.
We have a significant amount of accounts receivable from insurance carriers with which we place insurance. If those insurance carriers were to experience liquidity problems or other financial difficulties, we could encounter delays or defaults in payments owed to us, which could have a significant adverse impact on our financial condition and results of operations. The potential for an insurance carrier to cease writing insurance we offer our Clients could negatively impact overall capacity in the industry, which in turn could have the effect of reduced placement of certain lines and types of insurance and reduced revenue and profitability for us. Questions about an insurance carrier’s perceived stability or financial strength may contribute to such insurance carriers’ strategic decisions to focus on certain lines of insurance to the detriment of others. The failure of an insurance carrier with which we place insurance could result in E&O claims against us by our Clients, and the failure of our insurance carriers could make the E&O insurance we rely upon cost prohibitive or unavailable, which could have a significant adverse impact on our financial condition and results of operations. In addition, if any of our insurance carriers merge or if one of our large insurance carriers fails or withdraws from offering certain lines of insurance, overall risk-taking capital capacity could be negatively affected, which could reduce our ability to place certain lines of insurance and, as a result, reduce our commissions and fees and profitability. Such failures or insurance withdrawals on the part of our insurance carriers could occur for any number of reasons, including large unexpected payouts related to climate change or other emerging risk areas.

Our business may be harmed if we lose our relationships with insurance carriers, fail to maintain good relationships with insurance carriers, become dependent upon a limited number of insurance carriers or fail to develop new insurance carrier relationships.
Our business typically enters into contractual agency relationships with insurance carriers that are sometimes unique to TWFG, but non-exclusive and terminable on short notice by either party for any reason. In many cases, insurance carriers also have the ability to amend the terms of our agreements unilaterally on short notice. Insurance carriers may be unwilling to allow us to sell their existing or new insurance products or may amend our agreements with them, for a variety of reasons, including for competitive or regulatory reasons or because of a reluctance to distribute their products through our platform. Insurance carriers may decide to rely on their own internal distribution channels, choose to exclude us from their most profitable or popular products, or decide not to distribute insurance products in individual markets in certain geographies or altogether. The termination or amendment of our relationship with an insurance carrier could reduce the variety of insurance products we offer. We also could lose a source of, or be paid reduced commissions for, future sales and could reduce or lose renewal revenue for past sales. Our business could also be harmed if we fail to develop new insurance carrier relationships.
In the future, it may become necessary for us to offer insurance products from a reduced number of insurance carriers or to derive a greater portion of our revenues from a more concentrated number of insurance carriers as our business and the insurance industry evolve. Should our dependence on a smaller number of insurance carriers increase, whether as a result of the termination of insurance carrier relationships, insurance carrier consolidation or otherwise, we may become more vulnerable to adverse changes in our relationships with our insurance carriers, particularly in states where we offer insurance products from a relatively small number of insurance carriers or where a small number of insurance carriers dominate the market. The termination, amendment or consolidation of our relationship with our insurance carriers could harm our business, financial condition and results of operations.
In connection with the implementation of our corporate strategies, we face risks associated with the acquisition or disposition of businesses, the entry into new lines of business, the integration of acquired businesses and the growth and development of these businesses.
In pursuing our corporate strategy, we may acquire other businesses or dispose of or exit businesses we currently own. The success of this strategy is dependent upon our ability to identify appropriate acquisition and disposition targets, negotiate transactions on favorable terms, complete transactions and, in the case of acquisitions, successfully integrate them into our existing businesses. If a proposed transaction is not consummated, the time and resources spent in researching it could adversely result in missed opportunities to locate and acquire other businesses. If acquisitions are made, there can be no assurance that we will realize the anticipated benefits of such acquisitions, including, but not limited to, revenue growth, operational efficiencies or expected synergies. If we dispose of or otherwise exit certain businesses, there can be no assurance that we will not incur certain disposition related charges, or that we will be able to reduce overhead related to the divested assets.
From time to time, either through acquisitions or internal development, we may enter new lines of business or offer new products and services within existing lines of business. These new lines of business or new products and services may present additional risks, particularly in instances where the markets are not fully developed. Such risks include the investment of significant time and resources; the possibility that these efforts will not be successful; the possibility that marketplace does not accept our products or services, or that we are unable to retain Clients that adopt our new products or services; and the risk of additional liabilities associated with these efforts. In addition, many of the businesses that we acquire and develop will likely have significantly smaller scales of operations prior to the implementation of our growth strategy. If we are not able to manage the growing complexity of these businesses, including improving, refining or revising our systems and operational practices, and enlarging the scale and scope of the businesses, our business may be adversely affected. Other risks include developing knowledge of and experience in the new business, integrating the acquired business into our systems and culture, recruiting professionals and developing and capitalizing on new relationships with experienced market participants. External factors, such as compliance with new or revised regulations, competitive alternatives and shifting market preferences may also impact the successful implementation of a new line of business. Failure to manage these risks in the acquisition or development of new businesses could materially and adversely affect our business, financial condition and results of operations.
Our success depends, in part, on our ability to attract and retain qualified talent, including our senior management team.
We depend upon members of our senior management team, who possess extensive knowledge and a deep understanding of our business and strategy. We could be adversely affected if we fail to plan adequately for the succession of these leaders, including our Chief Executive Officer. Although we operate with a decentralized management system, the loss of our senior managers or other key personnel, or our inability to continue to identify, recruit and retain such personnel, could materially and adversely affect our business, financial condition and results of operation. The loss of our Chief Executive Officer may result in our insurance carriers terminating their contracts with us.
We could also be adversely affected if we fail to attract and retain talent and foster a diverse and inclusive workplace throughout our organization. Competition for talent is intense in many areas of our business. In addition, our industry has experienced competition for leading brokers and in the past we have lost key brokers and groups of brokers, along with their clients, business relationships and intellectual property directly to our competition. We enter into agreements with our Branches, which prohibit them from disclosing confidential information or soliciting our Clients, prospects and employees upon termination of the Branch agreement. Although we pursue legal actions for alleged breaches of non-compete or other restrictive covenants, theft of trade secrets, breaches of fiduciary duties, intellectual property infringement and related causes of action, such legal actions may not be effective in preventing such breaches, theft or infringement. In addition, the FTC recently proposed a rule that would prevent employers from entering into non-competes with employees and require employers to rescind existing non-competes. If this rule goes into effect, or if we fail to adequately address any of the issues referred to above, we could experience a material adverse effect on our business, operating results and financial condition.
If we cannot maintain the valuable aspects of our Company’s culture as we grow, our business may be harmed.
We believe that our Company’s culture, including our management philosophy, has been a critical component to our success and that our culture creates an environment that drives and perpetuates our overall business strategy. We have invested substantial time and resources in building our team and we expect to continue to hire aggressively as we expand. As we grow and mature, we may find it difficult to maintain the valuable aspects of our Company’s culture.
Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively and execute on our business strategy. If we are unsuccessful in recruiting, hiring, training, managing and integrating new employees, or retaining our existing employees, or if we fail to preserve the valuable aspects of our Company’s culture, it could materially impair our ability to service and attract new Clients, all of which would materially and adversely affect our business, financial condition and results of operations.
Damage to our reputation could have a material adverse effect on our business.
Our reputation is one of our key assets. We advise our Clients on and provide services related to a wide range of subjects and our ability to attract and retain Clients is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. If a Client is not satisfied with our services, it could cause us to incur additional costs and impair profitability or lose the Client relationship altogether, which may negatively impact other Clients’ perception regarding us. Our success is also dependent on maintaining a good reputation with existing and potential employees, investors, regulators and the communities in which we operate. Negative perceptions or publicity regarding these or other matters, including our association with Clients, agents or business partners who themselves have a damaged reputation, or from actual or alleged conduct by us or our employees, could damage our reputation. Any resulting erosion of trust and confidence among existing and potential Clients, regulators and other parties important to the success of our business could make it difficult for us to attract new Clients and maintain existing ones, which could have a material adverse effect on our business, financial condition and results of operations.
We rely on third parties to perform key functions of our business operations enabling our provision of services to our Clients. These third parties may act in ways that could harm our business.
We rely on third parties, and in some cases subcontractors, to provide services, data and information such as technology, information security, funds transfers, data processing, support functions and administration that are critical to the operations of our business. These third parties include correspondents, agents and other brokerage and intermediaries, insurance markets, data providers, plan trustees, payroll service providers, benefits administrators, software and system vendors, health plan providers, and providers of human resources, among others. As we do not fully control the actions of these third parties, we are subject to the risk that their decisions, actions, or inactions may adversely impact us, and replacing these service providers could create significant delay and expense. A failure by third parties to comply with service-level agreements or regulatory or legal requirements in a high-quality and timely manner, particularly during periods of our peak demand for their services, could result in economic and reputational harm to us. In addition, we face risks as we transition from in-house functions to third-party support functions and providers that there may be disruptions in service or other unintended results that may adversely affect our business operations. These third parties face their own technology, operating, business and economic risks, and any significant failures by them, including the improper use or disclosure of confidential client, employee or company information, could cause harm to our business and reputation. If one or more of these third parties, whether negligently or intentionally, fails to provide the risk-bearing insurance, capital as agreed, mishandles or misappropriates funds, or otherwise fails to properly provide products and services as expected, we face potential liability for damages and reputational harm. An interruption in or the cessation of service by any service provider as a result of systems failures, cybersecurity incidents, capacity constraints, financial difficulties, or for any other reason could disrupt our operations, impact our ability to offer certain products and services, and result in contractual or regulatory penalties, liability claims from Clients or employees, damage to our reputation, and harm to our business.
Our ability to attract and retain Clients, employees, investors, capital and insurer trading partners is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these matters could erode trust and confidence and damage our reputation among existing and potential Clients which in turn could make it difficult for us to maintain existing Clients and attract new ones. Damage to our reputation due to a failure to proactively communicate to stakeholders on changes in strategy and business plans could further affect the confidence of our Clients, regulators, creditors, investors, insurer trading partners and other parties that are important to our business, having a material adverse effect on our business, ability to raise capital, financial condition, and results of operations.
Our growth strategy may involve opening new offices, entering new product lines or establishing new distribution channels, and will involve hiring new brokers and underwriters, which will require substantial investment by us and may adversely affect our results of operations and cash flows in a particular period.
Our ability to grow organically depends in part on our ability to open new offices, enter new product lines, establish new distribution channels and recruit new wholesale brokers and underwriters. We can provide no assurances that we will be successful in any efforts to open new offices, develop de novo product lines, establish new distribution channels or hire new wholesale brokers or underwriters. The costs of opening a new office, entering a new product line, establishing a new distribution channel and hiring the necessary personnel to staff the office can be substantial, and we often are required to commit to multi-year, non-cancellable lease agreements. The cost of investing in new offices, brokers and underwriters may affect our results of operations and cash flows in a particular period. Moreover, we cannot assure you that we will be able to recover our investment in new offices, brokers or underwriters or that these offices, brokers and underwriters will achieve profitability.
Increasing scrutiny and changing expectations from investors, Clients and our employees with respect to our environmental, social and governance (“ESG”) practices may impose additional costs on us or expose us to new or additional risks.
There is increased focus, including from governmental organizations, investors, employees and Clients, on ESG issues such as environmental stewardship, climate change, diversity and inclusion, pay equity, racial justice, workplace conduct and cybersecurity and data privacy. There can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Negative public perception, adverse publicity or negative comments in social media, including as a result of actions taken by companies we acquire before the acquisition, could damage our reputation, or harm our relationships with regulators and the communities in which we operate, if we do not, or are not perceived to, adequately address these issues. Any harm to our reputation could impact employees’ engagement and retention and the willingness of Clients and insurance carriers to do business with us.
It is possible that stakeholders may not be satisfied with our ESG practices or the speed of their adoption. Actual or perceived shortcomings with respect to our ESG initiatives and reporting could negatively impact our business. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices.
In addition, a variety of organizations have developed ratings to measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. Investments in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Unfavorable ratings of our company or our industry, as well as omission of inclusion of our stock into ESG-oriented investment funds may lead to negative investor sentiment and the diversion of investment to other companies or industries, which could have a negative impact on our stock price.
Risks relating to our Branch business
The failure to attract and retain highly qualified independent branches could compromise our ability to expand the TWFG network.
Our most important asset is the people in our network, and the success of TWFG depends largely on our ability to attract and retain high quality independent branches. The nature of Branch relationships can give rise to conflict. For example, Branches or agents may become dissatisfied with the amount of contractual fees owed under Branch or other applicable arrangements, particularly in the event that we decide to increase fees further. They may disagree with certain network-wide policies and procedures, including policies such as those dictating brand standards or affecting their marketing efforts. They may also be disappointed with any marketing campaigns designed to develop our brand. There are a variety of reasons why our Branch relationships can give rise to conflict. If we experience any conflicts with our Branches on a large scale, our Branches may file lawsuits against us or they may seek to disaffiliate with us, which could also result in litigation. These events may, in turn, materially and adversely affect our business, financial condition and results of operations.
Our financial results are affected directly by the operating results of Branches and independent agents, over whom we do not have direct control.
Our Branches generate revenue in the form of commissions. Accordingly, our financial results depend upon the operational and financial success of our Branches and their agents. If industry trends or economic conditions are not sustained or do not continue to improve, our Branches’ financial results may worsen and our revenue may decline.

We rely in part on our Branches and the manner in which they operate their locations to develop and promote our business. Although we have developed criteria to evaluate and screen prospective independent branches, we cannot be certain that our Branches will have the business acumen or financial resources necessary to operate successful Branches in their Branch areas. Moreover, despite our training, support and monitoring, Branches may not successfully operate in a manner consistent with our standards and requirements, or may not hire and train qualified personnel. The failure of our Branches to operate their Branches successfully could have a material adverse effect on us, our reputation, our brand and our ability to attract prospective Branches and could materially adversely affect our business, financial condition or results of operations.
Our Branches and agents could take actions that could harm our business.
Our Branches are independent businesses and the agents who work within these brokerages are independent contractors and, as such, are not our employees, and we do not exercise control over their day-to-day operations. Our Branches may not operate their insurance brokerage businesses in a manner consistent with industry standards, or may not attract and retain qualified agents. If Branches were to provide diminished quality of service to Clients, engage in fraud, defalcation, misconduct or negligence or otherwise violate the law, our image and reputation may suffer materially and we may become subject to liability claims or regulatory claims based upon such actions of our Branches and agents. Any such incidence could adversely affect our results of operations.
Brand value can be severely damaged even by isolated incidents, particularly if the incidents receive considerable negative publicity or result in litigation. Some of these incidents may relate to the way we manage our relationship with our Branches, our growth strategies or the ordinary course of our business or our Branches’ business. Other incidents may arise from events that are or may be beyond our control and may damage our brand, such as actions taken (or not taken) by one or more Branches or their agents relating to health, safety, welfare or other matters; litigation and claims; failure to maintain high ethical and social standards for all of our operations and activities; failure to comply with local laws and regulations; and illegal activity targeted at us or others. Our brand value could diminish significantly if any such incidents or other matters erode consumer confidence in us, which may result in a decrease in our total agent count and, ultimately, lower continuing commissions, which in turn would materially and adversely affect our business, financial condition and results of operations.
We are subject to a variety of additional risks associated with Branches.
Our Branch system subjects us to a number of risks, any one of which may harm the reputation associated with our brand, and may materially and adversely impact our business and results of operations.
Our agreements with our Branches require each Branch to maintain E&O insurance. Certain extraordinary claims or losses, however, may not be covered, and insurance may not be available (or may be available only at prohibitively expensive rates). Moreover, any loss incurred could exceed policy limits or the Branch could lack the required insurance at the time the claim arises, in breach of the insurance requirement, and policy payments made to Branches may not be made on a timely basis. Any such loss or delay in payment could have a material and adverse effect on a Branch’s ability to satisfy its obligations under its Branch agreement, including its ability to make payments for contractual fees or to indemnify us.
Failure to support our expanding Branch system could have a material adverse effect on our business, financial condition or results of operations.
Our growth strategy depends in part on expanding our Branch network, which will require the implementation of enhanced business support systems, management information systems, financial controls and other systems and procedures as well as additional management, Branch support and financial resources. We may not be able to manage our expanding Branch system effectively. Failure to provide our Branches with adequate support and resources could materially adversely affect both our new and existing Branches as well as cause disputes between us and our Branches and potentially lead to material liabilities. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.
We cannot predict with certainty the costs of defense, the costs of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business and financial condition.
Such litigation and other proceedings may include, but are not limited to, complaints from or litigation by Branches, usually related to alleged breaches of contract or wrongful termination under the Branch agreements, actions relating to intellectual property, infringement, misappropriation or other violation, commercial arrangements and Branch arrangements.
In addition, litigation against a Branch or its agents by third parties, whether in the ordinary course of business or otherwise, may also include claims against us for liability by virtue of the Branch relationship. As our market share increases, competitors may pursue litigation to require us to change our business practices or offerings and limit our ability to compete effectively. Even claims without merit can be time-consuming and costly to defend and may divert management’s attention and resources away from our business and adversely affect our business, financial condition and results of operations. Branches may fail to obtain insurance naming TWFG, Inc. as an additional insured on such claims. In addition to increasing Branches’ costs and limiting the funds available to pay us contractual fees and reducing the execution of new Branch agreements, claims against us (including vicarious liability claims) divert our management resources and could cause adverse publicity, which may materially and adversely affect us and our brand, regardless of whether such allegations are valid or whether we are liable. A substantial unsatisfied judgment against us or one of our subsidiaries could result in bankruptcy, which would materially and adversely affect our business, financial condition and results of operations.
We may not be able to manage growth successfully.
In order to successfully expand our business, we must effectively recruit, develop and motivate new independent branches, and we must maintain the beneficial aspects of our corporate culture. We may not be able to hire new employees with the expertise necessary to manage our growth quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully develop our Branches, our Branches’ and employee morale, productivity and retention could suffer, and our brand and results of operations could be harmed. Effectively managing our potential growth could require significant capital expenditures and place increasing demands on our management. We may not be successful in managing or expanding our operations or in maintaining adequate financial and operating systems and controls. If we do not successfully manage these processes, our brand and results of operations could be adversely affected.
Risks relating to intellectual property and cybersecurity
Our business is dependent upon information processing systems. Security or data breaches, cyberattacks or other similar incidents with respect to our or our vendors’ information processing systems may hurt our business, damage our reputation and negatively impact Client retention and insurance carrier relationships.
Our ability to provide services and to create and maintain comprehensive tracking and reporting of Client accounts depends in part on our capacity to store, retrieve and process data, manage significant databases and expand and periodically upgrade our information processing capabilities. As our operations evolve, we will need to continue to make investments in new and enhanced information systems. As our information system providers revise and upgrade their hardware, software and equipment technology, we may encounter difficulties in integrating these new technologies into our business. Interruption or loss of our information processing capabilities or adverse consequences from implementing new or enhanced systems could have a material adverse effect on our business, financial condition and results of operations.
In the course of providing services, we may electronically store or transmit personally identifiable information (including sensitive personal information), such as social security numbers or credit card or bank information, of Clients or employees of Clients. Breaches in data security or infiltration by unauthorized persons of our network security could cause interruptions in operations and damage to our reputation, among other adverse impacts. While we maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information, we cannot entirely eliminate the risk of improper access to or disclosure of personally identifiable information nor the related costs we incur to mitigate the consequences from such events. Data privacy and cybersecurity laws, rules and regulations are matters of growing public concern and are continuously changing in the states in which we operate. The failure to adhere to or successfully implement procedures to respond to these regulations could result in legal liability or impairment to our reputation.
Further, despite security measures taken by us and our vendors, our systems and those of our vendors may be vulnerable to physical break-ins, unauthorized access, viruses or other disruptive problems. If our systems or facilities were infiltrated or damaged, our Clients could experience data loss, financial loss and significant business interruption leading to a material adverse effect on our business, financial condition and results of operations. We may be required to expend significant additional resources to modify protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications.
Our business depends on a strong brand, and any failure to maintain, protect and enhance our brand would hurt our ability to grow our business, particularly in new markets where we have limited brand recognition.
We have developed a strong brand that we believe has contributed significantly to the success of our business. Maintaining, protecting and enhancing the “TWFG Insurance” brand and “Our Policy is Caring” trademark is critical to growing our business, particularly in new markets where we have limited brand recognition. If we do not successfully build and maintain a strong brand, our business could be materially harmed. Maintaining and enhancing the quality of our brand may require us to make substantial investments in areas such as marketing, community relations, outreach and employee training. We actively engage in advertisements, targeted promotional mailings and email communications, and engage on a regular basis in public relations and sponsorship activities. These investments may be substantial and may fail to encompass the optimal range of traditional, online and social advertising media to achieve maximum exposure and benefit to the brand. Moreover, our brand promotion activities may not generate brand awareness or yield increased revenue and, even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new Clients or retain our existing Clients to the extent necessary to realize a sufficient return on our brand-building efforts.
We rely on the efficient, uninterrupted, and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to a breach in the security of our information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales and operating results.
While we manage some of our information technology systems and some are outsourced to third parties, all information technology systems are potentially vulnerable to damage, breakdown or interruption from a variety of sources, including but not limited to cyberattacks, ransomware, malware, security breaches, theft or misuse, unauthorized access or improper actions by insiders or employees, sophisticated nation-state and nation-state-supported actors, natural disasters, terrorism, war, telecommunication and electrical failures or other compromise. We are at risk of attack by a growing list of adversaries through increasingly sophisticated methods of attack. Because the techniques used to infiltrate or sabotage systems change frequently, we may be unable to anticipate these techniques or implement adequate preventative measures.
For example, in August 2023, we first became aware that the Company might have been the victim of a cyberattack and thereafter confirmed through an investigation that unauthorized access was gained to our servers through our third-party service provider. In response to this event, the Company took immediate action to secure the compromised servers and to prevent the unauthorized person(s) from continuing to have access, or gaining future access, to the Company’s accounts or related information. The Company also reassessed and modified its approach to third-party service providers that provide cybersecurity services to the Company.
Although the Company does not believe that the security event is material or that it had or will have a material impact on the Company’s business, operating results or financial condition, our investigation is ongoing and we believe that this event might have resulted in the personal identifiable information of a yet-to-be determined number of individuals and entities having been potentially accessible without authorization. Out of an abundance of caution, we will provide notification regarding this incident to potentially affected parties, including governmental departments and agencies and state regulators, departments of insurance and other such departments or agencies with oversight over regulated insurance entities, and potentially others. If we fail to make such notifications within the timelines required under applicable laws it could result in violations, fines, penalties, litigation, proceedings or enforcement action. In addition, it is possible that state regulators may initiate investigations of the Company in connection with the incident, that the Company could be subject to civil penalties, resolution agreements, monitoring or similar agreements, or third-party claims against the Company, including class action lawsuits. Moreover, future incidents of this nature that could occur with respect to our systems or the systems of our third-party service providers, as well as any other security incident or other misuse or disclosure of our participant or other data could lead to improper use or disclosure of Company information, including personally identifiable information obtained from our participants, and information from employees. Any such incident or misuse of data could harm our reputation, lead to legal exposure, divert management attention and resources, increase our operating expenses due to the employment of consultants and third-party experts and the purchase of additional security infrastructure, and/or subject us to liability, resulting in increased costs and loss of revenue. In addition, any remediation efforts we undertake may not be successful. The perception that we do not adequately protect the privacy of information of our employees or Clients could inhibit our growth and damage our reputation.
If we are unable to maintain and upgrade our system safeguards, we may incur unexpected costs and certain aspects of our systems may become more vulnerable to unauthorized access. While we select our Clients and third-party vendors carefully, cyberattacks and security breaches at a Client or vendor could adversely affect our ability to deliver products and services to its clients and otherwise conduct its business and could put our systems at risk. Additionally, we are an acquisitive organization and the process of integrating the information systems of the businesses we acquire is complex and exposes us to additional risk as we might not adequately identify weaknesses in the targets’ information systems, which could expose us to unexpected liabilities or make our own systems more vulnerable to attack. These types of incidents affecting us, our Clients, or our third-party vendors could result in intellectual property or other confidential information being lost or stolen, including client, employee or company data. In addition, we may not be able to detect breaches in our information technology systems or assess the severity or impact of a breach in a timely manner.
We have implemented various measures to manage our risks related to system and network security and disruptions, but a security breach or a significant and extended disruption in the functioning of our information technology systems could damage our reputation and cause us to lose Clients, adversely impact our operations, and operating results, and require us to incur significant expense to address and remediate or otherwise resolve such issues. In order to maintain the level of security, service, compliance and reliability that our Clients and laws of various jurisdictions require, we will be required to make significant additional investments in our information technology systems on an ongoing basis.
We have experienced information technology system disruptions and cyberattacks in the past, and a failure of our information technology infrastructure and cyberattacks could adversely impact us in the future.
We depend on our information technology systems for the efficient operation of our business. Accordingly, we rely upon the capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs. Despite our implementation of security measures, our systems are vulnerable to damage from computer viruses, natural disasters, incursions by intruders or hackers, failures in hardware or software, power fluctuations, cyber terrorists and other similar disruptions. Additionally, we rely on third parties to support the operation of our information technology hardware and software infrastructure, and in certain instances, utilize web-based applications. We routinely monitor our systems for information technology disruptions and cyberattacks and have processes in place to detect and remediate vulnerabilities. Nevertheless, we have experienced occasional information technology disruptions, cyberattacks, phishing attempts and attempted breaches. We responded to and mitigated the impact of these incidents. The failure of our information technology systems or those of our vendors to perform as anticipated for any reason or any significant breach of security could disrupt our business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, inappropriate disclosure of confidential and proprietary information, reputational harm, increased overhead costs, loss of important information, theft or misappropriation of funds, violation of privacy or other laws, and exposure to litigation or indemnity claims, including resulting from Client-imposed cybersecurity controls or other related contractual obligations, which could have a material adverse effect on our business and results of operations. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.
Infringement, misappropriation, dilution or other violations of our intellectual property by third parties could harm our business.
We believe our TWFG Insurance trademarks have significant value and that this and other intellectual property are valuable assets that are critical to our success. Unauthorized uses or other infringement, misappropriation or violation of our trademarks, service marks or other intellectual property could diminish the value of our brand and may adversely affect our business. Effective intellectual property protection may not be available in every market in which we operate. Additionally, we cannot guarantee that future trademark registrations for pending or future applications will issue, or that any registered trademarks will be enforceable or provide adequate protection of our intellectual property and other proprietary rights. The United States Patent and Trademark Office and various foreign trademark offices also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the trademark registration process and after a registration has issued. There are situations in which noncompliance can result in abandonment or cancellation of a trademark filing, resulting in partial or complete loss of trademark rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market under identical or similar brands. Failure to adequately protect our intellectual property rights could damage our brand and impair our ability to compete effectively.
Even where we have effectively secured statutory protection for our trademarks and other intellectual property, our competitors and other third parties may infringe on, misappropriate or otherwise violate our intellectual property, and in the course of litigation, such competitors and other third parties may attempt to challenge the breadth of our rights or ability to prevent others from using similar marks or designs, or invalidate our intellectual property. If such challenges were to be successful, less ability to prevent others from using similar marks or designs may ultimately result in a reduced distinctiveness of our brand in the minds of consumers. Defending or enforcing our trademark rights, branding practices and other intellectual property could result in the expenditure of significant resources and divert the attention of management, which in turn may materially and adversely affect our business and operating results, even if such defense or enforcement is ultimately successful. Even though competitors occasionally may attempt to challenge our ability to prevent infringers from using our marks, we are not aware of any challenges to our right to use, and to authorize our Branches to use, any of our brand names or trademarks.
Failure to obtain, maintain, protect, defend or enforce our intellectual property rights, or allegations that we have infringed on, misappropriated or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively, financial condition and business.
Our success and ability to compete depends in part on our ability to obtain, maintain, protect, defend and enforce our intellectual property. To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, employees, Clients, strategic partners and others. However, the protective steps that we take may be inadequate to deter infringement, misappropriation or other violations of our proprietary information or infringement of our intellectual property. In addition, we may be unable to detect the unauthorized use of our intellectual property rights. Policing unauthorized use of our intellectual property is difficult, expensive and time-consuming, and we may be required to spend significant resources to monitor and protect our intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively. In addition, even if we initiate litigation against third parties such as suits alleging infringement, misappropriation or other violations of our intellectual property, we may not prevail. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related intellectual property at risk of not issuing or being cancelled. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Any of the foregoing could adversely affect our business, financial condition and results of operations.
Meanwhile, third parties may assert intellectual property-related claims against us, including claims of infringement, misappropriation or other violation of their intellectual property, which may be costly to defend, could require the payment of damages, legal fees, settlement payments, royalty payments and other costs or damages, including treble damages if we are found to have willfully infringed certain types of intellectual property, and could limit our ability to use or offer certain technologies, products or other intellectual property. Any intellectual property claims, with or without merit, could be expensive, take significant time and divert management’s resources, time and attention from other business concerns. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe on, misappropriate or otherwise violate the rights of others, or require us to purchase licenses from third parties, which may not be available on commercially reasonable terms, or at all. Even if a license is available to us, it could be non-exclusive thereby giving our competitors and other third parties access to the same technologies licensed to us, and we may be required to pay significant upfront fees, milestone payments or royalties, which would increase our operating expenses, any of which could adversely affect our business, financial condition and results of operations. See, for example, our disclosure relating to an August 2023 cyberattack involving unauthorized access to our servers through our third-party service provider under “—We rely on the efficient, uninterrupted, and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to a breach in the security of our information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales and operating results.”
Improper disclosure of confidential, personal or proprietary data, whether due to human error, misuse of information by employees or vendors, or as a result of security breaches, cyberattacks or other similar incidents with respect to our or our vendors’ systems, could result in regulatory scrutiny, legal liability or reputational harm, and could have an adverse effect on our business or operations.
We maintain confidential, personal and proprietary information relating to our company, our employees and our Clients. This information includes personally identifiable information, protected health information and financial information. We are subject to laws, regulations, rules, industry standards, contractual obligations and other legal obligations relating to the collection, use, retention, security and transfer of this information. These requirements apply to transfers of information among our affiliates, as well as to transactions we enter into with third party vendors.

Cybersecurity breaches, including, among other things, computer viruses, ransomware attacks, fraud, human error, improper access by employees or vendors, phishing campaigns, malware attacks, unauthorized parties gaining access to our information technology systems and similar incidents could disrupt the security of our internal systems and business applications or those of our vendors, impair our ability to provide services to our Clients and protect the privacy of their data, compromise confidential business information, result in intellectual property or other confidential or proprietary information being lost or stolen, including Client, employee or Company data, which could harm our competitive position or reputation or otherwise adversely affect our business.
Cybersecurity risks have significantly increased in recent years, in part, because of the proliferation of new technologies, the use of the internet and telecommunications technologies to exchange information and conduct transactions, and the increased sophistication and activities of computer hackers, organized crime, terrorists, and other external parties, including foreign state and state-sponsored actors. Moreover, cybersecurity threats are constantly evolving, which makes it more difficult to detect cybersecurity incidents, assess their severity or impact in a timely manner, and successfully defend against them. We cannot provide assurances that our preventative efforts, or those of our vendors or service providers, will be successful, and we may not be able to anticipate all security breaches, cyberattacks or other similar incidents, detect or react to such incidents in a timely manner, implement guaranteed preventive measures against such incidents, or adequately remediate any such incident.
We maintain policies, procedures and technical safeguards designed to protect the security and privacy of confidential, personal and proprietary information. Nonetheless, we cannot eliminate the risk of human error or guarantee our safeguards against employee, vendor or third party malfeasance. It is possible that the steps we follow, including our security controls over personal data and training of employees on data security, may not prevent improper access to, disclosure of, or misuse of confidential, personal or proprietary information. Moreover, while we generally perform cybersecurity due diligence on our key vendors, because we do not control our vendors and our ability to monitor their cybersecurity is limited, we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Due to applicable laws regulations, rules, industry standards or contractual obligations, we may be held responsible for security breaches, cyberattacks or other similar incidents attributed to our vendors as they relate to the information we share with them. This could cause harm to our reputation, create legal exposure, or subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue.
The occurrence of any security breach, cyberattack or other similar incident with respect to our or our vendors’ systems, or our failure to make adequate or timely disclosures to the public, regulators, law enforcement agencies or affected individuals, as applicable, following any such event, could cause harm to our reputation, subject us to additional regulatory scrutiny, expose us to civil litigation, fines, damages or injunctions or subject us to notification obligations or liability under applicable data privacy, cybersecurity and other laws, rules and regulations, resulting in increased costs or loss of commissions and fees, any of which could have a material adverse effect on our business, financial condition and results of operations. We cannot ensure that any limitations of liability provisions in our agreements with Clients, vendors and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a security breach, cyberattack or other similar incident. Additionally, we cannot be certain that our insurance coverage will be adequate for cybersecurity liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that our insurer will not deny coverage as to any future claim.
Data privacy is subject to frequently changing laws, rules and regulations in the various jurisdictions in which we operate. For example, legislators in the United States are proposing new and more robust data privacy and cybersecurity legislation in light of the recent broad-based cyberattacks at a number of companies. These and similar initiatives around the country could increase the cost of developing, implementing or securing our servers and require us to allocate more resources to improved technologies, adding to our overall costs. Ensuring that our collection, use, retention, protection, transfer, disclosure and other processing of personal information complies with applicable laws, regulations, rules and industry standards regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new products or services, and reduce operational efficiency. Any actual or perceived failure to adhere to, or successfully implement processes in response to, changing legal or regulatory requirements in this area could result in legal liability, including litigation, regulatory fines, penalties or other sanctions, damage to our reputation in the marketplace, and other adverse impacts.
Risks relating to our organizational structure
We are a holding company and our principal asset after completion of this offering will be our 24.2% ownership interest in TWFG Holding Company, LLC, and we are accordingly dependent upon distributions from TWFG Holding Company, LLC to pay dividends, if any, pay taxes, make payments under the tax receivable agreement, and pay other expenses.
We are a holding company and, upon completion of the reorganization transactions and this offering, our principal asset will be our direct or indirect ownership of 24.2% of the outstanding LLC Units. See “Organizational structure—Holding company structure and the tax receivable agreement.” We have no independent means of generating revenue. TWFG Holding Company, LLC is, and will continue to be, treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, the taxable income of TWFG Holding Company, LLC will be allocated to the Pre-IPO LLC Members and us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of TWFG Holding Company, LLC. We will also incur expenses related to our operations, and will have obligations to make payments under the tax receivable agreement. As the sole managing member of TWFG Holding Company, LLC, we intend to cause TWFG Holding Company, LLC to make distributions to us and the other holders of LLC Units, including the Pre-IPO LLC Members, in amounts sufficient to (i) cover taxes payable by us and the other holders of LLC Units allocable to the taxable income of TWFG Holding Company, LLC, (ii) allow us to make any payments required under the tax receivable agreement we intend to enter into as part of the reorganization transactions, (iii) fund dividends to our stockholders in accordance with our dividend policy, to the extent that our board of directors declares such dividends and (iv) pay any of our expenses that are not otherwise reimbursed by TWFG Holding Company, LLC.
Deterioration in the financial conditions, earnings or cash flow of TWFG Holding Company, LLC and its subsidiaries for any reason could limit or impair TWFG Holding Company, LLC’s ability to pay such distributions. Additionally, to the extent that we need funds and TWFG Holding Company, LLC is restricted from making such distributions to us under applicable law or regulation or otherwise, we may not be able to obtain such funds on terms acceptable to us, or at all, and, as a result, could suffer a material adverse effect on our liquidity and financial condition.
In certain circumstances, TWFG Holding Company, LLC will be required to make distributions to us and the other holders of LLC Units, and the distributions that TWFG Holding Company, LLC will be required to make may be substantial.
Under the TWFG LLC Agreement, TWFG Holding Company, LLC will generally be required from time to time to make pro rata distributions in cash to us and the other holders of LLC Units, including the Pre-IPO LLC Members, at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on our and the other LLC Unit holders’ respective allocable shares of the taxable income of TWFG Holding Company, LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other LLC Unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate (based on the higher of the tax rate applicable to individuals or corporations resident in the State of Texas) in calculating TWFG Holding Company, LLC’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreement. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, repurchases of our Class A common stock, the payment of obligations under the tax receivable agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. No adjustments to the redemption or exchange ratio of LLC Units for shares of Class A common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent we do not distribute such excess cash as dividends on our Class A common stock, we may take other actions with respect to such excess cash, for example, holding such excess cash or contributing or lending it (or a portion thereof) to TWFG Holding Company, LLC, which may result in shares of our Class A common stock increasing in value relative to the value of LLC Units. Following such loan or a contribution of such excess cash to TWFG Holding Company, LLC, we may, but are not required to, make an adjustment to the outstanding number of LLC Units held by the members of TWFG Holding Company, LLC (other than us). If we choose to retain such excess cash balances, or we loan or contribute such excess cash to TWFG Holding Company, LLC but do not make such an adjustment, the holders of LLC Units may benefit from any value attributable to such retained excess cash, or such loan or contribution to TWFG Holding Company, LLC, if they acquire shares of Class A common stock in exchange for their LLC Units, notwithstanding that such holders may have participated previously as holders of LLC Units in distributions that resulted in such excess cash balances. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.”
We are controlled by Bunch Holdings whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us.
Bunch Holdings will control approximately 94.4% of the combined voting power of our common stock (or 94.0% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) after the completion of this offering and the application of the net proceeds from this offering.
This concentration of ownership and voting power may delay, defer or even prevent an acquisition by a third party or other change of control of our company, which could deprive you of an opportunity to receive a premium for your shares of Class A common stock and may make some transactions more difficult or impossible without the support of Bunch Holdings, even if such events are in the best interests of minority stockholders. Furthermore, this concentration of voting power with Bunch Holdings may have a negative impact on the price of our Class A common stock. In addition, Bunch Holdings will have the ability to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors for so long as the Substantial Ownership Requirement is met. As a result, Bunch Holdings may not be inclined to permit us to issue additional shares of Class A common stock, including for the facilitation of acquisitions, if it would dilute its holdings below the 10% threshold.
We cannot predict whether our multiple-class structure, combined with the concentrated control of Bunch Holdings, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices and in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the multiple class structure of our stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to track those indices would not invest in our Class A common stock. These policies are relatively new, and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from such indices, but it is possible they may depress valuations, compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

Bunch Holdings’ interests may not be fully aligned with yours, which could lead to actions that are not in your best interests. Because Bunch Holdings holds a majority of its economic interests in our business through TWFG Holding Company, LLC rather than through TWFG, Inc., it may have conflicting interests with holders of shares of our Class A common stock. See “—The Pre-IPO LLC Members’ interests may not be fully aligned with the interests of the holders of our Class A common stock.” In addition, Bunch Holdings’ significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.
For so long as the Majority Ownership Requirement is met, we have opted out of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. Therefore, after the 180-day lock-up period expires, Bunch Holdings will be able to transfer control of us to a third party by transferring its shares of our common stock (subject to certain restrictions and limitations), which would not require the approval of our board of directors or our other stockholders.
Our certificate of incorporation will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” under Delaware law will only apply against our directors and officers and their respective affiliates for competing activities related to insurance brokerage activities. This doctrine will not apply to any business activity other than insurance brokerage activities. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.” Furthermore, Bunch Holdings has business relationships outside of our business.
The Pre-IPO LLC Members’ interests may not be fully aligned with the interests of the holders of our Class A common stock.
The Pre-IPO LLC Members’ interests may not be fully aligned with yours, which, due to the high/low vote structure of our common stock, could lead to actions that are not in your best interests. Because the Pre-IPO LLC Members hold their economic interest in our business primarily through TWFG Holding Company, LLC, the Pre-IPO LLC Members may have conflicting interests with holders of shares of our Class A common stock. For example, the Pre-IPO LLC Members may have different tax positions from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement that we will enter into in connection with this offering, and whether and when we should respond to a breach of any of our material obligations under the tax receivable agreement, undergo certain changes of control for purposes of the tax receivable agreement or terminate the tax receivable agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain relationships and related party transactions—Tax receivable agreement.”
Further, pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the Internal Revenue Service (“IRS”) makes audit adjustments to TWFG Holding Company, LLC’s U.S. federal income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from TWFG Holding Company, LLC rather than from the Pre-IPO LLC Members directly, in which case we may economically bear a portion of such taxes (including any applicable penalties and interest) even though we did not economically benefit from the income giving rise to such taxes. TWFG Holding Company, LLC may be permitted to make an election which would have the effect of requiring the IRS to collect any such taxes (including penalties and interest) from the members of TWFG Holding Company, LLC (including the Pre-IPO LLC Members), rather than from TWFG Holding Company, LLC, but there can be no assurance that TWFG Holding Company, LLC will be permitted to or will make this election. If, as a result of any such audit adjustment, TWFG Holding Company, LLC is required to make payments of taxes, penalties and interest, TWFG Holding Company, LLC’s cash available for distributions to us may be substantially reduced. These rules are not applicable to TWFG Holding Company, LLC for tax years beginning on or prior to December 31, 2017.
Further, the Pre-IPO LLC Members, who will be the only holders of LLC Units other than us upon consummation of this offering, have the right to consent to certain amendments to the TWFG LLC Agreement, as well as to certain other matters. The Pre-IPO LLC Members may exercise these voting rights in a manner that conflicts with the interests of our stockholders. In addition, following this offering, Bunch Holdings, one of the Pre-IPO LLC Members, will hold a number of shares of our non-economic Class C common stock that will allow it to control our overall management and direction. Circumstances may arise in the future when the interests of the Pre-IPO LLC Members conflict with the interests of our stockholders. As we control TWFG Holding Company, LLC, we have certain obligations to the Pre-IPO LLC Members that may conflict with fiduciary duties our officers and directors owe to our stockholders. These conflicts may result in decisions that are not in the best interests of stockholders.
We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.
Upon completion of this offering, Bunch Holdings will continue to beneficially own more than 50% of the voting power for the election of members of our board of directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements.
As a controlled company, we will rely on certain exemptions from the Nasdaq standards that may enable us not to comply with certain Nasdaq corporate governance requirements. Accordingly, we have opted not to have director nominees selected or recommended for our board of directors be approved by either a majority of our independent directors or a nominating committee. As a consequence of our reliance on certain exemptions from the Nasdaq standards provided to “controlled companies,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq. See “Management—Controlled company exception.”
We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the tax receivable agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.
As described under “Organizational structure—Holding company structure and the tax receivable agreement,” acquisitions by TWFG, Inc. of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offerings of shares of our Class A common stock and any future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments with respect to the assets of TWFG Holding Company, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.
We intend to enter into the tax receivable agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members and any future party to the tax receivable agreement of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in TWFG Holding Company, LLC’s assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering of shares of our Class A common stock, (b) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (c) payments under the tax receivable agreement and (ii) tax benefits related to imputed interest resulting from payments made under the tax receivable agreement. The payment obligations under the tax receivable agreement are our obligations and not obligations of TWFG Holding Company, LLC.
We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of TWFG Holding Company, LLC attributable to taxable redemptions, exchanges or purchases of LLC Units from any of the Pre-IPO LLC Members, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, if we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering, based on an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) based on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the tax receivable agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the tax receivable agreement, would aggregate to approximately $154.9 million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $131.7 million, over the same period. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the tax receivable agreement in respect of future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the tax receivable agreement, and the payments we will be required to make under the tax receivable agreement, will each depend on a number of factors, including the market value of our Class A common stock at the time of purchase, redemption or exchange, the prevailing U.S. federal income tax rates applicable to us over the life of the tax receivable agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.
Payments under the tax receivable agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the tax receivable agreement exceed the actual benefits we receive in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by TWFG Holding Company, LLC are not sufficient to permit us to make payments under the tax receivable agreement.
Payments under the tax receivable agreement will be based on the tax reporting positions we determine, and the IRS or another tax authority may challenge the amounts, and timing of the realization, of the tax attributes subject to the tax receivable agreement, and a court could sustain such challenge. The parties to the tax receivable agreement will not reimburse us for any payments previously made if deductions in respect of such tax attributes are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members under the tax receivable agreement will be netted against future payments otherwise to be made under the tax receivable agreement, if any, after our determination of such excess. In addition, the actual state or local tax savings that we realize could be different than the amount of such tax savings we are deemed to realize under the tax receivable agreement, which will be based on an assumed combined state and local tax rate applied to our reduction in taxable income as determined for U.S. federal income tax purposes as a result of the tax attributes subject to the tax receivable agreement. As a result, in both such circumstances, we could make payments to the Pre-IPO LLC Members and any future party to the tax receivable agreement under the tax receivable agreement that are greater than our actual cash tax savings and we may not be able to recoup those payments, which could negatively impact our liquidity.
In addition, the tax receivable agreement provides that (1) in the event that we breach any of our material obligations under the tax receivable agreement, (2) upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, or (3) if, at any time, we elect an early termination (each referred to as a “TRA acceleration event”) of the tax receivable agreement, our obligations under the tax receivable agreement (with respect to all LLC Units, whether or not LLC Units have been exchanged or acquired before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreement. As a result, upon any TRA acceleration event, we could be required to make payments under the tax receivable agreement that are greater than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.
The TRA acceleration event provisions in the tax receivable agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders.
Our obligations under the tax receivable agreement will also apply with respect to any person who becomes a party to the tax receivable agreement.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement depends on the ability of TWFG Holding Company, LLC to make distributions to us. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Risks relating to ownership of our Class A common stock and this offering
The high/low vote structure of our common stock has the effect of concentrating voting control with Bunch Holdings, which will limit your ability to influence the outcome of important transactions, including a change in control, and Bunch Holdings’ interests may conflict with ours or yours in the future.
Our non-economic Class C common stock has ten votes per share, and our Class A common stock, which is the stock we are offering by means of this prospectus, has one vote per share. Assuming the offering size as set forth on the cover of this prospectus, immediately following this offering, Bunch Holdings will control approximately 94.4% of the voting power of our outstanding common stock, or 94.0% if the underwriters exercise in full their option to purchase additional shares, which means that, based on its percentage voting power after the offering, Bunch Holdings will control the vote of all matters submitted to a vote of our stockholders. This control will enable Bunch Holdings to control the election of the members of the board of directors and all other corporate decisions. Due to the high/low vote structure of our common stock, even when its stock holdings represent less than 50% of the outstanding shares of our capital stock, Bunch Holdings will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as Bunch Holdings continues to own a majority of the total voting power of our common stock, Bunch Holdings will be able to cause or prevent a change of control of us or a change in the composition of our board of directors and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might affect the market price of our Class A common stock. In addition, Bunch Holdings will have the ability to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors for so long as the Substantial Ownership Requirement is met. Therefore, even when Bunch Holdings ceases to control a majority of the total voting power of our outstanding common stock, for so long as Bunch Holdings continues to own at least 10% of the voting power of our outstanding common stock, Bunch Holdings will still be able to control the composition of our board of directors.
Bunch Holdings and its affiliates own a controlling interest in an insurance carrier and in a software company that provides services to the insurance industry. In the ordinary course of its business activities, Bunch Holdings and its affiliates may engage in activities where their interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or Clients of ours. Our certificate of incorporation to be effective at or prior to the consummation of this offering will provide that Bunch Holdings, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or its affiliates will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate, except, in the case of directors and officers, as related to insurance brokerage services, unless such director or officer did not become aware of such opportunity related to insurance brokerage activities in his or her capacity as a director or officer. Bunch Holdings also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, Bunch Holdings may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, respectively, could enhance its investment, even though such transactions might involve risks to you or may not prove beneficial.
Future transfers of LLC Units by the holder of non-economic Class C common stock will result in the corresponding shares of non-economic Class C common stock converting into shares of non-economic Class B common stock, subject to limited exceptions, including transfers to Richard F. (“Gordy”) Bunch III, his family members or affiliates of Bunch Holdings or that are effected for estate planning purposes. The high/low vote structure of the non-economic Class C common stock will terminate and each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors. For a description of the high/low vote structure, see the section of the prospectus captioned “Description of capital stock.”
We cannot predict the impact our high/low vote structure may have on our stock price or our business.
We cannot predict whether our high/low vote structure will result in a lower or more volatile trading price of our Class A common stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of a company’s voting rights in the hands of public stockholders. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Previously, S&P Dow Jones also excluded companies utilizing dual or multi-class capital structures from its indices, including the S&P 500, the S&P MidCap 400, and the S&P SmallCap 600, which together make up the S&P Composite 1500. However, in April 2023, it reversed this policy and announced that companies with dual or multi-class capital structures will again be eligible for inclusion on its indices. Under such announced policies, the high/low vote structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations as compared to similar companies that are included. Because of the high/low vote structure of our common stock, we will likely be excluded from certain indices, and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make our Class A common stock less attractive to other investors. As a result, the trading price of our Class A common stock could be adversely affected.

There is no existing market for our Class A common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.
Prior to this offering, there has not been a public market for our Class A common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on Nasdaq, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.
Some provisions of Delaware law and our certificate of incorporation and by-laws may deter third parties from acquiring us and diminish the value of our Class A common stock.
Our certificate of incorporation and by-laws provide for, among other things:
•Until the Substantial Ownership Requirement is no longer met, Bunch Holdings and its Permitted Transferees (as defined in our certificate of incorporation) may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors;
•at any time after the Majority Ownership Requirement is no longer met, there will be:
•restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting or to act by written consent;
•supermajority approval requirements for amending or repealing provisions in the certificate of incorporation and by-laws;
•a division of the board of directors into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class;
•our ability to issue additional shares of Class A common stock and to issue preferred stock with terms that the board of directors may determine, in each case without stockholder approval (other than as specified in our certificate of incorporation);
•the absence of cumulative voting in the election of directors; and
•advance notice requirements for stockholder proposals and nominations.
These provisions in our certificate of incorporation and by-laws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our board of directors and take other corporate actions.

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our certificate of incorporation, to be effective in connection with the closing of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer or other employee of ours or our stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws (as either may be amended, restated, modified, supplemented or waived from time to time) (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws (as either may be amended), (v) any action asserting a claim against us or any director, officer or other employee of ours that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. This provision would not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act for which the federal courts have exclusive jurisdiction or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, against us or any director, officer or other employee of ours. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder; accordingly, we cannot be certain that a court would enforce such provision. Our certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above; however, our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. See “Description of capital stock—Forum selection.” The forum selection provisions in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provision were to be challenged, we may incur additional costs associated with resolving such a challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provision to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition and results of operations and result in a diversion of the time and resources of our employees, management and board of directors.
If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.
Upon the consummation of this offering, we will have 13,161,873 shares of Class A common stock (or 14,811,873 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) outstanding, excluding 41,171,461 shares of Class A common stock issuable upon potential redemptions or exchanges. Of these shares, the 11,000,000 shares sold in this offering (or 12,650,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) will be freely tradable without further restriction or registration under the Securities Act. Upon the completion of this offering, the remaining 2,161,873 outstanding shares of Class A common stock, in addition to the 41,171,461 shares issuable upon potential redemption or exchanges, will be deemed “restricted securities,” as that term is defined under Rule 144 of the Securities Act. Immediately following the consummation of this offering, the holders of these remaining shares of our Class A common stock, in addition to the shares issuable upon redemption or exchange as described above, will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to (i) the applicable holding period, volume and other restrictions of Rule 144 or (ii) another exemption from registration under the Securities Act. See “Shares eligible for future sale.” In addition, participants in the directed share program described under “Underwriting” will be subject to similar restrictions during the 180-day period beginning on the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline substantially.
We may allocate the net proceeds from this offering in ways that stockholders may not approve.
We intend to use the net proceeds from this offering to acquire a number of newly-issued LLC Units equal to the number of shares of Class A common stock issued in this offering from TWFG Holding Company, LLC, at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions. We intend to cause TWFG Holding Company, LLC to use the proceeds it receives from the sale of LLC Units to TWFG, Inc. to pay fees and expenses in connection with this offering and the reorganization transactions, to repay in full outstanding debt under our Revolving Credit Agreement, for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies and for general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering that have not otherwise been identified for particular purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment, and the failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline.
We expect that our stock price will be volatile, which could cause the value of your investment to decline, and you may not be able to resell your shares at or above the initial public offering price.
Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock regardless of our results of operations. The trading price of our Class A common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:
•market conditions in the broader stock market in general, or in our industry in particular;
•actual or anticipated fluctuations in our quarterly financial and operating results;
•introduction of new products and services by us or our competitors;
•issuance of new or changed securities analysts’ reports or recommendations;
•investor perceptions of us and the industries in which we or our Clients operate;
•low trading volumes or sales, or anticipated sales, of large blocks of our stock, including those by our existing investors;
•concentration of Class A common stock ownership;
•additions or departures of key personnel;
•regulatory or political developments;

•the perceived adequacy of our ESG efforts;
•announced or completed acquisitions of businesses or technologies by us or our competitors;
•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•litigation and governmental investigations; and
•changing economic and political conditions.
These and other factors may cause the market price and demand for shares of our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.
Our ability to pay dividends to our stockholders may be limited by our holding company structure, contractual restrictions and regulatory requirements.
After this offering, we will be a holding company and will have no material assets other than our ownership of LLC Units in TWFG Holding Company, LLC and we will not have any independent means of generating revenue. We intend to cause TWFG Holding Company, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO LLC Members to pay taxes allocable to our respective share of TWFG Holding Company, LLC’s income, to make payments under the tax receivable agreement we will enter into with the Pre-IPO LLC Members and to pay our unreimbursed corporate and other overhead expenses. TWFG Holding Company, LLC is a distinct legal entity and may be subject to legal or contractual restrictions that, under certain circumstances, may limit our ability to obtain cash from them. If TWFG Holding Company, LLC is unable to make distributions, we may not receive adequate distributions, which could materially and adversely affect our dividends and financial position and our ability to fund any dividends.
Our board of directors will periodically review the cash generated from our business and the capital expenditures required to finance our growth plans and determine whether to declare periodic dividends to our stockholders. Our board of directors will take into account general economic and business conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions and covenants contained in our debt agreements, business prospects and other factors that our board of directors considers relevant. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. See “Dividend policy,” “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” and “Description of capital stock.”
New investors in our Class A common stock will experience immediate and substantial book value dilution after this offering.
The initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding Class A common stock immediately after the offering. Based on our pro forma net tangible book value as of March 31, 2024, if you purchase our Class A common stock in this offering at the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, you will suffer immediate dilution in net tangible book value per share of approximately $12.55 per share. See “Dilution.”

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Class A common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock will rely in part on the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no or few analysts commence coverage of us, the trading price of our Class A common stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our Class A common stock could decline. If one or more of these analysts cease to cover our Class A common stock, we could lose visibility in the market for our stock, which in turn could cause our Class A common stock price to decline.
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.
Our certificate of incorporation will authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A common stock.
For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies, which may make our Class A common stock less attractive to investors.
We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. Additionally, as an emerging growth company, we are required to have only two years of audited financial statements and only two years of related Management’s discussion and analysis of financial condition and results of operations disclosure. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have equal to or more than $1.235 billion of revenues in a fiscal year, have equal to or more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.
To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.

If some investors find our Class A common stock to be less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation in the time required. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Class A common stock to decline, and we may be subject to investigation or sanctions by the SEC.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and stock price. To comply with the requirements of being a public company, we may need to undertake various costly and time-consuming actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which may adversely affect our business, financial condition, results of operations, cash flows and prospects.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”
As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, the listing requirements of and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition, results of operations, cash flows and prospects. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition, results of operations, cash flows and prospects. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We have made statements under the captions “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk factors.” You should specifically consider the numerous risks outlined under “Risk factors.”
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

ORGANIZATIONAL STRUCTURE
Structure prior to the reorganization transactions
We and our predecessors have been in the insurance brokerages business for approximately 23 years. We currently conduct our business through TWFG Holding Company, LLC.
Prior to the commencement of the reorganization transactions, TWFG Holding Company, LLC had limited liability company interests outstanding in the form of Class A, Class B and Class C units.
TWFG, Inc. was incorporated as a Delaware corporation in January 2024 to serve as the issuer of the Class A common stock offered hereby.
The following diagram depicts TWFG, Inc.’s organizational structure immediately prior to the reorganization transactions. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within TWFG, Inc.’s organizational structure.
Common membership interests
Prior to the commencement of the reorganization transactions, the Class A, Class B and Class C membership interests were owned as follows (for a description of the beneficial ownership interests described below see “Principal Stockholders”):
•Bunch Holdings beneficially owned 100% of TWFG Holding Company, LLC’s Class C units (representing a 97.4% voting interest in TWFG Holding Company, LLC based on ten votes per unit);
•RenRe beneficially owned 75.0% of TWFG Holding Company, LLC’s Class B units (representing a 1.6% voting interest in TWFG Holding Company, LLC based on one vote per unit);
•GHC beneficially owned 25.0% of TWFG Holding Company, LLC’s Class B units (representing a 0.5% voting interest in TWFG Holding Company, LLC based on one vote per unit); and
•New Members beneficially owned 100% of TWFG Holding Company, LLC’s Class A interests (representing a 0.5% voting interest in TWFG Holding Company, LLC based on one vote per unit).

The reorganization transactions
In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “reorganization transactions”:
•the TWFG LLC Agreement will be amended and restated prior to this offering to, among other things, appoint TWFG, Inc. as the sole managing member of TWFG Holding Company, LLC and modify the TWFG Holding Company, LLC capital structure by reclassifying the interests currently held by the Pre-IPO LLC Members and the New Members into a single new class of non-voting common interest units that we refer to as “LLC Units”;
•as sole managing member of TWFG Holding Company, LLC, TWFG, Inc. will have sole authority to determine the amount and timing of distributions from TWFG Holding Company, LLC. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of TWFG Holding Company, LLC and will also have a substantial financial interest in TWFG Holding Company, LLC, we will consolidate the financial results of TWFG Holding Company, LLC, and a portion of our net income will be allocated to the non-controlling interest to reflect the entitlement of the Pre-IPO LLC Members to a portion of TWFG Holding Company, LLC’s net income. In addition, because TWFG Holding Company, LLC will be under the common control of the Pre-IPO LLC Members before and after the reorganization transactions, we will account for the reorganization transactions as a reorganization of entities under common control and will initially measure the interests of the Pre-IPO LLC Members in the assets and liabilities of TWFG Holding Company, LLC at their carrying amounts as of the date of the completion of these reorganization transactions;
•TWFG, Inc.’s certificate of incorporation will authorize the issuance of three classes of common stock: Class A common stock, non-economic Class B common stock and non-economic Class C common stock, which we refer to collectively as our “common stock.” Each share of Class A common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders, each share of non-economic Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders and each share of non-economic Class C common stock will initially entitle its holder to ten votes per share on all matters submitted to a vote of our stockholders. Each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors. See “Description of capital stock”;
•342,362 LLC Units held by Bunch Holdings will be exchanged into shares of Class A common stock of TWFG, Inc.;
•Bunch Holdings will be issued non-economic Class C common stock in an amount equal to the remaining number of LLC Units then held by Bunch Holdings and each of the other Pre-IPO LLC Members will be issued shares of our non-economic Class B common stock in an amount equal to the number of LLC Units then held by each such Pre-IPO LLC Member;
•the LLC Units held by the New Members will be exchanged into shares of Class A common stock of TWFG, Inc.;
•under the TWFG LLC Agreement, the Pre-IPO LLC Members will have the right, from and after the completion of this offering (subject to the terms of the TWFG LLC Agreement), to require TWFG Holding Company, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the TWFG LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of non-economic Class B common stock or non-economic Class C common stock, as applicable, will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the TWFG LLC Agreement. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.” Except for transfers to us pursuant to the TWFG LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of non-economic Class B common stock or non-economic Class C common stock;
•we intend to use the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock) to acquire a number of newly-issued LLC Units equal to the number of shares of Class A common stock issued in this offering from TWFG Holding Company, LLC, at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions. See “Use of proceeds”;
•we intend to cause TWFG Holding Company, LLC to use the proceeds it receives from the sale of LLC Units to TWFG, Inc. to pay fees and expenses of approximately $5.6 million in connection with this offering and the reorganization transactions, to repay in full outstanding debt under our Revolving Credit Agreement in the amount of $41.0 million, for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies and for general corporate purposes. See “Use of proceeds”; and
•we will enter into a tax receivable agreement that will obligate us to make payments to the Pre-IPO LLC Members and any future party to the tax receivable agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of certain tax basis adjustments resulting from the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the tax receivable agreement, as well as tax benefits related to imputed interest resulting from payments made under the tax receivable agreement. We will retain the benefit of the remaining 15% of these tax savings.
Effect of the reorganization transactions and this offering
The reorganization transactions are intended to create a holding company that will facilitate public ownership of, and investment in, us and are structured in a tax-efficient manner for the Pre-IPO LLC Members and are intended to provide tax advantages to the public company and such Pre-IPO LLC Members. The Pre-IPO LLC Members desire that their investment maintain its existing tax treatment as a partnership for U.S. federal income tax purposes not subject to entity-level tax and, therefore, will continue to hold their ownership interests in TWFG Holding Company, LLC until such time in the future as they may elect to cause us to redeem or exchange their LLC Units for a corresponding number of shares of our Class A common stock. Additionally, because the Pre-IPO LLC Members are entitled to have their LLC Units redeemed or exchanged for a corresponding number of shares of our Class A common stock, the Up-C structure also provides the Pre-IPO LLC Members with potential liquidity for the LLC Interests that holders of non-publicly traded limited liability companies are not typically afforded.
The Up-C structure also provides future tax benefits for both the public company and the Pre-IPO LLC Members. As described further below under “Holding company structure and the tax receivable agreement,” additional acquisitions by TWFG, Inc. of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offerings of shares of our Class A common stock and any future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash are expected to result in tax basis adjustments with respect to the assets of TWFG Holding Company, LLC that will be allocated to us and thus produce favorable tax attributes for us. These tax attributes are expected to reduce the amount of tax that we would otherwise be required to pay in the future. While the tax receivable agreement will require us to pay the Pre-IPO LLC Members 85% of the amount of cash savings, if any, in our U.S. federal, state and local income tax or franchise tax that we actually realize from the utilization of such tax attributes, we will be able to retain the benefit of the remaining 15% of these tax savings.
Although the Up-C structure is more complex than other organization structures considered by us, we believe that the benefits of the Up-C structure outweigh any detriment from the additional complexity.
We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $5.6 million.
See “Use of proceeds” for further details.
The following diagram depicts our organizational structure immediately following the reorganization transactions, this offering and the application of the net proceeds from this offering, assuming an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.
(1)Upon completion of this offering, TWFG, Inc. will have three classes of common stock. The Class A common stock offered hereby will have one vote per share and the non-economic Class B common stock will have one vote per share. Each share of non-economic Class C common stock is initially entitled to ten votes per share. Each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors.
(2)Upon completion of this offering, the Pre-IPO LLC Members, excluding Bunch Holdings, will hold 2.0% of the voting power in TWFG, Inc. and Bunch Holdings will hold 94.4% of the voting power in TWFG, Inc. If the Pre-IPO LLC Members redeemed or exchanged all of their LLC Units for a corresponding number of shares of Class A common stock (on a one-for-one basis) and their corresponding shares of non-economic Class B common stock or non-economic Class C common stock (on a one-for-one basis) were cancelled, they would hold 76.4% of the outstanding shares of Class A common stock. In addition to being the managing member of TWFG Holding Company, LLC, TWFG, Inc. would then hold all of the outstanding LLC Units, representing 100% of the economic interests in TWFG Holding Company, LLC.

Upon completion of the transactions described above, this offering and the application of the net proceeds from this offering:
•TWFG, Inc. will be the sole managing member of TWFG Holding Company, LLC and will indirectly hold 13,161,873 LLC Units, constituting 24.2% of the outstanding ownership interests in TWFG Holding Company, LLC (or 14,811,873 LLC Units, constituting 26.5% of the outstanding ownership interests in TWFG Holding Company, LLC if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom);
•the Pre-IPO LLC Members will hold approximately 75.8% of the outstanding LLC Units and the Pre-IPO LLC Members will collectively hold approximately 96.4% of the combined voting power of our common stock (or 96.0% if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom); and
•investors in this offering will collectively beneficially own 11,000,000 shares of our Class A common stock, representing 3.1% of the combined voting power in us (or 12,650,000 shares and 3.5%, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom).
Holding company structure and the tax receivable agreement
We are a holding company, and immediately after the consummation of the reorganization transactions and this offering our principal asset will be our ownership interests in TWFG Holding Company, LLC. The number of LLC Units that we will own directly in the aggregate at any time will equal the aggregate number of outstanding shares of our Class A common stock. The economic interest represented by each LLC Unit that we own will correspond to one share of our Class A common stock, and the total number of LLC Units owned directly by us and the holders of our non-economic Class B common stock and non-economic Class C common stock at any given time will equal the sum of the outstanding shares of all classes of our common stock.
We do not intend to list our non-economic Class B common stock or non-economic Class C common stock on any stock exchange.
TWFG Holding Company, LLC intends to have in place an election under Section 754 of the Code. Accordingly, acquisitions by TWFG, Inc. of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering of shares of our Class A common stock and any future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments with respect to the assets of TWFG Holding Company, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.
We intend to enter into the tax receivable agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members and any future party to the tax receivable agreement of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in TWFG Holding Company, LLC’s assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering of shares of our Class A common stock, (b) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (c) payments under the tax receivable agreement and (ii) tax benefits related to imputed interest resulting from payments made under the tax receivable agreement. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the tax receivable agreement, if any, after our determination of such excess. As a result, in such circumstances we could make future payments to the Pre-

IPO LLC Members under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. See “Risk factors— We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the tax receivable agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.”
Our obligations under the tax receivable agreement will also apply with respect to any person who becomes a party to the tax receivable agreement.

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $154.3 million, after deducting underwriting discounts and commissions of approximately $10.7 million, based on an assumed initial offering price of $15.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and assuming the underwriters’ option to purchase additional shares of Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, we expect to receive approximately $177.4 million of net proceeds, after deducting underwriting discounts and commissions of approximately $12.3 million, based on an assumed initial offering price of $15.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).
We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $5.6 million. All of such offering expenses will be paid for or otherwise borne by TWFG Holding Company, LLC.
We intend to use the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock) to acquire a number of newly-issued LLC Units equal to the number of shares of Class A common stock, issued in this offering from TWFG Holding Company, LLC, at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions. We intend to cause TWFG Holding Company, LLC to use the proceeds it receives from the sale of LLC Units to TWFG, Inc. to pay fees and expenses of approximately $5.6 million in connection with this offering and the reorganization transactions, to repay in full outstanding debt under our Revolving Credit Agreement in the amount of $41.0 million, for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies, and for general corporate purposes.
We currently do not have any agreements or commitments to make any acquisitions or investments. We seek businesses that are involved in the retail and wholesale distribution of personal and commercial insurance in the United States. We currently track approximately 36 companies with respect to which we have engaged in conversations with investment bankers, business brokers or the management team about potential acquisition opportunities. These conversations are preliminary and highly exploratory in nature. The number of companies in our pipeline varies significantly from time to time. There can be no assurance that any of our conversations will result in an acquisition.
We borrowed the amounts outstanding under our Revolving Credit Agreement to finance the cash purchase price of acquisitions of insurance services businesses, including acquisitions completed in January 2024. At our option, the Revolving Credit Agreement accrues interest on amounts drawn at the Term SOFR Rate or Daily SOFR plus the SOFR Adjustment of 0.10% and Applicable Margin of 2.00% to 2.75%, each as defined in the Revolving Credit Agreement. The revolving credit facility under the Revolving Credit Agreement matures on May 23, 2028.
A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the amount of proceeds to us from this offering available by approximately $10.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

DIVIDEND POLICY
Following this offering and subject to funds being legally available, we intend to cause TWFG Holding Company, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO LLC Members to pay the taxes at certain assumed tax rates on our and the Pre-IPO LLC Members’ respective allocable shares of the taxable income of TWFG Holding Company, LLC, to make payments under the tax receivable agreement we will enter into with the Pre-IPO LLC Members and to pay our corporate and other unreimbursed overhead expenses. The declaration and payment of any dividends by TWFG, Inc. will be at the sole discretion of our board of directors, which may change our dividend policy at any time. Our board of directors will take into account:
•general economic and business conditions;
•our financial condition and operating results;
•our available cash and current and anticipated cash needs;
•our capital requirements;
•contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including TWFG Holding Company, LLC) to us; and
•such other factors as our board of directors may deem relevant.
TWFG, Inc. will be a holding company and will have no material assets other than its ownership of LLC Units in TWFG Holding Company, LLC, and as a consequence, our ability to declare and pay dividends to the holders of our Class A common stock will be subject to the ability of TWFG Holding Company, LLC to provide distributions to us. If TWFG Holding Company, LLC makes such distributions, the Pre-IPO LLC Members will be entitled to receive equivalent distributions from TWFG Holding Company, LLC. However, because we must pay taxes, make payments under the tax receivable agreement and pay our unreimbursed expenses, amounts ultimately distributed as dividends to holders of our Class A common stock are expected to be less than the amounts distributed by TWFG Holding Company, LLC to the Pre-IPO LLC Members on a per share basis. See “Certain relationships and related party transactions—Tax receivable agreement.”
Assuming TWFG Holding Company, LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, tax receivable agreement payments and expenses (any such portion, an “excess distribution”) will be made by our board of directors. Because our board of directors may determine to pay or not pay dividends to our Class A common stockholders, our Class A common stockholders may not necessarily receive dividend distributions relating to excess distributions, even if TWFG Holding Company, LLC makes such distributions to us. Holders of our non-economic Class B common stock or non-economic Class C common stock are not entitled to participate in any cash dividends declared by our board of directors. See “Risk factors—Risks relating to our organizational structure—In certain circumstances, TWFG Holding Company, LLC will be required to make distributions to us and the other holders of LLC Units, and the distributions that TWFG Holding Company, LLC will be required to make may be substantial.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2024:
•on an actual basis for TWFG Holding Company, LLC; and
•on an as adjusted basis for us to reflect the reorganization transactions described under “Organizational structure” and the sale by us of 11,000,000 shares of Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds” and based on an assumed initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover page of this prospectus.
This table should be read in conjunction with “Organizational structure,” “Use of proceeds,” “Management’s discussion and analysis of financial condition and results of operations,” “Description of capital stock” and the financial statements and notes thereto appearing elsewhere in this prospectus.

	March 31, 2024 (Amounts in thousands)
	Actual	As adjusted
Cash and cash equivalents	$22,555	$132,923
Debt
5-year Term Loan	$367	$367
7-year Term Loan	7,314	7,314
Revolving Credit Agreement	41,000	—
Acquisition-related notes(1)	1,770	1,770
Members’ equity (deficit)/stockholders’ equity
Common units	—	—
Class A common units (27,689 units issued and outstanding)	28	—
Class B common units (110,750 units issued and outstanding )	111	—
Class C common units (521,000 units issued and outstanding)	521	—
Class A common stock, $0.01 par value per share, no shares authorized, no shares issued and outstanding, actual; 300,000,000 shares authorized, 13,161,873 shares issued and outstanding, as adjusted	—	132
Class B common stock, $0.00001 par value per share, no shares authorized, no shares issued and outstanding, actual; 100,000,000 shares authorized, 7,277,651 shares issued and outstanding, as adjusted	—	—(2)
Class C common stock, $0.00001 par value per share, no shares authorized, no shares issued and outstanding, actual; 100,000,000 shares authorized, 33,893,810 shares issued and outstanding, as adjusted	—	—(3)
Additional paid-in capital	55,132	50,858
Retained earnings	9,014	554
Accumulated other comprehensive income (loss), net of deferred income tax	523	127
Non-controlling interest	—	161,216
Total members’ equity (deficit)/stockholders’ equity	65,329	212,887
Total capitalization	$115,780	$222,338

(1)In April 2023, the Company purchased the assets of Ralph E. Wade Insurance Agency Inc., which resulted in the Company recording an increase in customer lists intangible assets of $4.3 million. In connection with this purchase, $3.0 million of the total consideration was paid in cash at closing on April 1, 2023. The remaining $1.3 million balance is payable monthly over three years beginning in April 2024 and bears an annual interest of 3.75%.
(2)Dollar value of outstanding Class B common stock is $73 representing 7,277,651 issued and outstanding shares at $0.00001 par value per share.
(3)Dollar value of outstanding Class C common stock is $339 representing 33,893,810 issued and outstanding shares at $0.00001 par value per share.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 give effect to (i) the reorganization transactions described under “Organizational structure” and (ii) certain adjustments in connection with the offering, as if each had occurred on January 1, 2023.
The unaudited pro forma statement of financial position as of March 31, 2024 gives effect to (i) the reorganization transactions described under “Organizational structure” and (ii) the sale of shares of Class A common stock in this offering and the application of the net proceeds from this offering (referred to herein as the “Transactions”) as if each had occurred on March 31, 2024. See “Capitalization” and “Use of proceeds.”
The unaudited pro forma financial information has been prepared by our management and is based on TWFG Holding Company, LLC’s consolidated historical financial statements and the assumptions and adjustments described in the notes to the unaudited pro forma financial information below. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.
Our historical financial information for the three months ended March 31, 2024 and for the year ended December 31, 2023 has been derived from TWFG Holding Company, LLC’s consolidated financial statements and accompanying notes included elsewhere in this prospectus.
For purposes of the unaudited pro forma financial information, we have assumed that 11,000,000 shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated offering price range set forth on the cover of this prospectus, and as a result, immediately following the completion of this offering, the ownership percentage represented by LLC Units not held by us will be 75.8%, and the net income attributable to LLC Units not held by us will accordingly represent 75.8% of our net income. If the underwriters’ option to purchase additional shares of Class A common stock is exercised in full, the ownership percentage represented by LLC Units not held by us will be 73.5% and the net income attributable to LLC Units not held by us will accordingly represent 73.5% of our net income. The higher percentage of net income attributable to LLC Units not held by us over the ownership percentage of LLC Units not held by us is due to the recognition of additional current income tax expense after giving effect to the adjustments for the reorganization transactions and this offering that is entirely attributable to our interest.
We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of the Company. See the notes to unaudited pro forma financial information below for a discussion of assumptions made.
The unaudited pro forma financial information should be read together with “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations” and TWFG Holding Company, LLC’s financial statements and related notes thereto included elsewhere in this prospectus.
The unaudited consolidated and combined pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of financial results that would have been attained had the Transactions occurred on the dates indicated above or that could be achieved in the future. Future results may vary significantly from the results reflected in the unaudited consolidated and combined pro forma statement of income and should not be relied on as an indication of our results after the consummation of this offering and the other transactions contemplated by such unaudited consolidated and combined pro forma financial information. However, our management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the Transactions give appropriate effect to those assumptions and are properly applied in the unaudited consolidated and combined pro forma financial information.

The pro forma adjustments related to the Transactions, are described in the notes to the unaudited pro forma consolidated and combined financial information, and principally include the reorganization transactions described under “Organizational structure.”
The pro forma adjustments related to this offering, which we refer to as the offering adjustments, are described in the notes to the unaudited pro forma consolidated and combined financial information, and principally include the following:
•the issuance of shares of our Class A common stock to the purchasers in this offering in exchange for net proceeds of approximately $154.3 million, assuming that the shares are offered at $15.00 per share (the midpoint of the price range listed on the cover page of this prospectus), after deducting underwriting discounts and commissions but before offering expenses;
•provision for U.S. federal and state income taxes of TWFG, Inc. as a taxable corporation at an effective rate of 3.5% for the three months ended March 31, 2024 and 4.3% for the year ended December 31, 2023 (the effective rate was calculated using the new U.S. federal income tax rate of 21%);
•the application by TWFG, Inc. of the proceeds of this offering to purchase 11,000,000 LLC Units from TWFG Holding Company, LLC and the application of such proceeds by TWFG Holding Company, LLC to pay fees and expenses of approximately $5.6 million in connection with this offering and the reorganization transactions and to repay in full outstanding debt under our Revolving Credit Agreement; and
•the grant of restricted stock units (“RSUs”) of Class A common stock under our 2024 Incentive Plan in connection with this offering.
As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs.

Unaudited Pro Forma
Consolidated and Combined Statement of Operations
(amounts in thousands, except share data)
Three Months Ended March 31, 2024

	Historical TWFG Holding Company, LLC(1)	Transaction Accounting Adjustments		Pro forma TWFG, Inc.
Revenues
Commission income	$42,545	$—		$42,545
Contingent income	1,076	—		1,076
Fee income	2,232	—		2,232
Other income	460	—		460
Total revenues	46,313	—		46,313
Expenses
Commission expense	26,443	—		26,443
Salaries and employee benefits	6,254	983	(2)(3)	7,237
Other administrative expenses	3,130	—		3,130
Depreciation and amortization	3,013	—		3,013
Total operating expenses	38,840	983		39,823
Operating income	7,473	(983)		6,490
Interest expense	(842)	—		(842)
Other non-operating income (expense), net	(2)	—		(2)
Income before tax	6,629	(983)		5,646
Income tax expense	—	199	(4)	199
Net income from continuing operations	6,629	(1,182)		5,447
Net income attributable to non-controlling interests	—	4,127	(5)	4,127
Net income attributable to TWFG, Inc.	$6,629	$(5,309)		$1,320
Pro forma net income per share data: (6)
Pro forma weighted average shares of Class A common stock outstanding
Basic				13,161,873
Diluted				13,161,873
Net income available to Class A common stock per share
Basic				0.10
Diluted				0.10

See accompanying notes to unaudited pro forma financial information.

Unaudited Pro Forma
Consolidated and Combined Statement of Operations
(amounts in thousands, except share data)
Year ended December 31, 2023

	Historical TWFG Holding Company, LLC(1)	Transaction Accounting Adjustments		Pro forma TWFG, Inc.
Revenues
Commission income	$158,679	$—		$158,679
Contingent income	4,085	—		4,085
Fee income	8,311	—		8,311
Other income	1,859	—		1,859
Total revenues	172,934			172,934
Expenses
Commission expense	116,847	—		116,847
Salaries and employee benefits	13,970	4,667	(2)(3)	18,637
Other administrative expenses	10,973	—		10,973
Depreciation and amortization	4,862	—		4,862
Total operating expenses	146,652	4,667		151,319
Operating income	26,282	(4,667)		21,615
Interest expense	(1,003)	—		(1,003)
Other non-operating income (expense), net	(17)	—		(17)
Income before tax	25,262	(4,667)		20,595
Income tax expense	—	878	(4)	878
Net income from continuing operations	25,262	(5,545)		19,717
Net income attributable to non-controlling interests (a)	—	14,941	(5)	14,941
Net income attributable to TWFG, Inc.(a)	$26,096	$(21,129)	(b)	$4,133
Pro forma net income per share data: (6)
Pro forma weighted average shares of Class A common stock outstanding
Basic				13,161,873
Diluted				13,161,873
Net income available to Class A common stock per share
Basic				$0.31
Diluted				$0.31

(a)Includes the impact of $0.834 million of net income from discontinued operation, net of tax.
(b)Excludes the impact of $0.643 million income from discontinued operation, net of tax.
See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Consolidated and Combined Statements of Operations
(1)TWFG, Inc. was incorporated as a Delaware corporation on January 8, 2024 and has no material assets or results of operations until the completion of this offering and therefore its historical statement of operations is not shown in a separate column in this unaudited pro forma consolidated and combined statement of operations. This column represents the historical consolidated financial statements of TWFG Holding Company, LLC, the predecessor for accounting purposes.
(2)This adjustment represents the increase in compensation expense we expect to incur following the completion of this offering. We expect to grant RSUs to certain employees and non-employee directors in connection with this offering. This amount was calculated assuming a grant date fair value based on the midpoint of the estimated offering price set forth on the cover of this prospectus.
(3)This adjustment represents the increase in compensation expense we expect to incur following the completion of this offering. As discussed below, we will make grants of RSUs under the 2024 Incentive Plan to certain of our named executive officers. See “Executive compensation—Actions Taken Following Fiscal Year-End—2024 IPO Equity Grants.”
(4)TWFG Holding Company, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by TWFG Holding Company, LLC will flow through to its partners, including us, and is generally not subject to tax at the TWFG Holding Company, LLC level. Following the Transactions, we will be subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income of TWFG Holding Company, LLC. As a result, the unaudited pro forma consolidated and combined statements of operations reflect adjustments to our income tax expense to reflect an effective income tax rate of 3.5% for the three months ended March 31, 2024 and 4.3% for the year ended December 31, 2023, which were calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction. A reconciliation of the differences between effective income tax rates and the U.S. federal statutory tax rates are as follows:

	Three Months Ended March 31, 2024	Year ended December 31, 2023
Income at U.S. statutory rate	21.0%	21.0%
State taxes, net of federal benefit	1.1	0.4
Nontaxable partnership income	(18.5)	(17.0)
Other	(0.1)	(0.1)
Effective income tax rate	3.5%	4.3%

(5)Upon completion of the Transactions, TWFG, Inc. will become the sole managing member of TWFG Holding Company, LLC. Although we will have a minority economic interest in TWFG Holding Company, LLC, we will have the sole voting interest in, and control the management of, TWFG Holding Company, LLC. As a result, we will consolidate the financial results of TWFG Holding Company, LLC and will report a non-controlling interest related to the LLC Units held by the Pre-IPO LLC Members on our consolidated statements of operations. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, TWFG, Inc. will own 24.2% of the economic interest of TWFG Holding Company, LLC and the Pre-IPO LLC Members will own the remaining 75.8% of the economic interest of TWFG Holding Company, LLC. Net income attributable to non-controlling interests will represent 75.8% of the income before income taxes of TWFG, Inc. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, TWFG, Inc. will own 26.5% of the economic interest of TWFG Holding Company, LLC and the Pre-IPO LLC Members will own the remaining 73.5% of the economic interest of TWFG Holding Company, LLC and net income attributable to non-controlling interests would represent 73.5% of the income before income taxes of TWFG Holding Company, LLC. Shares of non-economic Class B common stock and non-economic Class

C common stock are not participating securities and therefore are not included in the per share calculations.
(6)The weighted average number of shares underlying the basic earnings per share calculation reflects 13,161,873 shares of Class A common stock outstanding. Shares of Class A common stock outstanding after the offering are included within the weighted average number of shares as they are the only outstanding securities which participate in distributions or dividends by the Company. All of the proceeds from the sale of Class A common stock will be used to purchase LLC Units, and we will cause TWFG Holding Company, LLC to use the proceeds it receives from the sale of LLC Units to TWFG, Inc. to pay fees and expenses in connection with this offering and the reorganization transactions, to repay in full outstanding debt under our Revolving Credit Agreement and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies and for general corporate purposes. Pro forma diluted income per share is computed by adjusting pro forma net income attributable to the Company and the weighted average shares of Class A common stock outstanding to give effect to potentially dilutive securities that qualify as participating securities using the treasury stock method, as applicable. Shares of non-economic Class B common stock and non-economic Class C common stock are not participating securities and therefore are not included in the calculation of pro forma basic income per share.

Unaudited Pro Forma
Consolidated and Combined Statement of Financial Position
(amounts in thousands)
As of March 31, 2024

	Historical TWFG Holding Company, LLC(1)	Transaction Accounting Adjustments		Pro forma TWFG, Inc.
Assets
Current assets
Cash and cash equivalents	$22,555	$110,368	(2)	$132,923
Restricted cash	8,863	—		8,863
Commissions receivable, net	19,735	—		19,735
Accounts receivable	6,075	—		6,075
Deferred offering costs	2,733	(2,733)		—
Other current assets, net	1,292	—		1,292
Total current assets	61,253	107,635		168,888
Non-current assets
Intangible assets - net	80,420	—		80,420
Property and equipment - net	539	—		539
Lease right-of-use assets - net	2,977	—		2,977
Other non-current assets	853	—		853
Total assets	$146,042	$107,635		$253,677

Liabilities and Members' Equity
Current liabilities
Commissions payable	$13,318	$—		$13,318
Carrier liabilities	10,483	—		10,483
Accounts payable	258	—		258
Operating lease liabilities, current	1,041	—		1,041
Short-term debt	2,235	—		2,235
Deferred acquisition payable, current	527	—		527
Other current liabilities	3,304	1,077		4,381
Total current liabilities	31,166	1,077		32,243
Non-current liabilities
Operating lease liabilities, net of current portion	1,858	—		1,858
Long-term debt	46,446	(41,000)		5,446
Deferred acquisition payable, non-current	1,243	—		1,243
Total liabilities	80,713	(39,923)		40,790
Commitment and contingencies
Members' equity/stockholders’ equity
Class A common stock	—	132	(2)(5)	132
Non-economic Class B common stock	—	—	(4)	—	(8)
Non-economic Class C common stock	—	—	(4)	—	(9)
Class A common units	28	(28)		—
Class B common units	111	(111)		—

	Historical TWFG Holding Company, LLC(1)	Transaction Accounting Adjustments		Pro forma TWFG, Inc.
Class C common units	521	(521)		—
Additional paid-in capital	55,132	(4,274)	(2)(5)(6)(7)	50,858
Retained earnings	9,014	(8,460)	(5)(6)	554
Accumulated other comprehensive income	523	(396)		127
Total members’ equity/stockholders’ equity attributable to TWFG, Inc.	65,329	(13,658)	(3)	51,671
Non-controlling interest	—	161,216		161,216
Total members’ equity/stockholders’ equity	65,329	147,558		212,887
Total liabilities and member’s equity/stockholders’ equity	$146,042	$107,635		$253,677

See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Consolidated and Combined Statement of Financial Position as of March 31, 2024
(1)TWFG, Inc. was incorporated as a Delaware corporation on January 8, 2024 and has no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in this unaudited pro forma consolidated and combined statement of financial position. This column represents the historical consolidated financial statements of TWFG Holding Company, LLC, the predecessor for accounting purposes.
(2)For purposes of the unaudited pro forma financial information, we have assumed that shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated offering price range set forth on the cover of this prospectus and assuming no exercise of the underwriters’ option to purchase additional shares, and as a result, immediately following the completion of this offering, the ownership percentage represented by LLC Units not held by us will be 75.8%, and the net income attributable to LLC Units not held by us will accordingly represent 75.8% of our net income. If the underwriters’ option to purchase additional shares of Class A common stock is exercised in full, the ownership percentage represented by LLC Units not held by us will be 73.5% and the net income attributable to LLC Units not held by us will accordingly represent 73.5% of our net income. The higher percentage of net income attributable to LLC Units not held by us over the ownership percentage of LLC Units not held by us is due to the recognition of additional current income tax expense after giving effect to the adjustments for the reorganization transactions and this offering that is entirely attributable to our interest. Except for the per share amounts, the amounts in the table below are in thousands.

Assumed initial public offering price per share	$15.00
Shares of Class A common stock issued in this offering	11,000
Gross proceeds	$165,000
Less: underwriting discounts and commissions	10,725
Less: offering expenses (including amounts previously deferred)	5,640
Offering expenses deferred	2,733
Less: debt payoff	41,000
Net cash proceeds	$110,368

(3)Upon completion of the Transactions, we will become the sole managing member of TWFG Holding Company, LLC. Although we will have a minority economic interest in TWFG Holding Company, LLC, we will have the sole voting interest in, and control the management of, TWFG Holding Company, LLC. As a result, we will consolidate the financial results of TWFG Holding Company, LLC and will report a non-controlling interest related to the LLC Units held by the Pre-IPO LLC Members on our consolidated statement of financial position. The computation of the non-controlling interest following the consummation of this offering, based on the assumed initial public offering price, is as follows:

	Units	Percentage	Amount
Interest in TWFG Holding Company, LLC held by TWFG, Inc.	13,161,873	24.22%	$197,428,094
Non-controlling interest in TWFG Holding Company, LLC held by Pre-IPO LLC Members	41,171,460	75.78%	$617,571,906

If the underwriters were to exercise in full their option to purchase additional shares of our Class A common stock, TWFG, Inc. would own 26.5% of the economic interest of TWFG Holding Company, LLC and the Pre-IPO LLC Members would own the remaining 73.5% of the economic interest of TWFG Holding Company, LLC.

Following the consummation of this offering, the LLC Units held by the Pre-IPO LLC Members, representing the noncontrolling interest, will be redeemable at the election of such members, for shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the third amended and restated TWFG Holding Company, LLC agreement.
(4)In connection with this offering, we will issue 33,893,810 shares of non-economic Class C common stock to Bunch Holdings and we will issue 7,277,651 shares of non-economic Class B Common Stock to the other Pre-IPO LLC Members.
(5)This adjustment represents the total increase in compensation expense we expect to incur following the completion of this offering as a result of the IPO Equity Grants and grants of RSUs to other key employees and select members of our board of directors, in each case, under our 2024 Incentive Plan.
(6)We are deferring certain costs associated with this offering, including legal expenses of approximately $3.2 million, accounting expenses of approximately $1.6 million and other related expenses of approximately $0.9 million, which have been recorded in other current assets on this unaudited pro forma consolidated and combined statement of financial position. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.
(7)The adjustment in Additional Paid In Capital reflects the allocation between controlling and non-controlling interest.
(8)Dollar value of outstanding Class B common stock is $73 representing 7,277,651 issued and outstanding shares at $0.00001 par value per share.
(9)Dollar value of outstanding Class C common stock is $339 representing 33,893,810 issued and outstanding shares at $0.00001 par value per share.

DILUTION
If you invest in our Class A common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to the Pre-IPO LLC Members.
Our pro forma net tangible book value as of March 31, 2024 would have been approximately -$15.1 million, or -$0.35 per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of common stock outstanding, in each case after giving effect to the reorganization transactions, assuming that the Pre-IPO LLC Members redeem or exchange all of their LLC Units for newly-issued shares of our Class A common stock on a one-for-one basis and all shares of non-economic Class B common stock and non-economic Class C common stock are cancelled in connection with such redemption or exchange.
After giving effect to the reorganization transactions, assuming that the Pre-IPO LLC Members redeem or exchange all of their LLC Units for newly-issued shares of our Class A common stock on a one-for-one basis, and after giving further effect to the sale of 11,000,000 shares of Class A common stock in this offering at the assumed initial public offering price of $15.00 per share (the midpoint of the estimated price range on the cover page of this prospectus) and the use of the net proceeds from this offering, our pro forma as adjusted net tangible book value would have been approximately $133.3 million, or $2.45 per share, representing an immediate increase in net tangible book value of $2.80 per share to existing equity holders and an immediate dilution in net tangible book value of $12.55 per share to new investors.
The following table illustrates the per share dilution:

Assumed initial public offering price per share	$15.00
Pro forma net tangible book value per share as of March 31, 2024	$(0.35)
Increase in pro forma net tangible book value per share attributable to new investors	$2.80
Pro forma adjusted net tangible book value per share after this offering	$2.45
Dilution in pro forma net tangible book value per share to new investors	$12.55

Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the initial public offering price per share of Class A common stock.
A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the dilution per share to new investors by $0.19 per share, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same.
We have presented dilution in pro forma net tangible book value per share of Class A common stock to investors in this offering assuming that all of the holders of LLC Units redeemed or exchanged their LLC Units for a corresponding number of newly-issued shares of Class A common stock in order to more meaningfully present the dilutive impact on the investors in this offering.
To the extent the underwriters’ option to purchase additional shares of Class A common stock is exercised, there will be further dilution to new investors.
We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk factors” and elsewhere in this prospectus.
The following discussion contains commentary on the financial results derived from the financial statements for the three months ended March 31, 2024 and 2023 (unaudited) and the consolidated financial results of our predecessor TWFG Holding Company, LLC and its subsidiaries for the years ended December 31, 2023 and 2022.
Overview
We are a leading, high-growth, independent distribution platform for personal and commercial insurance in the United States. We are pioneers in the insurance industry, developing an agency model built on innovation and experience with what we believe is a more flexible approach than traditional distribution models. Our offerings are fulsome and flexible in that we offer all lines of insurance, multiple distribution contract options, M&A services, proprietary virtual assistants, proprietary technology, proprietary premium financing, unlimited continuing education, recognition programs, co-op funding, marketing support and overall lower costs to operate. Since our founding in 2001 by our Chief Executive Officer, Richard F. (“Gordy”) Bunch III, we have established a track record of creating solutions for independent agents, insurance carriers and our Clients, with sustainable growth regardless of economic and P&C pricing cycles.
Our business model, developed by agents for agents, serves over 2,400 TWFG Agencies and offers a distinctive level of autonomy and entrepreneurial opportunity. We provide TWFG Agencies with resources, technology, training and insurance carrier access to succeed in an increasingly complex market. TWFG Agencies leverage our platform, long-standing relationships with insurance carriers and brand recognition in personal and commercial insurance products to win business and tailor coverage to meet our Clients’ specific needs. We operate on a singular, integrated agency management system that equips TWFG Agencies with advanced tools for efficient Client management, policy management and communication in a cost-effective manner.
As of March 31, 2024, Insurance Services had 396 Branches and 14 Corporate Branches. The changes in our Branches and Corporate Branches compared to 405 Branches and six Corporate Branches as of December 31, 2023 were due to branch conversions. In January 2024, we acquired the assets of nine of our Branches and converted them to Corporate Branches and the agents became our employees. Of the nine converted Branches, eight became new Corporate Branches, while one was combined with an existing Corporate Branch. The branch conversions did not impact our revenues. However, the components of our operating expenses changed as most of the agents’ compensation shifted from commission expenses to salaries and employee benefits. In addition, our other administrative expenses increased as we are now responsible for the overhead costs of our newly converted Corporate Branches. For the three months ended March 31, 2024, the branch conversions resulted in a $0.4 million increase in our net income and $2.2 million increase in Adjusted EBITDA. For information regarding the accounting for the acquired assets and their impact on our consolidated financial condition, see Note 4, “Intangible Assets” to our unaudited consolidated financial statements included elsewhere in this prospectus.
As of December 31, 2023, Insurance Services had 405 Branches and six Corporate Branches. As of December 31, 2022, Insurance Services had 389 Branches and two Corporate Branches. The increase in our Branches was organically driven and has not materially impacted our near-term revenue, net income, and operating cash flows. The increase in our Corporate Branches in 2023 was primarily due to the asset acquisitions in 2023. The additional Corporate Branches increased our 2023 revenues by $2.3 million. For information regarding the accounting for the acquired assets and their impact on our consolidated financial condition, see Note 4, “Intangible Assets” to our consolidated financial statements included elsewhere in this prospectus.
As of March 31, 2024, December 31, 2023 and December 31, 2022, our TWFG MGA offering had 2,152 agencies, 2,136 agencies, and 2,152 agencies, respectively. Agencies under our TWFG MGA offering have the right but not the obligation to place business with us. Most TWFG MGA Agencies work with us to supplement their primary markets where they source coverage. Thus, changes to MGA Agencies in any given period may not have a material impact on our operations.
We have sustained our growth primarily using cash flow from operations to improve technology, fund M&A, recruit talent, create programs and expand services to support TWFG Agencies. As a P&C distribution company, our total P&C addressable market for Total Written Premium in the United States is approximately $868.1 billion as of 2022, according to S&P Global Market Intelligence. Based on revenue, we are the seventh largest personal lines agency in the United States and the 26th largest agency across all lines of business, according to the Insurance Journal’s 2023 Top 100 Property/Casualty Agencies.
For insurance carriers, our high-quality, national network of motivated agents, collaborative nature, geographic diversity and the strength of our distribution channels make TWFG an attractive company to work with. Although a significant portion of our business is concentrated in Texas, California and Louisiana, we are licensed in all 50 states and have a physical presence in 41 states and the District of Columbia across our Insurance Services and TWFG MGA offerings. Our insurance carriers benefit from the expertise of TWFG Agencies, including our over 400 Branches, which are led by Branch principals with an average of approximately 17 years of insurance industry experience. We maintain relationships with more than 300 insurance carriers to create tailored solutions and develop expansive coverage options. TWFG works with insurance carriers to offer agents specialized training so they can stay informed on changing underwriting requirements and risk appetites. As a result of our broad insurance carrier relationships, TWFG Agencies have more insurance products and solutions to offer our Clients, leading to higher Client satisfaction that promotes long-term relationships. We consider innovation a core competency, and we seek to collaborate with our insurance carriers and agents to anticipate and respond to market appetite shifts.
TWFG Agencies are fundamentally entrepreneurial, and focused on building and scaling their business, and we provide them with speed to market, the benefits of scale, administrative support, training, tools, insurance carrier access and M&A growth opportunities that enable TWFG Agencies to take their agency to the next level and better assist our Clients.
We embrace a simple philosophy: “Our Policy is Caring,” which is more than a motto. This philosophy informs the way we interact with all of our stakeholders and the communities in which they live and work. We seek to attract partners who come in every day with the commitment to making a difference in the lives of the people and communities we interact with. We treat our Clients, employees and stakeholders like family.
We operate our business as a single operating and reportable segment.
Factors affecting our results of operations
We believe that the most significant factors affecting our results of operations include:
Attracting and retaining experienced agents. Our long-term growth and success will depend, in large part, on our continued ability to attract new agents. Our growth strategy focuses on attracting experienced end of career and retiring agents that come to us with an existing Book of Business and become Branch principals within our system. Our value proposition resonates with agents as they have succession planning options built into their contracts. To facilitate succession planning, we offer independent agents the ability to sell their Books of Business to TWFG, enabling a smooth handover of Client relationships and operational responsibilities. Branch principals also have a high degree of autonomy in which to operate their business and expand their footprint. Branches use our comprehensive technology and agency management system, benefiting from enterprise group rates that we believe are typically lower than agents would receive on their own or from leading agency management system vendors.
Insurance carrier relationships. Our growth and success are dependent on, in large part, our relationship with insurance carriers. We specialize in creating innovative insurance products that address the specific needs of Clients, a strategy that ultimately benefits our insurance carriers. Our deep understanding of market trends and consumer demands enables us to develop tailored and forward-thinking solutions that turn into high-growth and profitable lines of business for insurance carriers. Insurance carriers reward our performance with additional access to business over time. Additionally, we provide insurance carriers with cost-effective and rapid access to new markets, leveraging our expansive network and market insights. This approach not only extends the insurance carriers’ reach into diverse client segments but also enhances their market presence. Our role as an intermediary ensures a broad and varied range of insurance products are available to our Clients, meeting their diverse needs. This symbiotic relationship with insurance carriers not only broadens their Books of Business but also ensures our Clients have access to comprehensive, customized insurance options, increasing retention of the business we place for insurance carriers and cementing our role as a pivotal facilitator in the insurance industry.
Reliance on insurance intermediaries. Our growth and success are dependent, in part, on the financial strength of the insurance carriers we work with and our ability to distribute differentiated insurance products in the market. If insurance intermediaries or insurance carriers experience liquidity problems, insolvency or other financial difficulties, or do not timely provide required information or payments to us, we could encounter delays in payments owed to us, the loss of insurance carrier appointments, E&O claims and difficulty collecting receivables owed to us by insurance carriers. The capacity of our insurance products may be subject to restrictions placed by parties outside our control, such as reinsurers, insurance intermediaries, insurance carriers and state regulators. These conditions may adversely affect our revenue and make it difficult for us to accurately predict our future results, which could harm our business, financial condition and results of our operations.
Investment in technology. Our continued growth and success depend, in part, on our ability to invest in technology to drive scalability and efficiency. Agents use our comprehensive technology package that includes an agency management system that is customizable. Our technology facilitates the sales process, and includes integrated technology features like electronic signatures, personal lines rating and commonly used insurance forms. It also provides dynamic reporting on retention, renewal and marketing. We leverage technology to help our agents acquire new Clients with social media, email marketing and text message integration within our agency management system. We also leverage technology to enhance the Client experience with our proprietary mobile application that allows Clients to access their ID cards and easily communicate with their agents. Our carrier administration system is equipped for underwriting and policy administration for both admitted and non-admitted programs in multiple states.
Strategic asset acquisitions. We supplement our organic growth (including the addition of independent branches into our network) and add capabilities through strategic asset acquisitions. Through strategic asset acquisitions, we have acquired agencies, Books of Business, MGAs, insurance networks and renewal rights across a range of specialties and geographies. Our acquisition strategy entails crafting a compelling value proposition for acquisition targets including a robust operational backbone, a wide array of insurance products and markets, a collaborative culture and the opportunity for long-term growth. We also prioritize a transparent and equitable transaction process to help ensure a good relationship and alignment from the beginning, and have implemented a systematic and disciplined integration playbook.
In 2022, we completed two asset acquisitions in excess of $0.5 million in annual revenue for a total purchase price of $7.9 million. In 2023, we completed five asset acquisitions in excess of $0.5 million in annual revenue for a total purchase price of $19.4 million and acquisition-related expenses of $0.2 million.
In January 2024, we acquired the assets of nine of our independent branches and converted them to Corporate Branches for a total purchase price of $40.8 million. In addition, in January 2024, we acquired the remaining interests in the assets of our partially owned Corporate Branches for a total purchase price of $5.2 million, converting them to wholly owned Corporate Branches.
The valuations of these asset acquisitions were based substantially on the size, growth, loss ratios and pro forma EBITDA of their Books of Business. See Note 4, “Intangible Assets” to our consolidated financial statements included elsewhere in this prospectus for information regarding the accounting for these acquired assets and their impact on our consolidated financial condition. Also see the discussions of our consolidated results of operations below for the impact of these acquisitions on our results of operations.
Insurance industry pricing trends and the effect of natural and man-made disasters. We generate most of our revenues through commissions, which are calculated as a percentage of the total insurance premium. A softening of the insurance market or the lines of business we serve, characterized by a period of declining premium rates, could negatively impact our profitability. Additionally, insurance carrier losses from natural or man-made disasters could impact our contingent income, which is primarily driven by insurance carrier underwriting results and, to a lesser extent, the volume of business we place with them.
Macroeconomic trends. Macroeconomic factors, including the recent resurgence of inflation and interest rate increases, and the risk that the U.S. economy will decelerate into a recession, affect the financial services industry and may reduce demand for our services or depress pricing for those services, which could have a material adverse effect on our costs and results of operations. During higher inflationary periods, our rent expenses may also increase significantly, which may adversely affect our business, financial condition, results of operations and cash flows. Furthermore, during inflationary periods, interest rates have historically increased, which would have a direct effect on interest expense if we decide to refinance our existing long-term borrowings or incur any additional indebtedness. These macroeconomic trends are partially offset by increased commissions due to increased premiums and increases in interest income from interest rate increases and, as a result, we have grown our business and profitability through multiple economic cycles.
Cost of being a public company. To operate as a public company, we will be required to continue to implement changes in certain aspects of our business and develop, manage, and train management level and other employees to comply with ongoing public company requirements. We will also incur new expenses as a public company, including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees, and offering expenses.
Effects of the reorganization on our corporate structure
TWFG, Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. TWFG, Inc. will be a holding company and its sole material asset will be a controlling ownership interest in TWFG Holding Company, LLC. For more information regarding our reorganization and holding company structure, see “Organizational structure—The reorganization transactions.” Upon completion of this offering, all of our business will be conducted through TWFG Holding Company, LLC and its consolidated subsidiaries, and the financial results of TWFG Holding Company, LLC and its consolidated subsidiaries will be included in the consolidated financial statements of TWFG, Inc.
Prior to February 2023, The Woodlands Insurance Company (“TWICO”) was a wholly owned subsidiary of the Company. The Company’s ownership of TWICO was distributed to the members of the Company in February 2023. The distribution of TWICO equity interests has met all criteria for discontinued operation reporting. Although the equity interests of TWICO were distributed after December 31, 2022, to enhance investors’ understanding of the Company’s business and the comparability of its financial statements for the years ended December 31, 2023 and 2022, the Company has retrospectively presented the financial position and results of operations of TWICO as a discontinued operation in its consolidated financial statements for the year ended December 31, 2022. See Note 11, “Discontinued Operation” to our consolidated financial statements included elsewhere in this prospectus for information regarding our discontinued operation.
TWFG Holding Company, LLC is, and will continue to be, treated as a partnership for U.S. federal income tax purposes and, and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, the taxable income of TWFG Holding Company, LLC will be allocated to the Pre-IPO LLC Members and us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of TWFG Holding Company, LLC.
Certain income statement line items
Revenues
Commission income. We derive commission income from the placement of insurance contracts between insurance carriers and Clients. Our commissions are established by the agency agreement between the Company and the insurance carrier and are calculated as a percentage of premiums for the underlying insurance contract. Commission rates vary across insurance carriers, states and lines of business and typically range from 7% to 22%. Our average commission rate for 2023 was approximately 12%.
Our main obligation under our agency agreements with the insurance carriers is selling insurance contracts to our Clients. Each underlying insurance contract is a separate and distinct contract between the Client and the insurance carrier. Our Clients are not obligated to keep the insurance contract for the full term or renew it with the insurance carrier beyond its initial term. We are required to try to resell the insurance contract to our Client at the expiration of each policy term or shop for alternatives if our Client decides to terminate its existing insurance contract. We recognize commission income when the performance obligation of placing the insurance contract between our Client and the insurance carrier has been met and the insurance contract is in effect, based on its effective date.
Our agency agreements with the insurance carriers are non-exclusive and can typically be terminated unilaterally by either party. Additionally, either party can agree to amend the provisions of the agency agreements, which may affect our future commission income.
Contingent income. We may earn contingent income from insurance carriers. Contingent income is highly variable and based primarily on underwriting results and, to a lesser extent, volume.
Fee income. Fee income is comprised primarily of policy fees, branch fees, license fees and third-party administrator (“TPA”) fees. The Company receives policy fees as compensation for administrative services performed in connection with the placement and issuance of certain policies that are in addition to and separate from commissions paid by the insurance carriers. Branch fees include the monthly recurring fees assessed for the ongoing Client service and back-office support provided to independent branches operating exclusively through the Company pursuant to an exclusive Branch agreement and a one-time branch onboarding fee. License fees are usage-based fees assessed by the Company for the use of its proprietary applications. TPA fees are related to services performed based on service agreements with the insurance carriers.
Other income. Other income is comprised primarily of income earned for facilitating premium financing arrangements, fees assessed for agent conventions, interest income and other miscellaneous income.
The following table sets forth our revenues by amount and as a percentage of our revenues for the periods indicated (dollar amounts in thousands):

	Three Months Ended March 31,				Years ended December 31,
	2024		2023		2023		2022
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commission income	$42,545	92%	$36,687	92%	$158,679	92%	$139,488	91%
Contingent income	1,076	2	985	3	4,085	2	4,620	3
Fee income	2,232	5	2,028	5	8,311	5	8,296	5
Other income	460	1	156	-	1,859	1	1,517	1
Total revenues	$46,313	100%	$39,856	100%	$172,934	100%	$153,921	100%

Expenses
Commission expense. Commission expense is our largest expense, representing the consideration paid to our agents for producing and retaining business. We expect our commission expense to continue to increase in line with our expected business growth.
Salaries and employee benefits. Salaries and employee benefits consist of base compensation and any bonuses, equity compensation and benefits paid and payable to employees. We operate in competitive markets and expect to continue to experience a general rise in compensation and benefits expense commensurate with expected growth in headcount, geographic expansion and the creation of new products and services.
Other administrative expenses. Other administrative expenses include technology costs, legal and professional fees, office expenses and other costs associated with our operations. Fluctuations in other administrative expenses are relative to the overall scale of our business operations.
Depreciation and amortization. Depreciation and amortization are primarily comprised of the amortization of intangible assets recognized from our strategic asset acquisitions. As we continue to pursue strategic asset acquisitions, we expect our amortization expenses to increase.
Consolidated results of operations
The following is a discussion of our consolidated results of operations for the periods presented. This information is derived from our accompanying consolidated financial statements prepared in accordance with GAAP.
The following table summarizes our results of operations for the periods presented (in thousands):

	Three Months Ended March 31,				Years ended December 31,
	2024		2023		2023		2022
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Revenues:
Commission income	$42,545	92%	$36,687	92%	$158,679	92%	$139,488	91%
Contingent income	1,076	2	985	3	4,085	2	4,620	3
Fee income	2,232	5	2,028	5	8,311	5	8,296	5
Other income	460	1	156	-	1,859	1	1,517	1
Total revenues	46,313	100%	39,856	100%	172,934	100%	153,921	100%
Operating expenses:
Commission expense	26,443	68%	27,496	80%	116,847	80%	104,911	81%
Salaries and employee benefits	6,254	16	3,336	10	13,970	10	12,240	9
Other administrative expenses	3,130	8	2,495	7	10,973	7	9,705	7
Depreciation and amortization	3,013	8	1,061	3	4,862	3	3,302	3
Total operating expenses	38,840	100%	34,388	100%	146,652	100%	130,158	100%
Operating income	7,473		5,468		26,282		23,763
Other non-operating income (expense)
Interest expense	(842)		(85)		(1,003)		(398)
Other non-operating expense, net	(2)		(11)		(17)		(18)
Net income from continuing operations	6,629		5,372		25,262		23,347
Net income (loss) from discontinued operation, net of tax	—		834		834		(2,733)
Net income	$6,629		$6,206		$26,096		$20,614

Comparison of the Three Months Ended March 31, 2024 and 2023
Total revenues
The following table presents the disaggregation of our revenues by offerings (in thousands):

	Three Months Ended March 31,
	2024		2023
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$31,829	69%	31,499	79%
Corporate Branches	7,276	15	936	2
TWFG MGA	6,839	15	6,926	18
Other	369	1	495	1
Total revenues	$46,313	100%	$39,856	100%

Total revenues for the three months ended March 31, 2024 increased by $6.5 million, or 16.2%, compared to the same period in the prior year. The increase was primarily due to a $5.9 million, or 16.0%, increase in commission income driven primarily by higher premium rates, commission income from our recent acquisitions rolling into the current period and continued growth in business, partially offset by our business mix shifting towards more renewal business, which has lower commission rates than new business. Also contributing to the increase in total revenues were the $0.2 million, or 10.1%, increase in fee income and $0.3 million, or 194.87%, increase in other income. See the discussions below for additional information about the changes in our Revenues.
Commission income
The following table presents the disaggregation of our commission income by offerings (in thousands):

	Three Months Ended March 31,
	2024		2023
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$29,900	70%	30,203	82%
Corporate Branches	7,250	17	919	3
TWFG MGA	5,395	13	5,565	15
Total commission income	$42,545	100%	$36,687	100%

Commission income for the three months ended March 31, 2024 increased by $5.9 million, or 16.0%, compared to the same period in the prior year. Higher premium rates, commission income from our recent acquisitions rolling into the current period, and continued growth in business were the primary drivers of the increase in our commission income. Commission rates were affected by our business mix shifting towards more renewal business, which has lower commission rates than new business.
Commission income for Insurance Services grew by $6.0 million, or 19.4%, for the three months ended March 31, 2024 compared to the same period in the prior year. However, during the current period the components shifted between Agency-in-a-Box and Corporate Branches. Agency-in-a-Box commission income for the three months ended March 31, 2024 decreased by $0.3 million, or 1.0%, compared to the same period in the prior year. The decrease was mainly attributable to the acquisition of the assets of nine of our independent branches (which were previously operated as Agencies-in-a-Box) and their conversion to Corporate Branches in January 2024. The branch conversions resulted in a $4.4 million decrease in the Agency-in-a-Box commission income during the first quarter of 2024.

Insurance Services Corporate Branches commission income for the three months ended March 31, 2024 increased by $6.3 million, or 688.9%, compared to the same period in the prior year. The increase was primarily driven by the branch conversions as previously described. In addition, Corporate Branches commission income for the three months ended March 31, 2024 included increases from the Book of Business acquisitions in 2023, while the same period in the prior year did not.
TWFG MGA commission income for the three months ended March 31, 2024 decreased by $0.2 million, or 3.1%, compared to the same period in the prior year. The decrease was primarily due to reduced retention, partially offset by higher premium rates. In addition, effective January 1, 2024, the MGA agreement with one of our insurance carriers was renegotiated and amended, which shifted our volume based commission to a flat monthly fee. The switch capped the income we earned at a maximum monthly amount.
Contingent income
Contingent income for the three months ended March 31, 2024 was $1.08 million, reflecting a $0.09 million, or 9.2%, increase compared to the same period in the prior year. The slight increase in contingent income was primarily due to the additional contingent income collected in 2024 driven by the profitable continued growth in business. Contingent income is unpredictable and dependent upon the target financial and performance metrics established by the insurance carriers.
Fee income
The following table presents the disaggregation of our fee income by major sources (in thousands):

	Three Months Ended March 31,
	2024		2023
	Amount	% of Total	Amount	% of Total
Policy fees	$513	23%	$555	27%
Branch fees	1,131	51	467	23
License fees	515	23	875	43
TPA fees	73	3	131	7
Total fee income	$2,232	100%	$2,028	100%

Fee income for the three months ended March 31, 2024 increased by $0.2 million, or 10.1%, compared to the same period in the prior year. Changes to individual components of fee income are discussed in detail below:
•Policy fees for the three months ended March 31, 2024 decreased by $0.04 million, or 7.6%, compared to the same period in the prior year. The decrease in policy fees was primarily due to lower policy counts in our TWFG MGA offering in the three months ended March 31, 2024 compared to the same period in the prior year. Lower retention rates and certain insurance carriers not accepting new business in locations that have experienced catastrophes continue to impact the volume of business in our TWFG MGA offering.
•Branch fees for the three months ended March 31, 2024 increased by $0.7 million, or 142.2%, compared to the same period in the prior year. The increase in branch fees was primarily due to increased branch fee rates and the impact of the reorganization of our corporate structure. In May 2023, we distributed all of our equity interests in Evolution Agency Management LLC (“EVO”), a software services company, to our owners. Branch fees earned the three months ended March 31, 2023 included the elimination of fees paid to EVO, while the current period did not.
•License fees for the three months ended March 31, 2024 decreased by $0.4 million, or 41.1%, compared to the same period in the prior year. The decrease in license fees was primarily due to the distribution of EVO equity interests as previously discussed. As a result, license fees earned for the current period excluded revenues from EVO’s operation, while license fees earned for the prior period included

EVO’s revenues. In addition, effective January 1, 2024, the licensing agreement with one of our customers was amended to switch from usage-based fees to fixed monthly fees. The switch capped the fees we earned at a maximum monthly amount.
•TPA fees for the three months ended March 31, 2024 decreased by $0.06 million, or 44.3%, compared to the same period in the prior year. The decrease in TPA fees was primarily due to a lower level of TPA services provided by the Company for the three months ended March 31, 2024 compared to the same period in the prior year.
Other income
Other income for the three months ended March 31, 2024 was $0.5 million compared to $0.2 million in the same period in the prior year, reflecting an increase of $0.3 million, or 194.9%. The increase in other income was primarily due to higher interest income on bank deposits.
Expenses
Commission expense
The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Three Months Ended March 31,
	2024		2023
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$22,028	83%	23,832	87%
Corporate Branches	862	3	171	—
TWFG MGA	3,535	14	3,475	13
Other	18	—	18	—
Total commission expense	$26,443	100%	$27,496	100%

Commission expense for the three months ended March 31, 2024 decreased by $1.1 million, or 3.8%, compared to the same period in the prior year. The decrease was primarily due to the previously discussed branch conversions. Upon conversions, agents’ compensation of the newly converted Corporate Branches shifted from commission expenses to salaries and employee benefits. Commission expense for the three months ended March 31, 2024 also benefited from a one-time reducing commission expense, which resulted from the branch conversions totaling $1.5 million. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
Insurance Services Agency-in-a-Box commission expense for the three months ended March 31, 2024 decreased by $1.8 million, or 7.6%, compared to the same period in the prior year. The decrease was primarily due to the branch conversions resulting in a decrease of $0.6 million and the one-time favorable accrual adjustment related to the converted branches of $1.5 million. The expenses of our Branches are primarily commission expense, which is determined as a percentage of commission income. The profitability of our Branches, as determined by the difference between commission income and commission expense, is consistent.
Insurance Services Corporate Branches commission expense for the three months ended March 31, 2024 increased by $0.7 million, or 404.1%, compared to the same period in the prior year. The increase was primarily due to the branch conversions, as previously discussed, and the Books of Business acquisitions in 2023. The expenses of our Corporate Branches are mainly salaries and benefits, and are primarily fixed expenses, which are not directly related to commission income. The profitability of our Corporate Branches varies mainly based on changes in commission income. In addition, since the commission expense of our Corporate Branches represents a smaller percentage of their operating expenses, we expect revenue growth, both organic and through future acquisitions, to positively impact our operating income in the future.
TWFG MGA commission expense for the three months ended March 31, 2024 increased by $0.06 million, or 1.7%, compared to the same period in the prior year. The increase in commission expense despite the decrease in the TWFG MGA commission income was primarily due to the shift in the business mix. As discussed above, TWFG MGA commission income decreased partly due to the renegotiation of the MGA agreement with one of our insurance carriers. Such decrease in commission income does not result in a reduction in commission expense.
Salaries and employee benefits
Salaries and employee benefits for the three months ended March 31, 2024 was $6.3 million compared to $3.3 million in the same period in the prior year, reflecting an increase of $2.9 million, or 87.5%. The increase was primarily due to the branch conversions contributing an increase of approximately $1.9 million, a $1.1 million increase from the asset acquisitions in 2023, and a $0.3 million increase due to our continued growth and new roles created in conjunction with our planned initial public offering. Partially offsetting these increases was a decrease driven by the distribution of our equity interest in EVO in May 2023 to our owners. Salaries and employee benefits for the three months ended March 31, 2023 included approximately $0.4 million compensation attributable to EVO’s operations, while the same period in 2024 did not.
Other administrative expenses
Other administrative expenses for the three months ended March 31, 2024 was $3.1 million compared to $2.5 million in the same period in the prior year, reflecting an increase of $0.6 million, or 25.5%. The increase was primarily due to a $0.2 million increase in IT costs, a $0.2 million increase in rent expenses, a $0.1 million increase in office expenses, and a $0.1 million increase in professional fees. The increase in our IT costs was primarily due to additional cloud computing costs, and 2024 included fees paid to EVO, while in 2023, fees paid to EVO were eliminated upon consolidation. Rent and office expenses were higher in 2024 primarily due the asset acquisitions and branch conversions, while the increase in professional fees was attributable to the increased ongoing costs of becoming a public company.
Depreciation and amortization
Depreciation and amortization for the three months ended March 31, 2024 was $3.0 million compared to $1.1 million in the same period in the prior year, reflecting an increase of $1.9 million, or 184.0%. The increase was primarily due to the amortization of intangible assets from our recent asset acquisitions and branch conversions.
Other non-operating income (expenses)
Other non-operating expenses for the three months ended March 31, 2024 was $0.8 million compared to $0.1 million for the same period in the prior year, reflecting an increase of $0.7 million, or 779.2%. The increase was primarily attributable to higher interest expense driven by higher debt. In the second and fourth quarters of 2023, our debt increased by $10.0 million and $31.0 million, respectively. The additional borrowings funded our asset acquisitions in 2023 and 2024.

Comparison of the Years Ended December 31, 2023 and 2022
Total revenues
The following table presents the disaggregation of our revenues by offerings (in thousands):

	Years Ended December 31,
	2023		2022
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$132,715	77%	118,793	77%
Corporate Branches	6,862	4	3,146	2
TWFG MGA	31,422	18	30,306	20
Other	1,935	1%	1,676	1%
Total revenues	$172,934	100%	$153,921	100%

Total revenues in 2023 increased by $19.0 million, or 12.4%, compared to 2022. The increase was primarily due to a $19.2 million, or 12.4%, increase in commission income driven primarily by organic growth and Book of Business acquisitions. These increases were partially offset by the unearned commission chargebacks in 2023 from insurance carrier insolvencies in 2022, and a $0.5 million, or 11.6%, decrease in contingent income. The decrease in contingent income was driven primarily by the insurance carriers’ higher loss ratio trends in 2023. Contingent income is unpredictable and may increase or decrease from one period to the next depending on target financial and performance metrics established by the insurance carriers. See discussions below for additional information about the changes in our Revenues.
Commission income
The following table presents the disaggregation of our commission income by offerings (in thousands):

	Years Ended December 31,
	2023		2022
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$126,467	80%	112,975	81%
Corporate Branches	6,658	4	2,208	2
TWFG MGA	25,554	16	24,305	17
Total commission income	$158,679	100%	$139,488	100%

Commission income in 2023 increased by $19.2 million, or 13.8%, compared to 2022, primarily due to continued growth across our offerings. Higher premium rates combined with a growing Book of Business drove the increase in our Insurance Services offering. The Book of Business's growth was primarily due to the organic growth across Insurance Services and the recent Book of Business acquisitions as reflected under Corporate Branches. These increases in Insurance Services were partially offset by decreases driven primarily by the reduction in commission rates with certain insurance carriers and the unearned commission chargebacks in 2023 from insurance carrier insolvencies in 2022. The increase in our TWFG MGA offering was driven primarily by higher premium rates, partially offset by a 1% reduction in policy retention, non-renewal of 715 wind policies and 118 coastal policies for a total $1.88 million loss in Total Written Premium where policies were deemed ineligible for renewal business in catastrophe locations, and certain insurance carriers not accepting new business in locations that have experienced catastrophes. Some of these markets that had experienced catastrophes and in which insurance carriers were not accepting new business in 2023 have since reopened as some existing carriers are now accepting new business in these areas and new carriers have also entered some of these markets. See Key Performance Indicators below for additional information related to our premium retention.
The rising trend in premium rates over the recent years had a favorable impact on commission income across our offerings, partially offset by the reduction in commission rates with certain insurance carriers.
Contingent income
Contingent income decreased by $0.5 million, or 11.6%, to $4.1 million in 2023 from $4.6 million in 2022. The decrease in contingent income was driven primarily by the insurance carriers’ higher loss ratio trends in 2023. Changes in contingent income are unpredictable and dependent upon the target financial and performance metrics established by the insurance carriers.
Fee income
The following table presents the disaggregation of our fee income by major sources (in thousands):

	Years Ended December 31,
	2023		2022
	Amount	% of Total	Amount	% of Total
Policy fees	$2,100	25%	$2,600	31%
Branch fees	2,982	36	1,661	20
License fees	2,695	33	3,486	42
TPA fees	534	6	549	7
Total fee income	$8,311	100%	$8,296	100%

Fee income in 2023 was comparable to 2022. Changes to individual components of fee income are discussed in detail below:
•Policy fees decreased by $0.5 million, or 19.2%, in 2023 compared to 2022, primarily due to lower policy counts in our TWFG MGA offering in 2023 compared to 2022. Policy counts declined due to lower retention rates and certain insurance carriers not accepting new business in locations that have experienced catastrophes.
•Branch fees increased by $1.3 million, or 79.5%, in 2023 compared to 2022, primarily due to the additional Branches in 2023, coupled with increased services provided to our existing Branches to support their continued growth.
•License fees decreased by $0.8 million, or 22.7%, in 2023 compared to 2022, primarily due to the impact of the reorganization of our corporate structure. In May 2023, we distributed all of our equity interests in Evolution Agency Management LLC (“EVO”), a software services company, to our owners. As a result, license fees earned in 2023 included only four months of revenues from EVO’s operation compared to a full year's revenues in 2022.
•TPA fees in 2023 were comparable to 2022.
Other income
Other income was $1.9 million in 2023 and $1.5 million in 2022, reflecting an increase of $0.3 million, or 22.5%. This increase was primarily due to higher interest income on bank deposits driven by higher cash balances and interest rate increases, partially offset by lower gains on the sale of Books of Business. Other income in 2023 included $0.1 million of gains on the sale of Books of Business compared to $0.9 million of gains realized in 2022.

Expenses
Commission expense
The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Years Ended December 31,
	2023		2022
	Amount	% of Total	Amount	% of Total
Insurance Services
Agency-in-a-Box	$99,823	85%	89,480	85%
Corporate Branches	772	1	91	—
TWFG MGA	16,191	14	15,295	15
Other	61	—	45	—
Total commission expense	$116,847	100%	$104,911	100%

Commission expense in 2023 increased by $11.9 million, or 11.4%, compared to 2022. This increase was primarily attributable to the continued growth across our offerings, coupled with increases from our recent Book of Business acquisitions as reflected under our Corporate Branches offering. The increase in commission expense is in line with the increase in our commission income. See commission income discussion above for additional information regarding the driver of increases.
Salaries and employee benefits
Salaries and employee benefits was $14.0 million in 2023 and $12.2 million in 2022, reflecting an increase of $1.7 million, or 14.1%. This increase was primarily attributable to higher headcount to support the continued growth in business, acquisitions and new hires in preparation for this offering. We expect continued increases in salaries and employee benefits as a result of Branch conversions, continued growth in business, new roles as a result of being a public company and the ongoing evaluation of our compensation arrangements with our employees.
Other administrative expenses
Other administrative expenses was $11.0 million in 2023 and $9.7 million in 2022, reflecting an increase of $1.3 million, or 13.1%. This increase was primarily attributable to increases in marketing expenses of $0.3 million and office overhead of $0.2 million driven primarily by continued growth in our business. Our insurance premium also increased by $0.3 million primarily due to the increased E&O coverage driven by our continued growth. As the scale of our operations continues to expand, we expect our expenses supporting our growth to increase. In addition, the cost of being a public company is expected to increase our administrative expenses.
Depreciation and amortization
Depreciation and amortization was $4.9 million in 2023 and $3.3 million in 2022, reflecting an increase of $1.6 million, or 47.2%. This increase was primarily attributable to the amortization of intangible assets from our recent intangible asset acquisitions.
Other non-operating income (expenses)
Other non-operating expenses was $1.0 million in 2023 and $0.4 million in 2022, reflecting an increase of $0.6 million. The increase was primarily attributable to higher interest expense driven by the increase in our total debts. In 2023, we increased our borrowings to fund our asset acquisitions in 2023 and our planned acquisitions in 2024.

Key Performance Indicators
Total Written Premium
Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellation) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.
The following table presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended March 31,				Years Ended December 31,
	2024		2023		2023		2022
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$218,936	68%	$213,382	80%	$998,938	80%	$850,324	81%
Corporate Branches	57,884	18	8,388	3	53,963	4	18,718	2
TWFG MGA	44,446	14	43,614	17	195,194	16	185,422	17
Total written premium	$321,266	100%	$265,384	100%	$1,248,095	100%	$1,054,464	100%

Business Mix:
Insurance Services
Renewal business	$214,477	67%	$166,551	62%	$827,112	66%	$639,733	61%
New business	62,343	19	55,219	21	225,789	18	229,309	22
TWFG MGA
Renewal business	35,464	11	36,062	14	165,348	13	137,690	13
New business	8,982	3	7,552	3	29,846	3	47,732	4
Total written premium	$321,266	100%	$265,384	100%	$1,248,095	100%	$1,054,464	100%

Written Premium Retention:
Insurance Services		97%		93%		95%		87%
TWFG MGA		81		94		89		90
Consolidated		94		94		94		88

Line of Business:
Personal lines	$254,864	79%	$206,570	78%	$997,431	80%	$843,272	80%
Commercial lines	66,402	21	58,814	22	250,664	20	211,192	20
Total written premium	$321,266	100%	$265,384	100%	$1,248,095	100%	$1,054,464	100%

Comparison of the Three Months Ended March 31, 2024 and 2023
Total Written Premium for the three months ended March 31, 2024 increased by $55.9 million, or 21.1% compared to the same period in the prior year. Higher premium rates, written premiums from our recent acquisitions rolling into the current period, and growing Books of Business drove the increase in our Insurance Services offering. As previously discussed, in January 2024, nine of our independent branches converted to Corporate Branches, which shifted approximately $35.7 million of written premiums for the three months ended March 31, 2024 from Agency-in-a-Box to Corporate Branches. The increase in Total Written Premium in our TWFG MGA offering was primarily attributable to higher premium rates, partially offset by reduced policy retention due to continued non-renewal of business and certain insurance carriers not accepting new business in locations that have experienced catastrophes. Written premium across our offerings benefited from the rising trend in premium rates over the recent periods.
For both the three months ended March 31, 2024 and 2023, our consolidated written premium retention was 94%.
Comparison of the Years Ended December 31, 2023 and 2022
For the year ended December 31, 2023, we had $1,248.1 million in Total Written Premium compared to $1,054.5 million for the year ended December 31, 2022 reflecting an 18.4% growth in 2023. Higher premium rates combined with a growing Book of Business drove the increase in our Insurance Services offering. The Book of Business's growth was primarily due to the organic growth across Insurance Services and the recent Book of Business acquisitions as reflected under Corporate Branches. The increase in our TWFG MGA offering was driven primarily by higher premium rates, partially offset by reduced policy retention, non-renewal of business in catastrophe locations, and certain insurance carriers not accepting new business in locations that have experienced catastrophes. Written premiums across our offerings benefited from the rising trend in premium rates over the recent years.
For the year ended December 31, 2023, our consolidated written premium retention was 94% compared to 88% for the year ended December 31, 2022. The increase was primarily due to higher premium rates and growing Books of Business, partially offset by non-renewal of catastrophe exposed programs.
Non-GAAP Financial Measures
Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.
Revenue was $46.3 million and $39.9 million for the three months ended March 31, 2024 and 2023, respectively. Revenue was $172.9 million and $153.9 million for the years ended December 31, 2023 and 2022, respectively.
Organic Revenue was $41.1 million and $36.3 million for the three months ended March 31, 2024 and 2023, respectively. Organic Revenue was $154.6 million and $139.1 million for the years ended December 31, 2023 and 2022, respectively.
Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned mark but have reached the twelve-month owned mark in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.
Comparison of the Three Months Ended March 31, 2024 and 2023
Revenue growth, representing the year-over-year change in total revenues, was 16.2% for the three months ended March 31, 2024 compared to the same period in 2023 and 15.9% for the three months ended March 31, 2023 compared to the same period in 2022. Revenue growth for both periods was due to premium rate changes as well as a continued mix of new business generation and renewal business. Revenue growth for the three months ended March 31, 2024 compared to the same period in 2023 also reflected higher interest income on bank deposits. See Consolidated Results of Operations above for additional discussions regarding the changes in our revenues.
Organic Revenue Growth was 13.3% for the three months ended March 31, 2024 compared to the same period in 2023 and 14.9% for the three months ended March 31, 2023 compared to the same period in 2022. Organic Revenue Growth for both periods was due to premium rate changes as well as a continued

mix of new business generation and renewal business. See Commission Income section in the Consolidated Results of Operations above for additional discussions regarding the changes in our commission income.
Comparison of the Years Ended December 31, 2023 and 2022
Revenue growth, representing the year-over-year change in total revenues, was 12.4% in 2023 compared to 2022 and 23.2% in 2022 compared to 2021.
During 2023, several insurance carriers lowered their growth initiatives countrywide to address historically high loss ratios in prior years while aggressively filing rate increases. This had a negative impact on our new business revenue growth due to carriers limiting new business and restricting capacity. Further, we revised downward our anticipated contingent income related to prior years in 2023 based on insurance carriers’ higher loss ratio trends in 2023. In addition, in California, certain carriers did not renew their property portfolios and/or closed their portfolios to new business, which required policies to be written or re-written through the California Fair Plan, the state-run insurance carrier, which pays a lower commission than traditional carriers. Finally, insurance carrier insolvencies in 2022 resulted in unearned commission chargebacks in 2023 that negatively impacted our 2023 revenue growth. Such amounts were partially offset by increased commissions for renewal policies with higher rates.
In addition, revenue growth in 2022 compared to 2021 was higher than revenue growth in 2023 compared to 2022 due to enhanced data collected from external sources, which improved our assumptions for estimating revenues starting in 2022.
Applying the use of enhanced data consistently throughout the periods presented, revenue growth in 2023 compared to 2022 would have been 15.4%, and revenue growth in 2022 compared to 2021 would have been 17.4%.
Organic Revenue Growth was 11.2% in 2023 compared to 2022 and 23.2% in 2022 compared to 2021. The decrease in Organic Revenue Growth was primarily due to the above-mentioned factors and excludes the impact of our Books of Business acquisitions and changes to contingent income, fee income, and other income.
Applying the use of enhanced data consistently throughout the periods presented, Organic Revenue Growth in 2023 compared to 2022 would have been 14.5% and Organic Revenue Growth in 2022 compared to 2021 would have been 16.9%.
Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as net income (the most directly comparable GAAP measure) before non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
Following this offering, we will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income for 2023 and 2022 did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and has elected to be treated as a partnership for federal tax purposes.
Net Income was $6.6 million and $6.2 million for the three months ended March 31, 2024 and 2023, respectively. Net Income was $26.1 million and $20.6 million for the years ended December 31, 2023 and 2022, respectively.

Adjusted Net Income was $5.2 million and $5.4 million for the three months ended March 31, 2024 and 2023, respectively. Adjusted Net Income was $25.5 million and $23.3 million for the years ended December 31, 2023 and 2022, respectively.
Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.
Net Income Margin was 14.3% and 15.6% for the three months ended March 31, 2024 and 2023, respectively. Net Income Margin was 15.1% and 13.4% for the years ended December 31, 2023 and 2022, respectively.
Adjusted Net Income Margin was 11.1% and 13.5% for the three months ended March 31, 2024 and 2023, respectively. Adjusted Net Income Margin was 14.7% and 15.2% for the years ended December 31, 2023 and 2022, respectively.
Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to exclude equity-based compensation and other non-operating items, including, certain nonrecurring or non-operating gains or losses. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.
Adjusted EBITDA was $9.0 million and $6.5 million for the three months ended March 31, 2024 and 2023, respectively. Adjusted EBITDA was $31.3 million and $27.0 million for the years ended December 31, 2023 and 2022, respectively.
Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.
Adjusted EBITDA Margin was 19.4% and 16.4% for the three months ended March 31, 2024 and 2023, respectively. Adjusted EBITDA Margin was 18.1% and 17.6% for the years ended December 31, 2023 and 2022, respectively.
Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flows from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.
Cash flow from operating activities was $9.8 million for both the three months ended March 31, 2024 and 2023. Cash flow from operating activities was $30.2 million and $25.8 million for the years ended December 31, 2023 and 2022, respectively.
Adjusted Free Cash Flow was $7.3 million and $7.2 million for the three months ended March 31, 2024 and 2023, respectively. Adjusted Free Cash Flow was $19.7 million and $16.0 million for the years ended December 31, 2023 and 2022, respectively.
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), and cash flows from operating activities (for Adjusted Free Cash Flow) which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.
For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see the footnotes to the financial statements presented in “Prospectus Summary—Summary Historical and Pro Forma Financial and Other Data.”
Liquidity and capital resources
Historical liquidity and capital resources
We have managed our historical liquidity and capital requirements primarily through the receipt of revenues from our operations. Our primary cash flow activities involve: (1) generating cash flow from our operations; (2) making strategic acquisitions; (3) making distributions to the Pre-IPO LLC Members; and (4) making borrowings, interest payments and repayments under our Credit Agreements. As of March 31, 2024, December 31, 2023 and December 31, 2022, our cash and cash equivalents were $22.6 million, $39.3 million and $22.3 million, respectively. We have used cash flow from operations primarily to pay compensation and related expenses, general, administrative and other expenses, debt service and distributions to our owners.
Credit agreements
On June 5, 2017, TWFG Holding Company, LLC, as borrower, entered into a credit agreement (as subsequently amended, the “Term Loan Credit Agreement”) with PNC Bank, National Association, as lender. On July 30, 2019, TWFG Holding Company, LLC entered into a third amendment to the Term Loan Credit Agreement pursuant to which it borrowed $4.0 million pursuant to a Term Loan B and used these proceeds for permitted acquisitions. On December 4, 2020, TWFG Holding Company, LLC entered into a fifth amendment to the Term Loan Credit Agreement pursuant to which it borrowed an additional $13.0 million pursuant to a Term Loan C and used these proceeds for permitted acquisitions (such amount, together with the amount borrowed on July 30, 2019, the “Term Loans”). On May 23, 2023, TWFG Holding Company, LLC entered into a ninth amendment to the Term Loan Credit Agreement to permit the reorganization transactions described under “Organizational structure—The reorganization transactions” and provide additional flexibility under the covenants contained therein following this offering. The aggregate principal amounts of the Term Loan B and Term Loan C as of March 31, 2024 are $0.4 million and $7.3 million, respectively, as follows (in thousands):

Remainder of 2024	$1,762
Year ended December 31, 2025	1,912
Year ended December 31, 2026	1,972
Year ended December 31, 2027	2,035
Total	$7,681

On May 23, 2023, TWFG Holding Company, LLC, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association and PNC Capital Markets LLC entered into a Credit Agreement (the “Revolving Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Agreements”).

The Revolving Credit Agreement provides for a revolving credit facility to TWFG Holding Company, LLC, in an aggregate principal amount not to exceed $50.0 million that matures on May 23, 2028. The proceeds from borrowings under the Revolving Credit Agreement have been used for permitted acquisitions, and may in the future be used for acquisitions, working capital and general corporate purposes. As of March 31, 2024, $41.0 million was outstanding under the Revolving Credit Agreement.
The Credit Agreements contain covenants that, among other things and subject to certain exceptions, restrict our ability to make restricted payments, incur additional debt, engage in asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in transactions with affiliates, change our business or make investments. We may voluntarily prepay in whole or in part the outstanding principal under our Term Loans at any time prior to the maturity date. In addition, the Credit Agreements contain financial covenants that require us, subject to certain exceptions, to maintain a Consolidated Debt Service Coverage Ratio (as defined in the Credit Agreement) of at least 1.50 to 1.00 and a Consolidated Leverage Ratio (as defined in the Credit Agreement) of not more than 2.00 to 1.00, in each case, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, and as of March 31, 2024, we are in compliance with each such covenant.
Pursuant to the Credit Agreements, a change of control default will be triggered if: (i) any person or group (other than the Pre-IPO LLC Members or Richard F. (“Gordy”) Bunch III and his affiliates) acquires beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) of more than 35% of the total voting power represented by our outstanding voting stock, (ii) we cease to be the managing member of TWFG Holding Company, LLC, (iii) any person (other than us, the Pre-IPO LLC Members or Richard F. (“Gordy”) Bunch III and his affiliates) owns more than 35% of the membership interests of TWFG Holding Company, LLC or (iv) TWFG Holding Company, LLC shall cease to own, free and clear of all liens or other encumbrances (other than Permitted Liens as defined in our Credit Agreements), 100% of the outstanding voting equity interests of each guarantor (other than us) on a fully diluted basis, except as a result of a merger, consolidation or disposition permitted under the Credit Agreement. Such a default could result in the acceleration of repayment of our and our subsidiaries’ indebtedness, including borrowings under our Term Loan Credit Agreement (as defined below) and any amounts then outstanding under the Revolving Credit Agreement if not waived by the lenders under our Credit Agreements. Such a default could result in the acceleration of repayment of our and our subsidiaries’ indebtedness, including borrowings under the Term Loan Agreement if not waived by the lenders thereunder. See “Risk factors—Risks relating to our business—Changes to TWFG Holding Company, LLC’s ownership, that of the guarantors under the Credit Agreements or our ownership could trigger a change of control default under our Credit Agreements.”
Interest on Term Loan B and Term Loan C accrue at Daily Simple SOFR plus the Benchmark Replacement Adjustment of 0.11448%, 0.26161%, or 0.42826% for the one-month, three-month, or six-month borrowing periods, respectively. At our option, the revolving credit facility under the Revolving Credit Agreement accrues interest on amounts drawn at the Term SOFR Rate or Daily SOFR plus the SOFR Adjustment of 0.10% and Applicable Margin of 2.00% to 2.75%, each as defined in the Revolving Credit Agreement. The Term Loans and the Revolving Credit Agreement are collateralized by substantially all the Company’s assets, which includes rights to future commissions.

Comparative cash flows
The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022
Net cash provided by operating activities from continuing operations	$9,754	$8,952	$29,315	$22,094
Net cash used in investing activities from continuing operations	(20,981)	(385)	(14,719)	(14,926)
Net cash (used in) provided by financing activities from continuing operations	(3,823)	(5,759)	1,610	(20,264)
Net change in cash, cash equivalents and restricted cash from continuing operations	(15,050)	2,808	16,206	(13,096)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	46,468	30,262	30,262	43,358
Cash, cash equivalents and restricted cash from continuing operations, end of period	$31,418	$33,070	$46,468	$30,262
Cash paid during the year for interest	$969	$87	$832	$404

Comparison of the Three Months Ended March 31, 2024 and 2023
Operating activities
Operating activities from continuing operations provided $9.8 million and $9.0 million of cash for the three months ended March 31, 2024 and 2023, respectively. The increase in net cash provided by operating activities from continuing operations was primarily attributable to the $6.5 million increase in total revenues and a $1.1 million decrease in commission expenses. These increases was partially offset by a $2.9 million increase in salaries and employee benefits, a $0.8 million increase in interest expense, a $0.6 million increase in other administrative expenses and an approximately $2.5 million net outflow driven by the changes in our net working capital between periods. See the Consolidated results of operations above for additional information regarding the results of our operations.
Investing activities
Investing activities from continuing operations used $21.0 million and $0.4 million of cash for the three months ended March 31, 2024 and 2023, respectively. Our net investing outflows increased primarily due to our recent asset acquisitions. In January 2024, we acquired the assets of nine of our independent branches for a total purchase price of $40.8 million, of which approximately $20.4 million was paid in cash, with the remainder settled through the issuance of Class A common units. In addition, in the first quarter of 2024, we acquired customer lists of intangible assets with annualized revenue of less than $0.5 million for a total purchase price of $0.7 million, of which approximately $0.3 million was paid in cash.
Financing activities
Financing activities from continuing operations used $3.8 million and $5.8 million of cash for the three months ended March 31, 2024 and 2023, respectively. Our net financing outflows decreased primarily due to the $3.0 million lower distributions to members and the $1.5 million net change in carrier liabilities. Partially offsetting these decreases in financing outflows were increases from a $1.9 million payment of deferred offering costs and a $0.5 million payment of deferred acquisition payable in the first quarter of 2024 related to recent asset acquisitions, which did not occur in the same period in the prior year.

Comparison of the Years Ended December 31, 2023 and 2022
Operating activities
Operating activities from continuing operations provided $29.3 million and $22.1 million of cash for the years ended December 31, 2023 and 2022, respectively. This increase in net cash provided by operating activities from continuing operations was primarily attributable to a $19.2 million increase in commission income partially offset by the $11.9 million increase in commission expense. See the Consolidated results of operations above for additional information regarding the results of our operations.
Investing activities
Investing activities from continuing operations used $14.7 million and $14.9 million of cash for the years ended December 31, 2023 and 2022, respectively. This decrease in net cash used in investing activities from continuing operations was primarily due to a $5.0 million capital contribution to TWICO in 2022 compared to none in 2023. This decrease in net cash used was partially offset by Books of Business purchased in 2023 which was $3.2 million higher compared to 2022 and proceeds from the disposition of Books of Business, which was $1.5 million lower in 2023 compared to 2022.
Financing activities
Financing activities from continuing operations provided $1.6 million and used $20.3 million of cash for the years ended December 31, 2023 and 2022, respectively. The change from the net financing outflows in 2022 to the net financing inflows in 2023 was primarily due to the $41.0 million proceeds from the drawdown of the Revolving Facility. This inflow was partially offset by the $12.8 million increase in distributions to members, $2.2 million cash derecognized upon distribution of equity interest in EVO to members and $3.2 million related to the net change in carrier liabilities.
Future sources and uses of liquidity
Our initial sources of liquidity will be (1) cash on hand, (2) net working capital, (3) cash flows from operations and (4) borrowings on our Credit Agreements. We expect that our primary liquidity needs will comprise cash to (1) provide capital to facilitate the organic growth of our business, (2) pay operating expenses, including cash compensation to our independent agents and our employees, (3) make payments under the tax receivable agreement, (4) fund acquisitions, (5) pay interest and principal due on borrowings under our Credit Agreements and (6) pay income taxes. We expect to have sufficient financial resources to meet our business requirements in the next 12 months, including the ability to service our debt and contractual obligations, finance capital expenditures and make distributions, including tax distributions, to our stockholders. Although cash from operations is expected to be sufficient to service these activities, we have the ability to borrow under our Credit Agreements to accommodate any timing differences in cash flows. Additionally, we may in the future access the capital markets to obtain equity or debt financing, if needed, including to pursue acquisition opportunities.
We have certain obligations related to debt maturities and operating leases. As of March 31, 2024, we had $1.0 million of non-cancelable operating lease obligations for the next 12 months. For the periods following the next 12 months, we have an additional $1.9 million of non-cancelable operating lease obligations. See Note 5, “Operating Leases,” to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information. In addition, as of March 31, 2024, we had $2.8 million of debt maturities for the next 12 months comprised of $0.4 million of the remaining balance on our Term B loan and $1.9 million under the Term C loan, and $0.5 million in Acquisition-related notes. For the periods following the next 12 months, we have an additional $47.6 million of debt maturities representing $5.4 million under the Term C loan, $41.0 million under the Revolving Credit Agreement and $1.2 million in Acquisition-related notes. Any outstanding balances under our Revolving Credit Agreement will become due and payable during 2028. Annual interest on the Acquisition-related notes are 3.75% and 5.0%, and our effective interest rates on the Term B loan, Term C loan and Revolving Credit Agreement for the three months ended March 31, 2024 were 4.15%, 3.06% and 7.48%, respectively. We have interest rate swap agreements associated with the Term B loan and the Term C loan, which converted the floating interest rates on these loans to fixed interest rates. See Note 6 “Derivatives” and Note 7, “Debt” to our consolidated financial statements included elsewhere in this prospectus for additional information.
Dividend policy
Assuming TWFG Holding Company, LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, tax receivable agreement payments and expenses (any such portion, an “excess distribution”) will be made at the sole discretion of our board of directors. Our board of directors may change our dividend policy at any time. See “Dividend policy.”
Tax receivable agreement
As described under “Organizational structure—Holding company structure and the tax receivable agreement,” upon the completion of this offering, we will be a party to the tax receivable agreement with the Pre-IPO LLC Members and any future party to the tax receivable agreement. Under the tax receivable agreement, we generally will be required to pay to the Pre-IPO LLC Members and any future party to the tax receivable agreement of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in TWFG Holding Company, LLC’s assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering of shares of our Class A common stock, (b) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (c) payments under the tax receivable agreement and (ii) tax benefits related to imputed interest resulting from payments made under the tax receivable agreement. The payment obligations under the tax receivable agreement are our obligations and not obligations of TWFG Holding Company, LLC. Our obligations under the tax receivable agreement will also apply with respect to any person who becomes a party to the tax receivable agreement. See “Risk factors—Risks relating to our organizational structure—We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the tax receivable agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.”
We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of TWFG Holding Company, LLC attributable to taxable redemptions, exchanges or purchases of LLC Units from any of the Pre-IPO LLC Members, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, if we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering, based on an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) based on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the tax receivable agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the tax receivable agreement, would aggregate to approximately $154.9 million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $131.7 million, over the same period. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the tax receivable agreement in respect of future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the tax receivable agreement, and the payments we will be required to make under the tax receivable agreement, will each depend on a number of factors, including the market value of our Class A common stock at the time of purchase, redemption or exchange, the prevailing U.S. federal income tax rates applicable to us over the life of the tax receivable agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.
Payments under the tax receivable agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the tax receivable agreement exceed the actual benefits we receive in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by TWFG Holding Company, LLC are not sufficient to permit us to make payments under the tax receivable agreement.
The TRA acceleration event provisions in the tax receivable agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement depends on the ability of TWFG Holding Company, LLC to make distributions to us. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Quantitative and qualitative disclosure of market risks
Market risk is the potential loss arising from adverse changes in market rates and prices, such as premium amounts, interest rates, and equity prices. We are exposed to market risk through our Book of Business, investments and borrowings under our Credit Agreements. We use derivative instruments to mitigate our risk related to the effect of rising interest rates on our cash flows. However, we do not use derivative instruments for trading or speculative purposes.
Insurance premium pricing within the P&C insurance industry has historically been cyclical, based on the underwriting capacity of the insurance industry and economic conditions. External events, such as terrorist attacks, man-made and natural disasters, can also have significant impacts on the insurance market. We use the terms “soft market” and “hard market” to describe the business cycles experienced by the industry. A soft market is an insurance market characterized by a period of declining premium rates, which can negatively affect commissions earned by insurance agents. A hard market is an insurance market characterized by a period of rising premium rates, which, absent other changes, can positively affect commissions earned by insurance agents.
Our investments are held primarily as cash and cash equivalents. These investments are subject to interest rate risk. The fair values of cash and cash equivalents as of December 31, 2023 and 2022 approximated their respective carrying values due to their short-term duration and therefore, such market risk is not considered to be material. We do not actively invest or trade in equity securities.
As of March 31, 2024, we had approximately $7.7 million and $41.0 million of borrowings outstanding under our Term Loan Credit Agreement and Revolving Credit Agreement, respectively. As of December 31, 2023, we had approximately $8.4 million and $41.0 million of borrowings outstanding under our Term Loan Credit Agreement and Revolving Credit Agreement, respectively. These borrowings accrue interest tied to SOFR and therefore interest expense under these borrowings is subject to change. The effect of an immediate hypothetical 10% change in interest rates would not have a material effect on our consolidated financial statements.
Off-balance sheet arrangements
We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements.

Critical accounting estimates
We prepare our consolidated financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe our significant accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2, “Summary of significant accounting policies,” to our consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies. The critical accounting estimates relating to our significant accounting policies are as follows:
Revenue recognition
Commission income
The determination of transaction price for commission income is impacted by policy cancellation at the discretion of the Client, and such a cancellation would result in our commission being limited to the period that the policy was in force. We estimate any expected variable consideration, endorsements, or cancellations, based on historical information, at the time commission income is recorded and recognized. We evaluate the assumptions used and adjust those accordingly as experience changes.
Contingent income
The timing of revenue recognition and constraints applied to contingent commissions are based on estimates and assumptions. Contingent income is paid when we meet or exceed certain premium volumes and/or falls below specific loss ratio quotas predetermined by its insurance carriers. Because of the uncertainty regarding the amount estimated to be received, we constrain the recognition of contingent income until information from the insurance carrier regarding the amount owed by the insurance carriers to us is received and is probable to avoid reversal of contingent income in the future period. The uncertainty regarding the estimated contingent income is primarily in the profitability of the insurance policies placed, as determined by the loss ratios maintained by the insurance carriers. The uncertainty is resolved upon receiving notification from the insurance carrier regarding actual profitability results. We evaluate the assumptions used to estimate contingent income and adjust those assumptions accordingly as experience changes.
Intangible assets
Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. If indicators of impairment exist, we assess the recoverability of our intangible assets by reviewing the estimated future undiscounted cash flows generated by the corresponding asset or asset group. If based on the assessment, we determined that the intangible assets are impaired, such assets are written down to their fair values with the related impairment losses recognized in the result of operations.
We are required to apply judgment when determining if indicators of impairment exist. The determination of the occurrence of a triggering event is based on various considerations, including our knowledge of the industry, historical experience, market conditions, and specific information available at the time of the assessment. The results of our analysis could vary from period to period based upon how our judgment is applied and the facts and circumstances available at the time of the analysis. Judgment is also required in determining the assumptions and estimates used when calculating the fair value of the intangible asset.

Leases
We determine if an arrangement contains a lease at inception. An arrangement contains a lease if it implicitly or explicitly identifies an asset to be used and conveys the right to control the use of the identified asset in exchange for consideration. As a lessee, we include operating leases in lease right-of-use (“ROU”) assets and operating lease liabilities in our consolidated statement of financial position. Lease ROU assets and liabilities are recognized upon commencement of the lease based on the present value of the lease payments over the lease term. As most of our leases do not provide an implicit interest rate, we use our incremental borrowing rate based on the information available at commencement date to determine the present value of lease payments. Our lease terms may include options to extend or terminate the lease. Options are included when it is reasonably certain that we will exercise that option.
Acquisitions
We continue to acquire intangible assets through strategic asset acquisitions. The methods and assumptions used to determine the purchase price, the estimated useful lives of intangible assets, and the fair value of any contingent earnout liabilities require significant judgment affecting the amount of future amortization and potential impairment. Purchase prices are typically based upon a multiple of revenue or Adjusted EBITDA growth rates, and loss ratios of the assets acquired. The fair value of contingent earnout liabilities is based upon estimated payments expected to be made to the sellers of the acquired assets as measured by expected future cash flow projections under various scenarios.
Recent accounting pronouncements
Information regarding recent accounting pronouncements and their effects to us can be found in Note 2, “Summary of Significant Accounting Policies,” to our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended, and the unaudited consolidated financial statements as of March 31, 2024 and December 31, 2023 and for the three months ended March 31, 2024 and March 31, 2023, included elsewhere in this prospectus.
Emerging growth company
We are an “emerging growth company,” as defined in the JOBS Act, and we may remain an emerging growth company for up to five years following the completion of this offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued after the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

BUSINESS
Company overview
We are a leading, high-growth, independent distribution platform for personal and commercial insurance in the United States. We are pioneers in the insurance industry, developing an agency model built on innovation and experience with what we believe is a more flexible approach than traditional distribution models. Our offerings are fulsome and flexible in that we offer all lines of insurance, multiple distribution contract options, M&A services, proprietary virtual assistants, proprietary technology, proprietary premium financing, unlimited continuing education, recognition programs, co-op funding, marketing support and overall lower costs to operate. Since our founding in 2001 by our Chief Executive Officer, Richard F. (“Gordy”) Bunch III, we have established a track record of creating solutions for independent agents, insurance carriers and our Clients, with sustainable growth regardless of economic and P&C pricing cycles.
Our business model, developed by agents for agents, serves over 2,400 TWFG Agencies and offers a distinctive level of autonomy and entrepreneurial opportunity. We provide TWFG Agencies with resources, technology, training and insurance carrier access to succeed in an increasingly complex market. TWFG Agencies leverage our platform, long-standing relationships with insurance carriers and brand recognition in personal and commercial insurance products to win business and tailor coverage to meet our Clients’ specific needs. We operate on a singular, integrated agency management system that equips TWFG Agencies with advanced tools for efficient Client management, policy management and communication in a cost-effective manner.
We have sustained our growth primarily using cash flow from operations to improve technology, fund M&A, recruit talent, create programs and expand services to support TWFG Agencies. As a P&C distribution company, our total P&C addressable market for Total Written Premium in the United States is approximately $868.1 billion as of 2022, according to S&P Global Market Intelligence. Based on revenue, we are the seventh largest personal lines agency in the United States and the 26th largest agency across all lines of business, according to the Insurance Journal’s 2023 Top 100 Property/Casualty Agencies.
For the three months ended March 31, 2024 and 2023 and the years ended December 31, 2023 and 2022, we generated revenue of $46.3 million and $39.9 million and $172.9 million and $153.9 million, respectively, representing quarter-over-quarter growth of 16.2% and year-over-year growth of 12.4%, including Organic Revenue Growth of 13.3% quarter-over-quarter and 11.2% year-over-year. Our compound annual growth rate, or CAGR, in Total Written Premium and total revenue for the period from January 1, 2019 through December 31, 2023 were 19.4% and 19.5%, respectively. This growth has been primarily driven by our ability to attract productive agents to our platform, TWFG Agencies’ productivity in winning new business and our ability to retain and expand renewal business. We are a profitable company with strong earnings generation and conversion of net income to Adjusted Free Cash Flow. For the three months ended March 31, 2024, we generated $6.6 million of net income, $5.2 million of Adjusted Net Income and $9.0 million of Adjusted EBITDA. For the year ended December 31, 2023, we generated $26.1 million of net income, $25.5 million of Adjusted Net Income and $31.3 million of Adjusted EBITDA.

Total Written Premium ($MM)
Premium CAGR: 19.4%
$613
$696
$886
$1,054
$1,248
2019
2020
2021
2022
2023

We have successfully worked with independent agents for over 20 years, building a platform that now exceeds $1.0 billion of Total Written Premium in each of the last two years. Currently, our distribution platform encompasses over 400 Branches across 17 states and the District of Columbia within our Insurance Services offering and over 2,000 MGA Agencies across 41 states within our TWFG MGA offering. Within our Insurance Services offering, we have (i) independent agencies or Agencies-in-a-Box, which we refer to as “Branches,” and (ii) branches that we wholly own, which we refer to as “Corporate Branches.” Both Branches and Corporate Branches have TWFG branding and can only write insurance business through TWFG. Clients can access all of our agencies with TWFG branding, i.e., Branches and Corporate Branches, through our website at TWFG.com. MGA Agencies are independent agencies that contract with our TWFG MGA offering to obtain access to additional insurance carriers or programs. MGA Agencies do not include TWFG branding and are not exclusive to TWFG. We maintain contracts with over 300 insurance carriers to support TWFG Agencies and drive our growth. We believe we offer a strong value proposition when compared to the thousands of independent agencies and captive agents across the country and that we are part of the future of insurance distribution.
We have meticulously crafted our model and strategy to address the shortcomings of two distinct insurance distribution channels: (1) the captive agency channel, or agents that are part of the selling force of a particular insurance carrier and generally limited to selling insurance products from such insurance carrier and (2) the independent agency channel, or agencies that distribute insurance products from multiple insurance carriers but, depending on their size, can face difficulty in obtaining the level of insurance carrier access typically enjoyed by larger platforms like ours. Our independent distribution platform differs from the captive agency channel and the independent agency channel because we both support TWFG Agencies with the resources, technology, training and M&A growth opportunities that they need to build and scale their businesses and provide these agencies with access to multiple insurance carriers. We believe that our commission structure serves as a significant draw for skilled insurance professionals. Once part of TWFG, TWFG Agencies benefit from extensive training and development initiatives that are tailored to the individual agent based on the lines of business the agent wishes to pursue. Equipped with a comprehensive product portfolio, strong organizational backing and aligned incentives, TWFG Agencies are well positioned to expand our Books of Business and penetrate new market segments, which enhances our organic growth.

Clients benefit from our industry-leading mobile application, and Branches benefit from our administrative and strategic support and access to markets, which helps them to better serve our Clients. Branches have the ability to choose from a wide range of products and services to help customize solutions for our Clients and grow their business. Our commitment to a Client-first approach results in high revenue retention in our Insurance Services offering, reinforcing TWFG’s brand reputation and our ability to recruit new agents. TWFG employs 44 insurance agents in its 14 Corporate Branches. All other agents are non-employees.
For insurance carriers, our high-quality, national network of motivated agents, collaborative nature, geographic diversity and the strength of our distribution channels make TWFG an attractive company to work with. Although a significant portion of our business is concentrated in Texas, California and Louisiana, we are licensed in all 50 states and have a physical presence in 41 states and the District of Columbia across our Insurance Services and TWFG MGA offerings. Our insurance carriers benefit from the expertise of TWFG Agencies, including our over 400 Branches, which are led by Branch principals with an average of approximately 17 years of insurance industry experience. We maintain relationships with more than 300 insurance carriers to create tailored solutions and develop expansive coverage options. TWFG works with insurance carriers to offer agents specialized training so they can stay informed on changing underwriting requirements and risk appetites. As a result of our broad insurance carrier relationships, TWFG Agencies have more insurance products and solutions to offer our Clients, leading to higher Client satisfaction that promotes long-term relationships. We consider innovation a core competency, and we seek to collaborate with our insurance carriers and agents to anticipate and respond to market appetite shifts.
We represent and assist insurance carriers in placing insurance contracts with our Clients. We have agency agreements with over 300 insurance carriers, which establish the terms of our agency relationship, define our authority, and set compensation for the services we provide. Commission rates vary across insurance carriers, states, and lines of business and typically range from 7% to 22%. Our average commission rate for 2023 was approximately 12%. The commission income that we receive from insurance carriers is a significant portion of our total revenues, comprising approximately 92% and 91% of our total revenues we earned in 2023 and 2022, respectively. We believe our expansive agency relationships with insurance carriers have enabled us to provide a wide variety of insurance products to sell to our Clients that are responsive to their needs at competitive prices. In certain cases, in our capacity as agent to the insurance carriers, we have the authority to underwrite risks on behalf of certain insurance carriers. However, we do not retain the risks related to any of the underlying insurance contracts we place on behalf of the insurance carriers.
We derive our commission revenues from the placement of individual insurance contracts between insurance carriers and our Clients, pursuant to which all of our Clients enter into contracts with insurance carriers. We present insurance carrier coverage and pricing options to our Clients and ultimately complete the application process with them to secure the insurance policy. In each such case, we act as both the agent for our Clients as well as the appointed representative of the insurance carriers. We receive a percentage of the premium for each policy based on the commission rates determined by the insurance carriers, which may change at the discretion of the carrier at renewal. We share a percentage of commission revenue with our Branches and MGA Agencies based on the terms of the Branch Agreement or MGA Agency Agreement. The share of commission revenue we pay to our Branches or MGA Agencies is a commission expense and a component of our overall expenses. To the extent that a carrier changes commission rates, those changes are also reflected in the share of commissions we pay to Branches and MGA Agencies. The commission expenses paid to Branches and MGA Agencies are a component of our overall expenses, and therefore the greater the commission expense remitted, the lower our potential profitability. Solely for our Corporate Branches, we retain 100% of the commission income received from insurance carriers and are responsible for 100% of the Corporate Branches’ expenses.
We also assist in the placement of premium finance solutions for the payment of premiums due on insurance coverage. We are licensed to originate loans, which we exclusively distribute on behalf of third-party capital providers. Revenues generated from our premium financing business are immaterial in all periods presented and did not have a material impact on the operating results or financial position of the Company for the three months ended March 31, 2024 and the years ended December 31, 2023 or 2022.

Our independent distribution platform offers our Branches and MGA Agencies a choice of contracts to execute with us, including Branch contracts, MGA contracts and producer contracts, and our programs include admitted and non-admitted insurance products, personal, commercial, life, and health lines of business, as well as proprietary programs only available through TWFG. We also participate in M&A activities with our Branches as part of our commitment to support their continued growth.
TWFG Agencies are fundamentally entrepreneurial, and focused on building and scaling their business, and we provide them with speed to market, the benefits of scale, administrative support, training, tools, insurance carrier access and M&A growth opportunities that enable TWFG Agencies to take their agency to the next level and better assist our Clients.
We embrace a simple philosophy: “Our Policy is Caring,” which is more than a motto. This philosophy informs the way we interact with all of our stakeholders and the communities in which they live and work. We seek to attract partners who come in every day with the commitment to making a difference in the lives of the people and communities we interact with. We treat our Clients, employees and stakeholders like family.
Our business
As a retail and wholesale distributor, we operate within the broader P&C distribution market. Retail and wholesale insurance brokers facilitate the placement of P&C insurance products in the admitted insurance markets, which are regulated in each state by the respective state’s government, and E&S markets, which are often inaccessible by small agencies. We primarily distribute personal P&C lines insurance and commercial P&C lines insurance (8.0% and 11.6% industry premium growth in 2022, respectively, according to data provided by S&P Global Market Intelligence). Based on revenue, we are the seventh largest personal lines agency in the United States, according to the Insurance Journal’s 2023 Top 100 Property/Casualty Agencies.
The demand for our products is significant and expanding. As a distributor of these products, we compete based on reputation, Client service, industry insights, product offerings, ability to tailor our services to the specific needs of a Client and offering competitive options and services.
We operate through two primary offerings: (1) Insurance Services, through TWFG’s exclusive Branch agreements or what we refer to as “Agency-in-a-Box” (over 400 agencies) and through Corporate Branches (approximately 14 agencies) and (2) TWFG MGA (over 2,000 agencies).

Insurance Services (81% of 2023 Revenue): Branch principals have approximately 17 years of insurance industry experience, on average, with established local relationships and deep ties to their communities.

(as of December 31, 2023)

Agency-in-a-Box (77% of 2023 Revenue)
As a turnkey solution for new Branches, we facilitate the administrative work of operating an agency, allowing agents to focus on growing their business and serving our Clients. Our solution includes an agency management system, insurance carrier access, MGA access, training, mobile technology, virtual assistants, marketing tools, agency commission processing, agency bill accounting and M&A support.
Central to our best-in-class value proposition is a revenue and work sharing model that is efficient and mutually beneficial to the agents and to us. This arrangement acts as a powerful incentive, motivating agents to broaden our Books of Business, add new business lines and emphasize Client retention. Our model not only improves agents’ income but offers a compelling built-in succession plan at fair market value that encourages long-term Client relationships, high-quality service and growth.

Unlike some other insurance distribution models, the operating costs incurred by our Branches do not transfer to TWFG. Instead, we receive all commission revenue and subsequently pay and record a commission expense to each Branch based on the relevant exclusive Branch agreement. The Branch is responsible for its operating costs, including fees for technology, E&O coverage and other services charged by us. This approach results in a streamlined and cost-effective operation, allowing us to concentrate on providing support, technology, marketing tools and additional growth opportunities to Branches. We believe our strategic approach to revenue sharing, expense management and growth is a cornerstone of our collective success.
Setting up an agency from scratch requires significant investment upfront in agency management systems and infrastructure, marketing and support functions, as well as a significant time investment in securing insurance carrier appointments, negotiating contracts, and training and development. Our Agency-in-a-Box offering is designed to assist independent and experienced captive agents with all of the foregoing and achieve scale and efficiency operating as a Branch.
Our turnkey solution provides a comprehensive suite of capabilities and the necessary infrastructure to distribute personal and commercial insurance products in an efficient and cost-effective way. Our platform provides:
•low start-up and monthly fees covering technology, E&O coverage and other services;
•TWFG business start-up package: full strategic marketing support, including pre-screened online marketing content, business cards, personalized website, stationary and TWFG branded merchandise, collateral and social media marketing platform;
•access to over 300 national, regional and local insurance carriers for personal, commercial and life and health;
•support on back-office functions, such as licensing and contracting, agency bill processing and reconciliation, commission processing and insurance carrier downloads;
•four-day extensive training and onboarding at our home office, with ongoing training available for agents and staff and free online continuing education;
•agency management system with personal lines comparative rater, e-signature platform, insurance forms, insurance carrier downloads and agency dashboard;
•a dedicated account executive, with access to a team of experienced agents on staff ready to provide functional product guidance;
•optional part-time or full-time service center;
•a mobile Client application;
•incentive trips for top producers;
•integrated cultural and support network, including TWFG National Convention – an annual networking meeting of TWFG agents, top insurance carriers and other industry participants;
•annual payments to Branches, or co-op money, that Branches can use for advertising and marketing;
•professional liability policy for E&O with cyber coverage at enterprise level pricing; and
•a contractually guaranteed option for succession planning.
Corporate Branches (4% of 2023 Revenue)
A portion of our branches are wholly owned by TWFG. These Corporate Branches were developed organically or acquired from third parties, and we retain 100% of the commission income received from insurance carriers and are responsible for 100% of the Corporate Branches’ expenses. We have two compensation structures for our agents within our Corporate Branches. Our employee agents receive salaries, employee benefits and bonuses for services rendered, while our non-employee agents receive commission payments.
Our Branch agreements contain provisions that give our Branches the right to be acquired by us if we pursue an initial public offering of our common stock. We offered all of our existing Branches the opportunity to be acquired by us for consideration consisting of a combination of cash and our equity. We performed diligence on the Branches that elected to be purchased in order to establish valuations, and we negotiated pricing for the acquisitions based on multiples of revenue or Adjusted EBITDA, growth rates and loss ratios of the Branches. In January 2024, we acquired nine of our Branches for a total purchase price of $40.8 million and converted them into Corporate Branches or employees, which will be additive to our net income and Adjusted EBITDA. Separately, in 2023, we completed five asset acquisitions in excess of $0.5 million in annual revenue for a total purchase price of $19.4 million. These acquisitions were added to our Corporate Branches, which increased our 2023 revenues by $2.3 million. We expect to have sufficient financial resources for the next 12 months to provide any necessary capital to the Branches that we acquired in 2023 and 2024 and converted into Corporate Branches. See Note 4, “Intangible Assets” to our consolidated financial statements included elsewhere in this prospectus for information regarding the accounting for these acquired assets and their impact on our consolidated financial condition. Also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the impact of these acquisitions on our results of operations.
We review acquisition opportunities and consider whether the acquisition would be beneficial as a Corporate Branch or a Branch operating through our Agency-in-a-Box offering. Branches with annual revenues greater than $1.0 million in a geography where we currently do not have a physical location may be considered as a candidate for a Corporate Branch acquisition. Branches with less than $1.0 million in annual revenues and near another Branch are considered as candidates for acquisition by another Branch in the same geographic area. Until recently, we have not sought to acquire our existing Branches and instead have preferred combining an existing Branch with another Branch operating through our Agency-in-a-Box offering or with a new Branch joining the TWFG organization.
TWFG MGA (18% of 2023 Revenue): Through our TWFG MGA offering, we facilitate the placement of traditional and hard-to-place personal and commercial insurance risks. We provide access to insurance carrier relationships and products in both the admitted market and the E&S markets, which are often inaccessible by small agencies. We provide third-party administration, insurance carrier access and brokerage services, allowing MGA Agencies across the country to place business through markets they would otherwise not have access to based on their size relative to minimum volume requirements various insurance carriers use to offer new agent appointments. Similar to our Agency-in-a-Box offering, we receive all commission revenue earned by MGA Agencies and subsequently pay and record a commission expense to MGA Agencies based on the relevant MGA agreement. None of the operating costs incurred by the MGA Agencies are assumed by TWFG.
We earn commissions, policy fees and software licensing revenue on the business placed through our TWFG MGA. We have bonus compensation arrangements with insurance carriers that are contingent on the underlying performance of the Book of Business we intermediate or based on aggregate volume placed with a given insurance carrier based on underlying loss ratios and, to a lesser extent, the volume of business placed with the insurance carrier.
For additional information related to the breakdown of revenues and for a breakdown of commission income by offering for the three months ended March 31, 2024, and for the years ended December 31, 2023 and 2022, please see “Management’s discussion and analysis of financial condition and results of operations—Consolidated results of operations.”
Our geographic presence
Although a significant portion of our business is concentrated in Texas, California and Louisiana (representing 54.7%, 16.2% and 12.4%, respectively, of our Total Written Premiums in 2023), we are licensed in all 50 states and have a physical presence in 41 states and the District of Columbia across our Insurance Services and TWFG MGA offerings. We have mitigated our concentration risk by demonstrating that we can expand across the United States, as evidenced by our entry into the Ohio, Illinois and North Carolina markets in 2023.
Our products
The insurance products we distribute primarily consist of personal and commercial lines, including auto, home, renters, life, health, motorcycle, umbrella, boat, recreational vehicles, flood, wind, event, luxury items, general liability, property, business auto, workers’ compensation, business owner policy, professional liability, commercial bonds and group benefits. Through our TWFG MGA, we also provide access to admitted insurance markets, which are regulated in each state by the respective state’s government, and E&S markets, which are often inaccessible by small agencies. We offer exclusive programs in certain niches, including catastrophe-exposed property and high value homes, within our footprint. The insurance products that we distribute are binding contracts between our Clients and the insurance carriers. In certain cases, we collect premiums on behalf of the insurance carriers. We do not underwrite risks in exchange for premiums. We placed $1,248.1 million of Total Written Premium in 2023 in both of our offerings and are constantly evaluating opportunities to enhance our capacity.

Our M&A strategy
We supplement our organic growth through strategic acquisitions. We believe we are the partner of choice for agencies, teams and individuals seeking to benefit from the resources of a larger organization without sacrificing culture, compensation and growth opportunities. We maintain a robust M&A pipeline and are in active dialogue with several agencies and potential targets. We are well positioned to continue to capitalize on the structural shift in our industry from the captive to the independent distribution model.
Since our inception, we have acquired agencies, books of business, MGAs, insurance networks and renewal rights across a range of specialties and geographies. We are highly selective in our M&A strategy and consider the following criteria as we execute our M&A strategy:
•cultural compatibility;
•attractive loss ratios;
•whether accretive to our organic growth or EBITDA margin;
•geographic diversification; and
•features that enhance the strength of the platform, like unique insurance carrier appointments.
We have implemented a systematic and disciplined integration playbook, and all of our Insurance Services acquisitions are or will be fully integrated into our agency management system. Given that we will be implementing an “Up-C” structure in connection with this offering, we will have the option in the future to offer acquisition targets equity in TWFG Holding Company that can be exchanged for stock of a public company (or cash of equivalent value) and offer a tax deferral mechanism, increasing the financial attractiveness of our platform to potential Branches.
We currently do not have any agreements or commitments to make any acquisitions or investments. We seek businesses that are involved in the retail and wholesale distribution of personal and commercial insurance in the United States. We currently track approximately 36 companies with respect to which we have engaged in conversations with investment bankers, business brokers or the management team about potential acquisition opportunities. These conversations are preliminary and highly exploratory in nature. The number of companies in our pipeline varies significantly from time to time. There can be no assurance that any of our conversations will result in an acquisition.

We also work with independent agents to support their tuck-in acquisition strategy. We typically coordinate third-party financing with our lending partners, assist on valuation, due diligence and contract negotiation, and coordinate onboarding and integration of the target.
Our competitive strengths
We have an established track record of sustainable growth regardless of economic and P&C pricing cycles.
For over two decades we have successfully navigated economic cycles to generate Organic Revenue Growth and healthy Adjusted Free Cash Flow. We believe that our growth is a function of our value proposition to agents, our reputation for consistency and fairness, our efficient operations, and our positioning relative to an industry shift in distribution from the captive model to the independent agent model.
Three structural shifts in insurance distribution that have supported our growth are gaining additional momentum: (1) insurance carriers are continuing to pivot their business models away from captive distribution; (2) direct-to-consumer insurance carriers are working with independent agents to access an additional distribution channel; and (3) smaller agencies are facing difficulties in securing appointments with insurance carriers as they look to be more efficient in their distribution. We believe that these persistent structural shifts, coupled with our business model, serve as tailwinds for our business and make us well positioned to continue to benefit from the accelerating momentum toward the independent agency model.
Innovation is a core tenet of our business, and we have a demonstrated ability to swiftly innovate when challenges or opportunities surface. Our revenue and work sharing model is an innovation in itself and offers agents an alternative to traditional distribution models. At each inflection point in our history, we have sought to create novel solutions for TWFG Agencies and our Clients. For example, when a national insurance carrier was looking for a trusted partner to deliver a solution to roll out its E&S homeowners program, we developed an agent-friendly policy administration software solution. When the Texas homeowner’s insurance market was faced with disruptive hail claims, we developed a new form, adopted by multiple insurance carriers, that allows carriers to start writing insurance in the state while mitigating their exposure to loss cost increases. We launched an MGA and built an agency management system to solve problems our agents face. In 2021, when faced with rising labor costs, we expanded our support operations to the Philippines and developed an insurance licensing and training program for our Philippine employees at a lower cost than would be incurred in the U.S.
We offer a proven, turnkey Agency-in-a-Box solution to captive and independent agents seeking choice for Clients, expanded insurance carrier access, accelerated growth, independence and succession planning.
We consider our Agency-in-a-Box offering to be one of the most compelling value propositions in the market for entrepreneurial agents. In addition to removing much of the administrative burden of operating an independent agency and providing access to additional markets, our solution offers an exceptional revenue sharing model that allows our Branches to staff their businesses adequately, provide excellent Client service and enjoy profitable growth. Our offerings also provide the opportunity to sell all lines of insurance, grow through M&A and formulate succession strategies that we believe could be mutually beneficial for the Branch principal and TWFG.
We believe our differentiated value proposition makes TWFG the partner of choice for independent agents as well as captive agents looking to become independent. Many of our agents come from a captive agency background and are a large source of our current agent pipeline. Branches have access to administrative support and an expansive inventory of personal and commercial lines products, many of which they might not otherwise be able to write. We couple product access with tools that typically would be cost prohibitive to an independent agent, including an intuitive agency management system, scaled technology infrastructure, an integrated marketing solution and easy-to-use web and mobile application-based Client tools. These capabilities help drive efficiencies and allow Branches to focus their time on expanding their business and providing high-quality Client service.

We are trusted by insurance carriers, offering them efficient, effective and experienced distribution on a national scale.
Our twenty-plus year track record, expanding agent footprint, consistent growth and collaborative approach to managing portfolios provides our over 300 insurance carriers access to a profitable, efficient distribution channel.
By providing centralized insurance carrier relations, third-party administrative services and managing our network’s premium volume and commissions, we make it easy for insurance carriers to operate with us. For certain lines of business, insurance carriers delegate underwriting duties to us, which include the authority to bind a policy within negotiated limits and criteria. These underwriting duties are regulated by the contract with, and underwriting guidelines established by, the insurance carriers.
TWFG’s Branch principals average approximately 17 years of insurance industry experience and have deep ties with their respective communities. Agents’ long-standing relationships with our Clients allow them to conduct business with an understanding of local nuances and preferences. We believe these relationships, coupled with access to the wide range of insurance carriers and products offered by TWFG, allows TWFG Agencies to find optimal solutions for our Clients.
We have a proven, experienced management team supported by a strong culture.
Our cohesive management team has extensive industry experience and has successfully grown our company since our formation in 2001. Our founder and Chief Executive Officer, Richard F. (“Gordy”) Bunch III, a former insurance agent and executive, created TWFG with a mantra of “Built by Agents, for Agents.” He identified the frictions inherent to captive distribution and set out to build a platform with tools and support functions that could better serve independent agents looking to run their own businesses. This foresight has positioned TWFG to benefit from a decades-long structural shift to independent agents that continues to gain momentum today. Our executive management team has an average of over 25 years of insurance industry experience and is supported by a deep bench of talented managers with extensive skillsets across operations, marketing, finance, distribution, recruiting and technology. We enjoy a close-knit, collaborative culture with a long history of internal career advancement and giving back to our community.
Key elements of our growth strategy
Attracting new agents to our platform:
We attract a diverse mix of agents to our platform, particularly those with experience, some of whom are in the prime of their “growth years” and some of whom are interested in succession planning and eventual monetization of the business they have built.
Experienced agents: We seek experienced agents who add to the growth, expertise and culture of our company. Experienced agents come to us with an existing Book of Business or work with us to quickly develop a Book of Business based on their existing centers of influence, which often translates to near-term productivity and accelerated revenue generation.
Our commission arrangements, administrative support and opportunity to grow through acquisitions where TWFG will provide access to financing by our lending partners are key attractors for top agents nationally. TWFG guides newly independent agents through the process of transitioning from a captive environment by providing comprehensive training, resources and a turnkey operational environment through our “Agency-in-a-Box.” Our offering ensures agents can seamlessly transition and focus on growth, including an expansion of their product offerings such as adding commercial lines competency. We believe our approach cultivates deeper, longer-term relationships between the agent and our Client, as well as between the agent and TWFG. We also believe the brand awareness from being a public company will result in more recruiting and M&A opportunities.

Agents at the earlier stages of their careers have an opportunity to train with an experienced agent through our agency “Fast Track” program, which allows the agent to eventually start their own Branch with an existing Book of Business after completing the training program.
End of career and retiring agents: TWFG offers a financially compelling and thoughtful pathway for agents who have built stable Books of Business and are contemplating long-term succession planning. To facilitate succession planning, we offer TWFG Agencies that are Branches or MGA Agencies the ability to sell their Books of Business to TWFG, enabling a smooth handover of Client relationships and operational responsibilities. The transitioning Branch principal continues to operate the business while mentoring the next generation to replace them at exit or retirement. This approach ensures the smooth continuity of service for Clients and provides a rewarding exit for the retiring agent. TWFG Agencies that are MGA Agencies and that sell their Books of Business to us can either become part of our Agency-in-a-Box offering or become Corporate Branches. In general, Books of Business purchased in specific locations are placed with the existing Branch in such locations.
Expanding our product portfolio:
As we increase our Branch count and expand our expertise and offerings, we move closer to evolving our platform into one that can meet the needs of a much broader population of potential Clients. We are strategically expanding our reach in specialty distribution through wholesale and MGA distribution channels. Our structured agreements with MGAs, who in turn have established agreements with leading wholesale brokers and insurance carriers, form an expansive product offering that allows us to broaden our specialty insurance product offerings. This network enhances our value proposition to insurance carriers and Clients alike and expands growth beyond personal lines products. Finally, we are constantly surveying the insurance landscape for M&A opportunities that provide expertise and scale in areas outside of personal lines and small business insurance.
Helping our Branches grow:
Our independent, agent-owned Branches grow organically because these agents both retain existing Clients and add new Clients. We help our Branches supplement their organic growth by partnering with the Branch on purchases of both Books of Business and other agencies to further expand its businesses.
Supporting organic growth: We support organic growth for our Branches through product expansion, training opportunities and centralized resources. We offer a corporate marketing team with extensive experience in crafting local strategies and content to support our Branches. Our automated marketing campaign tools across mediums and numerous marketing initiatives throughout the year help maintain Client relationships and grow new Client relationships. We encourage a proactive approach to growing local presence for our Branches, such as civic engagement, formal center of influence referral agreements, lead generation and producer hiring. Many TWFG Agencies further expand their sphere of influence by participating in local Business Network International (BNI) networks and civic organizations.
Book purchases: The average age of an insurance agency principal in the United States is 55 according to data provided by the Independent Insurance Agents & Brokers of America, and each year, many agents seek to sell their Books of Business and transition their clients to a buyer that will take care of their clients. TWFG, our Branches, and M&A brokers identify Books of Business that resonate with TWFG’s strategic objectives. TWFG also works with our Branches to enable them to expand their own Books of Business through M&A support.
Branch acquisitions: Our Branches acquire smaller-sized agencies that allow them to grow, add new talent and provide additional services. TWFG provides due diligence and post-acquisition integration, so the Branch can focus on retaining and expanding the acquired Client relationships.
TWFG takes a conservative approach to Branch acquisitions and avoids earnouts. This provides the seller with certainty and avoids the balance sheet risk created by contingent liabilities.

In 2022, we completed two asset acquisitions in excess of $0.5 million in annual revenue for a total purchase price of $7.9 million. In 2023, we completed five asset acquisitions in excess of $0.5 million in annual revenue for a total purchase price of $19.4 million.
Partner of choice for M&A targets:
In a highly fragmented industry with approximately 40,000 independent agencies and brokerages as of 2022, our objective is to stand out as a preferred partner for agencies seeking accelerated growth and succession planning. We believe that the fragmented industry landscape presents us with the opportunity to continue acquiring high-quality targets. We focus on agencies that enhance our capabilities and that can be integrated in the TWFG ecosystem. Our M&A strategy entails crafting a compelling value proposition for agencies, including a robust operational backbone, a wide array of insurance products and markets, a collaborative culture that values individual legacies and the opportunity for long-term growth. We also prioritize a transparent and equitable transaction process to help ensure a good relationship and alignment from the beginning.
Our deal structures offer payment up front, providing agency sellers certainty of payment value, while at the same time limiting our contingent liabilities or future earnout payments. TWFG is well positioned with a strong balance sheet and healthy Adjusted Free Cash Flow, offering our M&A targets comfort that they are transitioning to an organization that strives for sustainable growth and opportunity. Our past acquisitions help lead to referrals and testimonials, creating a flywheel effect for new agencies considering joining TWFG, whereby the more transactions we complete, the more we have access to. Our past acquisitions have become a meaningful part of our future organic growth through integration onto our platform. We expect this dynamic to continue well into the future. While we are planning to continue to focus on our Agency-in-a-Box offering, we also expect to grow our Corporate Branches (organically or through third-party acquisitions). Given that we will be implementing an “Up-C” structure in connection with this offering, we will have the option in the future to offer acquisition targets equity in TWFG Holding Company that can be exchanged for stock of a public company (or cash of equivalent value) and offer a tax deferral mechanism, increasing the financial attractiveness of our platform to potential Branches.
Industry overview
According to S&P Global Market Intelligence, the P&C insurance distribution market grew at a 5.9% CAGR from 2013 to 2023. Personal lines insurance experienced a 14.3% industry premium growth in 2023 and commercial P&C insurance experienced a 6.3% industry premium growth in 2023.
Source: S&P Global Market Intelligence

Within the personal lines offering, there are three primary sales offerings:
Independent agencies: (38% personal lines market share in 2022 according to the Independent Insurance Agents & Brokers of America). Independent agencies are “independent” of any one insurance carrier and can offer insurance products from multiple insurance carriers to their clients. The industry is highly fragmented with approximately 40,000 independent insurance agencies in the United States, according to the Agency Universe Study, which is ripe for consolidation. Many of the largest insurance agencies focus primarily on commercial lines.

Agency Distribution by Scale

2%
7%
7%
38%
22%
24%
<$150K
$150 - 500K
$500K - 1.25MM
$1.25 - 2.5MM
$2.5 - 10MM
$10MM+

Agency Lines Distribution

Captive agencies: (35% personal lines market share in 2022 according to the Independent Insurance Agents & Brokers of America). Captive agencies sell products for only one insurance carrier. The insurance carrier compensates the captive agency through sales commissions based on premiums placed on behalf of clients, and in some cases salary structures. The insurance carrier also provides the captive agency with operational support including advertising and certain back-office functions.

Direct distribution: (26% personal lines market share in 2022 according to the Independent Insurance Agents & Brokers of America). Certain insurance carriers market their products directly to clients. Historically, this strategy has been most effective for targeting clients who require auto insurance only, with clients seeking bundled solutions relying on advice from independent and captive agents. The largest insurance carriers that sell directly to clients include Berkshire Hathaway (via GEICO) and Progressive. Berkshire Hathaway and Progressive also distribute through independent agencies, including TWFG.
Historically, the majority of insurance agents in the United States were “captive” to a particular insurance carrier and limited to selling insurance products from that single insurance carrier. Captive agents face several challenges, including lack of product choice for their clients, outdated legacy systems, shrinking commissions, forced cross selling of investment and ancillary products, and susceptibility to insurance carrier decisions to withdraw from certain markets. Many of these challenges make it more difficult for the agent to produce the best outcome for the agent’s clients and the agent’s own business. These challenges have intensified in recent years and have accelerated the shift of insurance distribution towards alternative offerings, including (1) independent agencies selling commercial and personal lines products from multiple insurance carriers and (2) insurance carriers selling directly to their clients online and through call centers. Direct-to-consumer writers have increasingly established distribution relationships with independent agents and platforms like ours to increase their addressable market by serving their clients whose more complex needs require a consultative approach and open architecture.
The insurance landscape is experiencing a significant transition from captive agents to independent agents and direct-to-consumer distribution, a shift driven both by the evolving preferences of their clients and insurance carriers.

Source: ©A.M. Best — used with permission.
Insurance carriers that once supported thousands of captive agents are steadily making strategic decisions to transition their once captive agents to an independent agent model to lower distribution costs and focus on core underwriting operations. To replace the captive agents that historically sold the insurance carrier’s products, insurance carriers are distributing their products through independent agents and, increasingly, platforms that have consolidated independent agents in order to reach the most end clients with the fewest points of distribution.
Industry consolidation
Given the size of the insurance market and the benefits that scale bring to insurance distribution, there has been significant M&A activity in the insurance brokerage space for many years. According to OPTIS Partners, there were 1,075 and 987 insurance brokerage acquisitions in 2021 and 2022, respectively. Despite the consolidation, the industry remains highly fragmented, and the number of independent agencies has remained roughly constant since 2006. We believe that the fragmented industry landscape presents us with the opportunity to continue acquiring high-quality targets.

Personal lines industry
Personal lines agencies provide consumers with access to home, auto, umbrella and recreational insurance products. Personal lines insurance agents generate revenue through commissions, calculated as percentage of total insurance premium and fees. Personal lines direct written premiums in 2022 were $417.3 billion and have grown at a 4.5% annual rate since 2009, according to data provided by S&P Global Market Intelligence. Within personal lines, automobile premiums accounted for 67% of 2022 premiums and homeowners’ premiums accounted for 33% of 2022 premiums according to data provided by AM Best (©A.M. Best — used with permission). The underwriting landscape is largely consolidated as the top ten underwriters accounted for 71% of 2022 total personal lines direct premiums written, according to data provided by S&P Global Market Intelligence. Top writers, defined by gross underwritten premium, of 2022 included State Farm, Allstate, Progressive, Berkshire Hathaway (through GEICO), United Services Automobile Association and Liberty Mutual. Personal lines premiums are traditionally sold through independent agents (38%), captive agents (35%) or direct distribution (26%), according to data provided by S&P Global Market Intelligence.
Commercial P&C industry
Commercial P&C agencies provide businesses with a wide variety of risk management and risk placement services, including access to property, professional liability, workers’ compensation, management liability, commercial auto, cyber and other insurance products. Commercial lines insurance agents generate revenue through commissions, calculated as percentage of total insurance premium, and through fees for management and consulting services. Commercial lines direct written premiums in 2022 were $450.8 billion and have grown at a 5.0% annual rate since 2009, according to data provided by S&P Global Market Intelligence. The underwriting landscape is fragmented, as the top ten underwriters accounted for only 36% of 2022 total commercial lines direct premiums written ($450.8 billion). Top writers, defined by gross underwritten premium, of 2022 included Chubb, Travelers, Liberty Mutual, Berkshire Hathaway, Zurich, and AIG, according to data provided by S&P Global Market Intelligence. We have relationships with leading commercial writers, as well as regional insurance carriers who have a presence in our target markets.
Our technology
We make investments in technology to better service TWFG Agencies and Clients, drive growth and productivity and establish a competitive advantage.
TWFG Agencies use our comprehensive technology package that includes an agency management system that is customizable. The system facilitates the sales process, and includes integrated technology features like electronic signatures, personal lines rating and commonly used insurance forms. It also provides dynamic reporting on branch retention, renewal and marketing. We leverage technology to help TWFG Agencies acquire new Clients with social media, email marketing and text message integration within our agency management system. We also leverage technology to enhance the Client experience with our proprietary mobile application that allows Clients to access their ID cards and easily communicate with their agents.
We plan to continue to upgrade our systems in the future. We believe our technology investments will further broaden our Clients’ access to the insurance market while increasing our efficiency and enhancing our growth profile.
Branding and marketing support
Our internal branding, advertising and marketing team supports Branches with their communication needs from environmental branding, social media and drip-marketing campaigns, print, collateral, insurance carrier co-branded assets and TWFG branded websites. We drive further Client penetration with social media, email marketing and text message integration within our agency management system, alongside our proprietary mobile application that allows Clients to access their ID cards and easily communicate with their agents.
Our reputation and brand recognition not only helps TWFG Agencies win in an extremely competitive environment, but also helps us attract successful and experienced agents to our platform. We use word-of-

mouth, referrals, industry relationships and targeted marketing campaigns through our website and industry publications to expand our offering broadly.
Exclusive Branch agreements
We enter into exclusive Branch agreements with our Branches under which the Branch operates as an independent contractor. TWFG receives 100% of the commission revenue on the Branch’s Book of Business that is paid by the insurance carriers and typically remits 80% of the commission revenue to the Branch, while typically retaining 20% of the commission revenue and 100% of all contingency commission revenue. The Branches are responsible for all of their operating costs, including fees for technology, E&O premiums and other services charged by us. The exclusive Branch agreement requires the Branch to exclusively sell insurance products through TWFG’s insurance carrier relationships. Our exclusive Branch agreements are straight-forward and written in plain English.
When the Branch reaches a minimum term and threshold of commission revenue, the Branch is granted the right to require TWFG to purchase the Branch’s Book of Business upon termination of the Branch agreement at a negotiated price. The Branch agreement remains in force indefinitely, unless earlier terminated by either party with 30 days advance notice or immediately by TWFG in the case of fraud, bankruptcy, death and other events. Upon termination of the Branch agreement, the Branch must sell its Book of Business related to P&C products to TWFG or another TWFG-approved Branch at an agreed upon valuation, or if the parties cannot agree, at a valuation determined by independent appraisal. TWFG also has a right of first refusal on any proposed sale of the Branch to a third party. Our Branch agreements require confidentiality of all Client information and include Client non-solicitation clauses that generally stay in effect for two years following termination of the Branch agreement and our purchase of the Branch’s Book of Business.
Within TWFG’s product offerings, each Branch may utilize the products that best serve its Clients. Branch principals also have a high degree of autonomy in which to operate their business and expand their footprint.
Branches use our comprehensive technology and agency management system, benefiting from enterprise group rates that we believe are typically lower than agents would receive on their own or from leading agency management system vendors. Branches also participate in TWFG’s group professional liability E&O insurance policy, benefiting from a reduced group rate, as TWFG passes these savings on to our Branches.
Intellectual property
We rely on a combination of copyright, trademark, trade dress and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual restrictions, to establish and protect our intellectual property and proprietary rights, including our Book of Business. These laws, procedures and restrictions provide only limited protection.
We have registered “TWFG” and numerous of our other brand names and logos, including “Our Policy is Caring,” as trademarks in the United States.
We enter into agreements with our employees, contractors, Clients, insurance carriers and other parties with whom we do business to limit access to and disclosure of our proprietary information. We cannot assure you that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying or the reverse engineering of our proprietary information, including by third parties who may use our proprietary information to develop products and services that compete with ours. Moreover, others may independently develop products or services that are competitive with ours or that infringe on, misappropriate or otherwise violate our intellectual property and proprietary rights, and policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated.
Companies in the insurance industry may own large numbers of copyrights, trademarks and other intellectual property and proprietary rights, and these companies and entities have and may in the future request license agreements, threaten litigation or file suit against us based on allegations of infringement, misappropriation or other violations of their intellectual property and proprietary rights.
See “Risk factors—Risks relating to intellectual property and cybersecurity” for a more comprehensive description of risks related to our intellectual property.
Regulatory matters
Licensing. Our business activities are subject to licensing requirements and extensive regulation under the laws of the states in which we operate. Regulatory authorities in the states in which our operating subsidiaries conduct business may require individual or company licensing to act as producers, brokers, agents, third-party administrators, managing general agents, reinsurance intermediaries or adjusters. Under the laws of most states in the United States, regulatory authorities have relatively broad discretion with respect to granting, renewing and revoking producers’, brokers’ and agents’ licenses to transact business in the state. The operating terms may vary according to the licensing requirements of the particular state, which may require that a firm operate in the state through a local corporation.
Fiduciary funds. Insurance authorities in the United States have also enacted laws and regulations governing the investment of funds, such as premiums and claims proceeds, held in a fiduciary capacity for others. These laws and regulations generally require the segregation of these fiduciary funds and limit the types of investments that may be made with them.
Agent and broker compensation. Some states permit insurance agents to charge policy fees, while other states prohibit this practice. In recent years, several states considered new legislation or regulations regarding the compensation of brokers by insurance carriers. The proposals ranged in nature from new disclosure requirements to new duties on insurance agents and brokers in dealing with Clients.
Rate regulation. Nearly all states have insurance laws requiring personal P&C insurance carriers to file rating plans, policy or coverage forms, and other information with the state’s regulatory authority. In many cases, such rating plans, policy or coverage forms, or both must be approved prior to use.
The speed with which an insurer can change rates in response to competition or in response to increasing costs depends, in part, on whether the rating laws are (i) prior approval, (ii) file-and-use, or (iii) use-and-file laws. In states having prior approval laws, the regulator must approve a rate before the insurer may use it. In states having file-and-use laws, the insurer does not have to wait for the regulator’s approval to use a rate, but the rate must be filed with the regulatory authority prior to being used. A use-and-file law requires an insurer to file rates within a certain period of time after the insurer begins using them. Eighteen states, including California and New York, have prior approval laws. Under all three types of rating laws, the regulator has the authority to disapprove a rate filing.
Privacy regulation. Federal law and the laws of many states require financial institutions to protect the security and confidentiality of client information and to notify clients about their policies and practices relating to collection and disclosure of client information and their policies relating to protecting the security and confidentiality of that information. Federal law and the laws of many states also regulate disclosures and disposal of client information. Congress, state legislatures, and regulatory authorities are expected to consider additional regulation relating to privacy and other aspects of client information.
Competition
The insurance brokerage business is highly competitive, and numerous firms actively compete with us for clients and insurance markets. Competition in the insurance business is largely based upon innovation, knowledge, terms and condition of coverage, quality of service and price. A number of firms and banks with substantially greater resources and market presence compete with us.
Our brokerage operations compete with firms, which operate globally or nationally or are strong in a particular region or locality and may have, in that region or locality, an office with revenues as large as or larger than those of our corresponding local office. We believe that the primary factors determining our competitive position with other organizations in our industry are the quality of the services we render, the technology we use, the diversity of products we offer, and the overall costs to our Clients. Our offerings are fulsome and flexible in that we offer all lines of insurance, multiple distribution contract options, M&A services, proprietary virtual assistants, proprietary technology, proprietary premium financing, unlimited continuing education, recognition programs, co-op funding, marketing support and overall lower costs to operate.
A number of insurance carriers directly sell insurance, primarily to individuals, and do not pay commissions to third-party agents and brokers.
Human capital management
Our culture is the foundation of everything we do. We enjoy a close-knit, collaborative culture with a long history of internal career advancement and giving back to our community. Our key differentiator is not only our talent and expertise but also the creativity and execution we deliver on behalf of our Clients. Our commitment to attracting and retaining top industry talent to assist our Clients is matched only by our entrepreneurial spirit and passion for excellence.
As of March 31, 2024, we employed approximately 264 people with 23 offices across the United States and approximately 61 people in the Philippines. As of December 31, 2023, we employed approximately 193 people with 12 offices across the United States and approximately 58 people in the Philippines. We also engage temporary employees and consultants. None of our employees are represented by unions. We offer competitive compensation and benefits programs in order to attract and retain top talent.
We are committed to building and sustaining a diverse workforce reflective of society throughout the entirety of the organization. Our vision is of a workplace free of conscious and unconscious bias where all employees are valued and evaluated based on their performance and contributions. Differences in race, creed, color, religious beliefs, background, gender identity and sexual orientation are considered corporate assets, as bringing together varied perspectives better serves our Clients, the other industry participants we have relationships with and communities.
Cybersecurity risk management
Cybersecurity risk management is an integral part of our overall enterprise risk management program. Our cybersecurity risk management program is based on industry best practices and provides a framework for handling cybersecurity threats and incidents, including threats and incidents associated with the use of applications developed and services provided by third-party service providers, and facilitate coordination across different departments of our company. This framework includes steps for assessing the severity of a cybersecurity threat, identifying the source of a cybersecurity threat including whether the cybersecurity threat is associated with a third-party service provider, implementing cybersecurity countermeasures and mitigation strategies and informing management and our board of directors of material cybersecurity threats and incidents. Our cybersecurity team also engages third-party security experts for risk assessment and system enhancements. In addition, our cybersecurity team provides training to all employees annually.
Our board of directors is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks, including cybersecurity risk management. Management is responsible for identifying, considering and assessing material cybersecurity risks on an ongoing basis, establishing processes to ensure that such potential cybersecurity risk exposures are monitored, putting in place appropriate mitigation measures and maintaining cybersecurity programs. The Chief Executive Officer, members of senior management and other personnel and advisors, as requested by the board of directors, report on the risks to the Company, including cybersecurity risks, at regularly scheduled annual meetings of the board of directors. Based on these reports, the board of directors may request follow-up data and presentations to address any specific concerns and recommendations.
Despite our efforts, we cannot eliminate all risks from cybersecurity threats, or provide assurances that we have not experienced an undetected cybersecurity incident. For more information about these risks, please see “Risk Factors—Risks relating to intellectual property and cybersecurity—Improper disclosure of confidential, personal or proprietary data, whether due to human error, misuse of information by employees or vendors, or as a result of security breaches, cyberattacks or other similar incidents with respect to our or our vendors’ systems, could result in regulatory scrutiny, legal liability or reputational harm, and could have an adverse effect on our business or operations.”
Facilities
Our corporate headquarters is in The Woodlands, Texas, where we lease approximately 22,359 square feet of office space under a lease that expires in 2027. We plan to move our corporate headquarters to a new location in The Woodlands, Texas in 2024. We have leased office facilities in California, Illinois, Louisiana, North Carolina, Ohio, Texas and the Philippines. We believe that our facilities are adequate for our current needs.
Legal proceedings
From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition.

MANAGEMENT
Executive officers and directors
Set forth below is certain biographical and other information regarding our directors, after giving effect to the reorganization transactions, and our executive officers and key employees.

Name	Age	Position
Richard F. (“Gordy”) Bunch III	51	Chief Executive Officer, Chairman and Director
Katherine C. Nolan	63	Chief Operating Officer
Charles Alexander Bunch	53	Chief Creative and Marketing Officer
Janice E. Zwinggi	63	Chief Financial Officer
Julie E. Benes	48	General Counsel and Secretary
Jonathan Anderson	45	Director
Michelle Caroline Bunch	52	Director
Michael Doak	49	Director
Janet S. Wong	65	Director Nominee
Robin A. Ferracone	70	Director Nominee

Richard F. (“Gordy”) Bunch III is an entrepreneur who founded TWFG in 2001. Mr. Bunch has served as Chairman, President and Chief Executive Officer of TWFG since its inception. Mr. Bunch has over 28 years of industry experience. Prior to founding TWFG, Mr. Bunch worked in the insurance industry as a Manager, Financial Services at Prudential, Associate General Agent at American National and Agent at Texas Farm Bureau. Mr. Bunch holds multiple professional licenses, including L&H, Property & Casualty, Managing General Agent, Surplus Lines Agent and Lloyds Cover Holder. Mr. Bunch previously held FINRA Series 6, 7, 24, 63 and 65 licenses. Mr. Bunch also served in the United States Coast Guard as Petty Officer 3rd Class with a focus on logistics, accounting, U.S. General Services Administration contracting and law enforcement. During his time in service, Mr. Bunch embarked on several deployments, including the Hurricane Andrew Emergency Response Team, Human Trafficking & Drug interdiction, and Search & Rescue. He currently serves as the Capital Campaign Chair for the Future National Coast Guard Museum. Mr. Bunch also served on The Woodlands Township Board of Directors from 2012 to 2022, including as the elected Chairman from 2016 to 2022. Mr. Bunch was named the 2015 Ernst & Young Products & Services Entrepreneur of the Year for the Gulf Coast Region. We believe that Mr. Bunch’s extensive industry and leadership experience and his insight into our business as our founder and Chief Executive Officer make him a valuable member of our board of directors.
Katherine C. Nolan has served as our Chief Operating Officer since 2009. Prior to joining TWFG, Ms. Nolan was President of Affirmative Retail Inc., Executive Vice President of Planning and Integration for Affirmative Insurance Holdings and Senior Vice President of Operations at Bristol West Insurance Company. Ms. Nolan earned her Bachelor of Business Administration from Kent University and Master of Business Administration from John Carroll University.
Charles Alexander Bunch has served as our Chief Creative and Marketing Officer since 2015. Mr. Bunch has over 20 years of experience in marketing and advertising. Prior to joining TWFG, Mr. Bunch was the Chief Creative Officer for Slingshot Advertising from 2000 until 2006. He then served as the Senior Vice President Creative Director of the Martin Agency – Advertising from 2006 to 2009. In 2009, Mr. Bunch became the Executive Vice President Global Branding Director for EF Education First International until he joined TWFG in 2015.
Janice E. Zwinggi has served as our Chief Financial Officer since 2019. Prior to joining TWFG, Ms. Zwinggi was the Senior Vice President and Chief Financial Officer for Hudson Insurance Group from 2018 to 2019. Ms. Zwinggi was the Vice President and Controller of Argo Group International Holdings from 2007 to 2018.

She was the Controller at Texas General Agency, Inc. Managing General Agency from 1987 to 1995 and then served as their Chief Financial Officer from 1995 to 2007. Ms. Zwinggi earned her Bachelor of Business Administration, Accounting from Texas State University and she has an Executive Leadership Certification from Harvard Business School. She is also a licensed Certified Public Accountant.
Julie E. Benes has served as our General Counsel and Secretary since 2019. Prior to joining TWFG, Mrs. Benes practiced law at O’Donnell Ferebee & Frazer, P.C. from 2015 to 2019, where she represented TWFG as outside counsel and other businesses in commercial litigation and general corporate matters before joining TWFG. Prior to that, Mrs. Benes represented various companies and individuals in complex litigation matters. Mrs. Benes served on the Board of Klein Independent School District and as a member of the Literacy and Teach Texas committees of the Houston Bar Association of Lawyers. Mrs. Benes earned her Bachelor of Arts and Bachelor of Science degrees from Boston University and her Juris Doctor from Chicago-Kent College of Law. Mrs. Benes is a licensed attorney in Texas since 2015 and in Illinois since 2004.
Jonathan Anderson has served on our board of directors since 2020. Mr. Anderson has served as Senior Vice President, Global Head – Strategic Investments of RenaissanceRe, a P&C reinsurance provider, since 2020. Prior to joining RenaissanceRe, Mr. Anderson was an Executive Director in Morgan Stanley’s Investment Banking group, advising insurance companies on M&A and capital raising transactions from 2010 to 2020. Mr. Anderson earned his Bachelor of Arts degree from the Ivey School of Business at Western University and his Master of Business Administration degree from The University of Chicago Booth School of Business. We believe Mr. Anderson is qualified to serve on our board of directors due to his experience advising boards and executives of insurance companies, his expertise in finance and corporate governance and his experience in the insurance industry.
Michelle Caroline Bunch has served on our board of directors since 2008. She was previously licensed in life and health and P&C insurance and was an insurance agent with American National Insurance. Mrs. Bunch earned her Bachelor of Science degree from the University of North Texas. We believe Mrs. Bunch is qualified to serve on our board of directors due to her insurance industry experience and extensive knowledge of TWFG’s business.
Michael Doak has served on our board of directors since 2023 and previously served from 2018 until 2020. Mr. Doak has served as the Chief Executive Officer and Managing Partner of Griffin Highline Capital since 2020. Prior to founding Griffin Highline Capital, he served in various leadership roles at entities associated with RenaissanceRe and as the portfolio manager of the direct investments portfolio. Mr. Doak currently serves on the board of managers of Open Road Ultimate Holdings LLC and Inness Ultimate Holdings LLC. He was previously a director and chair of the Nominating and Governance Committee of Trupanion, Inc., a director at Falcon Risk Holdings LLC, a director of Tower Hill Insurance Group and a director of DaVinci Reinsurance Ltd. Mr. Doak earned his Bachelor of Arts degree from the University of Virginia and his Juris Doctor from the University of Pennsylvania Law School. We believe Mr. Doak is qualified to serve on our board of directors due to his experience advising insurance and high growth companies, his financial and investment expertise and his experience with private and public companies.
Janet S. Wong is a director nominee to our board of directors. Ms. Wong is a licensed Certified Public Accountant with more than 30 years of public accounting experience. She is a partner (retired) with KPMG LLP, an international professional services firm, where she served as a National Practice Lead Partner from 1995 to 2008. Ms. Wong has served as a director of Enviva Inc., a global energy company, since 2015 and a director of Lumentum Holdings Inc., a manufacturer of innovative optical and photonic products as well as a developer of next-generation technologies since 2020. In addition, she has served as a director of Lucid Group, Inc., a technology manufacturer of electric vehicles and energy storage, since 2021. She previously served as a director of Shine Technologies, a private company focusing on nuclear technology and clean energy, from 2021 to 2022 and a director of Allegiance Bancshares, Inc., a commercial banking organization, from 2020 to 2022. In addition, she served on the advisory board of Big Controls Inc., a business intelligence and analytics company, from 2016 to 2020. She also serves on the non-profit boards of the Louisiana Tech University Foundation and of the Tri-Cities Chapter of the National Association of Corporate Directors. She holds a Master of Professional Accountancy from Louisiana Tech University and a Master of Taxation from

Golden Gate University. She is a NACD (National Association of Corporate Directors) Certified® Director, a professional credential supporting her qualifications and experience as a corporate board director. She has completed executive education programs for corporate board directors at Harvard Business School and Stanford Law School. We believe Ms. Wong is qualified to serve on our board of directors due to her extensive experience and expertise in finance, board governance, risk and regulatory matters (including cyber), M&A and strategy.
Robin A. Ferracone is a director nominee to our board of directors. Since 2007, Ms. Ferracone has served as the Chief Executive Officer of Farient Advisors LLC, a performance and strategic compensation advisory firm. Previously, she was Vice Chair of the western region of Marsh & McLennan Companies, Inc. (“MMC”), a global professional services firm in the areas of risk, strategy, and human capital, and President, Human Capital Business of Mercer, a subsidiary of MMC. Ms. Ferracone served as a member of Trupanion Inc.’s (“Trupanion”) board of directors from 2015 to 2021. She also served as Chair of Trupanion’s Compensation Committee from 2015 to 2021 and was a member of Trupanion’s Nominating and Corporate Governance Committee from 2015 to 2021. Ms. Ferracone holds a Masters of Business Administration from the Harvard Business School and a Bachelor of Arts degree in Economics and Management Science from Duke University. We believe Ms. Ferracone is qualified to serve on our board of directors due to her extensive expertise in corporate governance, human capital and compensation consulting, her leadership experience, her prior service on a public company board, and her experience as an insurance brokerage and consulting company executive.
Family relationships
Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, Chairman of our board of directors and founder, is married to Michelle Bunch, a member of our board of directors.
Charles Alexander Bunch, our Chief Creative and Marketing Officer, is the brother of Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, Chairman of our board of directors and founder.
Board structure
Composition
Upon the consummation of the offering, our board of directors will consist of six directors. Jonathan Anderson, Michael Doak, Janet S. Wong and Robin A. Ferracone qualify as independent directors under the applicable corporate governance standards of Nasdaq.
In accordance with our certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than eleven persons.
Initially and for so long as Bunch Holdings holds at least a majority of the voting power of our common stock, which we refer to as the “Majority Ownership Requirement,” our board of directors will not be classified, and each of our directors will be subject to re-election annually; however, following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors will be removable only for cause.
Our independent directors will appoint a “lead independent director,” whose responsibilities will include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication.
Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Until the Substantial Ownership Requirement is no longer met, Bunch Holdings and the Class C Permitted Holders (as defined in our certificate of incorporation) may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors.
Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock. Following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms.
Controlled company exception
After the consummation of this offering, Bunch Holdings will have more than 50% of the combined voting power for the election of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that director nominees selected or recommended for our board of directors be approved by either a majority of our independent directors or a nominating committee that is composed entirely of independent directors with a written charter or board resolutions addressing the nomination process and related matters. We intend to rely on the foregoing exemptions provided to controlled companies under the Nasdaq rules. Therefore, immediately following the consummation of this offering, we do not intend to have director nominees selected or recommended for our board of directors be approved by either a majority of our independent directors or a nominating committee. Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Class A common stock continues to be listed on Nasdaq , we will be required to comply with these provisions within the applicable transition periods.
Committees of the board
Upon the consummation of this offering, our board of directors will have two standing committees: a fully independent audit committee and a fully independent compensation committee. The following is a brief description of our committees.
Audit committee
Upon the completion of this offering, Jonathan Anderson, Michael Doak and Janet S. Wong are expected to be the members of our audit committee. Janet S. Wong is expected to be the chair of our audit committee. The board of directors has determined that Janet S. Wong qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of the audit committee is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the current listing standards of Nasdaq. We believe that our audit committee complies with the applicable requirements of Nasdaq. Our audit committee is directly responsible for, among other things:
•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•considering the adequacy of our internal controls and internal audit function;
•reviewing material related party transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation committee
Upon the completion of this offering, Jonathan Anderson and Robin A. Ferracone are expected to be the members of our compensation committee. Robin A. Ferracone is expected to be the chair of our compensation committee. The members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under the current Nasdaq listing standards. We believe that our compensation committee complies with the applicable requirements of Nasdaq. Our compensation committee is responsible for, among other things:
•reviewing and approving, or recommending that our board of directors approve, the compensation of the executive officers employed by us;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.
Compensation committee interlocks and insider participation
None of our executive officers has served as a member of a compensation committee (or other committee performing that function) of any other entity that has an executive officer serving as a member of our board of directors.
Code of business conduct and ethics policy
We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full text of our code of business conduct and ethics policy will be available on our website at www.twfg.com. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board of directors has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.
Indemnification of officers and directors
Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

EXECUTIVE COMPENSATION
We are currently considered an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table, an Outstanding Equity Awards at Fiscal Year End Table and a Director Compensation Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to our “named executive officers,” who are the individuals who served as our principal executive officer, our next two other most highly compensated officers at the end of the last completed fiscal year and up to two additional individuals who would have been considered one of our next two most highly compensated officers except that such individuals did not serve as executive officers at the end of the last completed fiscal year. Accordingly, our “named executive officers” are:
•Richard F. (“Gordy”) Bunch III, Chief Executive Officer;
•Katherine C. Nolan, Chief Operating Officer;
•Janice E. Zwinggi, Chief Financial Officer
Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)*	Total ($)
Richard F. (“Gordy”) Bunch III	2023	700,000		11,000	711,000
Chief Executive Officer
Katherine C. Nolan	2023	400,000	75,000	12,200	487,200
Chief Operating Officer
Janice E. Zwinggi	2023	375,000	70,000	12,200	457,200
Chief Financial Officer

*The amounts shown in this column reflect amounts of Company contributions under the 401(k) Plan to the named executive officers.
Narrative Disclosure to Summary Compensation Table
Employment Agreements
None of our named executive officers are subject to an employment agreement with the Company or any of its subsidiaries.
Base Salary
Annual base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. Base salaries earned by Mr. Bunch and Mrs. Nolan and Mrs. Zwinggi in 2023 were $700,000, $400,000 and $375,000, respectively.
Annual Bonus
Historically, we have maintained an annual discretionary cash bonus program.
For 2023, based on individual and company performance, annual bonuses earning by Mrs. Nolan and Mrs. Zwinggi in 2023 were $75,000 and $70,000, respectively.

Equity Compensation
No stock awards or option awards were granted to named executive officers in 2023 and there are no outstanding equity or equity-based compensation awards.
2024 Omnibus Incentive Plan
We do not currently maintain or sponsor an equity or equity-based compensation plan, however we intend to adopt the TWFG, Inc. 2024 Omnibus Incentive Plan (the “2024 Incentive Plan”) for our directors, officers, employees, consultants and advisors. The description of the 2024 Incentive Plan set forth below is a summary of what we expect will be the material features of the 2024 Incentive Plan. This summary, however, does not purport to be a complete description of all the provisions of the 2024 Incentive Plan. This summary is qualified in its entirety by reference to the 2024 Incentive Plan.
General
The purpose of the 2024 Incentive Plan is to assist TWFG in attracting, retaining, motivating and rewarding certain employees, officers, directors and consultants of TWFG and its affiliates and promoting the creation of long-term value for stockholders of TWFG by closely aligning the interests of participants with those of stockholders.
Administration
The 2024 Incentive Plan will be administered by our board of directors, the compensation committee of the board of directors, or such other committee appointed by the board of directors to administer the 2024 Incentive Plan (the “Committee”). The Committee will have the authority to construe and interpret the 2024 Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2024 Incentive Plan.
Nonemployee Director Award Limits
The aggregate maximum value of all awards granted under the 2024 Incentive Plan (determined as of the date of grant) to any non-employee director of TWFG during any one calendar year, taken together with any cash fees paid to such non-employee director for service as a non-employee director during such calendar year, will not exceed $750,000. The independent members of the board of directors or the Committee may determine to make an exception to this limit, provided, that the director for whom the exception is sought does not participate in such determination.
Eligibility
Employees, officers, directors and consultants of TWFG and its affiliates, will be eligible to receive awards under the 2024 Incentive Plan. The Committee will determine who will receive awards, and the terms and conditions associated with such award.
Share Reserve and Counting
In connection with and subject to the 2024 Incentive Plan’s adoption by the board of directors and approval by the stockholders, TWFG will reserve 4,346,667 shares of Class A common stock for issuance under the 2024 Incentive Plan, subject to an annual increase on the first day of each calendar year beginning on January 1, 2025 and ending on and including January 1, 2034 equal to the lesser of (x) 3% of the aggregate number of shares of Class A, Class B and Class C common stock outstanding on the final day of the immediately preceding calendar year and (y) such smaller number of shares as determined by the board of directors.
In addition, the following shares will again be available for grant or issuance under the 2024 Incentive Plan:
•shares subject to awards granted under the 2024 Incentive Plan that are required to be paid in cash pursuant to their terms;

•shares subject to awards granted under the 2024 Incentive Plan that terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested or settled;
•shares tendered by participants or withheld by the TWFG as full or partial payment to the TWFG upon exercise of options;
•shares reserved for issuance upon the grant of stock appreciation rights (“SARs”), to the extent the number of reserved shares exceeds the number of shares actually issued upon the exercise of the SARs; and
•shares of Class A common stock withheld by or otherwise remitted to TWFG to satisfy withholding obligations upon the exercise, lapse of restrictions or settlement of awards.
Awards
The 2024 Incentive Plan authorizes the award of stock options, restricted stock, RSUs, SARs, and other stock-based awards. For stock options that are intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be set forth in the 2024 Incentive Plan. All awards under the 2024 Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
•Stock Options. Stock options provide for the purchase of shares of Class A common stock at an exercise price set on the grant date. The 2024 Incentive Plan provides for the grant of ISOs only to employees of TWFG and its affiliates. Nonqualified options (“NSOs”) may be granted to employees, officers, directors and consultants of TWFG and its affiliates. The exercise price of each option to purchase Class A common stock must be at least equal to the fair market value of shares of Class A common stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of that value. Options granted under the 2024 Incentive Plan may be exercisable at such times and subject to such terms and conditions as the Committee determines. The maximum term of options granted under the 2024 Incentive Plan is ten years (five years in the case of ISOs granted to 10% or more stockholders). No dividend or dividend equivalent rights shall be paid out on options.
•Restricted Stock. The Committee may grant awards consisting of shares of Class A common stock, for which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the service of the participant for a specified time period or the attainment of one or more performance goals. Participants holding restricted stock awards will have the rights of a stockholder and to receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. If a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying award vests. Unless otherwise provided in an award agreement or otherwise, vesting will cease on the date the participant no longer provides services to TWFG and unvested shares will be repurchased by TWFG as soon as practicable following such termination. Any shares granted under a restricted stock award are nontransferable, except in limited circumstances.
•RSUs. An RSU is a notional unit representing the right to receive one share of Class A common stock (or the cash value of one share of common stock) on a specified settlement date. The Committee may grant awards consisting of RSUs subject to restrictions on sale and transfer. The Committee may condition the grant or vesting of RSUs on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule. Unless otherwise determined by the Committee at the time of award, vesting will cease on the date the participant no longer provides services to TWFG and unvested RSUs will be forfeited. Further, unless otherwise set forth in a Participant’s award agreement, a Participant shall be not entitled to dividends or dividend equivalents with respect to RSUs prior to settlement.

•Stock Appreciation Rights. SARs provide for a payment, or payments, in cash, Class A common stock or property, as specified in the applicable award, to the holder based upon the difference between the fair market value of Class A common stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of shares of Class A common stock on the date the stock appreciation right is granted. SARs may vest based on time or achievement of performance conditions, as determined by the Committee in its discretion. No dividends or dividend equivalents shall be paid on SARs.
•Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant participants other awards under the 2024 Incentive Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Class A common stock. The Committee may also grant Class A common stock as a bonus and grant awards in lieu of obligations of TWFG or its affiliates to pay cash or deliver property under the 2024 Incentive Plan or other plans or compensatory arrangements.
Adjustment
In the event of changes in the outstanding Class A common stock or in the capital structure of TWFG by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization, in connection with any extraordinary dividend declared and paid in respect of shares of Class A common stock, in the event of any change in applicable laws or circumstances or as otherwise set forth in the 2024 Incentive Plan, in each case, that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2024 Incentive Plan, awards shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Class A common stock, other securities or other consideration subject to such awards.
Generally, except as otherwise provided by the Committee in an award agreement or otherwise, in connection with certain corporate events, including but not limited to a “change in control” (as defined in the 2024 Incentive Plan), the Committee may provide for any one or more of the following (i) the assumption or substitution of any or all awards in connection therewith, with awards that vest based on performance criteria being deemed earned at the target level (or if no target is specified, the maximum level) and converted into solely service-based vesting awards, (ii) the acceleration of vesting of any or all awards not assumed or substituted in connection with the corporate event (with vesting of performance-based awards deemed earned at the target level (or if no target is specified, the maximum level), unless otherwise specified in the applicable award agreement), (iii) the cancellation of any or all awards not assumed or substituted in connection with such corporate event (whether vested or unvested) together with the payment to participants holding vested awards so canceled of an amount in respect of cancellation based on the per-share consideration being paid for the Class A common stock in connection with such corporate event, (iv) the cancellation or any or all options, SARs, and other awards subject to exercise not assumed or substituted in connection with any such corporate event (whether vested or unvested) after providing the holder thereof with a period of at least ten days to exercise such awards, and (v) the replacement of any and all awards (subject to certain limitations) with a cash incentive program that preserves the value of the awards so replaced.
Plan Amendment and Termination
The board of directors or Committee may amend the 2024 Incentive Plan and awards at any time and from time to time. The board of directors or the Committee may suspend or terminate the 2024 Incentive Plan at any time. Unless sooner terminated, the 2024 Incentive Plan shall terminate on the day before the tenth anniversary of the date the stockholders approve the 2024 Incentive Plan. No awards may be granted under the 2024 Incentive Plan while it is suspended.

Outstanding Equity Awards at Fiscal Year-End
There were no outstanding equity-based awards held by the named executive officers as of December 31, 2023. Accordingly, the “Outstanding Equity Award at Fiscal Year-End” Table has been omitted pursuant to Item 402(m)(4) of Regulation S-K.
Additional Narrative Disclosure
Retirement Benefits
The Company is a participating employer in a tax-qualified 401(k) retirement savings plan sponsored by Insperity, a third-party professional employer organization, pursuant to which eligible employees (including our named executive officers) are able to defer a percentage of cash compensation up to the maximum allowed under Internal Revenue Service Guidelines. The Company makes safe harbor matching contributions to the 401(k) plan, up to a 4% total match of each participating employee’s deferred salary. 401(k) plan participants are always fully vested with respect to both employee and employer contributions. We do not maintain, sponsor or otherwise have any liability with respect to any defined pension plan or nonqualified deferred compensation plan.
Potential Payments upon Termination or Change in Control
There are no contracts, agreements, plans or arrangements, whether written or unwritten, that provides for payment to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control or a change in the named executive officer’s responsibilities following a change in control, with respect to each named executive officer.
Actions Taken Following Fiscal Year-End
2024 IPO Equity Grants
The Company distributed letters to each of Ms. Nolan and Ms. Zwinggi (the “Pre-IPO Grant Letter Agreements”) providing that TWFG, Inc. will make grants of restricted stock under the 2024 Incentive Plan having a grant date fair value of $1.5 million in the case of Ms. Nolan and $1.0 million in the case of Ms. Zwinggi, in each case, based upon the initial public offering price following the adoption of the 2024 Incentive Plan.
In lieu of receiving restricted stock as provided under the Pre-IPO Grant Letter Agreements, upon closing of this offering, each named executive officer will be granted a number of RSUs under the 2024 Incentive Plan having a grant date fair value of $2.3 million in the case of Mr. Bunch, $1.5 million in the case of Ms. Nolan and $1.0 million in the case of Ms. Zwinggi, which will vest in substantially equal installments as follows: the first installment will vest 180 days following this offering, and the second and third installments will vest on the first and second anniversaries of this offering, respectively, subject in each case to (i) the named executive officer’s continuing employment with the Company on each applicable vesting date and (ii) other customary terms and conditions contained in the 2024 Incentive Plan and in an award agreement to entered into with the named executive officer (the “IPO Equity Grants”).
In addition, upon closing of this offering, certain non-employee members of our board of directors are expected to be granted a total of 20,000 RSUs under the 2024 Incentive Plan on terms consistent with the IPO Equity Grants. 4,346,667 shares of Class A common stock are reserved for issuance under the 2024 Incentive Plan, including 333,333 shares of Class A common stock underlying the IPO Equity Grants.
Director Compensation
We did not award or pay any form of compensation to the members of the board of directors for their services as directors in the fiscal year ended December 31, 2023. Accordingly, the Director Compensation Table has been omitted pursuant to Item 402(m)(4) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive compensation.”
Intercompany services and cost allocation agreement with TWICO
We are party to an intercompany services and cost allocation agreement, dated October 1, 2017, with our affiliate, TWICO, under which we provide management and other services. TWICO, an insurance carrier licensed in Texas and Louisiana, was formerly our wholly owned subsidiary and was distributed to the owners of the Company and is now owned directly by Bunch Holdings, RenRe and GHC. Bunch Holdings is owned by Richard F. (“Gordy”) Bunch III, our Chief Executive Officer. Each of RenRe and GHC will be a beneficial holder of more than 5% of our Class B common stock following the reorganization transactions and this offering. We are reimbursed on a pass-through cost basis for third-party services provided and we also charge a monthly management fee to TWICO, the amount of which is based one of the following methods: (1) percentage measurement of time spent by a full-time employee to the costs incurred for that employee; (2) actual hours worked by our employees multiplied by an internal billing rate; or (3) fair value of the services if the services had been provided by a third party. We determine the method to calculate the monthly management fee based on the nature of services provided and the costs allocated. Salaries and employee benefits are the primary costs allocated to TWICO. Therefore, we utilized the first method described above to calculate the monthly management fee. The intercompany services and cost allocation agreement may be terminated by any party without cause upon 30 days’ prior written notice or with cause upon 10 days’ prior written notice if the reason for such cause has not been cured during that period. In addition, TWICO may terminate the intercompany services and cost allocation agreement upon 30 days’ prior written notice to an affiliate party to the agreement if such affiliate has become insolvent or is subject to a bankruptcy or similar proceeding and provided that such affiliate is not an insurance company. Under the intercompany services and cost allocation agreement, we received $0.004 million, $0.03 million, $0.03 million, and $0.2 million of cost reimbursements from TWICO for the three months ended March 31, 2024 and the years ended December 31, 2023, 2022 and 2021, respectively.
Managing general agency agreement with TWICO
We are party to a managing general agency and claims administration agreement, dated as of January 1, 2017, and amended as of June 1, 2021, July 19, 2021 and August 1, 2022, with TWICO. TWICO is owned directly by Bunch Holdings, RenRe and GHC. Bunch Holdings is owned by Richard F. (“Gordy”) Bunch III, our Chief Executive Officer. Under the managing general agency agreement, TWICO appointed TWFG MGA as its managing general agent and TWFG MGA agreed to provide licensing, statistical accounting and management services to TWICO. On a monthly basis, TWFG MGA receives commissions in the amount of 18% of TWICO’s net collected premiums and fees for its services (prior to the amendment of the agreement in August 2022, TWFG MGA received commissions in the amount of 21% of net collected premiums, and prior to the amendment of the agreement on June 1, 2021, TWFG MGA received commissions in the amount of 27% of net collected premiums). TWICO may terminate the managing general agency agreement without cause on or after August 1, 2025. In addition, either party may terminate the managing general agency agreement upon the other party’s failure to comply with any provision of the agreement after giving such party written notice of the alleged default and a reasonable time to cure such alleged default in certain circumstances. Commission income, policy fees and TPA fees retained paid to TWFG MGA pursuant to the managing general agency agreement were $1.46 million, $5.8 million, $6.4 million and $6.2 million respectively, for the three months ended March 31, 2024 and the years ended December 31, 2023, 2022 and 2021, respectively.
Management agreement with EVO
We are party to a management agreement, dated May 1, 2023, with Evolution Agency Management, LLC (“EVO”), a software development company specializing in insurance services. EVO was formerly our wholly owned subsidiary and was spun off and is now owned directly by Bunch Holdings, RenRe and GHC. Bunch Holdings is owned by Richard F. (“Gordy”) Bunch III, our Chief Executive Officer. We provide management and related services to EVO, including commercial development services, financial services, tax and audit services, legal services, human resources services, marketing services, information technology services, data processing services and software design and development services. Either party may terminate the management agreement without cause upon 30 days’ prior written notice or for cause upon 10 days’ prior written notice if the reason for such cause has not been cured during that period. In addition, either party may terminate the management agreement upon 30 days’ prior written notice if the other party has become insolvent or subject to a bankruptcy or similar proceeding. We are reimbursed on a pass-through cost basis for third-party services provided and we also charge a monthly management fee to EVO, the amount of which is based one of the following methods: (1) percentage measurement of time spent by a full-time employee to the costs incurred for that employee; (2) actual hours worked by our employees multiplied by an internal billing rate; or (3) fair value of the services if the services had been provided by a third party. We determine the method to calculate the monthly management fee based on the nature of services provided and the costs allocated. Salaries and employee benefits are the primary costs allocated to EVO. Therefore, we utilized the first method described above to calculate the monthly management fee. For the three months ended March 31, 2024 and the year ended December 31, 2023, we received $0.06 million and $0.3 million, respectively, from EVO under the management agreement.
Enterprise license agreements with EVO
We are party to enterprise license agreements with EVO governing our license and use of EVO’s proprietary client relationship management and client intake software. EVO is owned directly by Bunch Holdings, RenRe and GHC. Bunch Holdings is owned by Richard F. (“Gordy”) Bunch III, our Chief Executive Officer. EVO charges TWFG-IS and TWFG-GA each an annual fee, which is payable on a monthly basis. The fee is determined annually based on market rates for software development services and the estimated number of users per year. For the three months ended March 31, 2024 and the years ended December 31, 2023, 2022, and 2021 we paid EVO $0.5 million, $1.3 million, $1.3 million and $1.1 million, respectively, under these enterprise license agreements.
Lease agreement
We expect to relocate our headquarters and enter into a new long-term lease agreement in 2024 at market rates with Parkwood 2, LLC, an entity that is owned directly or indirectly by Richard F. (“Gordy”) Bunch, our Chief Executive Officer, RenRe and GHC.
Employment of an Immediate Family Member
Charles Alexander Bunch, our Chief Creative and Marketing Officer, is the brother of Richard F. (“Gordy”) Bunch III, our Chief Executive Officer, Chairman of our board of directors and founder. He has been an employee of the Company since 2015. His 2021 total compensation was approximately $316,250, including a base salary of $275,000 and bonuses of approximately $41,250. His 2022 total compensation was approximately $348,000, including a base salary of $290,000 and bonuses of approximately $58,000. His 2023 total compensation was approximately $348,000, including a base salary of $290,000 and bonuses of approximately $58,000. He also received benefits generally available to all employees. It is anticipated that, upon closing of this offering, Mr. Charles Alexander Bunch will be granted a number of RSUs under the 2024 Incentive Plan having a grant date fair value of $800,000, subject to substantially the same terms as the IPO Equity Grants. His compensation was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.
Reorganization agreement
In connection with the reorganization transactions, we will enter into a reorganization agreement with TWFG Holding Company, LLC and each of the Pre-IPO LLC Members. The reorganization agreement evidences (1) the contribution to us by Bunch Holdings of 1% of the LLC Units it holds in exchange for shares of Class A common stock, (2) the issuance of non-economic shares of Class B common stock to RenRe and GHC and (3) the issuance of non-economic shares of Class C common stock to Bunch Holdings. See “Principal Stockholders.”
Amended and restated TWFG Holding Company, LLC agreement
In connection with the reorganization transactions, we, TWFG Holding Company, LLC and each of the Pre-IPO LLC Members will enter into the TWFG LLC Agreement. Following the reorganization transactions, and in accordance with the terms of the TWFG LLC Agreement, we will operate our business through TWFG Holding Company, LLC. Pursuant to the terms of the TWFG LLC Agreement, so long as the Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of TWFG Holding Company, LLC or own any assets other than securities of TWFG Holding Company, LLC and/or any cash or other property or assets distributed by or otherwise received from TWFG Holding Company, LLC, unless we determine in good faith that such actions or ownership are in the best interest of TWFG Holding Company, LLC.
As the sole managing member of TWFG Holding Company, LLC, we will have control over all of the affairs and decision making of TWFG Holding Company, LLC. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of TWFG Holding Company, LLC and the day-to-day management of TWFG Holding Company, LLC’s business. We will fund any dividends to our stockholders by causing TWFG Holding Company, LLC to make distributions to the Pre-IPO LLC Members and us. See “Dividend policy.”
The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of TWFG Holding Company, LLC. Net profits and net losses of TWFG Holding Company, LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect certain items of tax depreciation, amortization and other tax items in accordance with applicable tax law. The TWFG LLC Agreement will provide for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of TWFG Holding Company, LLC that is allocated to them. Generally, these tax distributions will be computed based on TWFG Holding Company, LLC’s estimate of the net taxable income of TWFG Holding Company, LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Texas (taking into account the non-deductibility of certain expenses and the character of our income).
Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in TWFG Holding Company, LLC and TWFG Holding Company, LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and TWFG Holding Company, LLC will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) TWFG Holding Company, LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should TWFG

Holding Company, LLC issue any additional LLC Units to the Pre-IPO LLC Members or any other person, we will issue an equal number of shares of our non-economic Class B common stock or non-economic Class C common stock to such Pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, TWFG Holding Company, LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, TWFG Holding Company, LLC will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.
Under the TWFG LLC Agreement, the holders of LLC Units (other than us) will have the right, from and after the completion of this offering (subject to the terms of the TWFG LLC Agreement), to require TWFG Holding Company, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to TWFG Holding Company, LLC for cancellation. The TWFG LLC Agreement requires that we contribute cash or shares of our Class A common stock to TWFG Holding Company, LLC in exchange for an amount of newly-issued LLC Units in TWFG Holding Company, LLC that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. TWFG Holding Company, LLC will then distribute the cash or shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of non-economic Class B common stock or non-economic Class C common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the TWFG LLC Agreement.
The TWFG LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.
Subject to certain exceptions, TWFG Holding Company, LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with TWFG Holding Company, LLC’s business or affairs or the TWFG LLC Agreement or any related document.
TWFG Holding Company, LLC may be dissolved (i) 45 days after the sale or other disposition of all or substantially all of the assets of TWFG Holding Company, LLC, (ii) upon the determination by us to dissolve TWFG Holding Company, LLC, (iii) upon any event which would cause the dissolution of TWFG Holding

Company, LLC under the Texas Business Organizations Code or (iv) at any time TWFG Holding Company, LLC has no members, unless TWFG Holding Company, LLC is continued in accordance with the Texas Business Organizations Code. Upon dissolution, TWFG Holding Company, LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of TWFG Holding Company, LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their LLC Units.
Tax receivable agreement
As described under “Organizational structure — Holding company structure and the tax receivable agreement,” we intend to enter into the tax receivable agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members and any future party to the tax receivable agreement of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in TWFG Holding Company, LLC’s assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering of shares of our Class A common stock, (b) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (c) payments under the tax receivable agreement and (ii) tax benefits related to imputed interest resulting from payments made under the tax receivable agreement. The payment obligations under the tax receivable agreement are our obligations and not obligations of TWFG Holding Company, LLC. Our obligations under the tax receivable agreement will also apply with respect to any person who becomes a party to the tax receivable agreement. See “Risk factors—Risks relating to our organizational structure—We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the tax receivable agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.”
Registration rights agreement
Prior to the consummation of this offering, we will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members.
At any time beginning 180 days following the closing of this offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of common stock constituting registrable securities that they request be registered at any time following this offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after the date of this prospectus, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.
We will undertake in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by Pre-IPO LLC Members.
In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Indemnification agreements
We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. See “Management— Indemnification of officers and directors.”
Related party transactions policies and procedures
Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our audit committee. In accordance with the policy, our audit committee will have overall responsibility for implementation of and compliance with the policy.
For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors.
The policy will require that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration at its next meeting. Under the policy, our audit committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
The policy will also provide that the audit committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of July 9, 2024 (1) as adjusted to give effect to the reorganization transactions, but prior to this offering, and (2) as adjusted to give effect to the reorganization transactions and this offering by:
•each person or group whom we know to own beneficially more than 5% of our common stock;
•each of the directors, director nominees and named executive officers individually; and
•all directors, director nominees and executive officers as a group.
The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power before this offering that are set forth below are based on the number of shares of Class A, non-economic Class B and non-economic Class C common stock to be issued and outstanding prior to this offering after giving effect to the reorganization transactions. See “Organizational structure.” The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power after this offering that are set forth below are based on the number of shares of Class A, non-economic Class B and non-economic Class C common stock to be issued and outstanding immediately after this offering (based on the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).
In connection with this offering, we will issue to each Pre-IPO LLC Member one share of non-economic Class B common stock or non-economic Class C common stock, respectively, for each LLC Unit such Pre-IPO LLC Member beneficially owns immediately prior to the consummation of this offering. Shares of non-economic Class B common stock and non-economic Class C common stock will be cancelled on a one-for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the TWFG LLC Agreement. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.” As a result, the number of shares of Class A common stock, non-economic Class B common stock and non-economic Class C common stock listed in the table below correlates to the number of LLC Units each Pre-IPO LLC Member will beneficially own immediately after this offering.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of July 9, 2024. The number of shares of Class A common stock outstanding after this offering includes 11,000,000 shares of common stock being offered for sale by us in this offering. Unless otherwise indicated, the address for each listed stockholder is: 1201 Lake Woodlands Drive, Suite 4020, The Woodlands, Texas 77380. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
The tables below do not reflect any shares of our common stock that our directors, executive officers or Pre-IPO LLC Members may purchase in this offering.

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is not exercised.

	Class A common stock owned(1)				Class B common stock owned(2)				Class C common stock owned(3)				Combined voting power(4)
	Before this offering		After this offering		Before this offering		After this offering		Before this offering		After this offering		Before this offering		After this offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:		%		%		%		%		%		%		%		%
Bunch Family Holdings, LLC(5)	342,362	15.84%	342,362	2.60%		%		%	33,893,810	100.00%	33,893,810	100.00%	34,236,171	97.39%	34,236,171	94.41%
RenaissanceRE Ventures U.S. LLC(6)		%		%	5,457,417	74.99%	5,457,417	74.99%		%		%	5,457,417	1.57%	5,457,417	1.52%
GHC Woodlands Holdings, Inc.(7)		%		%	1,820,234	25.01%	1,820,234	25.01%		%		%	1,820,234	0.52%	1,820,234	0.51%
Named Executive Officers, Directors and Director Nominees		%		%		%		%		%		%		%		%
Richard F. (“Gordy”) Bunch III(8)	342,362	15.84%	342,362	2.60%		%		%	33,893,810	100.00%	33,893,810	100.00%	34,236,171	97.39%	34,236,171	94.41%
Katherine C. Nolan		%		%		%		%		%		%		%		%
Janice E. Zwinggi		%		%		%		%		%		%		%		%
Jonathan Anderson		%		%		%		%		%		%		%		%
Michelle Caroline Bunch(9)		%		%		%		%		%		%		%		%
Michael Doak(10)		%		%	1,820,234	25.01%	1,820,234	25.01%		%		%	1,820,234	0.52%	1,820,234	0.51%
Janet S. Wong		%		%		%		%		%		%		%		%
Robin Ferracone		%		%		%		%		%		%		%		%
All executive officers, Directors and director nominees as a group	342,362	15.84%	342,362	2.60%	1,820,234	25.01%	1,820,234	25.01%	33,893,810	100.00%	33,893,810	100.00%	36,056,407	97.91%	36,056,406	94.91%

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is exercised in full.

	Class A common stock owned(1)				Class B common stock owned(2)				Class C common stock owned(3)				Combined voting power(4)
	Before this offering		After this offering		Before this offering		After this offering		Before this offering		After this offering		Before this offering		After this offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:		%		%		%		%		%		%		%		%
Bunch Family Holdings, LLC(5)	342,362	15.84%	342,362	2.31%		%		%	33,893,810	100.00%	33,893,810	100.00%	34,236,171	97.39%	34,236,171	93.98%
RenaissanceRE Ventures U.S. LLC(6)		%		%	5,547,417	74.99%	5,547,417	74.99%		%		%	5,457,417	1.57%	5,457,417	1.51%
GHC Woodlands Holdings, Inc.(7)		%		%	1,820,234	25.01%	1,820,234	25.01%		%		%	1,820,234	0.52%	1,820,234	0.50%
Named Executive Officers, Directors and Director Nominees		%		%		%		%		%		%		%		%
Richard F. (“Gordy”) Bunch III(8)	342,362	15.84%	342,362	2.31%		%		%	33,893,810	100.00%	33,893,810	100.00%	34,236,173	97.39%	34,236,172	93.98%
Katherine C. Nolan		%		%		%		%		%		%		%		%
Janice E. Zwinggi		%		%		%		%		%		%		%		%
Jonathan Anderson		%		%		%		%		%		%		%		%
Michelle Caroline Bunch(9)		%		%		%		%		%		%		%		%
Michael Doak(10)		%		%	1,820,234	25.01%	1,820,234	25.01%		%		%		%		%
Janet S. Wong		%		%		%		%		%		%		%		%
Robin Ferracone		%		%		%		%		%		%		%		%
All executive officers, directors and director nominees as a group	342,362	15.84%	342,362	2.31%	1,820,234	25.01%	1,820,234	25.01%	33,893,810	100.00%	33,893,810	100.00%	36,056,407	97.91%	36,056,407	94.48%

(1)On a fully exchanged and converted basis. Subject to the terms of the TWFG LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.
(2)On a fully exchanged and converted basis. RenRe and GHC hold all of the issued and outstanding shares of our non-economic Class B common stock.
(3)On a fully exchanged and converted basis. Bunch Holdings holds all of the issued and outstanding shares of our non-economic Class C common stock.
(4)Represents percentage of voting power of the Class A common stock, non-economic Class B common stock and non-economic Class C common stock held by such person voting together as a single class. Each holder of Class A and non-economic Class B common stock is entitled to one vote per share, and each holder of non-economic Class C common stock is entitled to ten votes per share, on all matters submitted to our stockholders for a vote. See “Description of capital stock—Common stock.”
(5)Represents shares owned by Bunch Holdings. The managing member of Bunch Holdings is Mr. Richard F. (“Gordy”) Bunch III, who is the sole member. Mr. Richard F. (“Gordy”) Bunch III may be deemed to have indirect voting and investment control over the shares held by Bunch Holdings. The address for Bunch Holdings is 1201 Lake Woodlands Dr., Ste. 4020, The Woodlands, Texas 77380.
(6)Represents shares owned by RenRe. RenRe is a wholly owned subsidiary of RenaissanceRe Holdings Ltd., which is a publicly listed reinsurance company. RenaissanceRe Holdings Ltd. may be deemed to have indirect voting and investment control over the shares held by RenRe. The address for RenaissanceRe Holdings Ltd. and RenRe is 12 Crow Lane, Pembroke HM19, Bermuda.
(7)Griffin Highline Capital, LLC is the managing member of GHC. Mr. Michael Doak is the Chief Executive Officer, Co-Chairman and Manager of Griffin Highline Capital, LLC and has sole voting and dispositive power over the shares held by GHC. The address for GHC is 4514 Cole Avenue, Suite 802, Dallas, Texas 75205.
(8)Consists of 34,236,171 shares beneficially owned by Bunch Family Holdings, LLC, an entity controlled by Mr. Richard F. (“Gordy”) Bunch III.
(9)Ms. Michelle Caroline Bunch is married to Mr. Richard F. (“Gordy”) Bunch III. By virtue of this relationship, Ms. Michelle Caroline Bunch may be deemed to share beneficial ownership of the securities held of record of Mr. Richard F. (“Gordy”) Bunch III, which are not reflected as owned by Ms. Michelle Caroline Bunch in the table.
(10)Consists of 1,820,234 shares beneficially owned by GHC, of which Griffin Highline Capital, LLC is the managing member. Mr. Michael Doak is the Chief Executive Officer, Co-Chairman and Manager of Griffin Highline Capital, LLC and has sole voting and dispositive power over the shares held by GHC. The address for GHC is 4514 Cole Avenue, Suite 802, Dallas, Texas 75205.

DESCRIPTION OF CAPITAL STOCK
In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
Under “Description of capital stock,” “we,” “us,” “our,” and “our company” refer to TWFG, Inc.
Upon the consummation of this offering, our authorized capital stock will consist of 300,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of non-economic Class B common stock, par value $0.00001 per share, 100,000,000 shares of non-economic Class C common stock, par value $0.00001 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common stock
Class A common stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
All shares of our Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. The rights powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Class B common stock
Each share of non-economic Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement,” the number of votes to which non-economic Class B common stockholders are entitled will be adjusted accordingly. The holders of our non-economic Class B common stock do not have cumulative voting rights in the election of directors. Except for certain permitted transfers, including transfers to us or to certain other permitted transferees or transfers approved by TWFG, Inc. as the sole managing member of TWFG Holding Company, LLC, the Pre-IPO LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of non-economic Class B common stock or non-economic Class C common stock. Holders of shares of our non-economic Class B common stock will vote together with holders of our Class A common stock and non-economic Class C common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our non-economic Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of TWFG, Inc.
Class C common stock
Each share of non-economic Class C common stock will initially entitle its holder to ten votes per share on all matters submitted to a vote of our stockholders. The high/low vote structure of the non-economic Class C common stock will terminate and each share of non-economic Class C common stock will be entitled to one vote per share automatically (i) 12 months following the death or disability of Richard F. (“Gordy”) Bunch III or (ii) upon the first trading day on or after such date that the outstanding shares of non-economic Class C common stock represent less than 10% of the then-outstanding Class A, non-economic Class B and non-economic Class C common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors. Future transfers of LLC Units by the holder of non-economic Class C common stock will result in the corresponding shares of non-economic Class C common stock converting into shares of non-economic Class B common stock, subject to limited exceptions, including transfers to Richard F. (“Gordy”) Bunch III, his family members or affiliates of Bunch Holdings or that are effected for estate planning purposes.
For purposes of calculating the Substantial Ownership Requirement and the Majority Ownership Requirement, shares of non-economic Class C common stock held by Bunch Holdings include shares held by the Class C Permitted Holders (as defined in our certificate of incorporation). If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement,” the number of votes to which non-economic Class C common stockholders are entitled will be adjusted accordingly. Except for transfers to us pursuant to the TWFG LLC Agreement or to certain permitted transferees, Bunch Holdings is not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of non-economic Class C common stock. Holders of shares of our non-economic Class C common stock will vote together with holders of our Class A common stock and non-economic Class B common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.
Holders of our non-economic Class C common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of TWFG, Inc.
Preferred stock
No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our Class A, non-economic Class B or non-economic Class C common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•the designation of the series;
•the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption rights and price or prices, if any, for shares of the series;

•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Authorized but unissued capital stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the shares of Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of Nasdaq is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units not held by TWFG, Inc.). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Stockholder meetings
Our certificate of incorporation and our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board, the vice chairman of our board or the chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Transferability, redemption and exchange
Under the TWFG LLC Agreement, the Pre-IPO LLC Members will have the right, from and after the completion of this offering (subject to the terms of the TWFG LLC Agreement), to require TWFG Holding Company, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the TWFG LLC Agreement. Additionally, in the event of a redemption request by a Pre-IPO LLC Member, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of non-economic Class B common stock will be cancelled on a one-for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the TWFG LLC Agreement. See “Certain relationships and related party transactions—Amended and restated TWFG Holding Company, LLC agreement.” Shares of our non-economic Class C common stock will be cancelled on a one-for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the TWFG LLC Agreement.
Except for certain permitted transfers, including transfers to us or to certain other permitted transferees or transfers approved by TWFG, Inc. as the sole managing member of TWFG Holding Company, LLC, the Pre-IPO LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of non-economic Class B common stock or non-economic Class C common stock.
Other provisions
Class A common stock, non-economic Class B common stock or non-economic Class C common stock do not have any preemptive or other subscription rights.
There will be no redemption or sinking fund provisions applicable to the Class A common stock, non-economic Class B common stock or non-economic Class C common stock.
At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our non-economic Class B common stock and non-economic Class C common stock will be cancelled.
Corporate opportunity
Our certificate of incorporation will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will only apply against our directors and officers and their respective affiliates for competing activities related to insurance brokerage activities.
Certain certificate of incorporation, by-laws and statutory provisions
The provisions of our certificate of incorporation and by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Forum selection
Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, or as otherwise required by law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for any state court action for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer or other employee of ours or our stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws (as either may be amended, restated, modified, supplemented or waived from time to time) (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws (as either may be amended), (v) any action asserting a claim against us or any director, officer or other employee of ours that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. This provision would not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act for which the federal courts have exclusive jurisdiction or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, against us or any director, officer or other employee of ours. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe that these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find any of the forum selection provisions contained in our certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects and result in a diversion of the time and resources of our employees, management and board of directors.
Anti-takeover effects of our certificate of incorporation and by-laws
Our certificate of incorporation and by-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:
No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.
Election and removal of directors. Our certificate of incorporation will provide that our board shall consist of not less than three nor more than eleven directors. Our certificate of incorporation will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Our certificate of incorporation will provide that, until the Substantial Ownership Requirement is no longer met, Bunch Holdings and the Class C Permitted Holders (as defined in our certificate of incorporation) may designate a majority of the nominees for election to our board of directors, including the nominee to serve as Chairman of our board of directors.
In addition, our certificate of incorporation will provide that, following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock.
Springing classified board. Initially and for so long as the Majority Ownership Requirement is met, our board of directors will not be classified, and each of our directors will be subject to re-election annually. Following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms.
Action by written consent; special meetings of stockholders. Our certificate of incorporation will provide that, following the time that the Majority Ownership Requirement is no longer met, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and by-laws will also provide that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the chairman or vice chairman of the board of directors or, until the time that the Majority Ownership Requirement is no longer met, at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.
Advance notice procedures. Our by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws will not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.
Super-majority approval requirements. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our certificate of incorporation and by-laws will provide that, following the time that the Majority Ownership Requirement is no longer met, the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and amendment of our certificate of incorporation and by-laws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but unissued shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of Nasdaq. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred stock” and “—Authorized but unissued capital stock” above.
Business combinations with interested stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until after the Majority Ownership Requirement is no longer met. At that time, such election shall be automatically withdrawn and we will thereafter be governed by the “business combination” provisions of Section 203 of the DGCL.
Directors’ liability; indemnification of directors and officers
Our certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Transfer agent and registrar
The transfer agent and registrar for our Class A common stock will be Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York NY 10004, and its telephone number is 212-509-4000.
Securities exchange
We have applied to have our Class A common stock approved for listing on Nasdaq under the symbol “TWFG.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Class A common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our Class A common stock that is, for U.S. federal income tax purposes:
•a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,
•a foreign corporation, or
•a foreign estate or trust.
If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS THE TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSIDERATIONS RELATED TO THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE APPLICABLE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING AUTHORITY OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Distributions
To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on disposition of Class A common stock”).
Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined below) withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.
Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI.
Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on disposition of Class A common stock
Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock unless:
•the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;
•the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain US-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may generally be offset by certain U.S.-source capital losses; or
•we are or have been a “United States real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A common stock.
We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.
Information reporting requirements and backup withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.
Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
FATCA withholding taxes
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and, subject to the discussion below regarding the Proposed Regulations (defined below), the gross proceeds of dispositions of Class A common stock of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Although FATCA withholding could apply to gross proceeds on the disposition of our common stock, on December 13, 2018, the U.S. Department of the Treasury released proposed regulations (the “Proposed Regulations”) the preamble to which specifies that taxpayers may rely on them pending finalization. The Proposed Regulations eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our common stock. There can be no assurance that the Proposed Regulations will be finalized in their present form.
Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock. We cannot make any prediction as to the effect, if any, that sales of Class A common stock or the availability of Class A common stock for future sales will have on the market price of our Class A common stock. The market price of our Class A common stock could decline because of the sale of a large number of shares of our Class A common stock or the perception that such sales could occur in the future. These factors could also make it more difficult to raise funds through future offerings of Class A common stock. See “Risk factors—Risks relating to ownership of our Class A common stock and this offering—If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.”
Sale of restricted shares
Upon the consummation of this offering, we will have 13,161,873 shares of Class A common stock (or 14,811,873 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) outstanding. Of these shares, the 11,000,000 shares sold in this offering (or 12,650,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) will be freely tradable, other than any shares sold pursuant to our directed share program that are subject to “lock up” restrictions as described under “Underwriting,” without further restriction or registration under the Securities Act, except any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Upon the completion of this offering, 2,161,873 of our outstanding shares of Class A common stock will be deemed “restricted securities,” as that term is defined under Rule 144, and would also be subject to the “lock-up” period noted below.
Upon the consummation of the offering, the Pre-IPO LLC Members will own an aggregate of 41,171,460 LLC Units, 342,362 shares of our Class A common stock, all of the 7,277,651 shares of our non-economic Class B common stock and all of the 33,893,810 shares of our non-economic Class C common stock. The Pre-IPO LLC Members, from time to time following the offering may require TWFG Holding Company, LLC to redeem or exchange all or a portion of their LLC Units for newly-issued shares of Class A common stock on a one-for-one basis. Shares of our non-economic Class B common stock and shares of our non-economic Class C common stock will be cancelled on a one-for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the TWFG LLC Agreement. Shares of our Class A common stock issuable to the Pre-IPO LLC Members or in connection with the contribution of LLC Units prior to the IPO upon a redemption or exchange of LLC Units would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.
Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this offering, the holders of 7,277,651 shares of our non-economic Class B common stock (on an assumed as-exchanged basis) and the holders of 33,893,810 shares of our non-economic Class C common stock (on an assumed as-exchanged basis) will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to the holding period, volume and other restrictions of Rule 144. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters, are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:
•1% of the number of shares of our Class A common stock then outstanding, which will equal 131,618 shares immediately after this offering (or 148,118 shares if the underwriters exercise their purchase option in full); or
•the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
Lock-up agreements
Our executive officers, directors, and our significant stockholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock (including LLC Units) subject to certain exceptions (including dispositions in connection with the reorganization transactions). See “Underwriting.” In addition, participants in the directed share program described under “Underwriting” will be subject to similar restrictions during the 180-day period beginning on the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.
Immediately following the consummation of this offering, stockholders subject to lock-up agreements will hold 43,333,334 shares of our Class A common stock (assuming the Pre-IPO LLC Members redeem or exchange all their non-economic Class B common stock, non-economic Class C common stock and LLC Units for shares of our Class A common stock), representing approximately 79.8% of our then-outstanding shares of Class A common stock (or 44,983,334 shares of Class A common stock, representing approximately 77.4% of our then-outstanding shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom).
We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock (including LLC Units) during the 180-day period following the date of this prospectus.
Registration rights
Our Registration Rights Agreement grants registration rights to the Pre-IPO LLC Members. See “Certain relationships and related party transactions—Registration rights agreement.”

UNDERWRITING
We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
BMO Capital Markets Corp.
Piper Sandler & Co.
RBC Capital Markets, LLC
UBS Securities LLC
Keefe, Bruyette & Woods, Inc.
William Blair & Company, L.L.C.
Dowling & Partners Securities LLC
Total

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of Class A common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 1,650,000 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the initial public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $          per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No exercise of underwriters’ option to purchase additional shares	Full exercise of underwriters’ option to purchase additional shares
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $5.6 million. The underwriters have agreed to reimburse us for certain expenses payable by us in connection with this offering. We have also agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with the Financial Industry Regulatory Authority in an amount up to $45,000.
At our request, the underwriters have reserved up to 825,000 shares of Class A common stock, or 7.50% of the shares of Class A common stock to be offered by this prospectus for sale, at the initial public offering price, through a directed share program for directors, officers certain employees and certain agents associated with our Branches. We will offer these shares to the extent permitted under applicable regulations in the United States. Pursuant to the underwriting agreement we have entered into with the underwriters, the sales will be made by Morgan Stanley & Co. LLC through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares of Class A common stock available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus. Any of our directors, officers and other stockholders that have entered into lock-up agreements with the underwriters prior to the commencement of this offering and buy shares of Class A common stock through the directed share program will be subject to a 180-day lock-up period with respect to such shares. See “Underwriting.” We agreed to indemnify Morgan Stanley & Co. LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or Class B common stock (the “common stock”), or any options, rights or warrants to purchase any shares of common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, common stock, including limited liability company interests in the LLC convertible or exercisable or exchangeable for or that represent the right to receive common stock, or publicly disclose the intention to undertake any of the foregoing (other than filings on Form S-8 relating to our stock plans), or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC for a period of 180 days after the date of this prospectus, other than (i) the shares of our Class A common stock to be sold in this offering, (ii) any shares of common stock, options or other awards issued pursuant to our or TWFG Holding Company, LLC’s existing equity incentive plans, (iii) any shares of common stock otherwise issued in connection with the reorganization transactions described herein and (iv) shares of common stock issued pursuant to the terms of the TWFG LLC Agreement.
Our directors and executive officers and certain of our stockholders (such persons or entities, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or pursuant to certain limited exceptions, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) to any immediate family member of the lock-up party, (iii) by will or intestacy, (iv) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (v) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v), (vii) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (viii) by operation of law, (ix) to us from an employee upon death, disability or termination of employment of such employee, (x) as part of a sale of lock-up securities acquired in open market transactions (or for one lock-up party, in the offering or in open market transactions) after the completion of this offering, (xi) to us in connection with the vesting, settlement or exercise of RSUs, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, (xii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all stockholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph, or (xiii) (A) transfers, conversions, reclassifications, redemptions or exchanges pursuant to the reorganization transactions described herein and (B) redemptions or exchanges of any of the lock-up parties’ lock-up securities pursuant to the terms of the TWFG LLC Agreement, provided that in the case of each of clauses (A) and (B), any shares of Class A common stock or securities convertible or exercisable into shares of Class A common stock received in connection with such transfer, conversion, reclassification, redemption or exchange remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We have applied to have our Class A common stock approved for listing/quotation on Nasdaq under the symbol “TWFG.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of Class A common stock, in whole or in part, or by purchasing shares of Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of Class A common stock through the option to purchase additional shares of Class A common stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A common stock in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of Class A common stock as part of this offering to repay the underwriting discounts and commissions received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:
•the information set forth in this prospectus and otherwise available to the representatives;
•our prospects and the history and prospects for the industry in which we compete;
•an assessment of our management;

•our prospects for future earnings;
•the general condition of the securities markets at the time of this offering;
•the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for shares of Class A common stock, or that the shares of Class A common stock will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Other Relationships
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of clients, and hold on behalf of themselves or their clients, long or short positions in our debt or equity securities or loans, and may do so in the future.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in European Economic Area
In relation to each Member State of the European Economic Area, each a “Relevant State,” no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019/1234, except that the share may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or
(c)in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the shares shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in Australia
This prospectus:
•does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;
•has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act, or the Exempt Investors.
The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act, or the FIEA. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made under the SFO; or (b) in other circumstances which do not result in this prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong), or the CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Notice to Prospective Investors in Singapore
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:
(a)to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;
(b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c)otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
i.to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
ii.where no consideration is or will be given for the transfer;
iii.where the transfer is by operation of law;
iv.as specified in Section 276(7) of the SFA; or
v.as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Notice to Prospective Investors in China
This prospectus will not be circulated or distributed in the People’s Republic of China (“PRC”) and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to Prospective Investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
Notice to Prospective Investors in Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or the CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended, or the CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre, or the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.
Notice to Prospective Investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in the British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the us. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), or the BVI Companies, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:
Section 96 (1) (a) the offer, transfer, sale, renunciation or delivery is to:
i.persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
ii.the South African Public Investment Corporation;
iii.persons or entities regulated by the Reserve Bank of South Africa;
iv.authorised financial service providers under South African law;
v.financial institutions recognised as such under South African law;
vi.a wholly owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or
vii.any combination of the person in (i) to (vi); or
Section 96 (1) (b) the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR 1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.
Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.
Notice to Prospective Investors in Israel
This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance carriers, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), or, collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Notice to Prospective Investors in Italy
The offering of the shares has not been registered pursuant to Italian securities legislation and, accordingly, no shares may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the shares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.
No offer, sale or delivery of the shares or distribution of copies of any document relating to the shares will be made in the Republic of Italy except: (a) to “Professional Investors,” as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.
Any such offer, sale or delivery of the shares or any document relating to the shares in the Republic of Italy must be: (1) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (2) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
Investors should also note that, in any subsequent distribution of the shares in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the shares are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the shares were purchased, unless an exemption provided for under the Italian Financial Act applies.
Notice to Prospective Investors in Monaco
The shares may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this document to potential investors.
Notice to Prospective Investors in New Zealand
This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The shares may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:
•is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;
•meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;
•is large within the meaning of clause 39 of Schedule 1 of the FMC Act;
•is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or
•is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Qatar
The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
Notice to Prospective Investors in Bahamas
Shares may not be offered or sold in The Bahamas via a public offer. Shares may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.
Notice to Prospective Investors in Chile
THESE SHARES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.
PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:
1.THE INITIATION OF THE OFFER IN CHILE IS JULY 9, 2024.
2.THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.THE OFFER REFERS TO SECURITIES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:
a.THE SECURITIES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND
b.THE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.
4.THE SECURITIES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.
INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE
LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.
EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:
1.LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL DÍA 9 DE JULIO DE 2024.
2.LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.
3.LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:
a.LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y
b.EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.
4.LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

LEGAL MATTERS
The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for TWFG, Inc. by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Davis Polk & Wardwell LLP, New York, New York, is representing the underwriters in this offering.
EXPERTS
The financial statements of TWFG Holding Company, LLC as of December 31, 2023 and 2022, and for the years then ended, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.
As a result of the offering, we will be required to file periodic reports and other information with the SEC. We also maintain a website at twfg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of TWFG Holding Company, LLC and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of TWFG Holding Company, LLC and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income (loss), members’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31,2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31,2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Houston, Texas
April 12, 2024
We have served as the Company's auditor since 2018.

TWFG Holding Company, LLC
Consolidated Statements of Operations
(Amounts in thousands, except units and per unit data)

	Year Ended December 31,
	2023	2022
Revenues
Commission income (related party: 2023–$4,203 and 2022–$4,609)	$158,679	$139,488
Contingent income	4,085	4,620
Fee income (related party: 2023–$1,593 and 2022–$1,830)	8,311	8,296
Other income	1,859	1,517
Total revenues	172,934	153,921
Expenses
Commission expense	116,847	104,911
Salaries and employee benefits	13,970	12,240
Other administrative expenses (related party: 2023–$415 and 2022–$29)	10,973	9,705
Depreciation and amortization	4,862	3,302
Total operating expenses	146,652	130,158
Operating income	26,282	23,763
Interest expense	(1,003)	(398)
Other non-operating expense, net	(17)	(18)
Net income from continuing operations	25,262	23,347
Net income (loss) from discontinued operation, net of tax	834	(2,733)
Net income	$26,096	$20,614

Weighted average units used in the computation of net income (loss) per unit (See Note 10):
Basic	631,750	631,750
Diluted	631,750	631,750
Net income (loss) per Common unit (2022), Class B Common and Class C Common units (2023) (see Note 10):
Net income from continuing operations per unit - basic	$39.99	$36.96
Net income from continuing operations per unit - diluted	$39.99	$36.96

Net income (loss) from discontinued operation per unit - basic	$1.32	$(4.33)
Net income (loss) from discontinued operation per unit - diluted	$1.32	$(4.33)

Net income per unit - basic	$41.31	$32.63
Net income per unit - diluted	$41.31	$32.63

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands)

	Year Ended December 31,
	2023	2022
Net income	$26,096	$20,614
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investments of discontinued operation during the period (net of tax expense of $44 for 2023 and benefit of $250 for 2022)	165	(1,068)
Unrealized gains on derivative instruments during the period	109	803
Reclassification of realized gains on derivative instruments included in interest expense during the period	(409)	(90)
Total other comprehensive loss, net of tax	(135)	(355)
Comprehensive income	$25,961	$20,259

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Financial Position
(Amounts in thousands, except units data)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$39,297	$22,330
Restricted cash	7,171	7,932
Commissions receivable, net	19,082	15,042
Accounts receivable	5,982	5,599
Deferred offering costs	2,025	—
Other current assets, net	1,551	1,079
Current assets of discontinued operation	—	36,733
Total current assets	75,108	88,715
Non-current assets
Intangible assets - net	36,436	21,356
Property and equipment - net	597	605
Lease right-of-use assets - net	2,459	2,316
Other non-current assets	837	1,161
Total assets	$115,437	$114,153

Liabilities and Members’ Equity
Current liabilities
Commissions payable	$12,487	$9,503
Carrier liabilities	8,731	9,033
Accounts payable	1,566	211
Operating lease liabilities, current	882	629
Short-term debt	2,437	2,643
Deferred acquisition payable, current	5,369	—
Other current liabilities	3,440	2,405
Current liabilities of discontinued operation	—	21,907
Total current liabilities	34,912	46,331
Non-current liabilities
Operating lease liabilities, net of current portion	1,518	1,680
Long-term debt	46,919	8,356
Deferred acquisition payable, non-current	1,037	—
Total liabilities	84,386	56,367
Commitment and contingencies (see Note 12)
Members’ equity
Common units (631,750 units issued and outstanding at December 31, 2022)	—	632
Class A common units (no units issued and outstanding at December 31, 2023)	—	—
Class B common units (110,750 units issued and outstanding at December 31, 2023)	111	—
Class C common units (521,000 units issued and outstanding at December 31, 2023)	521	—
Additional paid-in capital	25,114	25,114
Retained earnings	4,805	32,180
Accumulated other comprehensive income (loss)	500	(140)
Total members’ equity	31,051	57,786
Total liabilities and members’ equity	$115,437	$114,153

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Members’ Equity
(Amounts in thousands, except units data)

	Common Units		Class A Common Units		Class B Common Units		Class C Common Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Members' Equity
Balance at December 31, 2021	631,750	$632	—	$—	—	$—	—	$—	$25,114	$32,124	$215	$58,085
Net income	—	—	—	—	—	—	—	—	—	20,614	—	20,614
Distributions to members	—	—	—	—	—	—	—	—	—	(20,558)	—	(20,558)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(355)	(355)
Balance at December 31, 2022	631,750	$632	—	$—	—	$—	—	$—	$25,114	$32,180	$(140)	$57,786
Cumulative effect of change in accounting principle (see Note 2)	—	—	—	—	—	—	—	—	—	(271)	—	(271)
Adjusted balance at December 31, 2022	631,750	$632	—	$—	—	$—	—	$—	$25,114	$31,909	$(140)	$57,515
Net income	—	—	—	—	—	—	—	—	—	26,096	—	26,096
Units exchanges (see Note 1)	(631,750)	(632)	—	—	110,750	111	521,000	521	—	—	—	—
Cash distributions to members	—	—	—	—	—	—	—	—	—	(33,406)	—	(33,406)
Other distributions to members	—	—	—	—	—	—	—	—	—	(19,794)	—	(19,794)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(135)	(135)
Impact of discontinued operation on accumulated other comprehensive income (loss)		—	—	—	—	—	—	—	—	—	775	775
Balance at December 31, 2023	—	$—	—	$—	110,750	$111	521,000	$521	$25,114	$4,805	$500	$31,051

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net income	$26,096	$20,614
Less: Net income (loss) from discontinued operation, net of tax	834	(2,733)
Net income from continuing operations	25,262	23,347
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	4,862	3,302
Gain on sale of intangible assets and property and equipment	(84)	(890)
Non-cash lease expense	704	556
Other non-cash items	12	15
Change in:
Commissions receivable, net	(4,088)	(6,843)
Accounts receivable	(383)	(1,546)
Other current assets, net and other non-current assets	(362)	40
Commissions payable	2,984	5,006
Accounts payable	127	(67)
Operating lease liabilities	(755)	(609)
Other current liabilities	1,036	(217)
Net cash provided by operating activities from continuing operations	29,315	22,094
Net cash provided by operating activities from discontinued operation	839	3,661
Net cash provided by operating activities	30,154	25,755
Cash Flows from Investing Activities
Proceeds from disposition of intangible assets	928	2,401
Proceeds from disposition of property and equipment	—	40
Purchase of intangible assets	(15,387)	(12,164)
Purchase of property and equipment	(260)	(115)
Capital contribution to a subsidiary presented as a discontinued operation	—	(5,000)
Other investing activities	—	(88)
Net cash used in investing activities from continuing operations	(14,719)	(14,926)
Net cash provided by investing activities from discontinued operation	64	422
Net cash used in investing activities	(14,655)	(14,504)

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statement of Cash Flows (continued)
(Amounts in thousands)

	Year Ended December 31,
	2023	2022
Cash Flows from Financing Activities
Proceeds from borrowings	41,000	—
Repayment of borrowings	(2,643)	(2,556)
Distributions to members	(33,406)	(20,558)
Cash derecognized upon distribution of EVO to members (see Note 2)	(2,229)	—
Payment of deferred offering costs	(796)	—
Net change in carrier liabilities	(302)	2,850
Repayments of notes payable to employees	(14)	—
Net cash provided by (used in) financing activities from continuing operations	1,610	(20,264)
Net cash (used in) provided by financing activities from discontinued operation	(11,305)	5,000
Net cash used in financing activities	(9,695)	(15,264)
Net change in cash, cash equivalents and restricted cash from continuing operations	16,206	(13,096)
Net change in cash, cash equivalents and restricted cash from discontinued operation	(10,402)	9,083
Net change in cash, cash equivalents and restricted cash	5,804	(4,013)
Cash, cash equivalents and restricted cash from continuing operations - beginning balance	30,262	43,358
Cash, cash equivalents and restricted cash from discontinued operation - beginning balance	10,402	1,319
Cash, cash equivalents and restricted cash - beginning balance	40,664	44,677
Cash, cash equivalents and restricted cash - ending balance	46,468	40,664
Less: Cash, cash equivalents and restricted cash from discontinued operation - ending balance	—	10,402
Cash, cash equivalents and restricted cash from continuing operations - ending balance	$46,468	$30,262
Reconciliation of cash, cash equivalents and restricted cash, end of period:
Cash and cash equivalents	$39,297	$22,330
Restricted cash	7,171	7,932
Cash, cash equivalents and restricted cash, end of period	$46,468	$30,262

Net change in cash and cash equivalents	$6,565	$(5,961)
Net change in restricted cash	(761)	1,948
Net change in cash, cash equivalents and restricted cash	$5,804	$(4,013)

Supplemental disclosures of cash flow information:
Cash paid for interest	$832	$404

Non-cash investing and financing activities:
Additions to intangible assets and offsetting additions to deferred acquisition payable	$6,420	$1,218
Distribution to members	6,260	—
Unpaid deferred offering costs	1,228	—

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Notes to the Consolidated Financial Statements
1.ORGANIZATION AND BASIS OF PRESENTATION
Organization
The accompanying financial statements have been prepared in connection with the planned initial public offering (“IPO”) of Class A common stock of TWFG, Inc., which will become the sole managing member of TWFG Holding Company, LLC and its consolidated subsidiaries (collectively “TWFG Holding” or the “Company”). The operations of TWFG Holding represent the predecessor to TWFG, Inc. prior to the IPO, and the consolidated subsidiaries of TWFG Holdings are described in more detail below.
TWFG Holding is an independent distribution platform for personal and commercial insurance in the United States. TWFG Holding was incorporated in October 2000 under the name RFB Interests, Inc. (“RFB”). On March 23, 2018, the Company was converted to a limited liability company and its name was changed to TWFG Holding Company, LLC. The Company was 100% owned by Bunch Family Holdings, LLC. In March 2018, TWFG Holding sold a 17.5% ownership interest to RenaissanceRe Ventures U.S. LLC (“RenRe”), a Delaware limited liability company. In August 2021, RenRe sold 4.4% of its ownership interest in TWFG Holding to GHC Woodlands Holdings LLC (“GHC”).
In May 2023 (the “Effective Date”), the Company amended and restated its limited liability company agreement (“A&R LLC Agreement”) and created three classes of membership interests — Class A common units with one vote per unit, Class B common units with one vote per unit and Class C common units with 10 votes per unit. As of the Effective Date of the A&R LLC Agreement, the original common units were automatically exchanged as follows:
•The 82.5% ownership interest of Bunch Family Holdings, LLC was automatically exchanged into 100% ownership of the Class C common units issued and outstanding, representing 97.9% voting power.
•The 13.1% ownership interest of RenRe was automatically exchanged into 75% ownership of the Class B common units issued and outstanding, representing 1.6% voting power.
•The 4.4% ownership interest of GHC was automatically exchanged into 25% ownership of the Class B common units issued and outstanding, representing 0.5% voting power.
The economic interests of the unitholders before and after the unit exchange remained the same. Bunch Family Holdings, LLC is the ultimate controlling owner of TWFG Holding.
The Company’s corporate headquarters is in The Woodlands, Texas. TWFG Holding is the parent company of the following wholly owned subsidiaries:
TWFG Insurance Services LLC (“TWFG-IS”) is a national retail insurance agency that distributes personal lines, commercial lines, life, annuities, health, and supplemental benefits insurance products.
TWFG General Agency LLC (“TWFG-GA”) is a Managing General Agency that distributes personal and commercial lines insurance products to independent agents, in addition to TWFG-IS agents.
TWFG Premium Finance LLC (“TWFG-PF”) is an intermediary insurance premium financing company that offers premium financing for commercial insurance policies for clients of TWFG-GA and TWFG-IS.
TWFG CA Premium Finance Company (“TWFG-CA PF”) is an intermediary insurance premium financing company that offers premium financing for personal and commercial insurance clients that purchase insurance from licensed California insurance agents. This entity was formed in 2022.
PSN Business Processing Inc. (“PSN”) is a Philippine corporation with its principal office located in the Philippines. PSN is engaged in the business of providing back-office support to TWFG agents and the TWFG corporate office, specifically insurance-related and various administrative services. See Note 9 for more information regarding the acquisition of PSN.
Evolution Agency Management LLC (“EVO”) is a software services company that offers agents complete agency management systems solutions. In May 2023, the Company distributed its equity interest in EVO to the owners of the Company. The distribution of EVO did not meet the criteria for discontinued operation reporting.
The Woodlands Insurance Company (“TWICO”) is a Texas domiciled insurance company, formed in 2014, which currently writes homeowner’s policies. TWICO is licensed in Texas and Louisiana. In 2023, the Company distributed its equity interest in TWICO to the owners of the Company. The Company has presented TWICO as a discontinued operation in these consolidated financial statements. See Note 11 for additional information about the discontinued operation.
Basis of Presentation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of TWFG Holding and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with current period presentation.
The Company is filing as an emerging growth company (“EGC”) and elected to avail itself of the extended transition period for complying with new or revised accounting standards.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates as more information becomes known.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Revenue Recognition
The Company applies the following five-step model in order to determine revenue recognition: (i) identification of the contract with a customer; (ii) identification of the performance obligations in the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when the Company satisfies each performance obligation.
The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the services it transfers to the customer.
Commission Income
The Company derives its revenues from the placement of insurance contracts between insurance carriers and insureds. Revenues are recognized when the performance obligation of placing the policy has been met and the policy is in effect, based on the effective date of the policy. Commission income is an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company does not have any significant financing components. Costs incurred to place a contract are expensed as incurred. The Company incurs costs to place the contracts, primarily through commissions paid to agents.
The Company’s customers are insurance carriers, as the Company acts as an agent to the insureds to identify a policy and carrier that best meets the needs of the insured. The Company contracts with various insurance carriers and earns commissions for the initial term of the policy on policies placed with insurance carriers. Contracts with the insurance carriers are non-exclusive and can typically be terminated unilaterally by either party. Additionally, the Company and the insurance carrier can agree to amend provisions in the contracts relating to the prospective commission rates paid to the Company for new policies sold.
Revenue from performance obligations is satisfied at the point in time in which the current term of the policy is placed and effective. These contracts are sold by the Company on behalf of the insurance carriers to the policyholder. For performance obligations related to the placement of insurance contracts, control transfers to the policyholder at a point in time at which all performance obligations have been fulfilled as evidenced by the binding of a policy. Commissions are established by contract between the Company and the insurance carrier and are calculated as a percentage of premium for the underlying insurance contract. The Company records revenue when the underlying insurance contracts are bound for the commission expected to be received for the current term of the policy, net of any estimated refunds due to policy cancellations. Commissions related to renewed policies are recognized at the time the policy renews and the new policy becomes effective. The only material promise to be performed by the Company is to sell the policy. While agreements may indicate certain administrative support such as to provide the underlying insured with policy information, such promises are immaterial in the context of the contract and are not identified as performance obligations. Additionally, the Company has concluded that they are required to “re-sell” the policy on an annual basis. As a result, a performance obligation exists for each policy term. This coincides with the efforts of placing renewed policies with the insurance carrier.
The transaction price is the total commission the Company expects to receive from the insurance carrier for the current term of the policy. The transaction date is determined by the effective date of the insurance policy. Policies are subject to cancellation at the discretion of the insured, and such a cancellation would result in the Company’s commission being limited to the period that the policy was in force. The Company estimates any expected variable consideration, endorsements, or cancellations, based on historical information and data collected from external sources, at the time revenue is recorded.
Contingent Income
Contingent income is earned from the insurance carriers to drive incremental policy sales when the Company meets or exceeds certain premium volumes and/or falls below specific loss ratio quotas predetermined by its insurance carriers. The Company utilizes the expected value approach to estimate contingent income that incorporates a combination of historical payment data by insurance carriers and the current-year production forecast data used to estimate the amount of contingent income expected to be received from the insurance carriers. Because of the uncertainty regarding the amount estimated to be received, the Company constrains the recognition of contingent income until information from the insurance carrier regarding the amount owed by the insurance carriers to the Company is received and is probable to avoid reversal of contingent income in the future period. The uncertainty regarding the estimated contingent income is primarily in the profitability of the insurance policies placed, as determined by the loss ratios maintained by the insurance carriers. The uncertainty is resolved upon receiving notification from the insurance carrier regarding actual profitability results. Contingent income is not refundable.
Fee Income
Fee income is comprised primarily of policy fees, branch fees, license fees and third-party administrator (“TPA”) fees.
The Company receives policy fees as compensation for administrative services performed in connection with the placement and issuance of certain policies that are in addition to and separate from commissions paid by the insurance carriers. Policy fees are recognized at the point in time in which an insurance policy is bound and issued on the effective date of certain policies. Policy fees are not refundable.
Branch fees include the monthly recurring fees assessed for the ongoing customer service and back-office support provided to independent branches operating exclusively through the Company pursuant to an exclusive branch agreement and a one-time branch onboarding fee. The Company’s performance obligation related to branch fees is largely satisfied, and the related revenue is recognized at a point in time, when the services are rendered, typically monthly. Branch fees are deducted from the monthly commissions paid to the branch.
License fees include usage-based fees, which are typically priced as a specified fee per user and assessed by the Company for the use of its proprietary applications. The Company’s performance obligation related to license fees is largely satisfied, and the related revenue is recognized at a point in time, when the services are rendered, typically monthly.
TPA fees are related to services performed based on service agreements with a few insurance carriers. Revenues associated with TPA fees are recognized at a point in time, when the services are performed, which is typically monthly.
Other Income
Other income is comprised primarily of income earned for facilitating premium financing arrangements, fees assessed for agent conventions, interest income, and other miscellaneous income.
Cash and Cash Equivalents
Cash and cash equivalents primarily include demand deposits with financial institutions and highly liquid investments with original maturities of three months or less that are not managed by external or internal investment advisors.
Restricted Cash
In certain cases, the Company collects premiums from insureds and, after deducting our commissions and fees, remits the premiums to insurance carriers. The Company also collects surplus line taxes for remittance to state taxing authorities. Additionally, the Company has an agreement with certain insurance carriers whereby it remits claim payments and/or premium refunds to the insured on behalf of the insurance carriers. While the Company is in possession of the premiums, claims payments and surplus line taxes, the Company may invest those funds in interest-bearing demand deposit accounts with banks, in which interest income on these unremitted amounts is included in Other income in the Consolidated Statements of Operations. These unremitted amounts are reported as Restricted cash in the Consolidated Statements of Financial Position. Restricted cash amounting to $7.2 million and $7.9 million as of December 31, 2023 and 2022, respectively, is comprised of interest-bearing bank deposits.
In its role as an insurance intermediary, the Company collects and remits amounts between the insureds and insurance carriers. Because these amounts are collected on behalf of third parties, they are excluded from the measurement of the transaction price when applying the revenue recognition guidance. Similarly, the Company excludes surplus lines taxes from the measurement of the transaction price, as these are assessed by and remitted to governmental authorities. The Company recognizes the amounts collected on behalf of others, including insureds and insurance carriers, as Accounts receivable and the associated Carrier liabilities on the Consolidated Statements of Financial Position. The Company does not have any rights or obligations in connection with these amounts with the exception of segregating these amounts from the Company's operating funds and paying them when they are due.
As of December 31, 2023 and 2022, the Company reported Carrier liabilities amounting to $8.7 million and $9.0 million, respectively. Carrier liabilities are recognized based on premiums written, while Restricted cash is recorded based on premiums collected. This basis difference, coupled with the timing of settling the commissions and fees on collected premiums, resulted in differences between the amount reported in Restricted cash and Carrier liabilities.
Receivables
Commissions receivable represents commissions earned but outstanding along with the estimated contingent commissions.

Accounts receivable represents premiums billed by TWFG-GA on behalf of certain insurance carriers. These amounts, less commission, are remitted to the insurance carriers upon collection.
Allowance for Credit Losses
On January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) for estimating allowances for credit losses for most financial assets. The Company adopted the CECL methodology using a modified retrospective method, which requires a cumulative effect adjustment to its opening retained earnings. Upon adoption of the CECL methodology, the Company recorded a total allowance for credit losses of $0.3 million, which was primarily related to Receivables from Agents, included in Other current assets, net, in the Consolidated Statements of Financial Position, and to a lesser extent, Commissions receivable.
The allowance for credit losses is maintained on Commissions receivable and Receivables from agents, included in Other current assets, net, in the Consolidated Statements of Financial Position. The determination of the credit allowance is based on a quarterly evaluation of each of these receivables, including general economic conditions and estimated collectability. The Company evaluates the collectability of its receivables based on a combination of credit quality indicators, including, but not limited to, payment status, historical charge-offs, and financial strength of the insurance carriers for Commissions receivable, and production performance and age of balances for Receivables from agents. A receivable is considered to have deteriorated in credit quality when, based on current information and events, it is probable that the Company will be unable to collect all amounts due. As of December 31, 2023, the total allowance for credit losses was $0.3 million.
No allowance for credit losses was required related to Accounts receivable at the time of the adoption of the CECL methodology and as of December 31, 2023.
Intangible Assets
Intangible assets are stated at cost, less accumulated amortization, and consist of computer software development costs, non-compete agreements, and purchased customer lists. Computer software development costs are amortized on the straight-line method over three or five years. Non-compete agreements are amortized on the straight-line method over the term of the non-compete agreements. Customer lists represent amounts paid by insurance agencies to buy a list of active policies or insureds. As these policies renew, the Company realizes an income stream from commissions. Customer lists are amortized on the straight-line method over eight to ten years.
The Company acquires intangible assets in connection with asset purchases. The acquired intangible assets are recorded at fair value, which is determined based on multiples of revenue or Adjusted EBITDA, growth rates, and loss ratios of the intangible assets acquired. The methods and assumptions used to determine the purchase price and the estimated useful lives of intangible assets require significant judgment.
Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. If indicators of impairment exist, the Company assesses the recoverability of its intangible assets by reviewing the estimated future undiscounted cash flows generated by the corresponding asset or asset group. If based on the assessment, the Company determines that the intangible assets are impaired, such assets are written down to their fair values with the related impairment losses recognized in the Consolidated Statements of Operations. There were no impairments recorded for the year ended December 31, 2023 and 2022.
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation. Maintenance, minor repairs, and replacements are charged directly to expense as incurred, while major renewals and betterments are capitalized. When property and equipment are sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved, and any gain or loss is included in the results of operations.

Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life
Automobiles	5 years
Computer equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the estimated useful life or the underlying lease term
Office equipment	5 - 7 years

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. If indicators of impairment exist, the Company assesses its recoverability by reviewing the estimated future undiscounted cash flows generated by the corresponding asset or asset group. If based on the assessment, the Company determines that the property and equipment are impaired, such assets are written down to their fair values with the related impairment losses recognized in the result of operations. There were no impairments recorded for the years ended December 31, 2023 and 2022.
Assets for disposal are reported at the lower of the carrying value or fair value, less costs to sell.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, accounting, consulting, and other fees and expenses related to our planned IPO are capitalized in Deferred offering costs on the Consolidated Statements of Financial Position. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be immediately expensed in the Consolidated Statements of Operations. Deferred offering costs were $2.0 million and $0 as of December 31, 2023 and 2022, respectively.
Commissions Payable
Commissions payable represents commissions due to agents for services provided for the placement of insurance contracts. The Company records the commission expense and the related commissions payable on the effective date of the policy based on the estimated total premium for the term of the policy adjusted for any expected variable consideration, endorsements or cancellations based on historical information at the time the expense is recorded.
Leases
The Company adopted ASC Topic 842, Leases (“Topic 842”) effective January 1, 2022, using a modified retrospective approach and did not adjust prior periods in accordance with the standard’s transition guidance.
The Company evaluates contracts entered into to determine whether the contract involves the use of an identified asset. The Company then evaluates whether it obtains substantially all economic benefits from the use of the asset, and whether it has the right to direct the use of the asset. If these criteria are met and a lease has been identified, the Company accounts for the contract under the requirements of Topic 842.
The Company's leased assets consist primarily of real estate for occupied offices and office equipment. Leases with a lease term of 12 months or less at inception are not recorded on the Consolidated Statements of Financial Position and are expensed on a straight-line basis over the lease term. The Company determines the lease term by assessing the renewal options with the lessor and includes lease extension (or termination) options only when options are reasonably certain of being (or not being) exercised. All of the Company’s real estate and office equipment leases are recognized as operating leases. The Company does not sublease any of its leases. The Company elected the practical expedient to not separate non-lease and lease components and rather account for them as a single lease component of the underlying assets. The Company has no variable lease payments in any of its leases.
The Company recognizes lease right-of-use (“ROU”) assets and operating lease liabilities on the Consolidated Statements of Financial Position for operating lease agreements. Lease liabilities are measured at the lease commencement date as the present value of the future lease payments determined. As the interest rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate on the lease commencement date. ROU assets are measured as the lease liability plus initial direct costs and prepaid lease payments less lease incentives.
Derivatives
The Company uses derivative financial instruments, i.e., interest rate swaps, to manage its interest rate exposure associated with some of its borrowings. The Company does not hold or issue derivative instruments for trading or speculative purposes. Derivative instruments are recognized as assets or liabilities at fair value on the Consolidated Statements of Financial Position.
At the inception of the hedging relationship, the Company formally documents its designation of the hedge as a cash flow hedge and the risk management objective and strategy for undertaking the hedging transaction. The Company identifies how the hedging instrument is expected to hedge the designated risks related to the hedged item and the method that will be used to retrospectively and prospectively assess the hedge effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the hedge accounting relationship. For derivative instruments designated as a cash flow hedge, all changes in the fair value of the hedging derivative are reported within accumulated other comprehensive income and the related gains or losses on the derivative are reclassified into earnings when the cash flows of the hedged item affect earnings. For a derivative not designated as a hedge, changes in the derivative’s fair value and any income received or paid on derivatives at the settlement date are included in earnings. See Note 6 for additional information about the Company’s derivative instruments.
The Company discontinues hedge accounting prospectively when: (1) it determines the derivative is no longer highly effective in offsetting changes in the estimated cash flows of a hedged item; (2) the derivative expires, is sold, terminated, or exercised; or (3) the derivative is de-designated as a hedging instrument. When hedge accounting is discontinued, the derivative continues to be carried on the Consolidated Statements of Financial Position at fair value, with changes in fair value recognized in earnings.
Fair Value Measurements
Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).
The three levels of the fair value hierarchy under ASC 820 are as follows:
Level I – Observable inputs such as quoted prices for identical assets in active markets;
Level II – Inputs other than quoted prices for identical assets in active markets, that are observable either directly or indirectly; and
Level III – Unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.
The carrying amount of financial assets and liabilities reported in the Consolidated Statements of Financial Position for Cash and cash equivalents, Restricted cash, Commissions receivable, Accounts receivable, Other current assets, Commissions payable, Carrier liabilities, Accounts payable and accrued liabilities, and Other current liabilities at December 31, 2023 and 2022, approximate fair value because of the short-term duration of these instruments. See Notes 6 and 7 for discussions of fair value measurements related to derivative instruments and debt.
Members’ Equity
During the period of time covered by these financial statements, the Company was a limited liability company (see Note 1). As of December 31, 2022, the Company had one class of membership interest and each unit was entitled to one vote per unit. As of December 31, 2022, the Company had 631,750 common units issued and outstanding.
In May 2023, the Company amended and restated its limited liability company agreement and created three classes of membership interests — Class A common units with one vote per unit, Class B common units with one vote per unit, and Class C common units with 10 votes per unit (see Note 1). As of December 31, 2023, the Company had 631,750 common units issued and outstanding, consisting of no Class A units, 110,750 Class B units, and 521,000 Class C units. The A&R LLC Agreement was amended in December 2023 to provide that, to the extent permitted by applicable law and subject to any restrictions in any credit agreement, to the extent the Company has available cash, the Board of Managers shall at least annually make a distribution to its members in an amount sufficient to allow each member to pay all U.S., state and local income taxes on income expected to be allocated to each member.
Under the A&R LLC Agreement, other than mandatory tax distributions as described above, distributions to unitholders will be made only in such amounts and at such times as determined by the Company’s Board of Managers in its sole and absolute discretion. Distributions, if declared by the Company’s Board of Managers, will be made to all common members in proportion to their relative common units. Upon a liquidation event, certain Class B unitholders shall receive preference for any distribution or other payment, which shall be equivalent to their preferred liquidation amount. Once the preferred liquidation amount is fully paid, any distribution made to common unit members shall be in proportion to their relative common units, provided any such distribution to certain Class B unitholders is net of the preferred liquidation amount.
Income Taxes
The Company is a limited liability company and has elected to be treated as a partnership for federal tax purposes. The Company is taxed under Section 701 of the Internal Revenue Code, which provides that items of income, deductions, and credits are “passed through” and taxed at the partner level. As a result, a provision or liability for federal income tax is not reflected in the consolidated financial statements. However, TWICO is subject to federal income tax and records a provision or liability for federal income tax purposes, which is reported in the consolidated financial statements as part of the discontinued operation. See Note 11 for additional information about the discontinued operation.
Segment
The Company operates its business as a single operating and reportable segment, which is consistent with how its chief operating decision maker (“CODM”) reviews financial performance and allocates resources.
Recent Accounting Pronouncements Adopted in 2023
Financial Instruments – Credit Losses
In June 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard that changed how entities account for CECL for most financial assets. The standard requires an allowance for credit losses based on the expectation of lifetime credit losses related to financial assets measured at amortized cost, including trade receivables and certain off-balance sheet credit exposures.
The Company adopted the standard on January 1, 2023, using a modified retrospective method, which requires a cumulative effect adjustment to retained earnings. As of January 1, 2023, the impact of the adoption of the standard was a reduction in opening retained earnings of $0.3 million, which was primarily related to Receivables from Agents, included in Other current assets, net, in the Consolidated Statements of

Financial Position, and to a lesser extent, Commissions receivable. As of December 31, 2023, the total allowance for credit losses was $0.3 million.
Reference Rate Reform
In March 2020, the FASB issued an accounting standard that provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The standard allows companies to account for certain contract modifications that result from the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate as a continuation of the existing contract without additional analysis. The standard was set to expire on December 31, 2022, but was extended to December 31, 2024, after which application of the guidance will no longer be permitted. During this period, this standard may be elected and applied prospectively as reference reforms occur. The Company adopted the standard on January 1, 2023 and has elected the practical expedients allowed under the standard related to accounting for contract modifications on its loans and securities tied to LIBOR. The adoption of the standard did not have material impact on the consolidated financial statements.
Recent Accounting Pronouncements Adopted in 2022
Leases
In February 2016, the FASB issued an accounting standard that requires lessees with lease terms of more than 12 months to recognize a lease ROU asset and a corresponding lease liability on their balance sheets. The FASB retained a dual model for the income statement, requiring leases to be classified as either operating leases or finance leases.
The Company adopted the standard on January 1, 2022, using a modified retrospective approach and did not adjust prior comparative periods in accordance with the standard’s transition guidance. Consequently, the primary impact of adoption resulted in the recognition of discounted operating lease liabilities of $2.5 million and corresponding lease ROU assets of $2.5 million as of January 1, 2022, for the Company’s operating leases. For additional information on the Company’s leases, see Note 5.
Recent Accounting Pronouncements Not Yet Adopted
Segment Reporting
In November 2023, the FASB issued an accounting standard that is intended to improve reportable segment disclosure requirements. The standard requires disclosures to include significant segment expenses that are regularly provided to the CODM, a description of other segment items by reportable segment, and any additional measures of a segment's profit or loss used by the CODM when deciding how to allocate resources. The ASU also requires all annual disclosures currently required by the standard to be included in interim periods. The update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company expects the adoption of the new standard to have a material impact on its disclosures; however, the standard will not have an impact on its Consolidated Statements of Financial Position, Operations or Cash Flows.

3.REVENUES
The following table presents the disaggregation of revenues by major source (in thousands):

	Years Ended December 31,
	2023	2022
Commission income	$158,679	$139,488
Contingent income	4,085	4,620
Fee income
Policy fees	2,100	2,600
Branch fees	2,982	1,661
License fees	2,695	3,486
TPA fees	534	549
Other income	1,859	1,517
Total revenues	$172,934	$153,921

The Company operates through two primary offerings, which are Insurance Services and TWFG MGA. The following table presents the disaggregation of revenues by offerings (in thousands):

	Years Ended December 31,
	2023	2022
Insurance Services
Agency-in-a-box	$132,715	$118,793
Corporate Branches	6,862	3,146
TWFG MGA	31,422	30,306
Other	1,935	1,676
Total revenues	$172,934	$153,921

As of December 31, 2023 and 2022, the commissions receivable reported in the Consolidated Statements of Financial Position had a balance of $19.1 million and $15.0 million, respectively, and had an opening balance of $8.2 million as of January 1, 2022. As of December 31, 2023, the aging of Commissions receivable is 73.2% for current, 8.8% for 31-60 days and the remainder is over 61 days. As of December 31, 2022, the aging of Commissions receivable is 80.8% for current, 8.1% for 31-60 days and the remainder is over 61 days. The Company has no contract liabilities as of December 31, 2023, December 31, 2022, and January 1, 2022.
For the year ended December 31, 2023, The Progressive Corporation accounted for 11% of total revenues, and The Travelers Companies, Inc. accounted for 10% of total revenues. For the year ended December 31, 2022, no customers individually accounted for 10% or more of the Company’s total revenues.
4.INTANGIBLE ASSETS
In October 2022, the Company purchased the assets of The Mockingbird Insurance Group, LLC, (“Mockingbird”), which resulted in the Company recording an increase in customer lists intangible assets of $2.0 million.
In November 2022, the Company purchased 70% of the assets of American Insurance Strategies, LLC (“AIS”), which resulted in the Company recording an increase in customer lists intangible assets of $5.8 million.
In April 2023, the Company purchased the assets of Ralph E. Wade Insurance Agency Inc. (“Wade”), which resulted in the Company recording an increase in customer lists intangible assets of $4.3 million. Immediately following the asset purchase, the Company sold 10.9% interest in the asset purchased from Wade to AIS for a total consideration of $0.5 million.
In May 2023, the Company purchased 50.1% of the assets of Luczkowski Insurance Agency Inc. (“Luczkowski”) and Jim Kelly Insurance Agency Inc. (“Kelly”), which resulted in the Company recording an increase in customer lists intangible assets of $0.6 million from the Luczkowski asset purchase and $1.1 million from the Kelly asset purchase.
In October 2023, the Company purchased the assets of Jeff Kincaid Insurance Agency, Inc. (“Kincaid”), which resulted in the Company recording an increase in customer lists intangible assets of $11.8 million.
In December 2023, the Company purchased the assets of Brinson, Inc. (“Brinson”), which resulted in the Company recording an increase in customer lists intangible assets of $2.0 million.
In addition to the acquisitions described above, the Company purchased customer lists of intangible assets totaling $0.9 million and $3.8 million in 2023 and 2022, respectively, representing purchases of assets with annualized revenue of less than $0.5 million.
The following table presents information about the Company’s intangible assets (in thousands):

	December 31, 2023				December 31, 2022
	Customer Lists	Computer Software	Non-Compete Agreements	Total	Customer Lists	Computer Software	Non-Compete Agreements	Total
Cost
Balance, beginning of period	$29,177	$8,472	$275	$37,924	$20,055	$7,049	$25	$27,129
Additions(1)	20,678	1,129	—	21,807	11,709	1,423	250	13,382
Disposals(2)	(858)	(1,743)	—	(2,601)	(2,587)	—	—	(2,587)
Balance, end of period	48,997	7,858	275	57,130	29,177	8,472	275	37,924
Accumulated amortization	14,779	5,684	231	20,694	11,463	4,991	114	16,568
Net carrying amount, end of period	$34,218	$2,174	$44	$36,436	$17,714	$3,481	$161	$21,356
Amortization expense	$3,330	$1,147	$117	$4,594	$1,583	$1,347	$89	$3,019

(1)The acquired customer lists in 2023 have a weighted average amortization period of 8 years. The acquired customer lists and non-compete agreements in 2022 have a weighted average amortization period of 8 years and 2.2 years, respectively.
(2)For the years ended December 31, 2023 and 2022, the total gain on sale of customer lists recognized by the Company was $0.1 million and $0.9 million, respectively.
The following table presents the future amortization for intangible assets as of December 31, 2023 (in thousands):

	Customer Lists	Computer Software	Non-Compete Agreements
2024	$4,855	$890	$41
2025	4,817	499	3
2026	4,760	390	—
2027	4,713	291	—
2028	4,677	104	—
Thereafter	10,396	—	—
Total	$34,218	$2,174	$44

5.OPERATING LEASES
The following table summarizes the Company’s lease costs and supplemental cash flow information related to its operating leases (dollar amounts in thousands):

	Year ended December 31,
	2023	2022
Operating lease costs reported in Other administrative expenses	$723	$556
Short-term operating lease costs reported in Other administrative expenses	20	24
Total lease costs	$743	$580

Weighted average remaining lease term (in years)	3.3	4.3
Weighted average discount rate	3.09%	2.32%

Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating leases reported in Change in operating lease liabilities	$774	$613
Operating lease non-cash items:
Non-cash right-of-use assets obtained in exchange for new operating lease liabilities	$936	$2,872

The estimated future minimum payments of operating leases as of December 31, 2023 (in thousands):

2024	$925
2025	896
2026	620
2027	153
2028	12
Total undiscounted future lease payments	2,606
Less: imputed interest	(206)
Present value of lease liabilities	$2,400

6.DERIVATIVES
On July 30, 2019, and December 4, 2020, the Company entered into interest rate swap agreements to manage its exposure to interest rate fluctuations related to the Company’s term loans. At inception, the Company designated the interest rate swap agreements as cash flow hedges. As of December 31, 2023 and 2022, the interest rate swaps continue to be effective hedges. The original notional amount of the interest rate swaps as of both December 31, 2023 and 2022 was $17.0 million. The current notional amount of the interest rate swaps as of December 31, 2023 and 2022 was $8.4 million and $11.0 million, respectively.
The fair value of the interest rate swaps as of December 31, 2023 and 2022 was $0.5 million and $0.8 million, respectively, which was included in Other non-current assets, except for the portion that relates to maturities within the next twelve months. The derivative assets fair value as of December 31, 2023 and 2022 was determined using the Level II inputs described in Note 2.
The maturity dates for the interest rate swaps are July 30, 2024 and December 6, 2027, which correspond with the debt maturity dates. As of December 31, 2023, the Company expects $0.3 million of unrealized gains from the interest rate swaps to be reclassified into earnings over the next twelve months.

7.DEBT
The following is a summary of the Company’s outstanding debt (in thousands):

	December 31,
	2023	2022
Term loans
5-year term loan, periodic interest and monthly principal payments, Daily Simple SOFR + 0.11448% SOFR adjustment as of December 31, 2023, lesser of LIBOR + 2% and the maximum rate as of December 31, 2022, matures July 30, 2024	$584	$1,429
7-year term loan, periodic interest and monthly principal payments, Daily Simple SOFR + 0.11448% SOFR adjustment as of December 31, 2023, lesser of LIBOR + 2% and the maximum rate as of December 31, 2022, matures December 6, 2027	7,772	9,570
Total term loans	8,356	10,999
Revolving credit
5-year revolving credit facility, periodic interest payments, Term SOFR + 0.10% SOFR adjustment + 2% up to 2.75% applicable margin based on the consolidated leverage ratio, plus commitment fees of 0.20% up to 0.35% based on the consolidated leverage ratio, matures May 23, 2028	41,000	—
Acquisition-related notes	1,381	—
Total debt	50,737	10,999
Current maturities	(2,781)	(2,643)
Long-term debt	$47,956	$8,356

Future maturities of the Company’s outstanding debt as of December 31, 2023, were as follows (in thousands):

2024	$2,781
2025	2,363
2026	2,423
2027	2,163
2028	41,007
Total	$50,737

For the years ended December 31, 2023 and 2022, the Company incurred interest expense of $1.0 million and $0.4 million, respectively.
Term Loans
The 5-year term loan was entered into on July 30, 2019, with the original principal of $4.0 million, while the 7-year term loan was entered into on December 4, 2020, with the original principal of $13.0 million. The Company entered into interest rate swap agreements to manage its exposure to interest rate fluctuations related to its term loans. See Note 6 for more information relating to the interest rate swaps associated with these loans.
Revolving Credit Agreement
On May 23, 2023, the Company entered into a Revolving Credit Agreement with PNC Bank National Association (“Lender”) which provides a revolving credit facility to the Company, with commitments in an aggregate principal amount not to exceed $50.0 million (“Revolving Facility). The borrowings under the

Revolving Credit Agreement will be used by the Company for permitted acquisitions, working capital and general corporate purposes.
The Company pays a commitment fee on undrawn amounts under the Revolving Facility of 0.20% to up to 0.35% based on the consolidated leverage ratio. As of December 31, 2023, the unused capacity under the Revolving Facility was $9.0 million.
Borrowings under the term loans and the Revolving Credit Agreement are secured by all of the items and types of property of TWFG Holding, TWFG-IS, and TWFG-GA described as collateral in the Security Agreement. In addition, the term loan agreement contains covenants that restrict the Company’s ability to make certain distributions or dividend payments, incur additional debt, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change the Company’s business or make investments. In addition, the term loan agreement requires the Company to maintain certain financial ratios. As of December 31, 2023 and 2022, the Company was in compliance with these covenants. Because the Company’s term loans and borrowings under the Revolving Facility have variable interest rates, the outstanding debt as of December 31, 2023 and 2022 approximates fair value.
LIBOR
Under the benchmark replacement provision of the credit agreement governing the Company’s term loans, the lender is permitted, in good faith, to determine an alternate benchmark rate if LIBOR is no longer available. After June 30, 2023, LIBOR was no longer published. As a result, all rates and fees under the Company’s credit agreement were replaced with the adjusted index replacement according to the benchmark replacement provision of the Company’s credit agreement. Conforming changes were also made to the interest rate swap agreements related to the Company’s term loans, which places the lender under the credit agreement and the Company in the same economic position that existed immediately before the discontinuation of LIBOR. See Note 6 for more information relating to the interest rate swaps associated with these loans.
The LIBOR transition process did not have material impact on the Company’s financial position and results of operations.
Acquisition-Related Notes
In connection with the purchase of the customer list intangible assets of Wade, $3.0 million of the total consideration of $4.3 million was paid in cash at closing on April 1, 2023. The remaining balance was settled through the issuance of a note payable monthly over three years beginning in April 2024 and bears an annual interest of 3.75%. The portion of the balance due in 2024 is reported in the Consolidated Statements of Financial Position as Deferred acquisition payable, current, while the amount due beyond 2024 is included in Deferred acquisition payable, non-current. See Notes 4 and 9 for more information regarding the purchase of the customer list intangible assets.
8.DEFINED CONTRIBUTION PLAN
TWFG Holding sponsors a Safe Harbor defined contribution pension plan (“the Plan”). The sponsor is part of a controlled group that includes both TWFG-IS and TWFG-GA. The Plan allows employees who are age 21 or older and have completed 3 months of service to participate.
Each year, participants may defer between 1% and 100% of eligible compensation, not to exceed the maximum dollar amount as allowed under Section 402(g) of the Internal Revenue Code. Effective January 1, 2008, the Plan was amended to allow the Company to meet the provisions of the regulations. The Plan provides a Company matching of 100% on the first 4% of eligible compensation that a participant contributes to the Plan.
For both the years ended December 31, 2023 and 2022, the Company recognized $0.3 million of expenses related to the Plan. The Company at its election may make discretionary profit share contributions.

Contributions are subject to certain limitations. For the years ended December 31, 2023 and 2022, the Company elected not to make any additional discretionary contributions.
9.RELATED PARTY TRANSACTIONS
TWFG provides administration services to and pays expenses on behalf of its subsidiaries as part of its management agreement with its subsidiaries. These expenses are allocated to the subsidiaries based on the time expended by employees in each subsidiary. For the year ended December 31, 2023 and 2022, the Company allocated general and administrative expenses related to the continuing operations totaling $4.2 million and $3.4 million, respectively. These amounts are eliminated in the Consolidated Statements of Operations.
TWICO pays TWFG-GA commissions, policy fees and TPA fees for business written through TWFG-GA. For the year ended December 31, 2023, TWFG-GA earned $4.2 million in commissions and $1.6 million in policy and TPA fees from TWICO. For the year ended December 31, 2022, TWFG-GA earned $4.6 million in commissions and $1.8 million in policy and TPA fees from TWICO. These amounts are not eliminated and are included in commission income and fee income in the Consolidated Statements of Operations. In addition, TWFG provides administration services to and pays expenses on behalf of TWICO as part of its management agreement with TWICO. For both the years ended December 31, 2023 and 2022, the Company allocated general and administrative expenses related to TWICO totaling $0.03 million. The offsetting expenses recognized by TWICO for one month in 2023 and for a full year in 2022 related to these commissions, policy, TPA fees and allocated general and administrative expenses are included in the net income (loss) from discontinued operation in the Consolidated Statements of Operations.
As described in Note 1, in May 2023, the Company distributed its equity interest in EVO to the owners of the Company. As a result, the Company deconsolidated EVO effective on the distribution date. TWFG-IS and TWFG-GA have software licensing agreements with EVO, which allow TWFG-IS and TWFG-GA to use EVO’s proprietary agency management system in exchange for a fixed annual fee. In addition, TWFG provides administration services to and pays expenses on behalf of EVO as part of its management agreement with EVO. Prior to the deconsolidation of EVO, charges between the Company and EVO were eliminated upon consolidation. For the year ended December 31, 2023, the Company incurred $0.7 million in license fees and allocated general and administrative expenses related to EVO, totaling $0.3 million. These amounts are not eliminated and are included in Other administrative expenses in the Consolidated Statements of Operations.
As described in Note 4, TWFG-IS acquired interests in the operations and assets of AIS, Luczkowski and Kelly. All respective equity ownership with AIS, Luczkowski and Kelly remains with the sellers, while TWFG-IS manages the ongoing operations of AIS, Luczkowski and Kelly. Given the relationship between the Company and AIS, Luczkowski and Kelly, they are considered related parties of the Company.
As described in Note 4, TWFG-IS purchased the assets of Wade for a total consideration of $4.3 million, of which $3.0 million was paid in cash, and the remaining balance of $1.3 million, was settled through the issuance of an interest-bearing note, payable monthly, over three years beginning in April 2024. The portion of the balance due in 2024 is reported in the Consolidated Statements of Financial Position as Deferred acquisition payable, current, while the amount due beyond 2024 is included in Deferred acquisition payable, non-current.
As described in Note 4, immediately following the asset purchase, the Company sold 10.9% interest in the asset purchased from Wade to AIS for a total consideration of $0.5 million. In connection with the Wade asset purchase, the branch agreement between TWFG-IS and AIS was amended to add Wade’s book of business into AIS, which changed to TWFG-IS ownership over the assets of AIS branch from 70% to 76.9%.
As described in Note 4, TWFG-IS purchased the assets of Kincaid and Brinson for a total consideration of $11.8 million and $2.0 million, respectively. Upon closing, the Company paid $8.2 million in cash for the Kincaid asset purchase and $0.5 million in cash for the Brinson asset purchase. The amount representing the unsettled portion of the total consideration as of December 31, 2023 was reported as Deferred acquisition payable, current in the Consolidated Statements of Financial Position.

In May 2022, through a share purchase agreement, TWFG acquired PSN for $0.07 million, and PSN became a wholly owned subsidiary of TWFG Holding.
RenaissanceRe Holdings Ltd., through its wholly owned subsidiary RenaissanceRe Ventures U.S. LLC, has been an investor in the Company since 2018, and is represented on the Company’s Board of Managers.
Griffin Highline Capital, LLC, through its wholly owned subsidiary, GHC Woodlands Holdings LLC, has been an investor in the Company since 2021 and is represented on the Company’s Board of Managers.
10.NET INCOME (LOSS) PER COMMON UNIT
As discussed in Note 1, in May 2023, the Company amended and restated its limited liability company agreement, which resulted in the automatic exchange of all outstanding membership interests into three classes of membership interests. The economic interests of the unitholders before and after the unit exchange remained the same. See Notes 1 and 2 for additional discussions regarding the unit exchange and the rights under each class.
The following table illustrates the computation of basic and diluted net income (loss) per common unit (amounts in thousands, except units and per unit data):

	Year Ended December 31, 2023
	Basic			Diluted
	Class A	Class B	Class C	Class A	Class B	Class C
Net income from continuing operations	$—	$4,429	$20,833	$—	$4,429	$20,833
Weighted average units used in the computation of net income (loss) per unit	—	110,750	521,000	—	110,750	521,000
Net income from continuing operations per unit	$—	$39.99	$39.99	$—	$39.99	$39.99

Net income from discontinued operation, net of tax	$—	$146	$688	$—	$146	$688
Weighted average units used in the computation of net income (loss) per unit	—	110,750	521,000	—	110,750	521,000
Net income from discontinued operation per unit	$—	$1.32	$1.32	$—	$1.32	$1.32

Net income	$—	$4,575	$21,521	$—	$4,575	$21,521
Weighted average units used in the computation of net income (loss) per unit	—	110,750	521,000	—	110,750	521,000
Net income per unit	$—	$41.31	$41.31	$—	$41.31	$41.31

	Year Ended December 31, 2022
	Common Units
	Basic	Diluted
Net income from continuing operations	$23,347	$23,347
Weighted average units used in the computation of net income (loss) per unit	631,750	631,750
Net income from continuing operations per unit	$36.96	$36.96

Net loss from discontinued operation, net of tax	$(2,733)	$(2,733)
Weighted average units used in the computation of net income (loss) per unit	631,750	631,750
Net loss from discontinued operation per unit	$(4.33)	$(4.33)

Net income	$20,614	$20,614
Weighted average units used in the computation of net income (loss) per unit	631,750	631,750
Net income per unit	$32.63	$32.63

11.DISCONTINUED OPERATION
Prior to February 2023, TWICO was a wholly owned subsidiary of the Company. In July 2022, the Company entered into a Master Transaction Agreement (“MTA”) in which the Company’s equity interests in TWICO were distributed to the owners of the Company (“TWICO Distribution”). In 2022, as part of the MTA, the Company contributed $5.0 million to TWICO. This contribution was reported in the Consolidated Statements of Cash Flows as an investing outflow from continuing operations and as a financing inflow from discontinued operation. The TWICO Distribution was effective in February 2023 after approval from the Texas Department of Insurance. The TWICO Distribution is a common control transaction and recorded at book value as a capital transaction with no gain or loss recorded. TWICO, as a subsidiary of the Company, was determined to be a component of the Company and disposed of by other-than-sale. The TWICO Distribution represents a significant strategic shift in the operations of the Company and has met all criteria for discontinued operations reporting on the distribution date, i.e., February 2023. After the TWICO Distribution, the Company retains significant continuing involvement in the operation of TWICO through TWICO’s existing agency agreement with TWFG-GA and the management agreement with the Company. See Note 9 for more information about the transactions between the Company, TWFG-GA and TWICO.
The following is a reconciliation of the amounts of major classes of income from operations classified as discontinued operation in the Consolidated Statement of Operations (in thousands):

	Years Ended December 31,
	2023	2022
Revenue	$1,240	$8,575
Less: Operating expenses	450	11,026
Operating income (loss)	790	(2,451)
Less: Income tax (benefit) expense	(44)	282
Net income (loss) from discontinued operation, net of tax	$834	$(2,733)

The following table summarizes the assets and liabilities of discontinued operation in the Consolidated Statement of Financial Position (in thousands):

	December 31,
	2023	2022
Assets of discontinued operation:
Cash and cash equivalents	$—	$10,402
Premiums receivable	—	1,186
Reinsurance recoverable	—	5,037
Prepaid reinsurance	—	5,069
Fixed maturity securities available for sale, at fair value	—	11,125
Equity securities, at fair value	—	1,895
Other current assets	—	2,019
Total assets of discontinued operation	$—	$36,733
Liabilities of discontinued operation:
Unearned premiums	—	13,268
Liability for unpaid losses and loss adjustment expenses	—	7,495
Other current liabilities	—	1,144
Total liabilities of discontinued operation	$—	$21,907

12.LITIGATION AND CONTINGENCIES
The Company is a party to various legal actions and claims, brought by or threatened against it, in the ordinary course of business. The Company records liabilities for loss contingencies when it is probable that a liability has been incurred and the amount is reasonably estimable. The Company does not discount such contingent liabilities and recognizes incremental costs related to the contingencies when incurred.
In the opinion of management, the ultimate resolution of legal actions and pending claims will not materially affect the consolidated financial statements of the Company.
13.SUBSEQUENT EVENTS
We have evaluated subsequent events through April 12, 2024, the issuance date.
TWFG, Inc.
On January 8, 2024, TWFG, Inc. was incorporated as a Delaware corporation for the purpose of completing an initial public offering and to carry on the business of the Company. TWFG Inc., which will become the parent and sole managing member of the Company following certain reorganization transactions immediately prior to the initial public offering, will operate and control all of the business and affairs of the Company and, through the Company, continue to conduct the business now conducted by these subsidiaries.
Acquisitions
As described in Note 9, a portion of the total consideration for the purchase of Kincaid’s and Brinson’s assets remained outstanding as of December 31, 2023. In January 2024, pursuant to the asset purchase agreements, the remaining balance of the total consideration was settled through the issuance of the Company’s Class A common units, equivalent to $3.5 million for the Kincaid asset purchase, and the issuance of the Company’s Class A common units equivalent to $1.0 million and cash payment of $0.5 million for the Brinson asset purchase. The Company issued a total of 4,164 Class A common units to settle the equity component of the Kincaid and Brinson asset purchase considerations.

As described in Note 4, the Company previously acquired partial interests in the assets of AIS, Luczkowski, and Kelly and operated them as corporate branches. In January 2024, the Company acquired the remaining interests in the assets of AIS, Luczkowski, and Kelly for a total purchase price of $5.2 million, converting them to wholly owned corporate branches. The Company paid the total purchase price related to these asset acquisitions through the issuance of 4,762 Class A common units.
The Company’s branch agreements contain provisions that give its branches the right to be acquired by the Company if it pursues an IPO of its common stock. The Company offered all of its existing branches the opportunity to be acquired by the Company for consideration consisting of a combination of cash and the Company’s equity securities. In January 2024, the Company acquired nine of its independent branches for a total purchase price of $40.8 million and converted them to corporate branches or employees. The Company issued a total of 18,763 Class A common units in connection with the branch acquisitions.

TWFG Holding Company, LLC
Consolidated Statements of Operations
(Amounts in thousands, except unit and per unit data)
(unaudited)

	Three months ended March 31,
	2024	2023
Revenues
Commission income (related party: 2024–$1,109 and 2023–$985)	$42,545	$36,687
Contingent income	1,076	985
Fee income (related party: 2024–$354 and 2023–$428)	2,232	2,028
Other income	460	156
Total revenues	46,313	39,856
Expenses
Commission expense	26,443	27,496
Salaries and employee benefits	6,254	3,336
Other administrative expenses (related party: 2024–$401 and 2023–$(7))	3,130	2,495
Depreciation and amortization	3,013	1,061
Total operating expenses	38,840	34,388
Operating income	7,473	5,468
Interest expense	(842)	(85)
Other non-operating expense, net	(2)	(11)
Net income from continuing operations	6,629	5,372
Net income from discontinued operation, net of tax	—	834
Net income	$6,629	$6,206

Weighted average units used in the computation of net income per unit (see Note 10):
Basic	659,439	631,750
Diluted	659,439	631,750
Net income per unit:
Net income from continuing operations per unit - basic	$10.05	$8.50
Net income from continuing operations per unit - diluted	$10.05	$8.50

Net income from discontinued operation per unit - basic	$—	$1.32
Net income from discontinued operation per unit - diluted	$—	$1.32

Net income per unit - basic	$10.05	$9.82
Net income per unit - diluted	$10.05	$9.82

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Net income	$6,629	$6,206
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investments of discontinued operation during the period (net of tax expense of $0 and $44 for 2024 and 2023, respectively)	—	165
Unrealized gains on derivative instruments during the period	116	(29)
Reclassification of realized gains on derivative instruments included in net income during the period	(93)	(97)
Total other comprehensive loss, net of tax	23	39
Comprehensive income	$6,652	$6,245

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Financial Position
(Amounts in thousands, except unit data)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$22,555	$39,297
Restricted cash	8,863	7,171
Commissions receivable, net	19,735	19,082
Accounts receivable	6,075	5,982
Deferred offering costs	2,733	2,025
Other current assets, net	1,292	1,551
Total current assets	61,253	75,108
Non-current assets
Intangible assets - net	80,420	36,436
Property and equipment - net	539	597
Lease right-of-use assets - net	2,977	2,459
Other non-current assets	853	837
Total assets	$146,042	$115,437

Liabilities and Members’ Equity
Current liabilities
Commissions payable	$13,318	$12,487
Carrier liabilities	10,483	8,731
Accounts payable	258	1,566
Operating lease liabilities, current	1,041	882
Short-term debt	2,235	2,437
Deferred acquisition payable, current	527	5,369
Other current liabilities	3,304	3,440
Total current liabilities	31,166	34,912
Non-current liabilities
Operating lease liabilities, net of current portion	1,858	1,518
Long-term debt	46,446	46,919
Deferred acquisition payable, non-current	1,243	1,037
Total liabilities	80,713	84,386
Commitment and contingencies (see Note 12)
Members’ equity
Class A common units (27,689 units issued and outstanding at March 31, 2024)	28	—
Class B common units (110,750 units issued and outstanding)	111	111
Class C common units (521,000 units issued and outstanding)	521	521
Additional paid-in capital	55,132	25,114
Retained earnings	9,014	4,805
Accumulated other comprehensive income (loss)	523	500
Total members’ equity	65,329	31,051
Total liabilities and members’ equity	$146,042	$115,437

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Members’ Equity
(Amounts in thousands, except units data)
(unaudited)

	Common Units		Class A Common Units		Class B Common Units		Class C Common Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Members' Equity
Balance at December 31, 2023	—	$—	—	$—	110,750	$111	521,000	$521	$25,114	$4,805	$500	$31,051
Net income	—	—	—	—	—	—	—	—	—	6,629	—	6,629
Units issuances (see Note 1)	—	—	27,689	28	—	—	—	—	30,018	—	—	30,046
Cash distributions to members	—	—	—	—	—	—	—	—	—	(2,420)	—	(2,420)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	23	23
Balance at March 31, 2024	—	$—	27,689	$28	110,750	$111	521,000	$521	$55,132	$9,014	$523	$65,329

Balance at December 31, 2022	631,750	$632	—	$—	—	$—	—	$—	$25,114	$32,180	$(140)	$57,786
Cumulative effect of change in accounting principle (see Note 2)	—	—	—	—	—	—	—	—	—	(271)	—	(271)
Adjusted balance at December 31, 2022	631,750	632	—	—	—	—	—	—	25,114	31,909	(140)	57,515
Net income	—	—	—	—	—	—	—	—	—	6,206	—	6,206
Cash distributions to members	—	—	—	—	—	—	—	—	—	(5,378)	—	(5,378)
Other distributions to members	—	—	—	—	—	—	—	—	—	(16,599)	—	(16,599)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	39	39
Impact of discontinued operation on accumulated other comprehensive income (loss)	—	—	—	—	—	—	—	—	—	—	775	775
Balance at March 31, 2023	631,750	$632	—	$—	—	$—	—	$—	$25,114	$16,138	$674	$42,558

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statements of Cash Flows
(Amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities
Net income	$6,629	$6,206
Less: Net income (loss) from discontinued operation, net of tax	—	834
Net income from continuing operations	6,629	5,372
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	3,013	1,061
Non-cash lease expense	249	145
Other non-cash items	1	10
Change in:
Commissions receivable, net	(653)	(748)
Accounts receivable	(93)	1,126
Other current and non-current assets	264	(501)
Commissions payable	831	2,766
Accounts payable	(80)	22
Operating lease liabilities	(266)	(153)
Other current liabilities	(141)	(148)
Net cash provided by operating activities from continuing operations	9,754	8,952
Net cash provided by operating activities from discontinued operation	—	839
Net cash provided by operating activities	9,754	9,791
Cash Flows from Investing Activities
Purchase of intangible assets	(20,973)	(361)
Purchase of property and equipment	(8)	(24)
Net cash used in investing activities from continuing operations	(20,981)	(385)
Net cash provided by investing activities from discontinued operation	—	64
Net cash used in investing activities	(20,981)	(321)
Cash Flows from Financing Activities
Repayment of borrowings	(675)	(652)
Distributions to members	(2,420)	(5,378)
Payment of deferred offering costs	(1,937)	—
Payment of equity issuance costs	(37)	—
Net change in carrier liabilities	1,752	271
Payment of deferred acquisition payable	(506)	—
Net cash used in financing activities from continuing operations	(3,823)	(5,759)
Net cash used in financing activities from discontinued operation	—	(11,305)
Net cash used in financing activities	(3,823)	(17,064)

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Consolidated Statement of Cash Flows (continued)
(Amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023

Net change in cash, cash equivalents and restricted cash from continuing operations	(15,050)	2,808
Net change in cash, cash equivalents and restricted cash from discontinued operation	—	(10,402)
Net change in cash, cash equivalents and restricted cash	(15,050)	(7,594)
Cash, cash equivalents and restricted cash from continuing operations - beginning balance	46,468	30,262
Cash, cash equivalents and restricted cash from discontinued operation - beginning balance	—	10,402
Cash, cash equivalents and restricted cash - beginning balance	46,468	40,664
Cash, cash equivalents and restricted cash - ending balance	31,418	33,070
Less: Cash, cash equivalents and restricted cash from discontinued operation - ending balance	—	—
Cash, cash equivalents and restricted cash from continuing operations - ending balance	$31,418	$33,070

Reconciliation of cash, cash equivalents and restricted cash, end of period:
Cash and cash equivalents	$22,555	$24,203
Restricted cash	8,863	8,867
Cash, cash equivalents and restricted cash, end of period	$31,418	$33,070

Net change in cash and cash equivalents	$(16,742)	$1,873
Net change in restricted cash	1,692	935
Net change in cash, cash equivalents and restricted cash	$(15,050)	$2,808

Supplemental disclosures of cash flow information:
Cash paid for interest	$969	$87

Non-cash investing and financing activities:
Additions to intangible assets and offsetting additions to deferred acquisition payable	$394	$—
Additions to intangible assets and offsetting additions to members' equity	25,560	—
Additions to intangible assets and offsetting additions to other current liabilities	5	—
Settlement of deferred acquisition payable through the issuance of Class A common units	4,524	—
Distribution to members	—	5,294

See Notes to the Consolidated Financial Statements

TWFG Holding Company, LLC
Notes to the Consolidated Financial Statements
(unaudited)
1.ORGANIZATION AND BASIS OF PRESENTATION
Organization
On January 8, 2024, TWFG, Inc. was incorporated as a Delaware corporation for the purpose of completing an initial public offering (“IPO”) and to carry on the business of TWFG Holding Company, LLC and its consolidated subsidiaries (collectively “TWFG Holding” or the “Company”). The accompanying financial statements have been prepared in connection with the planned IPO of Class A common stock of TWFG, Inc., which will become the sole managing member of TWFG Holding. The operations of TWFG Holding represent the predecessor to TWFG, Inc. prior to the IPO, and the consolidated subsidiaries of TWFG Holding are described in more detail below. TWFG Inc. will operate and control all of the business and affairs of the Company and, through the Company, continue to conduct the business now conducted by these subsidiaries.
TWFG Holding is an independent distribution platform for personal and commercial insurance in the United States. TWFG Holding was incorporated in October 2000 under the name RFB Interests, Inc. (“RFB”). On March 23, 2018, the Company was converted to a limited liability company and its name was changed to TWFG Holding Company, LLC. The Company was 100% owned by Bunch Family Holdings, LLC. In March 2018, TWFG Holding sold a 17.5% ownership interest to RenaissanceRe Ventures U.S. LLC (“RenRe”), a Delaware limited liability company. In August 2021, RenRe sold 4.4% of its ownership interest in TWFG Holding to GHC Woodlands Holdings LLC (“GHC”).
In May 2023 (the “Effective Date”), the Company amended and restated its limited liability company agreement (“A&R LLC Agreement”) and created three classes of membership interests — Class A common units with one vote per unit, Class B common units with one vote per unit and Class C common units with 10 votes per unit. As of the Effective Date, the original common units were automatically exchanged as follows:
•The 82.5% ownership interest of Bunch Family Holdings, LLC was automatically exchanged into 100% ownership of the Class C common units issued and outstanding, representing 82.5% ownership interest and 97.9% voting power.
•The 13.1% ownership interest of RenRe was automatically exchanged into 75% ownership of the Class B common units issued and outstanding, representing 13.1% ownership interest and 1.6% voting power.
•The 4.4% ownership interest of GHC was automatically exchanged into 25% ownership of the Class B common units issued and outstanding, representing 4.4% ownership interest and 0.5% voting power.
The economic interests of the unitholders before and after the unit exchange remained the same. Bunch Family Holdings, LLC is the ultimate controlling owner of TWFG Holding.
On January 1, 2024, the Company issued a total of 27,689 new Class A common units to separate individuals and entities (collectively “New Owners”) in connection with separate asset purchase agreements. See Note 4 for more information about the asset purchases. Following the issuance of the new units, the ownership and voting power of the Company were as follows:
•Bunch Family Holdings, LLC held 521,000 Class C common units, representing 79.0% ownership interest and 97.4% voting power.
•RenRe held 83,050 Class B common units, representing 12.6% ownership interest and 1.6% voting power.

•GHC held 27,700 Class B common units, representing 4.2% ownership interest and 0.5% voting power.
•New Owners collectively held 27,689 Class A common units, representing 4.2% ownership interest and 0.5% voting power.
The Company’s corporate headquarters is in The Woodlands, Texas. TWFG Holding is the parent company of the following wholly-owned subsidiaries:
TWFG Insurance Services LLC (“TWFG-IS”) is a national retail insurance agency that distributes personal lines, commercial lines, life, annuities, health, and supplemental benefits insurance products.
TWFG General Agency LLC (“TWFG-GA”) is a Managing General Agency that distributes personal and commercial lines insurance products to independent agents, in addition to TWFG-IS agents.
TWFG Premium Finance LLC (“TWFG-PF”) is an intermediary insurance premium financing company that offers premium financing for commercial insurance policies for clients of TWFG-GA and TWFG-IS.
TWFG CA Premium Finance Company (“TWFG-CA PF”) is an intermediary insurance premium financing company that offers premium financing for personal and commercial insurance clients that purchase insurance from licensed California insurance agents. This entity was formed in 2022.
PSN Business Processing Inc. (“PSN”) is a Philippine corporation with its principal office located in the Philippines. PSN is engaged in the business of providing back-office support to TWFG agents and the TWFG corporate office, specifically insurance-related and various administrative services. See Note 9 for more information regarding the acquisition of PSN.
Evolution Agency Management LLC (“EVO”) is a software services company that offers agents complete agency management systems solutions. In May 2023, the Company distributed its equity interest in EVO to the owners of the Company. The distribution of EVO did not meet the criteria for discontinued operation reporting.
The Woodlands Insurance Company (“TWICO”) is a Texas domiciled insurance company, formed in 2014, which currently writes homeowner’s policies. TWICO is licensed in Texas and Louisiana. In 2023, the Company distributed its equity interest in TWICO to the owners of the Company. The Company has presented TWICO as a discontinued operation in these consolidated financial statements. See Note 11 for additional information about the discontinued operation.
Basis of Presentation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of TWFG Holding and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, the consolidated financial statements include all normal recurring adjustments necessary to present fairly the Company’s consolidated financial position, results of operations, and cash flows for all periods presented. No reclassification of the prior period amounts was made.
The Company is filing as an emerging growth company (“EGC”) and elected to avail itself of the extended transition period for complying with new or revised accounting standards.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates as more information becomes known.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Revenue Recognition
The Company applies the following five-step model in order to determine revenue recognition: (i) identification of the contract with a customer; (ii) identification of the performance obligations in the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when the Company satisfies each performance obligation.
The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the services it transfers to the customer.
Commission Income
The Company derives its revenues from the placement of insurance contracts between insurance carriers and insureds. Revenues are recognized when the performance obligation of placing the policy has been met and the policy is in effect, based on the effective date of the policy. Commission income is an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company does not have any significant financing components. Costs incurred to place a contract are expensed as incurred. The Company incurs costs to place the contracts, primarily through commissions paid to agents.
The Company’s customers are insurance carriers, as the Company acts as an agent to the insureds to identify a policy and carrier that best meets the needs of the insured. The Company contracts with various insurance carriers and earns commissions for the initial term of the policy on policies placed with insurance carriers. Contracts with the insurance carriers are non-exclusive and can typically be terminated unilaterally by either party. Additionally, the Company and the insurance carrier can agree to amend provisions in the contracts relating to the prospective commission rates paid to the Company for new policies sold.
Revenue from performance obligations is satisfied at the point in time in which the current term of the policy is placed and effective. These contracts are sold by the Company on behalf of the insurance carriers to the policyholder. For performance obligations related to the placement of insurance contracts, control transfers to the policyholder at a point in time at which all performance obligations have been fulfilled as evidenced by the binding of a policy. Commissions are established by contract between the Company and the insurance carrier and are calculated as a percentage of premium for the underlying insurance contract. The Company records revenue when the underlying insurance contracts are bound for the commission expected to be received for the current term of the policy, net of any estimated refunds due to policy cancellations. Commissions related to renewed policies are recognized at the time the policy renews and the new policy becomes effective. The only material promise to be performed by the Company is to sell the policy. While agreements may indicate certain administrative support such as to provide the underlying insured with policy information, such promises are immaterial in the context of the contract and are not identified as performance obligations. Additionally, the Company has concluded that they are required to “re-sell” the policy on an annual basis. As a result, a performance obligation exists for each policy term. This coincides with the efforts of placing renewed policies with the insurance carrier.
The transaction price is the total commission the Company expects to receive from the insurance carrier for the current term of the policy. The transaction date is determined by the effective date of the insurance policy. Policies are subject to cancellation at the discretion of the insured, and such a cancellation would result in the Company’s commission being limited to the period that the policy was in force. The Company estimates any expected variable consideration, endorsements, or cancellations, based on historical information and data collected from external sources, at the time revenue is recorded.
Contingent Income
Contingent income is earned from the insurance carriers to drive incremental policy sales when the Company meets or exceeds certain premium volumes and/or falls below specific loss ratio quotas predetermined by its insurance carriers. The Company utilizes the expected value approach to estimate contingent income that incorporates a combination of historical payment data by insurance carriers and the current-year production forecast data used to estimate the amount of contingent income expected to be received from the insurance carriers. Because of the uncertainty regarding the amount estimated to be received, the Company constrains the recognition of contingent income until information from the insurance carrier regarding the amount owed by the insurance carriers to the Company is received and is probable to avoid reversal of contingent income in the future period. The uncertainty regarding the estimated contingent income is primarily in the profitability of the insurance policies placed, as determined by the loss ratios maintained by the insurance carriers. The uncertainty is resolved upon receiving notification from the insurance carrier regarding actual profitability results. Contingent income is not refundable.
Fee Income
Fee income is comprised primarily of policy fees, branch fees, license fees and third-party administrator (“TPA”) fees.
The Company receives policy fees as compensation for administrative services performed in connection with the placement and issuance of certain policies that are in addition to and separate from commissions paid by the insurance carriers. Policy fees are recognized at the point in time in which an insurance policy is bound and issued on the effective date of certain policies. Policy fees are not refundable.
Branch fees include the monthly recurring fees assessed for the ongoing customer service and back-office support provided to independent branches operating exclusively through the Company pursuant to an exclusive branch agreement and a one-time branch onboarding fee. The Company’s performance obligation related to branch fees is largely satisfied, and the related revenue is recognized at a point in time, when the services are rendered, typically monthly. Branch fees are deducted from the monthly commissions paid to the branch.
License fees include usage-based fees, which are typically priced as a specified fee per user and assessed by the Company for the use of its proprietary applications. The Company’s performance obligation related to license fees is largely satisfied, and the related revenue is recognized at a point in time, when the services are rendered, typically monthly.
TPA fees are related to services performed based on service agreements with a few insurance carriers. Revenues associated with TPA fees are recognized at a point in time, when the services are performed, which is typically monthly.
Other Income
Other income is comprised primarily of income earned for facilitating premium financing arrangements, fees assessed for agent conventions, interest income, and other miscellaneous income.
Cash and Cash Equivalents
Cash and cash equivalents primarily include demand deposits with financial institutions and highly liquid investments with original maturities of three months or less that are not managed by external or internal investment advisors.
Restricted Cash
In certain cases, the Company collects premiums from insureds and, after deducting our commissions and fees, remits the premiums to insurance carriers. The Company also collects surplus line taxes for remittance to state taxing authorities. Additionally, the Company has an agreement with certain insurance carriers whereby it remits claim payments and/or premium refunds to the insured on behalf of the insurance carriers. While the Company is in possession of the premiums, claims payments and surplus line taxes, the Company may invest those funds in interest-bearing demand deposit accounts with banks, in which interest income on these unremitted amounts is included in Other income in the Consolidated Statements of Operations. These unremitted amounts are reported as Restricted cash in the Consolidated Statements of Financial Position.

Restricted cash amounting to $8.9 million and $7.2 million as of March 31, 2024 and December 31, 2023, respectively, is comprised of interest-bearing bank deposits.
In its role as an insurance intermediary, the Company collects and remits amounts between the insureds and insurance carriers. Because these amounts are collected on behalf of third parties, they are excluded from the measurement of the transaction price when applying the revenue recognition guidance. Similarly, the Company excludes surplus lines taxes from the measurement of the transaction price, as these are assessed by and remitted to governmental authorities. The Company recognizes the amounts collected on behalf of others, including insureds and insurance carriers, as Accounts receivable and the associated Carrier liabilities on the Consolidated Statements of Financial Position. The Company does not have any rights or obligations in connection with these amounts with the exception of segregating these amounts from the Company's operating funds and paying them when they are due.
As of March 31, 2024 and December 31, 2023, the Company reported Carrier liabilities amounting to $10.5 million and $8.7 million, respectively. Carrier liabilities are recognized based on premiums written, while Restricted cash is recorded based on premiums collected. This basis difference, coupled with the timing of settling the commissions and fees on collected premiums, resulted in differences between the amount reported in Restricted cash and Carrier liabilities.
Receivables
Commissions receivable represents commissions earned but outstanding along with the estimated contingent commissions.
Accounts receivable represents premiums billed by TWFG-GA on behalf of certain insurance carriers. These amounts, less commission, are remitted to the insurance carriers upon collection.
Allowance for Credit Losses
On January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) for estimating allowances for credit losses for most financial assets. The Company adopted the CECL methodology using a modified retrospective method, which requires a cumulative effect adjustment to its opening retained earnings. Upon adoption of the CECL methodology, the Company recorded a total allowance for credit losses of $0.3 million, which was primarily related to Receivables from Agents, included in Other current assets, net, in the Consolidated Statements of Financial Position, and to a lesser extent, Commissions receivable.
The allowance for credit losses is maintained on Commissions receivable and Receivables from agents, included in Other current assets, net, in the Consolidated Statements of Financial Position. The determination of the credit allowance is based on a quarterly evaluation of each of these receivables, including general economic conditions and estimated collectability. The Company evaluates the collectability of its receivables based on a combination of credit quality indicators, including, but not limited to, payment status, historical charge-offs, and financial strength of the insurance carriers for Commissions receivable, and production performance and age of balances for Receivables from agents. A receivable is considered to have deteriorated in credit quality when, based on current information and events, it is probable that the Company will be unable to collect all amounts due. As of March 31, 2024 and December 31, 2023, the total allowance for credit losses was $0.4 million and $0.3 million, respectively.
No allowance for credit losses was required related to Accounts receivable as of March 31, 2024 and December 31, 2023.
Intangible Assets
Intangible assets are stated at cost, less accumulated amortization, and consist of computer software development costs, non-compete agreements, and purchased customer lists. Computer software development costs are amortized on the straight-line method over three or five years. Non-compete agreements are amortized on the straight-line method over the term of the non-compete agreements.

Customer lists represent amounts paid by insurance agencies to buy a list of active policies or insureds. As these policies renew, the Company realizes an income stream from commissions. Customer lists are amortized on the straight-line method over eight to ten years.
The Company acquires intangible assets in connection with asset purchases. The acquired intangible assets are recorded at fair value, which is determined based on multiples of revenue or Adjusted EBITDA, growth rates, and loss ratios of the intangible assets acquired. The methods and assumptions used to determine the purchase price and the estimated useful lives of intangible assets require significant judgment.
Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. If indicators of impairment exist, the Company assesses the recoverability of its intangible assets by reviewing the estimated future undiscounted cash flows generated by the corresponding asset or asset group. If based on the assessment, the Company determines that the intangible assets are impaired, such assets are written down to their fair values with the related impairment losses recognized in the Consolidated Statements of Operations. There were no impairments recorded for the three months ended March 31, 2024 and 2023.
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation. Maintenance, minor repairs, and replacements are charged directly to expense as incurred, while major renewals and betterments are capitalized. When property and equipment are sold or otherwise disposed of, the asset accounts and related accumulated depreciation accounts are relieved, and any gain or loss is included in the results of operations.
Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Useful Life
Automobiles	5 years
Computer equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the estimated useful life or the underlying lease term
Office equipment	5 - 7 years

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. If indicators of impairment exist, the Company assesses its recoverability by reviewing the estimated future undiscounted cash flows generated by the corresponding asset or asset group. If based on the assessment, the Company determines that the property and equipment are impaired, such assets are written down to their fair values with the related impairment losses recognized in the result of operations. There were no impairments recorded for the three months ended March 31, 2024 and 2023.
Assets for disposal are reported at the lower of the carrying value or fair value, less costs to sell.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, accounting, consulting, and other fees and expenses related to our planned IPO are capitalized in Deferred offering costs on the Consolidated Statements of Financial Position. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be immediately expensed in the Consolidated Statements of Operations. Deferred offering costs were $2.7 million and $2.0 million as of March 31, 2024 and December 31, 2023, respectively.

Commissions Payable
Commissions payable represents commissions due to agents for services provided for the placement of insurance contracts. The Company records the commission expense and the related commissions payable on the effective date of the policy based on the estimated total premium for the term of the policy adjusted for any expected variable consideration, endorsements or cancellations based on historical information at the time the expense is recorded.
Leases
The Company evaluates contracts entered into to determine whether the contract involves the use of an identified asset. The Company then evaluates whether it obtains substantially all economic benefits from the use of the asset, and whether it has the right to direct the use of the asset. If these criteria are met and a lease has been identified, the Company accounts for the contract under the requirements of the Accounting Standards Codification (“ASC”) 842, Leases.
The Company's leased assets consist primarily of real estate for occupied offices and office equipment. Leases with a lease term of 12 months or less at inception are not recorded on the Consolidated Statements of Financial Position and are expensed on a straight-line basis over the lease term. The Company determines the lease term by assessing the renewal options with the lessor and includes lease extension (or termination) options only when options are reasonably certain of being (or not being) exercised. All of the Company’s real estate and office equipment leases are recognized as operating leases. The Company does not sublease any of its leases. The Company elected the practical expedient to not separate non-lease and lease components and rather account for them as a single lease component of the underlying assets. The Company has no variable lease payments in any of its leases.
The Company recognizes lease right-of-use (“ROU”) assets and operating lease liabilities on the Consolidated Statements of Financial Position for operating lease agreements. Lease liabilities are measured at the lease commencement date as the present value of the future lease payments determined. As the interest rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate on the lease commencement date. ROU assets are measured as the lease liability plus initial direct costs and prepaid lease payments less lease incentives.
Derivatives
The Company uses derivative financial instruments, i.e., interest rate swaps, to manage its interest rate exposure associated with some of its borrowings. The Company does not hold or issue derivative instruments for trading or speculative purposes. Derivative instruments are recognized as assets or liabilities at fair value on the Consolidated Statements of Financial Position.
At the inception of the hedging relationship, the Company formally documents its designation of the hedge as a cash flow hedge and the risk management objective and strategy for undertaking the hedging transaction. The Company identifies how the hedging instrument is expected to hedge the designated risks related to the hedged item and the method that will be used to retrospectively and prospectively assess the hedge effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the hedge accounting relationship. For derivative instruments designated as a cash flow hedge, all changes in the fair value of the hedging derivative are reported within accumulated other comprehensive income and the related gains or losses on the derivative are reclassified into earnings when the cash flows of the hedged item affect earnings. For a derivative not designated as a hedge, changes in the derivative’s fair value and any income received or paid on derivatives at the settlement date are included in earnings. See Note 6 for additional information about the Company’s derivative instruments.
The Company discontinues hedge accounting prospectively when: (1) it determines the derivative is no longer highly effective in offsetting changes in the estimated cash flows of a hedged item; (2) the derivative expires, is sold, terminated, or exercised; or (3) the derivative is de-designated as a hedging instrument. When hedge accounting is discontinued, the derivative continues to be carried on the Consolidated Statements of Financial Position at fair value, with changes in fair value recognized in earnings.
Fair Value Measurements
ASC 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).
The three levels of the fair value hierarchy under ASC 820 are as follows:
Level I – Observable inputs such as quoted prices for identical assets in active markets;
Level II – Inputs other than quoted prices for identical assets in active markets, that are observable either directly or indirectly; and
Level III – Unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.
The carrying amount of financial assets and liabilities reported in the Consolidated Statements of Financial Position for Cash and cash equivalents, Restricted cash, Commissions receivable, Accounts receivable, Other current assets, Commissions payable, Carrier liabilities, Accounts payable and accrued liabilities, and Other current liabilities at March 31, 2024 and December 31, 2023, approximate fair value because of the short-term duration of these instruments. See Notes 6 and 7 for discussions of fair value measurements related to derivative instruments and debt.
Members’ Equity
In May 2023, the Company amended and restated its limited liability company agreement and created three classes of membership interests — Class A common units with one vote per unit, Class B common units with one vote per unit, and Class C common units with 10 votes per unit (see Note 1). Before the amendment that created the three classes of membership interests, the Company had one class of membership interest, and each unit was entitled to one vote per unit.
In December 2023, the A&R LLC Agreement was amended to provide that, to the extent permitted by applicable law and subject to any restrictions in any credit agreement, to the extent the Company has available cash, the Board of Managers shall at least annually make a distribution to its members in an amount sufficient to allow each member to pay all U.S., state and local income taxes on income expected to be allocated to each member.
Under the amended A&R LLC Agreement, other than mandatory tax distributions as described above, distributions to unitholders will be made only in such amounts and at such times as determined by the Company’s Board of Managers in its sole and absolute discretion. Distributions, if declared by the Company’s Board of Managers, will be made to all common members in proportion to their relative common units. Upon a liquidation event, certain Class B unitholders shall receive preference for any distribution or other payment, which shall be equivalent to their preferred liquidation amount. Once the preferred liquidation amount is fully paid, any distribution made to common unit members shall be in proportion to their relative common units, provided any such distribution to certain Class B unitholders is net of the preferred liquidation amount.
Income Taxes
The Company is a limited liability company and has elected to be treated as a partnership for federal tax purposes. The Company is taxed under Section 701 of the Internal Revenue Code, which provides that items of income, deductions, and credits are “passed through” and taxed at the partner level. As a result, a provision or liability for federal income tax is not reflected in the consolidated financial statements. However, TWICO is subject to federal income tax and records a provision or liability for federal income tax purposes, which is reported in the consolidated financial statements as part of the discontinued operation. See Note 11 for additional information about the discontinued operation.
Segment
The Company operates its business as a single operating and reportable segment, which is consistent with how its chief operating decision maker (“CODM”) reviews financial performance and allocates resources.
Recent Accounting Pronouncements Not Yet Adopted
Segment Reporting
In November 2023, the FASB issued an accounting standard that is intended to improve reportable segment disclosure requirements. The standard requires disclosures to include significant segment expenses that are regularly provided to the CODM, a description of other segment items by reportable segment, and any additional measures of a segment's profit or loss used by the CODM when deciding how to allocate resources. The ASU also requires all annual disclosures currently required by the standard to be included in interim periods. The update is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company intends to adopt the new standard in its annual consolidated financial statements as of and for the year ending December 31, 2024. The Company expects the adoption of the standard to have a material impact on its disclosures; however, the standard will not have an impact on its Consolidated Statements of Financial Position, Operations or Cash Flows.
Income Taxes
In December 2023, the FASB issued an accounting standard that requires disaggregated income tax disclosures for specific categories on the effective tax rate reconciliation, and additional information about federal, state, local and foreign income taxes. The standard also requires annual disclosure of income taxes paid (net of refunds received), disaggregated by jurisdiction. This guidance is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The standard is to be applied on a prospective basis, although optional retrospective application is permitted. The Company is currently evaluating the impact this standard will have on its financial statement disclosures.
3.REVENUES
The following table presents the disaggregation of revenues by major source (in thousands):

	Three Months Ended March 31,
	2024	2023
Commission income	$42,545	$36,687
Contingent income	1,076	985
Fee income
Policy fees	513	555
Branch fees	1,131	467
License fees	515	875
TPA fees	73	131
Other income	460	156
Total revenues	$46,313	$39,856

The Company operates through two primary offerings, which are Insurance Services and TWFG MGA. The following table presents the disaggregation of revenues by offerings (in thousands):

	Three Months Ended March 31,
	2024	2023
Insurance Services
Agency-in-a-box	$31,829	$31,499
Corporate Branches	7,276	936
TWFG MGA	6,839	6,926
Other	369	495
Total revenues	$46,313	$39,856

As of March 31, 2024 and December 31, 2023, the Commissions receivable reported in the Consolidated Statements of Financial Position had a balance of $19.7 million and $19.1 million, respectively, and had an opening balance of $15.0 million as of January 1, 2023. As of March 31, 2024, the aging of Commissions receivable is 70.1% for current, 10.2% for 31-60 days and the remainder is over 61 days. As of December 31, 2023, the aging of commissions receivable is 73.2% for current, 8.8% for 31-60 days and the remainder is over 61 days. The Company has no contract liabilities as of March 31, 2024, December 31, 2023, and January 1, 2023.
Other than The Progressive Corporation, which accounted for 13% and 12% of total revenues for the three months ended March 31, 2024 and 2023, respectively, no other customers individually accounted for 10% or more of the Company’s total revenues for the three months ended March 31, 2024 and 2023.
4.INTANGIBLE ASSETS
In April 2023, the Company purchased the assets of Ralph E. Wade Insurance Agency Inc. (“Wade”), which resulted in the Company recording an increase in customer lists intangible assets of $4.3 million. Immediately following the asset purchase, the Company sold 10.9% interest in the asset purchased from Wade to American Insurance Strategies, LLC (“AIS”) for a total consideration of $0.5 million.
In May 2023, the Company purchased 50.1% of the assets of Luczkowski Insurance Agency Inc. (“Luczkowski”) and Jim Kelly Insurance Agency Inc. (“Kelly”), which resulted in the Company recording an increase in customer lists intangible assets of $0.6 million from the Luczkowski asset purchase and $1.1 million from the Kelly asset purchase.
In October 2023, the Company purchased the assets of Jeff Kincaid Insurance Agency, Inc. (“Kincaid”), which resulted in the Company recording an increase in customer lists intangible assets of $11.8 million. In December 2023, the Company purchased the assets of Brinson, Inc. (“Brinson”), which resulted in the Company recording an increase in customer lists intangible assets of $2.0 million. In January 2024, the Company issued a total of 4,164 Class A common units to settle the equity component of the Kincaid and Brinson asset purchase considerations.
The Company previously acquired partial interests in the assets of AIS, Luczkowski, and Kelly and operated them as corporate branches. In January 2024, the Company acquired the remaining interests in the assets of AIS, Luczkowski, and Kelly for a total purchase price of $5.2 million, converting them to wholly owned corporate branches. The Company paid the total purchase price related to these asset acquisitions through the issuance of equity.
In January 2024, the Company acquired the assets of nine of its independent branches and converted those independent branches to corporate branches. The transactions resulted in the Company recording an increase in customer list intangible assets of $40.8 million. The Company issued equity and paid cash amounting to $20.4 million in settlement for the total purchase price.

In addition to the acquisitions described above, the Company purchased customer lists of intangible assets totaling $0.7 million for the three months ended March 31, 2024 and $0.9 million for the year ended December 31, 2023, representing purchases of assets with annualized revenue of less than $0.5 million.
The following table presents information about the Company’s intangible assets (in thousands):

	March 31, 2024				December 31, 2023
	Customer Lists	Computer Software	Non-Compete Agreements	Total	Customer Lists	Computer Software	Non-Compete Agreements	Total
Cost
Balance, beginning of period	$48,997	$7,858	$275	$57,130	$29,177	$8,472	$275	$37,924
Additions(1)	46,660	272	—	46,932	20,678	1,129	—	21,807
Disposals(2)	—	—	—	—	(858)	(1,743)	—	(2,601)
Balance, end of period	95,657	8,130	275	104,062	48,997	7,858	275	57,130
Accumulated amortization	17,442	5,940	260	23,642	14,779	5,684	231	20,694
Net carrying amount, end of period	$78,215	$2,190	$15	$80,420	$34,218	$2,174	$44	$36,436

	Three Months Ended March 31, 2024				Three Months Ended March 31, 2023
	Customer Lists	Computer Software	Non-Compete Agreements	Total	Customer Lists	Computer Software	Non-Compete Agreements	Total
Amortization expense	$2,663	$225	$29	$2,917	$610	$356	$29	$995

(1)The acquired customer lists in 2024 and 2023 have a weighted average amortization period of 8 years.
(2)For both the three months ended March 31, 2024 and 2023, no gain on sale of customer lists was recognized by the Company.
The following table presents the future amortization for intangible assets as of March 31, 2024 (in thousands):

	Customer Lists	Computer Software	Non-Compete Agreements
Remainder of 2024	$8,010	$685	$12
2025	10,650	553	3
2026	10,593	444	—
2027	10,545	345	—
2028	10,509	159	—
Thereafter	27,908	4	—
Total	$78,215	$2,190	$15

5.OPERATING LEASES
The following table summarizes the Company’s lease costs and supplemental cash flow information related to its operating leases (dollar amounts in thousands):

	Three Months Ended March 31,
	2024	2023
Operating lease costs reported in Other administrative expenses	$257	$148
Short-term operating lease costs reported in Other administrative expenses	22	7
Total lease costs	$279	$155

Weighted average remaining lease term (in years)	3.4	4
Weighted average discount rate	2.47%	2.34%

Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating leases reported in Change in other current liabilities	$274	$156
Operating lease non-cash items:
Non-cash right-of-use assets obtained in exchange for new operating lease liabilities	$767	$22

The estimated future minimum payments of operating leases as of March 31, 2024 (in thousands):

Remainder of 2024	$826
2025	1,073
2026	772
2027	360
2028	157
Total undiscounted future lease payments	3,188
Less: imputed interest	(289)
Present value of lease liabilities	$2,899

6.DERIVATIVES
On July 30, 2019, and December 4, 2020, the Company entered into interest rate swap agreements to manage its exposure to interest rate fluctuations related to the Company’s term loans. At inception, the Company designated the interest rate swap agreements as cash flow hedges. As of March 31, 2024 and December 31, 2023, the interest rate swaps continue to be effective hedges. The original notional amount of the interest rate swaps as of both March 31, 2024 and December 31, 2023 was $17.0 million. The current notional amount of the interest rate swaps as of March 31, 2024 and December 31, 2023 was $7.7 million and $8.4 million, respectively.
The fair value of the interest rate swaps as of both March 31, 2024 and December 31, 2023 was $0.5 million, which was included in Other non-current assets, except for the portion that relates to maturities within the next twelve months. The derivative assets fair value as of March 31, 2024 and December 31, 2023 was determined using the Level II inputs described in Note 2.
The maturity dates for the interest rate swaps are July 30, 2024 and December 6, 2027, which correspond with the debt maturity dates. As of March 31, 2024, the Company expects $0.3 million of unrealized gains from the interest rate swaps to be reclassified into earnings over the next twelve months.

7.DEBT
The following is a summary of the Company’s outstanding debt (in thousands):

	March 31, 2024	December 31, 2023
Term loans
5-year term loan, periodic interest and monthly principal payments, Daily Simple SOFR + 0.11448% SOFR adjustment, matures July 30, 2024	$367	$584
7-year term loan, periodic interest and monthly principal payments, Daily Simple SOFR + 0.11448% SOFR adjustment, matures December 6, 2027	7,314	7,772
Total term loans	7,681	8,356
Revolving credit
5-year revolving credit facility, periodic interest payments, Term SOFR + 0.10% SOFR adjustment + 2% up to 2.75% applicable margin based on the consolidated leverage ratio, plus commitment fees of 0.20% up to 0.35% based on the consolidated leverage ratio, matures May 23, 2028	41,000	41,000
Acquisition-related notes	1,770	1,381
Total debt	50,451	50,737
Current maturities	(2,762)	(2,781)
Long-term debt	$47,689	$47,956

Future maturities of the Company’s outstanding debt as of March 31, 2024, were as follows (in thousands):

Remainder of 2024	$2,158
2025	2,436
2026	2,493
2027	2,229
2028	41,070
Thereafter	65
Total	$50,451

For the three months ended March 31, 2024 and 2023, the Company incurred interest expense of $0.8 million and $0.09 million, respectively.
Term Loans
The 5-year term loan was entered into on July 30, 2019, with the original principal of $4.0 million, while the 7-year term loan was entered into on December 4, 2020, with the original principal of $13.0 million. The Company entered into interest rate swap agreements to manage its exposure to interest rate fluctuations related to its term loans. See Note 6 for more information relating to the interest rate swaps associated with these loans.
Revolving Credit Agreement
On May 23, 2023, the Company entered into a Revolving Credit Agreement with PNC Bank National Association (“Lender”) which provides a revolving credit facility to the Company, with commitments in an aggregate principal amount not to exceed $50.0 million (“Revolving Facility). The borrowings under of the Revolving Credit Agreement will be used by the Company for permitted acquisitions, working capital and general corporate purposes.

The Company pays a commitment fee on undrawn amounts under the Revolving Facility of 0.20% to up to 0.35% based on the consolidated leverage ratio. As of both March 31, 2024 and December 31, 2023, the unused capacity under the Revolving Facility was $9.0 million.
Borrowings under the term loans and the Revolving Credit Agreement are secured by all of the items and types of property of TWFG Holding, TWFG-IS, and TWFG-GA described as collateral in the Security Agreement. In addition, the term loan agreement contains covenants that restrict the Company’s ability to make certain distributions or dividend payments, incur additional debt, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change the Company’s business or make investments. In addition, the term loan agreement requires the Company to maintain certain financial ratios. As of March 31, 2024 and December 31, 2023, the Company was in compliance with these covenants. Because the Company’s term loans and borrowings under the Revolving Facility have variable interest rates, the outstanding debt as of March 31, 2024 and December 31, 2023 approximates fair value.
LIBOR
Under the benchmark replacement provision of the credit agreement governing the Company’s term loans, the lender is permitted, in good faith, to determine an alternate benchmark rate if LIBOR is no longer available. After June 30, 2023, LIBOR was no longer published. As a result, all rates and fees under the Company’s credit agreement were replaced with the adjusted index replacement according to the benchmark replacement provision of the Company’s credit agreement. Conforming changes were also made to the interest rate swap agreements related to the Company’s term loans, which places the lender under the credit agreement and the Company in the same economic position that existed immediately before the discontinuation of LIBOR. See Note 6 for more information relating to the interest rate swaps associated with these loans.
The LIBOR transition process did not have material impact on the Company’s financial position and results of operations.
Acquisition-Related Notes
In March 2024, the Company acquired customer list intangible assets, of which approximately $0.4 million of the purchase price was settled through the issuance of a non-interest bearing note and was recorded as deferred acquisition payable. The note is payable monthly over a period of 70 months. The deferred acquisition payable was recorded at fair value with an imputed interest rate of 5.00%.
In connection with the purchase of the customer list intangible assets of Wade, $3.0 million of the total consideration of $4.3 million was paid in cash at closing on April 1, 2023. The remaining balance was settled through the issuance of a note payable monthly over three years beginning in April 2024 and bears an annual interest of 3.75%.
The portion of the Company’s acquisition-related notes due within 12 months or less from the financial statement date is reported in the Consolidated Statements of Financial Position as Deferred acquisition payable, current, while the amount due after 12 months from the financial statement date is included in Deferred acquisition payable, non-current. See Notes 4 and 9 for more information regarding the purchase of the customer list intangible assets.
8.DEFINED CONTRIBUTION PLAN
TWFG Holding sponsors a Safe Harbor defined contribution pension plan (“the Plan”). The sponsor is part of a controlled group that includes both TWFG-IS and TWFG-GA. The Plan allows employees who are age 21 or older and have completed 3 months of service to participate.
Each year, participants may defer between 1% and 100% of eligible compensation, not to exceed the maximum dollar amount as allowed under Section 402(g) of the Internal Revenue Code. Effective January 1, 2008, the Plan was amended to allow the Company to meet the provisions of the regulations. The Plan provides a Company matching of 100% on the first 4% of eligible compensation that a participant contributes to the Plan.
For the three months ended March 31, 2024 and 2023, the Company recognized expenses related to the Plan of $0.1 million and $0.07 million, respectively. The Company at its election may make discretionary profit share contributions. Contributions are subject to certain limitations. For the three months ended March 31, 2024 and 2023, the Company elected not to make any additional discretionary contributions.
9.RELATED PARTY TRANSACTIONS
TWFG provides administration services to and pays expenses on behalf of its subsidiaries as part of its management agreement with its subsidiaries. These expenses are allocated to the subsidiaries based on the time expended by employees in each subsidiary. For both the three months ended March 31, 2024 and 2023, the Company allocated general and administrative expenses related to the continuing operations totaling $1.0 million. These amounts are eliminated in the Consolidated Statements of Operations.
TWICO pays TWFG-GA commissions, policy fees and TPA fees for business written through TWFG-GA. For the three months ended March 31, 2024, TWFG-GA earned $1.1 million in commissions and $0.4 million in policy and TPA fees from TWICO. For the three months ended March 31, 2023, TWFG-GA earned $1.0 million in commissions and $0.4 million in policy and TPA fees from TWICO. These amounts are not eliminated and are included in commission income and fee income in the Consolidated Statements of Operations. In addition, TWFG provides administration services to and pays expenses on behalf of TWICO as part of its management agreement with TWICO. For both the three months ended March 31, 2024 and 2023, the Company allocated general and administrative expenses related to TWICO, which were immaterial. The offsetting expenses recognized by TWICO for one month in 2023 related to these commissions, policy, TPA fees and allocated general and administrative expenses are included in the net income from discontinued operation in the Consolidated Statements of Operations.
As described in Note 1, in May 2023, the Company distributed its equity interest in EVO to the owners of the Company. As a result, the Company deconsolidated EVO effective on the distribution date. TWFG-IS and TWFG-GA have software licensing agreements with EVO, which allow TWFG-IS and TWFG-GA to use EVO’s proprietary agency management system in exchange for a fixed annual fee. In addition, TWFG provides administration services to and pays expenses on behalf of EVO as part of its management agreement with EVO. Prior to the deconsolidation of EVO, charges between the Company and EVO were eliminated upon consolidation. For the three months ended March 31, 2024, the Company incurred $0.5 million in license fees and allocated general and administrative expenses related to EVO, totaling $0.06 million. These amounts are not eliminated and are included in Other administrative expenses in the Consolidated Statements of Operations.
As described in Note 4, the Company purchased the assets of Wade for a total consideration of $4.3 million, of which $3.0 million was paid in cash, and the remaining balance of $1.3 million, was settled through the issuance of an interest-bearing note, payable monthly, over three years beginning in April 2024. The portion of the balance due within 12 months or less from the financial statement date is reported in the Consolidated Statements of Financial Position as Deferred acquisition payable, current, while the amount due after 12 months from the financial statement date is included in Deferred acquisition payable, non-current.
As described in Note 4, immediately following the asset purchase, the Company sold 10.9% interest in the asset purchased from Wade to AIS for a total consideration of $0.5 million. In connection with the Wade asset purchase, the branch agreement between TWFG-IS and AIS was amended to add Wade’s book of business into AIS, which changed to TWFG-IS ownership over the assets of AIS branch from 70% to 76.9%.
As described in Note 4, the Company acquired interests in the operations and assets of AIS, Luczkowski and Kelly. All respective equity ownership with AIS, Luczkowski and Kelly following the respective asset purchases remained with the sellers, while TWFG-IS manages the ongoing operations of AIS, Luczkowski and Kelly. In January 2024, the Company acquired the remaining interests in the assets of AIS, Luczkowski, and Kelly for a total purchase price of $5.2 million, converting them to wholly owned corporate branches. The Company issued equity to settle the total purchase price.
As described in Note 4, the Company purchased the assets of Kincaid and Brinson for a total consideration of $11.8 million and $2.0 million, respectively. Upon closing, the Company paid $8.2 million in cash for the Kincaid asset purchase and $0.5 million in cash for the Brinson asset purchase. The amount representing the unsettled portion of the total consideration as of December 31, 2024 was reported as Deferred acquisition payable, current in the Consolidated Statements of Financial Position.
In January 2024, pursuant to the asset purchase agreements, the remaining balance of the total consideration associated with the Kincaid and Brinson asset purchases were settled through the issuance of the Company’s Class A common units, equivalent to $3.5 million for the Kincaid asset purchase, and the issuance of the Company’s Class A common units equivalent to $1.0 million and cash payment of $0.5 million for the Brinson asset purchase.
RenaissanceRe Holdings Ltd., through its wholly-owned subsidiary RenaissanceRe Ventures U.S. LLC, has been an investor in the Company since 2018, and is represented on the Company’s Board of Managers.
Griffin Highline Capital, LLC, through its wholly-owned subsidiary, GHC Woodlands Holdings LLC, has been an investor in the Company since 2021, and is represented on the Company’s Board of Managers.
10.NET INCOME PER UNIT
As discussed in Note 1, in May 2023, the Company amended and restated its limited liability company agreement, which resulted in the automatic exchange of all outstanding membership interests into three classes of membership interests. The economic interests of the unitholders before and after the unit exchange remained the same. As a result, to calculate the net income per unit, the Company retrospectively reflected the impact of the unit exchanges effective January 1, 2023. See Notes 1 and 2 for additional discussions regarding the unit exchange and the rights under each class.
The following table illustrates the computation of basic and diluted net income per unit (amounts in thousands, except units and per unit data):

	Three Months Ended March 31, 2024
	Basic			Diluted
	Class A	Class B	Class C	Class A	Class B	Class C
Net income	$278	$1,113	$5,238	$278	$1,113	$5,238
Weighted average units used in the computation of net income per unit	27,689	110,750	521,000	27,689	110,750	521,000
Net income per unit	$10.05	$10.05	$10.05	$10.05	$10.05	$10.05

	Three Months Ended March 31, 2023
	Basic			Diluted
	Class A	Class B	Class C	Class A	Class B	Class C
Net income from continuing operations	$—	$942	$4,430	$—	$942	$4,430
Weighted average units used in the computation of net income per unit	—	110,750	521,000	—	110,750	521,000
Net income from continuing operations per unit	$—	$8.50	$8.50	$—	$8.50	$8.50

Net loss from discontinued operation, net of tax	$—	$146	$688	$—	$146	$688
Weighted average units used in the computation of net income per unit	—	110,750	521,000	—	110,750	521,000
Net loss from discontinued operation per unit	$—	$1.32	$1.32	$—	$1.32	$1.32

Net income	$—	$1,088	$5,118	$—	$1,088	$5,118
Weighted average units used in the computation of net income per unit	—	110,750	521,000	—	110,750	521,000
Net income per unit	$—	$9.82	$9.82	$—	$9.82	$9.82

11.DISCONTINUED OPERATION
Prior to February 2023, TWICO was a wholly owned subsidiary of the Company. In July 2022, the Company entered into a Master Transaction Agreement in which the Company’s equity interests in TWICO were distributed to the owners of the Company (“TWICO Distribution”). The TWICO Distribution was effective in February 2023 after approval from the Texas Department of Insurance. The TWICO Distribution is a common control transaction and recorded at book value as a capital transaction with no gain or loss recorded. TWICO, as a subsidiary of the Company, was determined to be a component of the Company and disposed of by other-than-sale. The TWICO Distribution represents a significant strategic shift in the operations of the Company and has met all criteria for discontinued operations reporting on the distribution date, i.e., February 2023. After the TWICO Distribution, the Company retains significant continuing involvement in the operation of TWICO through TWICO’s existing agency agreement with TWFG-GA and the management agreement with the Company. See Note 9 for more information about the transactions between the Company, TWFG-GA and TWICO.
The following is a reconciliation of the amounts of major classes of income from operations classified as discontinued operation in the Consolidated Statement of Operations (in thousands):

	Three Months Ended March 31,
	2024	2023
Revenue	$—	$1,240
Less: Operating expenses	—	450
Operating income (loss)	—	790
Less: Income tax (benefit) expense	—	(44)
Net income from discontinued operation, net of tax	$—	$834

12.LITIGATION AND CONTINGENCIES
The Company is a party to various legal actions and claims, brought by or threatened against it, in the ordinary course of business. The Company records liabilities for loss contingencies when it is probable that a liability has been incurred and the amount is reasonably estimable. The Company does not discount such contingent liabilities and recognizes incremental costs related to the contingencies when incurred.
In the opinion of management, the ultimate resolution of legal actions and pending claims will not materially affect the consolidated financial statements of the Company.
13.SUBSEQUENT EVENTS
We have evaluated subsequent events through June 3, 2024, the issuance date.

11,000,000 shares
Class A common stock
Prospectus

Joint Lead Book-Running Managers
J.P. Morgan		Morgan Stanley
BMO Capital Markets		Piper Sandler
Joint Book-Running Managers
RBC Capital Markets	UBS Investment Bank	Keefe, Bruyette & Woods A Stifel Company	William Blair
Co-Manager
Dowling & Partners Securities LLC

          , 2024
Until         , 2024, all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information not required in the prospectus
Item 13. Other expenses of issuance and distribution

Amount to be paid
SEC registration fee	$29,874
FINRA filing fee	$30,860
Listing fee	$270,000
Transfer agent’s fees	$4,500
Printing and engraving expenses	$260,000
Legal fees and expenses	$3,150,000
Accounting fees and expenses	$1,585,000
Blue Sky fees and expenses	$—
Miscellaneous	$309,640
Total	$5,639,874

Each of the amounts set forth above, other than the SEC registration fee and the FINRA filing fee, is an estimate.
Item 14. Indemnification of directors and officers
Limitation of liability
Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors or officers to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:
•for any breach of the director’s duty of loyalty to the company or its stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
•for any transaction from which the director derives an improper personal benefit.
In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation that will be in effect at the completion of this offering will provide that that no director or officer shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation will be to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision will not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors and officers, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors and officers to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors or officers, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors or officers on a retroactive basis.
Indemnification
Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Our amended and restated certificate of incorporation, which will be in effect at the completion of this offering, will provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification to be conferred by our amended and restated certificate of incorporation is a contract right that will include the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws that will be in effect at the completion of this offering, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.
Our bylaws will include the provisions relating to advancement of expenses and indemnification rights consistent with those to be set forth in our amended and restated certificate of incorporation. In addition, our bylaws will provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws will also permit us to purchase and maintain insurance, at our expense, to protect us and/ or any director, officer or other employee of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We will enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
Under the underwriting agreement, the underwriters are obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement.
Item 15. Recent sales of unregistered securities
The following list sets forth information regarding all securities sold or issued by the predecessor to the registrant in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.
(a)On May 17, 2023, TWFG Holding, LLC (“TWFG Holding”) amended and restated its limited liability company agreement and created three classes of membership interests. Pursuant to the amended and restated limited liability agreement, on May 17, 2023, (i) 521,000 common units of TWFG Holding held by Bunch Family Holdings, LLC (“Bunch Holdings”) were automatically exchanged for 521,000 Class C common units of TWFG Holding, (ii) 83,050 common units of TWFG Holding held by RenaissanceRe Ventures U.S. LLC (“RenRe”) were automatically exchanged for 83,050 Class B common units of TWFG Holding and (iii) 27,700 common units of TWFG Holding held by GHC Woodlands Holdings LLC (“GHC”) were automatically exchanged for 27,700 Class B common units of TWFG Holding.
(b)On January 1, 2024, TWFG Holding issued a total of 4,164 Class A common units to Jeff Kincaid Insurance Agency, Inc. and Brinson, Inc. for the acquisition of assets valued at $3.5 million and $1.5 million (including $0.5 million paid in cash), respectively, from such entities.

(c)On January 1, 2024, TWFG Holding issued a total of 4,762 Class A common units to American Insurance Strategies, LLC, Luczkowski Insurance Agency Inc. and Jim Kelly Insurance Agency Inc. for the acquisition of the remaining interests in the assets of such entities valued at $5.2 million, converting them into wholly owned corporate branches.
(d)On January 1, 2024, TWFG Holding issued a total of 18,763 Class A common units to owners of nine independent branches that TWFG Holding acquired as partial consideration for the acquisition of the assets valued at $20.4 million of such entities and converted these independent branches to corporate branches.
(e)Class A common stock: Following the effectiveness of this registration statement, we expect to issue 2,161,873 shares of our Class A common stock in connection with the transactions that we refer to as the reorganization transactions. These shares will be issued to the holders of Class A common units, including the holders described in paragraphs (b) through (d) above, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment.
(f)Class B common stock: Following the effectiveness of this registration statement, we expect to issue 7,277,651 shares of our non-economic Class B common stock in connection with the transactions that we refer to as the reorganization transactions. These shares will be issued to RenRe and GHC, both of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment.
(g)Class C common stock: Following the effectiveness of this registration statement, we expect to issue 33,893,810 shares of our non-economic Class C common stock in connection with the transactions that we refer to as the reorganization transactions. These shares will be issued to Bunch Holdings, which has sufficient knowledge and experience in financial and business matters to make it capable of evaluating the merits and risks of the prospective investment.
The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.
Item 16. Exhibits and financial statement schedules
(a)The following exhibits are filed as part of this Registration Statement:

Exhibit number	Description
1.1*	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation of TWFG, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement

3.2*	Form of Amended and Restated By-Laws of TWFG, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement

4.1*	Form of Class A Common Stock Certificate

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP

10.1*	Form of Third Amended and Restated TWFG Holding Company, LLC Agreement

10.2*	Form of Registration Rights Agreement between TWFG, Inc. and the Pre-IPO LLC Members

10.3*	Form of Tax Receivable Agreement between TWFG, Inc. and the Pre-IPO LLC Members

10.4*+	Form of TWFG, Inc. 2024 Omnibus Incentive Plan

10.5*+	Form of TWFG, Inc. 2024 Omnibus Incentive Plan Restricted Stock Unit Award Agreement (Employees)

10.6*+	Form of TWFG, Inc. 2024 Omnibus Incentive Plan Restricted Stock Unit Award Agreement (Non-Employee Directors)

10.7*	Form of Director and Officer Indemnification Agreement

10.8*	Second Amended and Restated Credit Agreement between RFB Interests, Inc. (as predecessor of TWFG Holding Company, LLC), as Borrower, and Compass Bank, as Lender, dated effective as of June 5, 2017

10.9*	First Amendment to Second Amended and Restated Credit Agreement, dated as of March 22, 2018, by and between TWFG Holding Company, LLC, as Borrower, and Compass Bank, as Lender

10.10*	Second Amendment to Second Amended and Restated Credit Agreement, effective as of June 4, 2018, by and between TWFG Holding Company, LLC, as Borrower, and Compass Bank, as Lender

10.11*	Third Amendment to Second Amended and Restated Credit Agreement, effective as of June 30, 2019, by and between TWFG Holding Company, LLC, as Borrower, and BBVA USA, as Lender

10.12*	Fourth Amendment to Second Amended and Restated Credit Agreement, effective as of June 29, 2020, by and between TWFG Holding Company, LLC, as Borrower, and BBVA USA, as Lender

10.13*	Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of December 4, 2020, by and between TWFG Holding Company, LLC, as Borrower, and BBVA USA, as Lender

10.14*	Sixth Amendment to Second Amended and Restated Credit Agreement, effective as of June 29, 2021, by and between TWFG Holding Company, LLC, as Borrower, and BBVA USA, as Lender

10.15*	Seventh Amendment to Second Amended and Restated Credit Agreement, dated as of August 5, 2022, by and between TWFG Holding Company, LLC, as Borrower, and PNC Bank, National Association, as Lender

10.16*
Eighth Amendment to Second Amended and Restated Credit Agreement, dated as of December 19, 2022, by and among TWFG Holding Company, LLC, as Borrower, TWFG General Agency, LLC and TWFG Insurance Services, LLC, as Guarantors, and PNC Bank, National Association, as Bank

10.17*
Ninth Amendment to Second Amended and Restated Credit Agreement, dated as of May 23, 2023, by and among TWFG Holding Company, LLC, as Borrower, TWFG General Agency, LLC and TWFG Insurance Services, LLC, as Guarantors, and PNC Bank, National Association, as Bank

10.18*
Credit Agreement by and among TWFG Holding Company, LLC, the Guarantors party thereto, the Lenders party thereto, PNC Bank, National Association, as Administrative Agent, Swingline Loan Lender and Issuing Lender, and PNC Capital Markets LLC, as Sole Lead Arranger and Sole Bookrunner, dated as of May 23, 2023

10.19*
First Amendment to Credit Agreement, dated as of June 20, 2024, by and among TWFG Holding Company, LLC, the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent, Swingline Loan Lender and Issuing Lender

10.20*	Intercompany Services & Cost Allocation Agreement by and among RFB Interests, Inc. DBA The Woodlands Financial Group (TWFG) and its subsidiaries signatories thereto, effective as of January 1, 2017

10.21*
First Amendment to Intercompany Services & Cost Allocation Agreement by and among RFB Interests, Inc. DBA The Woodlands Financial Group (TWFG) and its subsidiaries signatories thereto, dated as of February 3, 2020

10.22*	Second Amendment to Intercompany Services & Cost Allocation Agreement by and among TWFG Holding Company, LLC and its subsidiaries signatories thereto, dated as of June 1, 2022

10.23*	Amended Managing General Agency and Claims Administration Agreement by and between The Woodlands Insurance Company and TWFG General Agency, LLC, dated as of August 1, 2022

10.24*	Form of Independent Agent Agreement

10.25*	Form of Branch Agreement (Agency With Existing Book)

10.26*	Form of Branch Agreement (New Insurance Agency)

10.27	Form of Reorganization Agreement by and among TWFG, Inc., TWFG Holding Company, LLC and the Pre-IPO LLC Members

21.1*	Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of the initial filing of this registration statement on Form S-1)

99.1*	Consent of Director Nominee

99.2*	Consent of Director Nominee

107*	Filing Fee Table

* Previously filed
+ Indicates a management contract or compensatory plan or agreement.
(b)No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes hereto.
Item 17. Undertakings
The undersigned Registrant hereby undertakes:
(a)The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)The undersigned Registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas, on the 15th day of July, 2024.

TWFG, Inc.
By:	/s/ Richard F. Bunch III
Name: Richard F. Bunch III
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard F. Bunch III	Chief Executive Officer, Chairman and Director (principal executive officer)	July 15, 2024
Richard F. Bunch III

*	Chief Financial Officer (principal financial officer and principal accounting officer)	July 15, 2024
Janice E. Zwinggi

*	Director	July 15, 2024
Jonathan Anderson

*	Director	July 15, 2024
Michelle Bunch

*	Director	July 15, 2024
Michael Doak

*By:	/s/ Richard F. Bunch III
Richard F. Bunch III
Attorney-in-Fact